As filed with the Securities and Exchange Commission on October 6, 2017

Registration No. 333-217893

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Amendment No. 3
to

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

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LiveXLive Media, Inc.

(Exact Name of Registrant as Specified in Its Charter)

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Delaware	5812	98-0657263
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

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269 South Beverly Drive, Suite #1450
Beverly Hills, CA 90212
(310) 601-2500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

_________________

Robert Ellin
Chairman and Chief Executive Officer
LiveXLive Media, Inc.
269 South Beverly Drive, Suite #1450
Beverly Hills, CA 90212
(310) 601-2500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

_________________

Copies to:

Allen Z. Sussman, Esq. Alan C. Enriquez, Esq. Loeb & Loeb LLP 10100 Santa Monica Blvd, Suite 2200 Los Angeles, CA 90067 (310) 282-2000 (310) 919-2200 (facsimile)	Gregg A. Noel, Esq. Jonathan Ko, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, CA 90071 (213) 687-5000 (213) 687-5600 (facsimile)

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Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, $0.001 par value per share	8,846,154	$14.00	$123,846,156	$15,418.85

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(1)      Includes an additional 1,153,846 shares that the underwriters have an option to purchase.

(2)      Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended. Assumes exercise in full of the underwriters’ over-allotment option to purchase additional shares of common stock.

(3)      $11,590 has previously been paid

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, dated October 6, 2017

7,692,308 Shares

LiveXLive Media, Inc.

Common Stock

$       Per Share

We are offering 7,692,308 shares of our common stock. We currently expect the public offering price of our common stock will be between $12.00 and $14.00 per share.

We have applied to list our common stock on the New York Stock Exchange under the symbol “LXL” and the closing of this offering is contingent upon the successful listing of our common stock on a national securities exchange.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 12.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to LiveXLive Media, Inc.	$	$

(1)      See “Underwriting” for a description of compensation payable to the underwriters.

To the extent that the underwriters sell more than 7,692,308 shares of common stock, the underwriters have the option to purchase up to an additional 1,153,846 shares from us at the public offering price less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to the purchasers on              , 2017.

Sole Book-Running Manager
BMO Capital Markets

Lead Manager	Co-Manager
JMP Securities	Craig-Hallum Capital Group

Prospectus dated           , 2017

We are responsible for the information contained in this prospectus and in any free-writing prospectus we prepare or authorize. Neither we nor the underwriters have authorized anyone to provide you with different information, and we and the underwriters take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus.

i

USE OF MARKET AND INDUSTRY DATA

This prospectus includes market and industry data that we have obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management has developed its knowledge of such industries through its experience and participation in these industries. While our management believes the third party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

Forecasts and other forward-looking information obtained from these sources involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus contains references to our trademarks, service marks and trade names and to trademarks, service marks and trade names belonging to other entities. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names, service marks or trademarks or any artists’ or other individuals’ names to imply a relationship with, or endorsement or sponsorship of us by, any other companies or persons.

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SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock, and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this prospectus. You should read the entire prospectus carefully, especially “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before deciding to buy shares of our common stock.

Unless the context requires otherwise or unless otherwise stated, references to “our Company,” “LXL,” “LiveXLive,” “we,” “us,” “our” and similar references refer to LiveXLive Media, Inc. and its consolidated subsidiaries, including LiveXLive, Corp., our wholly owned subsidiary (“LXL”), in each case giving effect to our recently completed acquisition (the “Wantickets Acquisition”) of certain operating assets of Wantickets RDM, LLC (“Wantickets”), which occurred on May 5, 2017.

LiveXLive

Our Business Overview

We are one of the world’s only premium internet networks devoted to live music and music-related video content. We intend to fill a market void by becoming a central content, information and transaction hub for music consumers and industry stakeholders around the world. We are geared for the digital generation, and our mission is to bring the experience of live music and entertainment to internet users by delivering live streamed and on demand content to nearly any internet-connected screen. Our goal is to become a leading destination for premium music video content on the internet by continuing to aggregate and create our content, including through strategic acquisitions. We are also building a proprietary engagement platform that we believe will attract and retain users, which we believe will allow us to collect valuable user data and monetize our growing content library through subscriptions, advertising, sponsorships and e-commerce.

Since our launch in 2015, we have sought to become the singular online destination for music fans to enjoy premium live performances from music venues and leading music festivals around the world, as well as premium original content, artist exclusives and industry interviews. We have live streamed music festivals such as Rock in Rio, Outside Lands Music and Arts Festival and Hangout Music Festival, and our platform has featured performances and content from over 200 of the most popular artists in various music genres, including Rihanna, Katy Perry, Metallica, Duran Duran, Radiohead, Chance The Rapper, Bruce Springsteen, Major Lazer and Maroon 5. We have successfully distributed such content through our online platform and major third party distributors such as MTV International, Complex Media, Dailymotion and AOL.

Our content strategy includes continuing to aggregate live and on demand performance (e.g., on stage sets) and non-performance (e.g., behind the scenes, interviews) music-related video content from festivals, clubs, events, concerts, artists, promoters, venues, music labels and publishers (“Content Providers”); acquiring and producing original music-related video content; and curating existing online premium content. In addition to acquiring and/or partnering with third party Content Providers, our digital studio, LXL Studios, will develop and produce original music-related video content, including digital magazine-style news programming and original-concept digital pilots and documentaries.

Our platform engagement strategy is to build a compelling online experience for our users, anchored by a pioneering website and our custom mobile application, the “LXL App.” The LiveXLive platform will offer access to some of the world’s leading music festivals and events with multi-day and simultaneous multi-stage coverage, unique concerts, intimate performances and premium programming. It will be fueled by our custom LXL App, which we believe will drive 24/7/365 user engagement and data that we will be able to convert to earnings and cash flow through multiple potential revenue streams. We released the first version of the LXL App in September 2017 on the iOS and Android operating systems in anticipation of Rock in Rio 2017. We plan to release the Apple TV, Roku and Amazon Fire TV LiveXLive applications later in 2017.

By executing the above strategies, we are creating a platform that is dedicated to live music and has the breadth and depth of content to reach and be relevant to a global audience of all ages.

Our Opportunity

We believe there is significant unmet demand for experiencing live music, musical performance video on demand and related content online. For example, there is a large market for live music events worldwide, with an estimated $19.6 billion in live music industry revenue in 2016 (IBISWorld), with more than 2,000 music festivals worldwide. Each festival can attract hundreds of thousands of people with attendance at the largest festival in the United States estimated at 125,000 people per day. In 2015 and 2016, on average almost 80,000 people attended each day of the Rock in Rio music festivals in Rio de Janeiro and Lisbon. Due in part to a combination of costs, logistics, event capacity and publicity, the attendance at any one festival or live event is a fraction of the total potential audience for that content. For example, while almost 100,000 people attended Coachella in 2016, the live stream garnered over nine million views. This demonstrates the potential demand for online viewership of live music events. We believe there is currently no centralized platform dedicated to online streaming of live music and music-related video content. We intend to fill this market void by executing each component of our business approach.

Our Approach

Our business approach consists of the following core components that we believe, when combined with our competitive strengths and growth strategy, will allow us to successfully monetize and grow our Company:

We believe that the combination of our content, technology, marketing and distribution, platform engagement, data and monetization strategies will make us a sought-after partner for Content Providers and other music industry stakeholders. Our management team and advisors are comprised of media and entertainment industry experts with long-standing relationships with industry stakeholders, including agents, managers, distributors, producers, labels, publishers, advertisers, and social influencers (collectively, “Industry Stakeholders”). We expect Content Providers and other Industry Stakeholders will provide additional content and cross-promotion that will not only reach millions of music fans globally, but also engage users on our platform for extended periods of time. We believe that our growing supply of content offerings, customized programming and our interactive LXL App will help us become part of our users’ daily routine with respect to their music needs and consumption of music-related video content. We expect we will be able to leverage the data generated from our users’ engagement with our platform to more efficiently tailor our programming, further develop our monetization efforts and enhance the overall user experience.

We describe each of the key components of our business approach below:

Our Content — Our current Content Providers populate our platform with authentic premium music content that we will offer live and on demand. We currently have agreements in place to provide thousands of hours of content over the next several years, including from Rock in Rio, Outside Lands Music and Arts Festival and Hangout Music Festival, as well as other compelling live and catalog music rights. For example, a single festival can provide over eight hours of live performance music content per day, per stage, in addition to multiple hours of non-performance content between each performance. Part of our strategy is to continue acquiring premium content from around the world. We expect to provide additional custom premium content programming that will supplement the live and catalog content offerings through LXL Studios, which initially will cover news, reality, comedy and drama.

Live music and music-related video content can be acquired and/or produced at costs lower than that required for comparable exclusive premium video content in other genres like sports, feature film and broadcast television. For example, music festivals present an attractive opportunity for us to produce premium content at lower cost by taking advantage of the critical mass of participating artists performing on the same date and at the same venue at marginal costs to us. When artists are not performing during the music festival, we intend to capture artist interviews and other premium non-performance content in a cost-efficient manner. Furthermore, at music clubs and indoor venues, we will be able to deliver additional performance and non-performance content at a low cost using a “mini-studio” captive environment venue solution through the installation of permanent hardware, software and camera systems at such venues (the “Venue Production Studio System”). The Venue Production Studio System will allow us to produce live streamed and recorded music-related video content on a daily basis. In addition, we will have the capability to curate free content provided by third party sources such as talk shows and artists and host such content on our platform. When our performance content, non-performance content and original programming are combined, we believe our content costs will be at a substantially lower, cost-effective price point to provide a competitive advantage versus providers of other premium content.

Our Technology Platform — Our technology platform is a key component of the LiveXLive network that brings the LiveXLive ecosystem to life for both our users and our Content Providers. We currently deliver our user experience through an HTML-based responsive website compatible with most major web browsers and operating systems. In September 2017, in anticipation of Rock in Rio 2017, we released our proprietary LXL App on the iOS and Android operating systems. We plan to launch the AppleTV, Roku and Amazon Fire TV television LiveXLive applications later in 2017. We are creating an ecosystem that will support greater social sharing, community and deep user engagement with our content. We believe our full-service, delivery to distribution back-end will allow us to capitalize on monetization opportunities and is the first step in creating a digital supply chain for live music and music-related video content.

Our Marketing & Distribution — Our content and brand marketing and distribution efforts will focus on third party distributors, individual artist and social media promotion, traditional media outlets and social-viral events. We will leverage the reach of major distribution platforms in a way similar to our past distributions with major third parties such as MTV International, Complex Media, Dailymotion and AOL. We also have engaged artists and social influencers to conduct marketing on their own social media and other marketing platforms. For example, individual artists such as Rihanna at Rock in Rio 2015 and Avicii at Rock in Rio 2016 promoted our live stream to their massive and dedicated fan bases. We will also partner with major mobile carriers and web and broadcast distributors to drive distribution and viewership of LiveXLive and LXL Studios branded content. Given that our content appeals to a diverse user demographic spanning a variety of music genres, we plan to customize our campaigns to best suit the need of our Content Providers and potential advertising partners. Marketing and distribution of our content and brand will be integral to our business and the execution of our platform engagement, data collection and monetization strategies.

Our Platform Engagement — We are designing our custom platform with interactive features that will enhance the live music experience and, when combined with our platform’s functionality and unique features, will create an immersive digital experience in and of itself. We believe the combination of the intuitive, modern LiveXLive user interface and cross-platform capabilities will be instrumental in creating a deeply engaging, personally-tailored central hub for live music and music-related video content, particularly for those users who are otherwise unable to attend live events in person. Our aim is to also include options for artist fan club membership, merchandise, ticketing, VIP packages and other offerings to further solidify users’ affinity toward our platform and their interests. On our platform, users will be immediately greeted with a main viewing window featuring the most current content and multiple sub-windows that highlight additional stages, venues, events and our other content. Users will be able to move seamlessly, at the swipe of a finger, from stage to stage and venue to venue, to enjoy our content, creating a personalized viewing environment. By creating this free-flowing user experience, the platform will encourage users to connect with others to share their individual experience, further deepening social interaction and platform engagement.

Our Data — As we continue to aggregate premium content offerings and grow our user base, we will gain valuable insights on users’ viewing habits, trends and preferences based upon specific clicks on viewing windows, music genre trends and popularity, duration of user engagement, social networks activity and geographical data. This data, paired with general demographic data supplied via integration of users’ social media, Google and/or Spotify accounts, will provide a rich, nuanced understanding of our user base. We expect data collection will provide valuable information for each of our monetization strategies. We will be able to identify specific music genres, geographic markets and content programming most conducive to the success of our business. We aim to provide targeted e-commerce opportunities for music fans, including offering artist merchandise, tickets to upcoming live music events, fan club access and more.

Our Monetization Capabilities — We expect to generate revenue from distribution, sponsorship, advertising and e-commerce. Once we aggregate enough premium content, we anticipate adding a monthly subscription video on demand (“SVoD”) fee and pay-per-view (“PPV”) fees. Once an SVoD model is established, we will maintain a free tier with limited content that is supported by advertising revenue. Our diversified and growing portfolio of content will enable us to appeal to a broad range of consumers, not just the millennial demographic often desired by new media companies. This diversified user base will make it easier for us to generate substantial revenue from multiple streams. These revenue streams should be sufficient to pay for the total costs of operations, including production, rights, marketing, administrative and travel.

Our Competitive Strengths

We believe we will be able to capitalize on the following competitive strengths to execute the approach described above:

Experienced Management Team. Our management team is comprised of media and entertainment industry experts with a longstanding history of achievements and experience in their respective industries. Over their careers, our management team has cultivated deep, decades-long relationships and contacts across the media and entertainment industries, including with key Industry Stakeholders, Content Providers, strategic distributors and technology partners. In particular, Mr. Robert Ellin, the chairman of our board of directors (our “Chairman”) and our Chief Executive Officer, Mr. Andy Schuon, our President, Mr. Jerome N. Gold, our Executive Vice President, Chief Financial Officer and Secretary, Mr. Douglas Schaer, our Chief Operating Officer, Mr. Mike Bebel, our Executive Vice President, Corporate Development and Rights Management, Mr. Blake Indursky, our Chief Business Officer and Executive Vice President, Russ Gilbert, Chief Digital Officer, and Mr. Schuyler Hoversten, our Chief Revenue Officer, have significant experience and success building other leading entertainment platforms and assets and are considered thought leaders within the live entertainment space.

Content Acquisitions. We have exclusive broadcast and distribution rights agreements with well-known festivals such as Rock in Rio, Outside Lands Music and Arts Festival and Hangout Music Festival, as well as an agreement to broadcast live performances from Exchange LA, among others. We also have the exclusive broadcast and distribution rights to the extensive content library of JBTV, which includes over 2,500 hours of Emmy and Billboard award winning music and media content. Our content library includes thousands of hours of premium content, including live performances and interviews from some of the most popular artists in the world. As we continue to grow our content library, we believe this solid base of existing offerings make us attractive to Content Providers and Industry Stakeholders seeking new and exciting distribution and production opportunities in the live music industry.

User Experience. We have created and continue to develop a live music experience that is not currently available on any other platform. We believe the fluid viewing experience, social interactivity, e-commerce and other distinct feature sets of the LiveXLive platform will be particularly attractive to users who are unable to attend live events in person or any user who is looking for a personally-tailored, central hub for live music and music-related video content.

We are an early stage company that has not yet taken full advantage of these strengths, and we are not yet profitable.

Our Growth Strategy

We believe that the continued development of digital formats for the consumption, distribution, exploitation and monetization of streamed live music and music-related video content and increasing access to digital music services present significant promise and opportunity for us. We believe that the large demand for premium live content combined with consumers’ willingness to pay for other premium streamed content creates an opportunity to capitalize on this consumer trend for live music and music-related video content. We believe that we are at the nascent stage of a revolution in live streamed music that will mirror the explosion of live sports events and consumption. To leverage this and grow our Company, we intend to pursue the following core growth strategies:

•         Grow Our Live and On Demand Content Library. In order to continue to grow our content base, we will strategically acquire the digital rights to live music events, concerts, and festivals, acquire existing content, partner with Content Providers and create custom premium content. Most recently in March 2017, we entered into a content license agreement to broadcast and distribute JBTV’s extensive content library, and in April 2017, we acquired the exclusive broadcast and distribution rights to Hangout Music Festival’s live broadcast. Hangout Music Festival is an annual three-day music festival in Gulf Shores, Alabama, which was held in May of this year and had approximately 45,000 people in attendance per day. JBTV is a leading source of music programming for the past 30 years, which includes over 2,500 hours of Emmy and Billboard award winning music and media content. We will seek to acquire and/or license existing libraries of live content in order to capitalize on underutilized existing live content assets. We intend to collaborate with Content Providers to provide our users with access to ever-growing new and relevant premium content. Our recently launched LXL Studios division will also create synergistic, complementary, short-form original content that will further enhance our user experience and deepen our relationship with our users and Content Providers. See “Business — Pending Acquisitions — Slacker, Inc. — Content” for information regarding the content we expect to acquire in connection with our planned acquisition of Slacker, Inc.

•         Pursue Strategic Acquisitions. We intend to continue expanding our business in part through strategic acquisitions in markets where we see opportunities to grow our brand and revenues, which will ultimately expand the reach of our network. We have an active program for identifying and pursuing potential acquisitions of companies and content. We will continue to utilize a “buy and build” strategy and to use the operations of LiveXLive and our talented management team as the overall infrastructure to which we will add more companies and assets. For example, in May 2017, we acquired certain operating assets of Wantickets, a branded leading online nightlife, electronic dance music and event ticketing company in North America that is designed to promote ticket sales for live events. This acquisition will allow us to expand the reach of our content and build our subscription model by utilizing Wantickets’ large database of ticket buyers to live music events. Similar to our acquisition of Wantickets, we will continue to identify businesses and assets that we believe will accelerate the growth of our vertical markets through strategic acquisitions. To that end, we recently agreed to acquire Slacker, Inc. and its online music audio streaming services, Slacker Radio, as well as SNAP Interactive, Inc., a leading provider of live video social networking and interactive dating applications. See “— Recent Developments and Initiatives.”

•         Expand our Reach. We will continue to identify distribution partners in territories across the world that will benefit from sharing our programming on mutually beneficial terms, similar to our recent agreements with Dailymotion, Cinedigm and Twitter. See “— Recent Developments and Initiatives.” We will also seek to exploit the potential of previously under-monetized live music content and underexposed genres of music beyond the most popular through online distribution. We will also continue to expand our global footprint through partnerships and organic growth in markets where we see opportunities to grow revenues and expand the reach of our network.

•         Programming Premium Content. We believe users value personalized offerings of both premium existing and new content. We believe that the following three components will drive our programming success: (1) investment in original content and gaining a stronger foothold in production; (2) building scale and aggregating content to maintain a differentiated way for our users to access live music; and (3) utilizing data analytics to complement editorial approaches. We will utilize programming and curation as a driver for our platform as great programming is valuable to both our users and our financial performance.

•         Expand Our Monetization Opportunities. The growth of digital formats and the expansion of our user base will continue to produce new means for the monetization of our increasing premium and unique content. We believe that our network will deliver large-scale audiences and engagement, while concurrently providing a monetization model that is commercially viable and scalable. We anticipate being capable of increasingly realizing the value of our various revenue streams across our distribution, partnerships, advertising, sponsorship, e-commerce merchandising and ticketing opportunities. Potential revenue streams include but are not limited to the following:

•         Subscription, SVoD and PPV: Various types of premium content will lend themselves to different monetization opportunities. We plan to take advantage of our growing premium content by offering different methods of user access, such as subscription-only content, SVoD across our entire platform,

PPV for special events or groups with strong fan bases and virtual reality for certain premium content. We also plan to launch a number of LiveXLive proprietary concepts such as digital festivals and digital residencies. See “Business — Our Approach and Business — Content Aggregation — LXL Studios and Original Content — LXL Studios Live Events.”

•         Advertising and Sponsorship: We believe that the ability to monetize our growing content library will improve over time as we drive users and engagement across current and emerging distribution channels. We will also continue to drive growth in our sponsorship and advertisings relationships, together with our focus on expanding existing partnerships, to provide them with targeted strategic programs, leveraging our increasing user base.

•         E-Commerce: Through our LiveXLive ecosystem, we plan to sell artist merchandise, tickets to upcoming shows, VIP packages, fan club access and more, all of which will be focused on a global captive audience of music fans on our platform.

•         Data: We expect to capitalize on an expansive user database we will build as our content offerings and user base grow. For example, our recent acquisition of Wantickets provides the opportunity to expand the reach of our content and build our subscription model by utilizing Wantickets’ large database of ticket buyers who consume live music events.

Through the combination of these monetization strategies and acquisitions, we hope to create a music network with the breadth and depth of content to have global relevance, fueled by our LXL App, to drive user engagement and data that we can convert to earnings and cash flow through the multiple revenue opportunities.

With our business approach and our strategic approach to growth, we believe we will be able to increase our scale through our content offerings and use of data.

Recent Developments and Initiatives

Since January 2017, our management team has expanded our business as follows:

Pending Acquisitions

•         Slacker, Inc. — On August 25, 2017, we entered into an agreement and plan of merger (as amended, the “Slacker Agreement”), by and among LiveXLive Media, Inc., LXL Music Acquisition Corp., a Delaware corporation and our wholly owned subsidiary (“LXL Music”), Slacker Inc., a Delaware corporation (“Slacker”), commonly known as “Slacker Radio”, and Columbia Capital Equity Partners V (QP), L.P., solely as the stockholders’ agent. Subject to the terms and conditions of the Slacker Agreement, we will acquire Slacker through a merger of LXL Music with and into Slacker, with Slacker surviving as our wholly owned subsidiary (the “Slacker Acquisition”). The aggregate purchase price for the Slacker Acquisition is $50.0 million, consisting of $44.0 million of cash and $6.0 million in our common stock. The cash portion will be adjusted based on Slacker’s net working capital at the effective time of the merger and other purchase price adjustments, including amounts related to convertible notes and accrued interest thereon that are not assumed in the transaction. The number of shares of our common stock issuable as stock merger consideration will be determined based on the public offering price set forth on the cover of this prospectus. To the extent Slacker incurs additional convertible debt from certain of its stockholders from October 1, 2017 through the closing of this offering for the purpose of funding its working capital (provided that Slacker shall use all commercially reasonable efforts to continue to operate and carry on its business in a manner that would minimize the requirement for additional cash infusion to Slacker from outside sources), such debt will be repaid by us upon the closing of the Slacker Acquisition through a commensurate increase in the purchase price, and such stockholders will receive a number of our shares of common stock based on the aggregate amount of such convertible debt, subject to a cap. Such cap amount will be between $250,000 and $500,000, depending on the date on which this offering is priced. The Slacker Acquisition is subject to certain closing conditions and there can be no assurance that the Slacker Acquisition will be consummated on the terms described herein or at all. See “Business — Pending Acquisitions — Summary of Acquisition Agreements — Slacker Agreement” and “Risk Factors — Risks Related to Our Acquisition Strategy” for more information regarding this transaction.

Slacker is a key player in the digital audio industry, offering a digital spin on the classic radio listening experience. Slacker delivers both free and subscription-based access to millions of songs and hundreds of expert-programmed stations, as well as news, sports and talk radio content, on internet-connected devices, in-car infotainment systems and other consumer electronics platforms. Slacker hosts approximately 13 million audio tracks and has 1.5 million monthly unique users. As of April 1, 2017, Slacker had over 400,000 subscribers on its paid and ad-supported platforms and has recorded 55 billion plays since 2007. See “Business — Pending Acquisitions — Slacker, Inc.” for more information regarding this transaction.

•         SNAP Interactive, Inc. — On September 6, 2017, we entered into an agreement and plan of merger (as amended, the “SNAP Agreement”), by and among LiveXLive Media, Inc., LXL Video Acquisition Corp., a Delaware corporation and our wholly owned subsidiary (“LXL Video”), SNAP Interactive, Inc., a Delaware corporation (“SNAP”), and Jason Katz, solely as the stockholders’ agent. Subject to the terms and conditions of the SNAP Agreement, we will acquire SNAP through a merger of SNAP with and into LXL Video, with LXL Video surviving as our wholly-owned subsidiary (the “SNAP Acquisition”). The aggregate purchase price for the SNAP Acquisition is approximately $34.0 million, consisting of approximately $20.4 million in cash and approximately $13.6 million in our common stock. The purchase price will be adjusted based on SNAP’s actual cash balance, net working capital and indebtedness at the effective time of the merger. The number of shares of our common stock issuable as stock merger consideration will be determined based on the public offering price set forth on the cover of this prospectus, or the volume weighted average of the trading price of our common stock at the time of issuance if the merger is not consummated concurrently with or prior to the closing of this offering. The SNAP Acquisition is subject to certain closing conditions and there can be no assurance that the SNAP Acquisition will be consummated on the terms described herein or at all. See “Business — Pending Acquisitions — Summary of Acquisition Agreements — SNAP Agreement” and “Risk Factors — Risks Related to our Acquisition Strategy” for more information regarding this transaction.

SNAP is a leading provider of live video social networking and interactive dating applications. SNAP currently has multiple mobile applications with users in 180 countries. As of June 30, 2017, SNAP had approximately 179,000 premium subscribers and approximately 45,000 new users joining per day in June 2017. SNAP’s revenue streams include subscriptions, virtual gifts, micro-transactions, and advertising revenue. See “Business — Pending Acquisitions — SNAP Interactive, Inc.” for more information regarding this transaction.

Other Recent Developments

•         Content Expansion — In April 2017, we obtained the exclusive worldwide distribution rights to Hangout Music Festival. In March 2017, we obtained the exclusive broadcast and distribution rights to JBTV’s extensive content library of over 2,500 hours of archived Emmy and Billboard award winning music and media. In addition, we obtained the exclusive worldwide distribution rights to “The Secret Show,” a 45-minute program produced by LiveXLive and JBTV featuring recorded live performances, interviews and videos of BTS (Bangtan Boys). BTS is a leading Korean pop boy band with a large social media presence of approximately 5.6 million followers on Twitter. In June 2017, we obtained the exclusive worldwide distribution rights to Paléo Festival de Nyon, an annual rock festival held in Nyon, Switzerland, which was recently named the “Best Medium-Sized Festival” by the European Festival Awards in 2017. In late June 2017, we co-distributed, marketed and promoted the live stream of Summerfest, an annual music festival held along the lakefront in Milwaukee, Wisconsin.

•         Technology — Pursuant to our Wantickets Acquisition, we are integrating a proprietary, mobile-first ticketing platform with end-to-end solutions for both reserved seating and general admission venues. These event services will be integrated into our e-commerce store. These services are hosted on Amazon Web Services, which provides cloud service stability in the event of traffic spikes and simplifies our IT management and disaster recovery tasks.

•         Marketing and Distribution

•         LiveXLive Influencers: Since January 2017 we have increased our social marketing efforts, including by engaging three prominent social media influencers: Amanda Cerny, Andrew B. Bachelor (also known as “King Bach”) and Jake Paul. With an aggregate following of over 85 million followers as of September 1, 2017, these social media influencers have begun to create original, short-form content and promotional content on behalf of LiveXLive, including content produced in connection with Hangout Music Festival in May 2017 and Outside Lands Music and Arts Festival in June 2017. Furthermore, Wantickets also has a large social following, with more than 170,000 followers focused on the nightlife category and over 135,000 unique emails in its marketing database. Wantickets builds relationships between leading social media influencers and everyday users to evoke authentic marketing while working towards automating a personalized experience.

•         Cinedigm: In June 2017, we signed a non-exclusive agreement with Cinedigm (NASDAQ: CIDM), a leading distributor of over-the-top (“OTT”) networks and digital content, under which Cinedigm will focus on circulating the LiveXLive service worldwide on cable, satellite and digital distributors. Through a recent joint agreement with Cinedigm and Jungo TV, LiveXLive’s channels and content will also be distributed through cable, telecommunication, and technology companies in fast-growing, emerging markets, which represent over 2.5 billion consumers. Territories and countries targeted will include: China, South East Asia, India, Turkey, the Middle East and North Africa. The partnership will also extend to CIS nations (Commonwealth of Independent States), including Azerbaijan, Armenia, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Russia, Tajikistan, Turkmenistan, Uzbekistan and Ukraine.

•         Twitter, Inc.: In July 2017, we signed a distribution agreement with Twitter, Inc. to broadcast/distribute the 18th edition of Rock in Rio Music Festival, live from Olympic Park in Rio de Janeiro, including full performances, artist interviews and halo content. Artists scheduled to appear at the festival include Justin Timberlake, Maroon 5, Aerosmith, Guns N’ Roses, The Who, Bon Jovi, Red Hot Chili Peppers, Alicia Keys, Fergie, Shawn Mendes, Def Leppard, 30 Seconds to Mars, 5 Seconds of Summer, and many others. Under this distribution agreement, LiveXLive will expand its digital footprint and ability to make some of the most valuable music and entertainment content come alive across one of the most well-known social media platforms, where six of the ten most followed accounts are musicians.

•         Dailymotion: In August 2017, we granted Dailymotion a non-exclusive right to co-distribute the LiveXLive broadcast of the 2017 edition of Outside Lands Music and Arts Festival outside of the United States. DailyMotion, owned by Vivendi, is a video-sharing website based in France which allows users to upload, watch and share videos, attracting 300 million users from around the world, who watch 3.5 billion videos on its player each month. The Outside Lands broadcast was featured on Dailymotion’s home page across desktop and mobile devices from August 11, 2017 through August 13, 2017 and message via social media posts in multiple languages for differing markets. Nearly 190,000 people viewed the Outside Lands broadcast through Dailymotion. The broadcast proved especially popular in France, Mexico, Brazil, Germany and Malaysia, but registered viewership in countries across the globe.

•         Data Collection — Wantickets’ robust data and analytics software is an important first step toward our development of an in-house division focused on data collection. Data collection will assist in identifying key demographics and analyzing consumer behavior.

•         Monetization — In addition to Wantickets ticketing revenues, we recently launched our new e-commerce store, which features a broad array of items from major established artists.

•         Leadership Team — We recently added a President, a Chief Financial Officer, a Chief Operating Officer, an Executive Vice President of Corporate Development and Rights Management, a Chief Digital Officer and a Senior Vice President of Artist Relations to our leadership team and one independent director to our board of directors and plan to continue growing our leadership team and our board of directors as we consider necessary in the coming months. To complement our management team and board of directors, we have engaged a group of experienced advisors in the entertainment industry whom we refer to as our “Advisory Board.” We believe the Advisory Board will further enhance our credibility and provide strategic guidance to our business.

Summary Risk Factors

Our business is subject to many risks and uncertainties of which you should be aware before you decide to invest in our common stock. These risks are discussed more fully under “Risk Factors.” Some of these risks include:

•         our limited operating history makes it difficult to evaluate our current business and future prospects, and we may be unsuccessful in executing our business model;

•         we have incurred significant losses since our inception, have generated minimal revenues to date and anticipate that we will continue to incur significant losses for the foreseeable future, and our auditors have included in their audit report for the fiscal year ended March 31, 2017 an explanatory paragraph as to substantial doubt as to our ability to continue as a going concern;

•         our business is dependent on our ability to identify, acquire, secure and develop live music and music-related video content from Content Providers and to stream their live music and music-related video content on our platform, and we may not be able to secure such content on commercially reasonable terms or at all;

•         we may fail to increase the number of users, and to retain existing users, consuming our live music and music-related video content on our platform;

•         we face completion for users’ attention and time and face intense completion from competitors;

•         we can give no assurances as to our ability to consummate the Slacker Acquisition, the SNAP Acquisition or any other future acquisitions on terms acceptable to us or at all, and we may not recognize the anticipated benefits of any such acquisition;

•         we have identified material weaknesses in our internal controls over financial reporting, and we may fail to implement and maintain such controls which could result in material misstatements in our financial statements;

•         we may be unable to adequately protect our intellectual property rights;

•         changes in how network operators handle and charge for access to data that travel across their networks could adversely impact our business;

•         we heavily depend on relationships with our Content Providers and other Industry Stakeholders, and adverse changes in these relationships could adversely affect our business, financial condition and results of operations;

•         our business and growth may suffer if we are unable to attract and retain key officers, employees or other individual service providers, particularly our Chairman and Chief Executive Officer, Mr. Robert Ellin;

•         we may not be able to protect our users’ data which could harm our reputation;

•         we will rely heavily on technology to stream content and manage other aspects of our operations, and the failure of this technology to operate effectively could adversely affect our business;

•         we are subject to governmental regulation, which may change from to time, and we may be unable to comply with these regulations; and

•         future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

Our Corporate and Other Information

We were incorporated in the State of Nevada on December 28, 2009 and reincorporated in the State of Delaware on August 2, 2017 in connection with the reincorporation merger discussed below. Pursuant to the Agreement and Plan of Merger, dated as of July 20, 2017, by and between Loton, Corp, a Nevada corporation (“Loton”), and LiveXLive Media, Inc., a Delaware corporation and wholly owned subsidiary of Loton, Loton merged with and into LiveXLive Media, Inc., with LiveXLive Media, Inc. being the surviving entity. This merger was consummated to complete our reincorporation from the State of Nevada to the State of Delaware and name change. As a result of this merger, each outstanding share of common stock, par value $0.001 per share, of Loton was automatically converted into one share of common stock, $0.001 par value per share, of LiveXLive Media, Inc. Our principal executive offices are located at 269 South Beverly Drive, Suite #1450, Beverly Hills, California 90212, and our telephone number is (310) 601-2500. We maintain a website at www.livexlive.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

The Offering

Common stock offered by us	7,692,308 shares

Underwriters over-allotment option to purchase additional common stock	1,153,846 shares

Common stock to be outstanding immediately after this offering	43,886,937 shares

Use of proceeds

We intend to use the net proceeds from this offering to fund working capital, capital expenditures, the Slacker Acquisition, the SNAP Acquisition and other general corporate purposes, which may include future acquisitions of businesses and content. See “Use of Proceeds” for more information.

Risk factors	See “Risk Factors” beginning on page 12 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Proposed NYSE Symbol

We have applied to list our common stock on the New York Stock Exchange under the symbol “LXL” in connection with this offering. There can be no assurance that our application will be approved. The closing of this offering is contingent upon the successful listing of our common stock on a national securities exchange.

The number of shares of our common stock to be outstanding immediately after this offering is based on 36,194,629 shares of common stock outstanding as of September 29, 2017. Unless otherwise indicated, all information contained in this prospectus:

•         excludes 7,600,000 shares of common stock reserved for future issuance under our 2016 Equity Incentive Plan (the “2016 Plan”), of which options to purchase 2,583,333 shares have been granted;

•         reflects the two-for-one (2:1) forward split of our common stock, which became effective as of September 27, 2016;

•         assumes no holder of any outstanding convertibles notes will exercise such noteholder’s right to convert in connection with the completion of this offering;

•         reflects our reincorporation from Nevada to Delaware on August 2, 2017;

•         assumes a one-for-three (1:3) reverse split of our common stock, which will be effectuated prior to the effectiveness of the registration statement of which this prospectus is a part;

•         assumes no exercise by the underwriters of their over-allotment option to purchase additional shares of our common stock; and

•         assumes no additional shares will be issued in connection with the Slacker Acquisition as a result of borrowings by the participating stockholders in the transaction for the purpose of funding working capital after October 1, 2017, the maximum number of which is 38,462 shares of our common stock based on an assumed public offering price of $13.00 per share (the midpoint of the estimated price range set forth on the cover of this prospectus).

Summary Historical Consolidated Financial Information

The following table sets forth a summary of our historical financial information at, and for the period ended on, the dates indicated. We have derived our summary historical consolidated financial information at June 30, 2017 and 2016 and for the three months ended June 30, 2017 and 2016 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus, which reflect, in the opinion of our management, all adjustments, consisting of normal recurring items that are necessary to present fairly the results for the interim periods. We have derived our summary historical consolidated financial information at March 31, 2017 and 2016 and for the fiscal years ended March 31, 2017 and 2016 from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of results to be expected for the year ending March 31, 2018 or for any other period. The following information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and unaudited condensed consolidated financial statements and related notes thereto, included elsewhere in this prospectus. Unless specifically stated otherwise, the information in this prospectus (other than in our historical consolidated financial statements) assumes a reverse stock split of one-for-three (1:3), which will be effectuated prior to the effectiveness of the registration statement of which this prospectus is a part.

	Three Months Ended		Year Ended
	June 30, 2017	June 30, 2016	March 31, 2017	March 31, 2016
Statement of Operations:
Revenue	$276,243	$—	$225,000	$—
Gross profit	197,374	—	225,000	—
Operating expenses	2,377,585	1,174,886	5,709,801	3,979,000
Other income (expenses)	(634,949)	(629,084)	(8,764,918)	232,055
Net loss	$(2,815,160)	$(1,803,970)	$(14,249,719)	$(3,746,945)
Basic and diluted net loss per common share(1)(2)	(0.08)	$(0.06)	$(0.44)	$(0.12)
Weighted average shares outstanding, basic and diluted(1)(2)	35,528,121	30,865,639	32,532,069	30,027,599
Statements of Cash Flows:
Cash flows from operating activities	$(1,462,949)	$(1,220,338)	$(3,123,169)	$(2,999,941)
Cash flows from investing activities	(15,000)	(18,593)	2,163,321	223,406
Cash flows from financing activities	1,515,233	1,279,006	2,400,179	2,777,314
Cash, end of period	$1,514,513	$76,613	$1,477,229	$36,898
Balance Sheet Data (at period end):
Assets
Cash and cash equivalents	$1,514,513	$76,613	$1,477,229	$36,898
Prepaid expenses	198,390	90,000	21,569	15,995
Investment in affiliate	—	4,972,699	—	—
Goodwill and intangible assets	3,120,000	—	—	—
Other assets	410,927	295,335	57,407	5,165,415
Total Assets	$5,243,830	$5,434,647	$1,556,205	$5,218,308
Liabilities and stockholders’ equity (deficit)
Current liabilities	$5,692,157	$3,400,816	$4,729,689	$4,877,311
Long term portion of unsecured convertible notes, net of discount	349,150	—	232,208	110,273
Stockholders’ equity/(deficit)	(797,477)	2,033,831	(3,405,692)	230,724
Total liabilities and stockholders’ equity (deficit)	$5,243,830	$5,434,647	$1,556,205	$5,218,308

____________

(1)      For further details on the calculation of basic and diluted net loss per share attributable to common stockholders, see Note 2 to our consolidated financial statements included elsewhere in this prospectus.

(2)      Assumes a reverse stock split of one-for-three (1:3), which will be effectuated prior to the effectiveness of the registration statement of which this prospectus is a part.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before deciding whether to invest in our common stock. The occurrence of any of the risks described below could have a material adverse effect on our business, financial condition, results of operations and future growth prospects. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Our limited operating history makes it difficult to evaluate our current business and future prospects, and we may be unsuccessful in executing our business model.

We began our current business operations in February 2015 and have a limited operating history related to our current business. Prior to the launch of our current operations, our primary business related to our former 50% interest in a company that operates the nightclub and live music venue “KOKO” in Camden, London, which we sold in November 2016. Our business operations now primarily relate to our premium internet network devoted to live music and music-related video content. To date, we have generated minimal revenue through our current business and have devoted most of our financial resources to developing our current business. We expect to continue to incur substantial and increased expenses as we continue to execute our business approach, including expanding and developing our content and platform.

The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a developing company starting a new business enterprise, the difficulties that may be encountered with integrating acquired companies and the highly competitive environment in which we operate. For example, while several companies have been successful in the digital music streaming industry and the online video streaming industry, companies have had no or limited success in operating a premium internet network devoted to live music and music-related video content. Because we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenue to fully meet our expenses and support our anticipated activities.

We have incurred significant losses since our inception, have generated minimal revenues to date and anticipate that we will continue to incur significant losses for the foreseeable future; our auditors have included in their audit report for the fiscal year ended March 31, 2017 an explanatory paragraph as to substantial doubt as to our ability to continue as a going concern.

We have incurred significant net losses in each year since our inception, including net losses of $2,815,160 for the three months ended June 30, 2017, and $14,249,719 and $3,746,944 for the fiscal years ended March 31, 2017 and 2016, respectively. As of June 30, 2017, we had an accumulated deficit of $30,911,050. We anticipate incurring additional losses until such time we can generate significant revenues, and/or reduce operating costs. To date, we have had minimal revenues and have financed our operations exclusively through the sale of equity and debt securities (including convertible securities). The size of our future net losses will depend, in part, on the rate of future expenditures and our ability to generate revenue. We expect to continue to incur substantial and increased expenses as we grow our business. We also expect a continued increase in our expenses associated with our operations as a publicly-traded company. We may incur significant losses in the future for a number of other reasons, including unsuccessful acquisitions, costs of integrating new businesses, expenses, difficulties, complications, delays and other unknown events. As a result of the foregoing, we expect to continue to incur significant losses for the foreseeable future and we may not be able to achieve or sustain profitability.

Our auditors have included in their audit report for the fiscal year ended March 31, 2017 a “going concern” explanatory paragraph as to substantial doubt as to our ability to continue as a going concern. Our ability to meet our total liabilities of $6,041,307 as of June 30, 2017, and to continue as a going concern, is dependent on us generating substantial revenues and/or obtaining adequate capital to fund operating losses until we become profitable. We may never achieve profitability, and even if we do, we may not be able to sustain being profitable. As a result of our going concern qualification, there is an increased risk that you could lose the entire amount of your investment in our company, which assumes the realization of our assets and the satisfaction of our liabilities and commitments in the normal course of business.

Our business is dependent on our ability to secure music streaming rights from Content Providers and to stream their live music and music-related video content on our platform, and we may not be able to secure such content on commercially reasonable terms or at all.

Our business is dependent on our ability to secure rights to stream on our platform a variety of popular content from Content Providers. Our licensing, distribution and/or production arrangements with Content Providers may be short-term and do not guarantee the continuation or renewal of these arrangements on commercially reasonable terms, if at all. For example, our agreement with Rock in Rio expires in 2020 and there is no guarantee that we will be able to renew this agreement on commercially reasonable terms or at all. Additionally, while our agreements with music festivals and other live music events and venues allow us to stream content from such events and venues, we typically require additional permission from the artists performing at such events and venues. While artists at music festivals and other live music events and venues that we have contracts with have in the past agreed to allow us to stream their performances, there is no guarantee that artists at an event will agree to allow us to stream their performances. Any unwillingness of such partners to supply content to us or lack of availability of popular artists to perform at such venues and events could limit our ability to enhance user experience and deepen user engagement with our platform and therefore reduce our revenue opportunities. If we are unable to secure rights to steam our content, then our business, financial condition and results of operations would be adversely affected. Additionally, to the extent any music festival or other live music event that we have rights to stream is cancelled or delayed, whether as a result of cancellation by artists, weather, terrorism or otherwise, we may receive little or no content from such live event.

Some Content Providers and distributors, currently or in the future, may also take action to make it more difficult or impossible for us to license, distribute and/or produce their content, including as a result of them offering a competing product. Other content owners, providers or distributors may seek to limit our access to, increase the cost of, or otherwise restrict or prohibit our use of such content. As a result, we may be unable to offer a wide variety of content at reasonable prices with acceptable usage rules or expand our geographic reach.

Additionally, some content on our platform is currently provided free of digital rights management to prevent the unauthorized redistribution of digital media. If our business model changes, we may have to develop or license digital rights management technology. There is no assurance that we will be able to develop or license such technology at a reasonable cost and in a timely manner. In addition, certain countries have passed or may propose and adopt legislation that would require us to license our digital rights management, if any, which could weaken the protection of content, subject us to piracy and also negatively affect arrangements with our Content Providers.

We may be unable to fund any significant up-front or guaranteed payment cash requirements associated with our live music streaming rights, which could result in the inability to secure and retain such streaming rights.

In order to secure event and festival live music streaming rights, we may be required to fund significant up-front or guaranteed payment cash requirements to artists or festival or event promoters prior to the event or festival taking place. If we do not have sufficient cash on hand or available capacity to advance the necessary cash for any given artist, event or festival, we would not be able to retain the rights for that artist, festival or event and our business, financial condition and results of operations may be adversely affected.

If we fail to increase the number of users consuming our live music and music-related video content on our platform, our business, financial condition and results of operations may be adversely affected.

The size of our user base is critical to our success, and we will need to develop and grow our user base to be successful. We expect to generate revenue based upon subscription, SVoD, and PPV, advertising and sponsorship, e-commerce and data, which is dependent on the number of users we retain and attract. For example, if we are unable to retain and attract users, we may be unable to attract users to our network and/or increase the frequency of users’ engagement with our platform. In addition, if users do not perceive our content as original, entertaining or engaging, we may not be able to attract sponsorship opportunities and/or increase the resulting frequency of users’ engagement with our platform and content. If we are unable to retain and attract users, our network and services could also be less attractive to potential new users, as well as to Content Providers and other Industry Stakeholders, which would have a material and adverse impact on our business, financial condition and results of operations.

Our ability to attract and retain users is highly sensitive to rapidly changing public tastes in music and technology.

Our ability to attract and retain users is highly sensitive to rapidly changing public tastes in music and technology and is dependent on our ability to maintain the attractiveness of our platform, content, technology and reputation as a place where quality online live music and music-related video content can be accessed and enjoyed. We will rely on the popularity of our Content Providers and the quality of their respective content to retain customers, secure sponsorships and to facilitate growth in revenue from advertising and e-commerce. Maintaining the popularity of our content will be challenging, and our relationship with music fans could be harmed for many reasons, including the quality and diversity of our online content, quality of the experience with a particular festival, event or club, our competitors developing relationships with more popular festivals, events or clubs or attracting talent from our businesses, adverse occurrences or publicity in connection with a festival, event or club and changes to public tastes that are beyond our control and difficult to anticipate. For example, if users do not perceive our platform and services to be original, entertaining, engaging, useful, reliable or trustworthy, we may be unable to attract and retain users to our network and/or increase the frequency of users’ engagement with our platform. Additionally, any cancellation or delay in music festivals, concerts or other live music events that we have rights to stream, or are otherwise associated with, may harm our reputation and make any related content less desirable to our users. A number of consumer-oriented websites that achieved early popularity have since seen their user bases or levels of engagement decline, in some cases precipitously. There is no guarantee that we will not experience a similar erosion of our user base. If our platform or content become less popular with music fans, our growth strategy would be harmed, which could in turn harm our business and financial results.

Our ability to attract and retain users depends upon many additional factors both within and beyond our control.

In addition to the popularity of our content, we believe that our ability to attract and retain users depends upon many factors both within and beyond our control, including:

•         the popularity, usefulness, ease of use, performance and reliability of our platform, products and services, including the LXL App, compared to those of our competitors;

•         the timing and market acceptance of our platform, products and services, including the LXL App;

•         users’ willingness to pay for subscription rights to our platform;

•         our ability to develop and monetize an effective strategy to attract advertisers and sponsor of our platform;

•         the frequency and relative prominence of the ads displayed by us or our competitors;

•         our ability to establish and maintain relationships with our Content Providers to provide new content for our network;

•         user concerns related to user privacy and our ability to keep user data secure;

•         changes mandated by, or that we elect to make to address, legislation, regulatory authorities or litigation, including settlements and consent decrees, some of which may have a disproportionate effect on us;

•         our ability to attract, retain and motivate talented employees, particularly engineers, designers and platform and content managers;

•         fluctuations in costs of content which we may be unwilling or unable to pass through to our users;

•         competitors’ offerings that may include more favorable terms than we offer in order to obtain agreements for new content or venue, festival or ticketing arrangements;

•         technological changes and innovations that we are unable to adopt or are late in adopting that offer more attractive entertainment alternatives than we or other live streamed entertainment providers currently offer;

•         general economic conditions which could cause consumers to reduce discretionary spending;

•         our ability to develop and monetize an effective strategy to buildout our e-commerce revenue stream;

•         acquisitions or consolidation within our industry, which may result in more formidable competitors; and

•         our reputation and the brand strength relative to our competitors.

If we are unable to attract and retain users, it could adversely affect our business, financial condition and results of operations.

We may be unsuccessful in developing our original content.

We plan to produce original music-related video content, including digital magazine-style news programming and original-concept digital pilots, documentaries and other original content. We believe that a positive reputation with users concerning our original content is important in attracting and retaining users. To the extent our content, in particular, our original programming, is perceived as low quality, offensive or otherwise not compelling to users, our ability to establish and maintain a positive reputation may be adversely impacted. If the original content we produce does not attract new users, we may not be able to cover our expenses to produce such programs, and our business, financial condition and results of operations may be adversely affected.

As we develop our original content, we will become responsible for production costs and other expenses. We may also take on risks associated with production, such as completion and key talent risk. To the extent we do not accurately anticipate costs or mitigate risks, or if we become liable for content we acquire, produce, license and/or distribute, our business may suffer. Litigation to defend these claims could be costly and the expenses and damages arising from any liability or unforeseen production risks could harm our results of operations. We may not be indemnified against claims or costs of these types and we may not have insurance coverage for these types of claims.

We face competition for users’ attention and time.

The market for entertainment video content is intensively competitive and subject to rapid change. We compete against other entertainment video providers, such as (i) interactive on-demand audio content and pre-recorded entertainment, (ii) broadcast radio providers, including terrestrial and internet radio providers, (iii) cable, satellite and internet television and movie content providers, (iv) video gaming providers and (v) other sources of entertainment for our users’ attention and time. These content and service providers pose a competitive threat to the extent existing or potential users choose to consume their content or use their services rather than our content or our services. The online marketplace for live music and music-related content may rapidly evolve and provide users with a number of alternatives or new access models, which could adversely affect our business, financial condition and results of operations.

We face intense competition from competitors and we may not be able to increase our revenues, which could adversely affect our business, financial condition and results of operations.

The music streaming industry is highly competitive. The music streaming industry competes with other forms of entertainment for consumers’ discretionary spending, and within this industry we compete with other platforms to secure rights to content. In the markets in which we promote our streaming live music and music-related content, we face competition from other promoters and streaming operators. These competitors may engage in more extensive development efforts, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential artists. Our competitors may also develop services, advertising options or music platforms that are equal or superior to those we provide or that achieve greater market acceptance and brand recognition than we achieve. It is possible that new competitors may emerge and rapidly acquire significant market share.

Our current and future competitors may have more well-established brand recognition, more established relationships with, and superior access to, Content Providers and other Industry Stakeholders, greater financial, technical and other resources, more sophisticated technologies or more experience in the markets in which we compete. These competitors may also compete with us for key employees and other individual service providers who have relationships with popular music artists or other Content Providers and that have a history of being able to book such artists or secure the rights to stream their music. If we are unable to compete successfully for users against other providers by maintaining and increasing our presence and visibility, the number of users of our network may fail to increase as expected or decline and our advertising sales, subscription fees and other revenue streams will suffer.

We will face significant competition for advertiser and sponsorship spend.

We will face significant competition for advertiser spend. We expect the substantial majority of our revenue will be generated through subscriptions to our platform, as well as sponsorships and ads on our website and mobile app (when released). We compete against online and mobile businesses, including those referenced above, and traditional media outlets, such as television, radio and print, for advertising budgets. We also compete with advertising networks, exchanges, demand side platforms and other platforms, such as Google AdSense, DoubleClick Ad Exchange, Yahoo Ad Exchange, AOL’s Ad.com and Microsoft Media Network, for marketing budgets and in the development of the tools and systems for managing and optimizing advertising campaigns. In order to grow our revenues and improve our operating results, we will need to increase our share of spending on advertising relative to our competitors, many of which are larger companies that offer more traditional and widely accepted advertising products. In addition, some of our larger competitors have substantially broader product or service offerings and leverage their relationships based on other products or services to gain additional share of advertising budgets. If we are not able to compete effectively for users and advertisers spend, our business, financial condition and results of operations would be materially and adversely affected.

Our success depends, in significant part, on discretionary consumer and corporate spending on entertainment and factors adversely affecting such spending could have a material adverse effect on our business, financial condition and results of operations.

Our business depends on discretionary consumer and corporate spending. Many factors related to discretionary consumer and corporate spending, including economic conditions affecting disposable consumer income such as employment, interest and tax rates and inflation can significantly impact our operating results. Business conditions, as well as various industry conditions, including corporate marketing and promotional spending and interest levels, can also significantly impact our operating results. These factors can affect user subscription sales, advertising sales, sponsorship and e-commerce spending, as well as the financial results of sponsors of our venues, events, festivals and other Content Providers and the industry as a whole. Negative factors such as challenging economic conditions, public concerns over terrorism and security incidents, particularly when combined, can impact corporate and consumer spending, and one negative factor can impact our results more than another. There can be no assurance that consumer and corporate spending will not be adversely impacted by current economic conditions, or by any further or future deterioration in economic conditions, thereby possibly impacting our operating results and growth.

During past economic slowdowns and recessions, many consumers reduced their discretionary spending and advertisers reduced their advertising expenditures. In addition, a decline in attendance at or reduction in the number of live entertainment and leisure events may have an adverse effect on our revenue and operating income. The impact of economic slowdowns on our business is difficult to predict, but they may result in reductions in sponsorship, advertising, ticketing and e-commerce opportunities and our ability to generate revenue. The risks associated with our businesses may become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in attendance at live entertainment and leisure events.

We are subject to governmental regulation, which may change from to time, and our failure to comply with these regulations could adversely affect our business, financial condition and results of operations.

Our operations are subject to federal, state and local laws, statutes, rules, regulations, policies and procedures, both domestically and internationally, which may change from time to time. Our failure to comply with these laws and regulations could result in fines and proceedings against us by governmental agencies and consumers, which if material, could adversely affect our business, financial condition and results of operations. In addition, the promulgation of new laws, rules and regulations could restrict or unfavorably impact our business, which could decrease demand for services, reduce revenue, increase costs and subject us to additional liabilities. From time to time, federal, state and local authorities and consumers commence investigations, inquiries or litigation with respect to our compliance with applicable consumer protection, advertising, unfair business practice, antitrust (and similar or related laws) and other laws. We may be required to incur significant legal expenses in connection with the defense of future governmental investigations and litigation.

Changes in laws or regulations that adversely affect the growth, popularity or use of the internet, including laws impacting net neutrality, could decrease the demand for our service and increase our cost of doing business. See “— Changes in how network operators handle and charge for access to data that travel across their networks could adversely impact our business.” Certain laws intended to prevent network operators from discriminating against the legal traffic that traverse their networks have been implemented in many countries, including the United States and the European Union. In others, the laws may be nascent or non-existent. Given uncertainty around these rules, including changing interpretations, amendments or repeal, coupled with potentially significant political and economic power of local network operators, we could experience discriminatory or anti-competitive practices that could impede our growth, cause us to incur additional expense or otherwise negatively affect our business.

Risks Related to Our Acquisition Strategy

We can give no assurances as to when we will consummate the Slacker Acquisition, the SNAP Acquisition or any other future acquisitions or whether we will consummate any of them at all.

We intend to continue to build our business through strategic acquisitions, and we hope to close the Slacker Acquisition and the SNAP Acquisition after the closing of this offering and to use part of the proceeds of this offering to fund the cash portions of the consideration we will pay in connection with those acquisitions. However, the Slacker Acquisition and the SNAP Acquisition are each subject to certain closing conditions and other impediments to closing, including some that are beyond our control, and we may not be able to close either of on the terms described herein or at all. See “Business — Pending Acquisitions — Summary of Acquisition Agreements.”

We also intend to pursue and consummate one or more additional acquisitions after the closing of this offering and to possibly use remaining proceeds from this offering to fund any cash portion of the consideration we will pay in connection with those acquisitions. However, such additional acquisitions may also be subject to conditions and other impediments to closing, including some that are beyond our control, and we may not be able to close any of them successfully. In addition, our future acquisitions will be required to be closed within certain timeframes as negotiated between us and the acquisition target, and if we are unable to meet the closing deadlines for a given transaction, we may be required to forfeit payments we have made, if any, be forced to renegotiate the transaction on less advantageous terms and could fail to consummate the transaction at all.

If we are unable to close the Slacker Acquisition, the SNAP Acquisition or any other future acquisition, it would significantly alter our business strategy and impede our prospects for growth. If we are unable to successfully consummate a particular acquisition, we may not be able to stream desired live music content on our network, produce and/or participate in the planned festivals or events or have ownership or licenses of the brands owned or licensed by that acquisition target. Further, we may not be able to identify suitable acquisition candidates to replace these acquisitions, and even if we were to do so, we may only be able to consummate them on less advantageous terms. In addition, some of the businesses we acquire may incur significant losses from operations, which, in turn, could have a material and adverse impact on our business, results of operations and financial condition.

We may face difficulty in integrating the operations of Wantickets, Slacker, SNAP or any other businesses we have acquired and may acquire in the future.

As shown by our recent acquisition of Wantickets and our planned acquisitions of Slacker and SNAP, acquisitions have been and will continue to be an important component of our growth strategy; however, we will need to integrate these acquired businesses successfully in order for our growth strategy to succeed and for us to become profitable. We expect that the management teams of the acquired businesses will adopt our policies, procedures and best practices, and cooperate with each other in scheduling events, booking talent and in other aspects of their operations. We may face difficulty with the integration of Wantickets, Slacker, SNAP and any other business we acquire, such as coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures, the diversion of management’s attention from other business concerns, the inherent risks in entering markets or lines of business in which we have either limited or no direct experience; and the potential loss of key employees, individual service providers, customers and strategic partners of acquired companies.

In addition, our growth strategy also includes further development of our online live streamed music network that we intend to integrate across all of our acquired businesses. This will require, among other things, the integration of the individual websites and databases of each business we currently operate or will acquire in the future. This will be a complex undertaking that may prove more difficult, expensive and time consuming than we currently expect. Even if we are able to achieve this integration, it may not achieve the benefits we anticipate. If we fail to do this properly and in a timely manner, it could harm our revenue and relationship with our fans.

Further, we expect that future target companies may have material weaknesses in internal controls relating to the proper application of accrual based accounting under the accounting principles generally accepted in the United States of America (“GAAP”) prior to our acquiring them. The Public Company Accounting Oversight Board (the “PCAOB”) defines a material weakness as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. We will be relying on the proper implementation of our policies and procedures to remedy any such material weaknesses, and prevent any potential material misstatements in our financial reporting. Any such misstatement could adversely affect the trading price of our common stock, cause investors to lose confidence in our reported financial information, and subject us to civil and criminal fines and penalties. If our acquired companies fail to integrate in these important ways, or we fail to adequately understand the business operations of our acquired companies, our growth and financial results could suffer.

A number of other companies are seeking to make acquisitions in our industry, which may make our acquisition strategy more difficult or expensive to pursue.

The emergence and growth of live streamed music, music events, festivals and concerts has brought increased media attention, and a number of companies and investors have begun making acquisitions of such businesses or announced their intention to do so. We compete with many of these companies, and certain of them have greater financial resources than we do for pursuing and consummating acquisitions and to further develop and integrate acquired businesses. Our strategy relies on our ability to consummate important future acquisitions to foster the growth of our core business and to establish ourselves as the key provider of streamed high quality live music content. The increased focus on acquisitions of such companies may impede our ability to acquire these companies because they choose another acquirer. It could also increase the price that we must pay for these companies. Either of these outcomes could reduce our growth, harm our business and prevent us from achieving our strategic goals.

We may enter into acquisitions and take actions in connection with such transactions that could adversely affect our business and results of operations.

Our future growth rate depends in part on our selective acquisition of additional businesses and assets. We may be unable to identify suitable targets for acquisition or make further acquisitions at favorable prices. If we identify a suitable acquisition candidate, our ability to successfully complete the acquisition would depend on a variety of factors, and may include our ability to obtain financing on acceptable terms and requisite government approvals. In addition, any credit agreements or credit facilities that we may enter into in the future may restrict our ability to make certain acquisitions. In connection with future acquisitions, we could take certain actions that could adversely affect our business, including:

•         using a significant portion of our available cash;

•         issuing equity securities, which would dilute current stockholders’ percentage ownership;

•         incurring substantial debt;

•         incurring or assuming contingent liabilities, known or unknown;

•         incurring amortization expenses related to intangibles; and

•         incurring large accounting write-offs or impairments.

We may also enter into joint ventures, which involve certain unique risks, including, among others, risks relating to the lack of full control of the joint venture, potential disagreements with our joint venture partners about how to manage the joint venture, conflicting interests of the joint venture, requirement to fund the joint venture and its business not being profitable.

In addition, we cannot be certain that the due diligence investigation that we conduct with respect to any investment or acquisition opportunity will reveal or highlight all relevant facts that may be necessary or helpful in evaluating such investment opportunity. For example, instances of fraud, accounting irregularities and other deceptive practices can be difficult to detect. Executive officers, directors and employees may be named as defendants in litigation involving a company we are acquiring or have acquired. Even if we conduct extensive due diligence on a particular investment or acquisition, we may fail to uncover all material issues relating to such investment, including regarding the controls and procedures of a particular target or the full scope of its contractual arrangements. We rely on our due diligence to identify potential liabilities in the businesses we acquire, including such things as potential or actual lawsuits, contractual obligations or liabilities imposed by government regulation. However, our due diligence process may not uncover these liabilities, and where we identify a potential liability, we may incorrectly believe that we can consummate the acquisition without subjecting ourselves to that liability. Therefore, it is possible that we could be subject to litigation in respect of these acquired businesses. If our due diligence fails to identify issues specific to an investment or acquisition, we may obtain a lower return from that transaction than the investment would return or otherwise subject ourselves to unexpected liabilities. We may also be forced to write-down or write-off assets, restructure our operations or incur impairment or other charges that could result in our reporting losses. Charges of this nature could contribute to negative market perceptions about us or our shares of common stock.

Risks Related to Our Company

We have identified material weaknesses in our internal control over financial reporting that, if not properly remediated, could result in material misstatements in our financial statements in future periods.

In connection with the audits of our financial statements for the fiscal years ended March 31, 2017 and 2016, and review of our financial statements for each of the quarterly reporting periods during such fiscal years and for the quarter ended June 30, 2017, we have identified certain deficiencies relating to our internal control over financial reporting that constitute a material weakness under standards established by the PCAOB. The PCAOB defines a material weakness as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

The following material weaknesses in our internal control over financial reporting continued to exist at June 30, 2017:

•         we do not have written documentation of our internal control policies and procedures. Written documentation of key internal controls over financial reporting is a requirement of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•         we do not have sufficient segregation of duties within accounting functions, which is a basic internal control. Due to our limited size and early stage nature of operations, segregation of all conflicting duties may not always be possible and may not be economically feasible; however, to the extent possible, the initiation of transactions, the custody of assets and the recording of transactions should be performed by separate individuals;

•         lack of independent audit committee of our board of directors; and

•         insufficient monitoring and review controls over the financial reporting closing process, including the lack of individuals with current knowledge of GAAP that led to the restatement of our previously issued financial statements.

Prior to hiring Mr. Jerome Gold as our Chief Financial Officer in April 2017, we outsourced the functions of the principal financial officer on an interim basis to assist us in implementing the necessary financial controls over the financial reporting and the utilization of internal management and staff to effectuate these controls.

We believe that these material weaknesses primarily related, in part, to our lack of sufficient staff with appropriate training in GAAP and SEC rules and regulations with respect to financial reporting functions, and the lack of robust accounting systems, as well as the lack of sufficient resources to hire such staff and implement these accounting systems.

We plan to take a number of actions to correct these material weaknesses including, but not limited to, establishing an audit committee of our board of directors comprised of three independent directors, adding experienced accounting and financial personnel and retaining third party consultants to review our internal controls and recommend improvements. We hired Mr. Gold as a first step in building out our accounting department. However, we may need to take additional measures to fully mitigate these issues, and the measures we have taken, and expect to take, to improve our internal controls may not be sufficient to (i) address the issues identified, (ii) ensure that our internal controls are effective or (iii) ensure that the identified material weakness or other material weaknesses will not result in a material misstatement of our annual or interim financial statements. In addition, other material weaknesses may be identified in the future. If we are unable to correct deficiencies in internal controls in a timely manner, our ability to record, process, summarize and report financial information accurately and within the time periods specified in the rules and forms of the SEC will be adversely affected. This failure could negatively affect the market price and trading liquidity of our common stock, cause investors to lose confidence in our reported financial information, subject us to civil and criminal investigations and penalties, and generally materially and adversely impact our business and financial condition.

If we fail to implement and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or the subsequent testing by our independent registered public accounting firm, if and when required, may reveal additional deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our consolidated financial statements or identify other areas for further attention or improvement. If in the future we identify other material weaknesses in our internal control over financial reporting, including at some of our acquired companies, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are then listed, the SEC, or other regulatory authorities, which could require additional financial and management resources. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

Additionally, we currently do not have an internal audit group nor an audit committee of our board of directors, and we will eventually need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge to have effective internal controls for financial reporting.

We will continue to incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance requirements as a result of our planned uplisting to the New York Stock Exchange.

As a public company, we will continue to incur significant legal, accounting and other expenses. For example, as a result of our planned uplisting to the New York Stock Exchange (the “NYSE”), we will be subject to mandatory reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require, among other things, that we continue to file with the SEC annual, quarterly and current reports with respect to our business and financial condition, that we were not required to file as a voluntary reporting company (though we did file such reports with the SEC on a voluntary basis). We have incurred and will continue to incur costs associated with the preparation and filing of these SEC reports. Furthermore, after our planned uplisting to the NYSE, we will be subject to mandatory new corporate governance and other compliance requirements. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the NYSE have imposed various other requirements on public companies. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact (in ways we cannot currently anticipate) the manner in which we operate our business. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have and will continue to increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we will incur additional expense to increase our director and officer liability insurance.

In addition, if and when we cease to be a smaller reporting company and become subject to Section 404(b) of the Sarbanes-Oxley Act, we will be required to furnish an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed time period, we will continue to be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to dedicate substantially greater internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that our independent registered public accounting firm, when required, will not be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

We heavily depend on relationships with our Content Providers and other Industry Stakeholders and adverse changes in these relationships, could adversely affect our business, financial condition and results of operations.

Our business is particularly dependent upon personal relationships, as executives within entertainment companies such as ours leverage their network of relationships with Content Providers and other Industry Stakeholders to secure the rights to their content and develop other partnerships that are critical to our success. Due to the importance of those industry contacts, the loss of any of these relationships, and adverse changes in these relationships could adversely affect our business, financial condition and results of operations. We can give no assurance that all or any of these Content Providers or other Industry Stakeholders will retain their associations with us or our executives, directors, employees or other individual service providers. Additionally, to the extent the decision makers of our music partners are replaced with individuals with whom our executives, directors or other key personnel do not have relationships, our competitive position and financial condition could be harmed.

We rely on key members of management, particularly our Chairman and Chief Executive Officer, Mr. Robert Ellin, and the loss of their services or investor confidence in them could adversely affect our success, development and financial condition.

Our success depends, to a large degree, upon certain key members of our management, particularly our Chairman and Chief Executive Officer, Robert Ellin. Mr. Ellin has extensive knowledge about our business and our operations, and the loss of Mr. Ellin or any other key member of our management would likely have a material adverse effect on our business and operations. We do not currently maintain a key-person insurance policy for Mr. Ellin or any other member of our management. Our executive team’s expertise and experience in acquiring, integrating and growing businesses, particularly those focused on live music and events, have been and will continue to be a significant factor in our growth and ability to execute our business strategy. The loss of any of our executive officers could slow the growth of our business or have a material adverse effect on our business, results of operations and financial condition.

We may not be able to attract qualified personnel.

Our ability to expand operations to accommodate our anticipated growth will depend on our ability to attract and retain qualified personnel. However, competition for the types of employees we seek is intense. We face particular challenges in recruiting and retaining personnel who have experience in software engineering, mobile application development and other technical expertise, particularly those focused on live music and events, which is critical to our initiatives. Our ability to meet our business development objectives will depend in part on our ability to recruit, train and retain top quality personnel with advanced skills who understand our technology and business. We cannot provide any assurance that we will be able to attract qualified personnel to execute our business strategies or develop and expand our online properties. If we are unable to engage and retain the necessary personnel, our business may be materially and adversely affected.

Additionally, we expect to retain the existing managers and executives of certain companies we acquire to have them continue managing and operating the acquired business. We believe that these individuals will have the market expertise and network of personal relationships to best implement the growth strategies of the acquired businesses. If we are unable to retain the key personnel of the acquired businesses, we may not be able to achieve the anticipated benefits and synergies of an acquisition.

We engage a number of consultants to work for us; if we are deemed to be delinquent in our payroll taxes or incur other employment-related liabilities with respect to those consultants, we and our management team could incur significant liabilities.

We engage a number of consultants to work for us in various aspects of our business. Although we do not believe that such persons are our employees, if applicable government agencies determine that they should be classified as employees, we would be delinquent with respect to the deposit of required payroll tax withholdings and related employer taxes and other employment obligations. In addition to the taxes that we would be required to pay if we were required to remit payroll taxes for our consultants, and the payments that we would be required to make for other employment-related obligations, our operations would be severely disrupted and individual officers or members of our board of directors could be personally liable for certain of any assessments made. A government entity could potentially shut down our operations until such time as the payroll taxes were brought current. Such a shutdown could effectively push us into bankruptcy and an investor could lose all his or her investment in us.

Unfavorable outcomes in legal proceedings may adversely affect our business, financial conditions and results of operations.

Our results may be affected by the outcome of future litigation. Unfavorable rulings in our legal proceedings may have a negative impact on us that may be greater or smaller depending on the nature of the rulings. In addition, from time to time in the future we may be subject to various claims, investigations, legal and administrative cases and proceedings (whether civil or criminal) or lawsuits by governmental agencies or private parties, including as described in the immediately preceding risk factor. If the results of these investigations, proceedings or suits are unfavorable to us or if we are unable to successfully defend against third party lawsuits, we may be required to pay monetary damages or may be subject to fines, penalties, injunctions or other censure that could have a material adverse effect on our business, financial condition and results of operations. Even if we adequately address the issues raised by an investigation or proceeding or successfully defend a third party lawsuit or counterclaim, we may have to devote significant financial and management resources to address these issues, which could harm our business, financial condition and results of operations.

Our results of operations will vary from month to month, so our financial performance in certain quarters may not be indicative of, or comparable to, our financial performance in other quarters.

Our results of operations will vary from month to month, and this may impact our results of operations from quarter to quarter. We believe our financial results and cash needs may vary materially from quarter to quarter depending on, among other things, the timing of festivals and events, cancellations, ticket on-sales, capital expenditures, seasonal and other fluctuations in our business activity, the timing of guaranteed payments and receipt of ticket sales and fees, financing activities, acquisitions and investments and receivables management. Accordingly, our results for any particular quarter may vary for a number of reasons, and we caution investors to evaluate our quarterly results in light of these factors.

Risks Related to Technology and Intellectual Property

We will rely heavily on technology to stream content and manage other aspects of our operations, and the failure of this technology to operate effectively could adversely affect our business.

We utilize a combination of proprietary and third party technology. Our business will be substantially dependent on our LXL App, which will include live video streaming, VoD, push notifications, festival-, venue- and original content-specific functionality, Google Ads capability, digital rights management (e.g., geo-blocking), and the capability to display time-shifted content and enhanced function. We cannot be sure that our LXL App, or any enhancements or other modifications we make in the future, will perform as intended or otherwise be of value to our users. Future enhancements and modifications to our technology could consume considerable resources. If we are unable to successfully develop, maintain and enhance our technology to manage the streaming of live events in a timely and efficient manner, our ability to attract and retain users may be impaired. In addition, if our technology or that of third parties we utilize in our operations fails or otherwise operates improperly, our ability to attract and retain users may be impaired. Also, any harm to our users’ personal computers or mobile devices caused by software used in our operations could have an adverse effect on our business, results of operations and financial condition.

We may be unable to adequately protect our intellectual property rights.

We may be unable to detect unauthorized use of, or otherwise sufficiently protect, our intellectual property rights. We rely on a combination of laws and contractual restrictions with employees, individual service providers, users, artists, suppliers and others content licensors and Content Providers to establish and protect these proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use proprietary information, trademarks, or copyrighted material without authorization which, if discovered, might require legal action to correct. Furthermore, our recently acquired assets and the assets we may acquire in connection with any future acquisitions (including brand names and trademark rights), may have been improperly adopted or inadequately protected prior to our acquisitions of them. This could include failures to obtain assignments of ownership or confidentiality agreements from third parties, failures to clear use of trademarks, or other failures to protect trademarks and other proprietary rights. In addition, third parties may independently and lawfully develop similar intellectual property or duplicate our services.

We will apply to register, or secure by contract when appropriate, our trademarks and service marks as they are developed and used and reserve and register domain names as we deem appropriate. While we intend to vigorously protect our trademarks, service marks and domain names as we deem appropriate, effective trademark protection may not be available or may not be sought in every country in which we operate, and contractual disputes may affect the use of marks governed by private contract. Similarly, not every variation of a domain name may be available or be registered, even if available. Our failure to protect our intellectual property rights in a meaningful manner or challenges to related contractual rights could result in the erosion of brand names or the loss of rights to our owned or licensed marks and limit our ability to control marketing on or through the internet using our various domain names or otherwise, which could adversely affect our business, financial condition, and results of operations. In addition, the loss of, or inability to otherwise obtain, rights to use third party trademarks and service marks, including the loss of exclusive rights to use third party trademarks in territories where we present festivals, could adversely affect our business or otherwise result in competitive harm. Moreover, on September 23, 2017, we entered into a Co-Existence Agreement with Monday Sessions Media, Inc. D/B/A Live X (“Live X”), in which we consented to Live X’s use and registration of the name and mark Live X and agreed to not challenge, dispute or contest Live X’s rights in such mark. Pursuant to this agreement, we agreed to not offer certain production services to third party businesses in connection with our mark LIVEXLIVE and use commercially reasonable efforts to afford Live X opportunities to bid on production or streaming service opportunities.

We may be accused of infringing upon intellectual property rights of third parties.

From time to time, we have been and may be in the future subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement and other violations of the trademarks, copyrights, patents and other intellectual property or proprietary rights of third parties. The legal proceedings and claims include notices provided to us by content owners of users’ violation of the Digital Millennium Copyright Act, which obligate us to investigate and remove infringing user content from our website.

Music contained within content we distribute may require us to obtain licenses for such distribution. In this regard, we will engage with collection management organizations (“CMOs”) that hold certain rights to music interests in connection with streaming content into various territories. If we are unable to reach mutually acceptable terms with these organizations, we could become involved in litigation and/or could be enjoined from distributing certain content, which could adversely impact our business. Additionally, pending and ongoing litigation as well as negotiations between certain CMOs and other third parties in various territories could adversely impact our negotiations with CMOs, or result in music publishers represented by certain CMOs unilaterally withdrawing rights, and thereby adversely impact our ability to reach licensing agreements reasonably acceptable to us. Failure to reach such licensing agreements could expose us to potential liability for copyright infringement or otherwise increase our costs.

We also face a risk that content licensors may bring claims for copyright infringement or breach of contract if our users exceed the scope of the content licenses. Certain live performance content may involve remixing and sampling of others’ music, and if our content license agreements do not grant us or our users sufficient use rights, or if we facilitate the performance of music for which we do not have a license, our distribution of such content could expose us to claims of copyright infringement. Due to the nature of our business, we could be accused of infringing on the copyrights of Content Providers or other rights holders, or such persons could attempt to prevent us from otherwise making certain content available to our users.

We may not be able to successfully defend against such claims, which may result in a limitation on our ability to use the intellectual property subject to these claims and also might require us to enter into settlement or license agreements, pay costly damage awards or face an injunction prohibiting us from using the affected intellectual property in connection with our services. Defending ourselves against intellectual property claims, whether they are with or without merit or are determined in our favor, results in costly litigation and may divert the attention of our management and technical personnel from the rest of our business.

Our inability to obtain accurate and comprehensive information necessary to identify the musical works embodied in sound recordings used in our services and/or the rightsholders of such musical works, may impact our ability to perform our obligations under our licenses from the rightsholders, may require us to remove or decrease the number of recordings on our streaming music services, and/or may subject us to potential copyright infringement claims.

We currently rely on the assistance of third parties to determine comprehensive and accurate rightsholder information for the musical works embodied in the sound recordings made available on our services. If the information provided to us or obtained by such third parties does not comprehensively or accurately identify which composers, songwriters or publishers own or administer musical works, or if we are unable to determine which musical works correspond to specific sound recordings, it may be difficult to identify the appropriate rightsholders from whom a license is required, to identify the applicable rightsholders to pay and/or to comply with other applicable terms and obligations of the licenses. Our failure to timely obtain licenses and/or comply with such terms or obligations may subject us to significant liability for copyright infringement (and/or result in termination of certain licenses). Further, our inability to accurately identify rightsholders may prevent us from obtaining necessary licenses, which could lead to a reduction in the music available to stream on our services, adversely impacting our ability to retain and expand our listener base.

Our live music streaming network uses open source software, and we license some of our software through open source projects, which may pose particular risks to our proprietary software, products, and services in a manner that could have a negative effect on our business.

We use open source software in connection with our website and our live music streaming network and may use open source software in the future. The terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide or distribute our products or services. Some open source software licenses require users who distribute open source software as part of their own software product to publicly disclose all or part of the source code to such software product or make available any derivative works of the open source code on unfavorable terms or at no cost. Additionally, we may from time to time face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to make our software source code freely available, purchase a costly license or cease offering the implicated products or services unless and until we can re-engineer them to avoid infringement. This re-engineering process could require significant additional research and development resources, and we may not be able to complete it successfully. In addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could have a negative effect on our business, financial condition and results of operations. While we have assessed the use of open source software on our website to ensure that we have not used open source software in a manner that would require us to disclose the source code to the related technology, use requiring such disclosure could inadvertently occur and any requirement to disclose our proprietary source code could be harmful to us.

Changes in how network operators handle and charge for access to data that travel across their networks could adversely impact our business.

We will rely upon the ability of consumers to access our service through the internet. To the extent that network operators implement usage based pricing, including meaningful bandwidth caps, or otherwise try to monetize access to their networks by data providers, we could incur greater operating expenses and our subscriber acquisition and retention could be negatively impacted. For example, in late 2010, Comcast informed Level 3 Communications that it would require Level 3 to pay for the ability to access Comcast’s network. Furthermore, to the extent network operators were to create tiers of internet access service and either charge us for or prohibit us from being available through these tiers, our business could be negatively impacted.

Most network operators that provide consumers with access to the internet also provide these consumers with multichannel video programming. As such, companies like Comcast, Charter Spectrum and Cablevision have an incentive to use their network infrastructure in a manner adverse to our continued growth and success. For example, Comcast exempted certain of its own internet video traffic (e.g., Streampix videos to the Xbox 360) from a bandwidth cap that applies to all unaffiliated internet video traffic (e.g., Netflix videos to the Xbox 360).While we believe that consumer demand, regulatory oversight and competition will help check these incentives, to the extent that network operators are able to provide preferential treatment to their data as opposed to ours or otherwise implement discriminatory network management practices, our business could be negatively impacted. In international markets, especially in Latin America, these same incentives apply; however, the consumer demand, regulatory oversight and competition may not be as strong as in our domestic market.

The success of our business and operations depends, in part, on the integrity of our systems and infrastructures, as well as affiliate and third party computer systems, wifi and other communication systems. System interruption and the lack of integration and redundancy in these systems and infrastructures may have an adverse impact on our business, financial condition and results of operations.

System interruption and the lack of integration and redundancy in the information systems and infrastructures, both of our own systems and other computer systems and of affiliate and third party software, wifi and other communications systems service providers on which we rely, may adversely affect our ability to operate websites, process and fulfill transactions, respond to user inquiries and generally maintain cost-efficient operations. Such interruptions could occur by virtue of natural disaster, malicious actions such as hacking or acts of terrorism or war, or human error. In addition, the loss of some or all of certain key personnel could require us to expend additional resources to continue to maintain our software and systems and could subject us to systems interruptions.

Although we maintain up to date information technology systems and network infrastructures for the operation of our businesses, techniques used to gain unauthorized access to private networks are constantly evolving, and we may be unable to anticipate or prevent unauthorized access to our systems and data.

Privacy concerns could limit our ability to leverage our subscriber data and compliance with privacy regulations could result in significant expense.

In the ordinary course of business and in particular in connection with merchandising our service to our users, we collect and utilize data supplied by our users. We currently face certain legal obligations regarding the manner in which we treat such information. Other businesses have been criticized by privacy groups and governmental bodies for attempts to link personal identities and other information to data collected on the internet regarding users’ browsing and other habits. Increased regulation of data utilization practices, including self-regulation or findings under existing laws, that limit our ability to use collected data, could have an adverse effect on our business. As our business evolves and as we expand internationally, we may become subject to additional and/or more stringent legal obligations concerning our treatment of customer information, and to the extent that we need to alter our business model or practices to adapt to these obligations, we could incur significant expenses.

In addition, we cannot fully control the actions of third parties who may have access to the user data we collect and the user data collected by our third party vendors. We may be unable to monitor or control such third parties and the third parties having access to our website in their compliance with the terms of our privacy policies, terms of use, and other applicable contracts, and we may be unable to prevent unauthorized access to, or use or disclosure of, user information. Any such misuse could hinder or prevent our efforts with respect to growth opportunities and could expose us to liability or otherwise adversely affect our business. In addition, these third parties may become the victim of security breaches or have practices that may result in a breach, and we could be responsible for those third party acts or failures to act.

Any failure, or perceived failure, by us or the prior owners of acquired businesses to maintain the privacy of data relating to our users (including disclosing data in a manner that was objectionable to our users), to comply with our posted privacy policies, our predecessors’ posted policies, laws and regulations, rules of self-regulatory organizations, industry standards and contractual provisions to which we or they may be bound, could result in the loss of confidence in us, or result in actions against us by governmental entities or others, all of which could result in litigation and financial losses, and could potentially cause us to lose users, advertisers, revenue and employees.

Our reputation and relationships with subscribers would be harmed if our subscriber data, particularly billing data, were to be accessed by unauthorized persons.

We will maintain personal data regarding our users, including names and, in many cases, mailing addresses. With respect to billing data, such as credit card numbers, we expect to rely on licensed encryption and authentication technology to secure such information. If we or our payment processing services experience any unauthorized intrusion into our users’ data, current and potential users may become unwilling to provide the information to us necessary for them to become subscribers, we could face legal claims, and our business could be adversely affected. Similarly, if a well-publicized breach of the consumer data security of any other major consumer website were to occur, there could be a general public loss of confidence in the use of the internet for commerce transactions which could adversely affect our business.

In addition, we do not plan to obtain signatures from subscribers in connection with the use of credit and debit cards (together, “payment cards”) by them. Under current payment card practices, to the extent we do not obtain cardholders’ signatures, we will be liable for fraudulent payment card transactions, even when the associated financial institution approves payment of the orders. From time to time, fraudulent payment cards may be used on our website to obtain service. Typically, these payment cards will not have been registered as stolen and therefore will not be rejected by any automatic authorization safeguards. We do not currently carry insurance against the risk of fraudulent credit card transactions. A failure to adequately control fraudulent credit card transactions would harm our business and results of operations.

Regulatory and business practice developments relating to personal information of our users and/or failure to adequately protect the personal information of our users may adversely affect our business.

The businesses we have acquired or intend to acquire in the future maintain, or have arrangements with third parties who maintain, information on users who purchase tickets and other products electronically through their individual websites or otherwise register on the website for access to the content provided. We are in the process of evaluating the information collected to understand if we can aggregate and reuse the contact information to inform these individuals of upcoming events, offerings and other products and services that we believe enhance the fan experience. Data protection laws and regulation may impair our ability to use these data in such ways, as certain uses may be prohibited. The use of such user information is an important component of our growth strategy in the future. The collection, storage and use of user information is subject to regulation in many jurisdictions, including the United States and the European Union, and this regulation is becoming more prevalent and stringent. Further, there is a risk that data protection regulators may seek jurisdiction over our activities even in locations in which we do not have an operating entity. This may arise in a number of ways, either because we are conducting direct marketing activities in a particular jurisdiction and the local laws apply to and are enforceable against us, or because one of our databases is controlling the processing of information within that jurisdiction. We intend to develop a comprehensive policy aimed at ensuring adequate protection of our users’ personal information and compliance with applicable law. There is a risk that we will be unable to successfully adopt and implement this policy, which may give rise to liabilities or increased costs. In addition, we could face liability if the third parties to which we grant access to our user data were to misuse or expose it.

In some countries, the use of cookies and other information placed on users’ internet browsers or users’ computing devices is currently regulated, regardless of the information contained within or referred to by the cookie. Specifically, in the European Union, this is now subject to national laws being introduced pursuant to the amended Directive 2002/58 on Privacy and Electronic Communications. The effect of these measures may require users to provide explicit consent to such a cookie being used. The laws being introduced pursuant to this measure are not finalized in every European Member State, and we have not determined what effect this could have on our business when we place the cookie on the user’s computer or when a third party does so. The effect may be to limit the amount of information we receive in relation to each use of the service and/or to limit our ability to link this information to a unique identity, which could adversely affect our business and financial condition.

In the United States, the Federal Trade Commission (“FTC”) is starting to exercise greater authority over how online consumer data is collected and maintained by businesses. Prompted by the FTC’s recommendation regarding online tracking, a number of federal legislative proposals have been introduced that would allow users to opt out of online monitoring. A number of states have passed similar legislation and some states are becoming more active in enforcing these laws to protect consumers.

The laws in this area are complex and developing rapidly. For instance, on April 14, 2016, the EU General Data Protection Regulation (the “GDPR”) was adopted within Europe and will become effective on May 25, 2018. The primary objectives of the GDPR are to give citizens of the European Union back the control of their personal data and to simplify the regulatory environment for international business by unifying the regulation within the European Union. We have not yet assessed the full effect of the GDPR. There is a risk that internet browsers, operating systems, or other applications might be modified by their developers in response to this regulation to limit or block our ability to access information about our users. It is possible that existing or future regulations could make it difficult or impossible for us to collect or use our user information in the way we would like which would impede our growth strategy and potentially reduce the revenue we hope to generate. It is also possible that we could be found to have violated regulations relating to user data, which could result in us being sanctioned, suffering fines or other punishment, being restricted in our activities and/or suffering reputational harm. Any of the foregoing could adversely affect our business and financial results.

Risks Related to this Offering and Ownership of Our Common Stock

The market price of our common stock may be highly volatile, you may not be able to resell your shares at or above the public offering price and you could lose all or part of your investment.

The trading price of our common stock after this offering may be volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

•         actual or anticipated fluctuations in our revenue and other operating results;

•         actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•         issuance of our equity or debt securities, or disclosure or announcements relating thereto;

•         additional shares of our common stock being sold into the market by us or our existing stockholders or the anticipation of such sales;

•         announcements by us or our competitors of significant events or features, technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

•         changes in operating performance and stock market valuations of companies in our industry;

•         price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•         lawsuits threatened or filed against us;

•         regulatory developments in the United States and foreign countries; and

•         other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock market in general, and the OTC Pink marketplace in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

Our Chairman and Chief Executive Officer and stockholders affiliated with him own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

As of September 29, 2017, Mr. Ellin, our Chairman and Chief Executive Officer, and stockholders affiliated with him beneficially owned approximately 41.7% of our common stock. Immediately following this offering, after giving pro forma effect to the sale of 7,692,308 shares of our common stock in this offering at an assumed public offering price of $13.00 per share (the midpoint of the estimated price range set forth on the cover of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, after giving pro forma effect to the Slacker Acquisition and the SNAP Acquisition and assuming no exercise of the underwriters’ over-allotment option to purchase additional shares, that same group will beneficially own approximately 34.37% of our outstanding voting stock. Therefore, even after this offering, Mr. Ellin and stockholders affiliated with him may have the ability to influence us through their ownership positions. Mr. Ellin and these stockholders may be able to determine or significantly influence all matters requiring stockholder approval. For example, Mr. Ellin and these stockholders, acting together, may be able to control or significantly influence elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may believe are in your best interest as one of our stockholders.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the pro forma book value per share of our tangible assets after subtracting our liabilities. As a result, investors purchasing common stock in this offering will incur immediate dilution of $12.43 per share, based on an assumed public offering price of $13.00 per share (the midpoint of the estimated price range set forth on the cover of this prospectus) and our pro forma net tangible book value as of June 30, 2017. For more information on the dilution you may suffer as a result of investing in this offering, see “Dilution.”

This dilution is due to the substantially lower price paid by our investors who purchased shares prior to this offering as compared to the price offered to the public in this offering. In addition, the issuance of any restricted stock awards or other equity awards or the exercise of any stock options or warrants that may be issued in the future under our 2016 Plan will cause additional dilution. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. See “— Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plan and any acquisition agreement, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.” below.

Sales of a substantial number of shares of our common stock in the public market by our existing stockholders could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock.

Our directors, executive officers and the entities affiliated with our directors and executive officers are subject to lock-up agreements with the underwriters of this offering that restrict the stockholders’ ability to transfer shares of our common stock for at least 180 days from the date of this prospectus. The lock-up agreements limit the number of shares of common stock that may be sold immediately following this offering. Subject to certain limitations, all of our outstanding shares held by our directors, executive officers and entities affiliated with our directors prior to this offering will become eligible for sale upon expiration of the lock-up period. In addition, shares issued or issuable upon exercise of warrants, if any, held by these stockholders and vested as of the expiration of the lock-up period will be eligible for sale at that time. Sales of stock by these stockholders could have a material adverse effect on the trading price of our common stock.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plan and any acquisition agreement, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations. To the extent we raise additional capital by issuing equity and/or convertible securities, our stockholders may experience substantial dilution. In addition to the Slacker Acquisition and the SNAP Acquisition, we may sell or otherwise issue our common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell or issue our common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent issuances. These issuances may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

Pursuant to the 2016 Plan, there are 7,600,000 shares of our common stock reserved for future issuance to our employees, directors and consultants, of which options to purchase 2,583,333 shares of our common stock have been granted. If our board of directors elects to issue restricted stock, stock options and/or other equity-based awards under the 2016 Plan, our stockholders may experience additional dilution, which could cause our stock price to fall.

Pursuant to the Slacker Agreement and the SNAP Agreement, a portion of the purchase price for the Slacker Acquisition and the SNAP Acquisition consists of $6.0 million and approximately $13.6 million in shares of our common stock, respectively, which upon their issuance may result in material dilution to our existing stockholders depending on the value of the shares of our common stock at the time of each closing. We may pay for future acquisitions with additional issuances of shares of our common stock as well, which would result in further dilution for existing stockholders.

A limited public trading market may cause volatility in the price of our common stock.

Our common stock is currently quoted on the OTC Pink marketplace. We have applied to list our common stock on the NYSE, and the closing of this offering is contingent upon the successful listing of our common stock on a national securities exchange. If we fail to maintain the listing of our common stock on the NYSE, our common stock will continue to be quoted on one of the OTC marketplaces. The quotation of our common stock on the OTC marketplace does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is subject to this volatility. Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock and our stock price may decline substantially in a short time and our stockholders could suffer losses or be unable to liquidate their holdings. Because our common stock does not trade on a national securities exchange, our common stock is subject to the securities laws of the various states and jurisdictions of the United States in addition to federal securities law. While we have qualified for exemptions from registering our common stock in one or more states, if we fail to do so in other states, the investors in those states where we have not taken such steps may not be allowed to purchase our common stock or those who presently hold our common stock may not be able to resell their shares without substantial effort and expense. These restrictions and potential costs could be significant burdens on our stockholders.

If we are not able to comply with the applicable continued listing requirements or standards of the NYSE, the NYSE could delist our common stock.

We plan to list our common stock on the NYSE in connection with the closing of this offering. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards.

In the event that our common stock is delisted from the NYSE and is not eligible to be listed on another national securities exchange, trading of our common stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the OTC Pink marketplace. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our common stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price would likely decline.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. We are in preliminary discussions with a number of entities, each of which we believe would add content, technology, subscribers or festivals and venues to our business. However, we have no present understandings, commitments or agreements with respect to any material acquisition or investment, and you will not be provided an opportunity to evaluate the specific merits or risks of any such transaction. The amounts and timing of capital expenditures will be determined by numerous factors, including growth of our business and cash needs of our business. Therefore, we cannot at this time estimate the amount of the net proceeds from this offering to be used for any of the purposes described above, and their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

Section 382 (“Section 382”) of the Internal Revenue Code of 1986, as amended (the “Code”), contains rules that limit the ability of a company that undergoes an ownership change to utilize its net operating losses (“NOLs”) and tax credits existing as of the date of such ownership change. Under the rules, such an ownership change is generally any change in ownership of more than 50% of a company’s stock within a rolling three-year period. The rules generally operate by focusing on changes in ownership among stockholders considered by the rules as owning, directly or indirectly, 5% or more of the stock of a company and any change in ownership arising from new issuances of stock by the company. As a result of this Section 382 limitation, any ownership changes as defined by Section 382 may limit the amount of NOL carryforwards that could be utilized annually to offset future taxable income.

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We have never declared or paid any cash dividend on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Additionally, any credit and security agreement that we may enter into in the future will likely contain covenants that will restrict our ability to pay dividends. Any return to stockholders will therefore be limited to the appreciation of their stock.

Provisions in our Certificate of Incorporation and Bylaws and provisions under Delaware law could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, and may prevent or frustrate attempts by our stockholders to replace or remove our current management.

Some provisions of our charter documents may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management. These provisions include: authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval; and establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law (“Section 203”) regulating corporate takeovers. In general, Section 203 prohibits publicly held Delaware corporation from engaging in a business combination with an interested stockholder (generally, any entity, person or group beneficially owning 15% or more of the outstanding voting stock of the company) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•         prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•         upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•         at or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.

As a smaller reporting company, we are subject to scaled disclosure requirements that may make it more challenging for investors to analyze our results of operations and financial prospects.

As a “smaller reporting company,” we (i) are able to provide simplified executive compensation disclosures in our filings, (ii) are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting and (iii) have certain other decreased disclosure obligations in our filings with the SEC, including being required to provide only two years of audited financial statements in annual reports. Consequently, it may be more challenging for investors to analyze our results of operations and financial prospects.

We will remain a smaller reporting company until the beginning of a fiscal year in which we had a public float of $75 million held by non-affiliates as of the last business day of the second quarter of the prior fiscal year, assuming our common stock is registered under Section 12 of the Exchange Act on the applicable evaluation date. As a result of this offering, we expect to not qualify as a smaller reporting company for the fiscal year ending March 31, 2018.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the U.S. federal securities laws, which involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Summary — Summary Historical Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors.”

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding:

•         our ability to identify, acquire, secure and develop live music and music-related video content from Content Providers and to distribute or otherwise exploit such content on our platform;

•         our ability to attract and retain users through our content and platform engagement strategies and ultimately establish a subscription-based revenue stream;

•         our ability to continue to expand and develop our content and platform, including through future acquisitions of businesses or assets;

•         our ability to utilize our technology and the LXL App to stream our content and leverage other aspects of our operations;

•         our ability to consummate the Slacker Acquisition, the SNAP Acquisition or any other future acquisitions on terms acceptable to us or at all, and our ability to recognize the anticipated benefits of any such acquisition;

•         our ability to integrate certain operating assets of Wantickets, and the operations and assets of Slacker, SNAP and any other businesses we may acquire in the future;

•         our belief that our management team’s relationships with Content Providers and Industry Stakeholders provide us a competitive advantage;

•         our belief that the costs of acquiring our content will be at substantially lower, cost-effective price points relative to other content;

•         our ability to generally acquire the licenses from Content Providers necessary to operate our business;

•         our belief that the demand for live music and music-related video content and the global music community will grow substantially and quickly;

•         our ability to produce original programming in-house through LXL Studios and future acquisitions; and

•         our ability to execute our monetization strategies, including subscriptions, advertising, sponsorships and e-commerce.

Forward-looking statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements by these cautionary statements.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $91,675,007 (or approximately $105,625,007 if the underwriters’ over-allotment option is exercised in full) from the sale of the shares of common stock offered by us in this offering, based upon an assumed public offering price of $13.00 per share (the midpoint of the estimated price range set forth on the cover of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering to fund working capital, capital expenditures, the Slacker Acquisition, the SNAP Acquisition and other general corporate purposes, which may include future acquisitions of businesses and content.

The aggregate purchase price for the Slacker Acquisition is $50.0 million, consisting of $44.0 million of cash and $6.0 million in our common stock, valued at the public offering price set forth on the cover of this prospectus. The aggregate purchase price for the SNAP Acquisition is approximately $34.0 million consisting of approximately $20.4 million in cash and approximately $13.6 million in shares of our common stock, valued at the public offering price set forth on the cover of this prospectus, or, if not consummated contemporaneously with or prior to the closing of this offering, the volume weighted average of the trading price of our common stock at the time of issuance. See “Summary — Recent Developments and Initiatives — Pending Acquisitions.”

The amounts and timing of capital expenditures will be determined by numerous factors, including growth of our business and cash needs of our business. Therefore, we cannot at this time estimate the amount of the net proceeds from this offering to be used for purposes other than those described above.

Our expected use of net proceeds of this offering represents our intentions based upon our current plans and business conditions. Our management will retain broad discretion over the allocation of any net proceeds.

Pending use of the proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

PRICE RANGE OF OUR COMMON STOCK

Our common stock has been quoted on the OTC Pink marketplace under the symbol “LIVX” since July 24, 2015. Prior to that, our common stock was eligible for trading on the OTC Bulletin Board under the symbol “LTNR,” but a trading market did not develop. There has been minimal reported trading to date in our common stock. The following table sets forth the high and low closing prices for our common stock for the periods indicated. The prices set forth below represent inter-dealer quotations, without adjustment for retail mark-up, mark-down or commission, and may not represent the prices of actual transactions. All stock prices included in the following table are adjusted for the two-for-one (2:1) forward split of our common stock in the form of a dividend effected on September 27, 2016, and assumes a reverse stock split of one-for-three (1:3), which will be effectuated prior to the effectiveness of the registration statement of which this prospectus is a part.

	High		Low
Fiscal Year Ended March 31, 2016
Quarter ended June 30, 2015(1)	$	n/a	$	n/a
Quarter ended September 30, 2015		$8.94		$7.05
Quarter ended December 31, 2015		$13.35		$8.19
Quarter ended March 31, 2016		$15.00		$7.50

Fiscal Year Ended March 31, 2017
Quarter ended June 30, 2016(1)	$	n/a	$	n/a
Quarter ended September 30, 2016		$15.60		$15.00
Quarter ended December 31, 2016		$60.00		$15.60
Quarter ended March 31, 2017(1)	$	n/a	$	n/a

Fiscal Year Ending March 31, 2018
Quarter ended June 30, 2016		$90.00		$60.00

____________

(1)      No trades were reported during the periods indicated.

As of September 29, 2017, there were 318 stockholders of record of our common stock, which excludes stockholders whose shares were held in nominee or street name by brokers. The actual number of common stockholders is greater than the number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock to date and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain earnings, if any, for the future operation and expansion of our business. Any determination to pay cash dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, restrictions imposed by applicable laws and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, and our capitalization as of June 30, 2017:

•         on an actual basis; and

•         on an as adjusted basis, giving effect to this offering at an assumed public offering price of $13.00 per share (the midpoint of the estimated price range set forth on the cover of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

•         on a pro forma as adjusted basis, giving effect to the Slacker Acquisition, the SNAP Acquisition and this offering at an assumed public offering price of $13.00 per share (the midpoint of the estimated price range set forth on the cover of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The as adjusted information below is illustrative only, and our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read the following table in conjunction with “Use of Proceeds,” “Summary — Summary Historical Financial Information,” “Unaudited Pro Forma Condensed Combined Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and unaudited pro forma condensed combined financial statements and related notes thereto included elsewhere in this prospectus. The information below assumes a reverse stock split of one-for-three (1:3), which will be effectuated prior to the effectiveness of the registration statement of which this prospectus is a part.

	As of June 30, 2017
	Actual	As Adjusted(1)	Pro Forma As Adjusted(1)
Cash and cash equivalents	$1,514,513	$93,189,520	$50,359,353
Debt	6,896,788	6,896,788	6,896,788
Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value; 10,000,000 shares authorized, no shares issued or outstanding, actual; 10,000,000 shares authorized, no shares issued or outstanding, as adjusted	—	—	—
Common stock, $0.001 par value; 500,000,000 shares authorized, 35,982,880 shares issued and outstanding, actual; 500,000,000 shares authorized, 43,675,187 shares issued and outstanding, as adjusted; 500,000,000 shares authorized, 45,184,150 shares issued and outstanding, as adjusted pro forma	35,983	43,675	45,184
Additional paid-in capital	30,077,590	121,744,905	141,359,920
Accumulated deficit	(30,911,050)	(30,911,050)	(31,211,050)
Total stockholders’ equity (deficit)	(797,477)	90,877,530	110,194,054
Total capitalization	$6,099,311	$97,774,318	$117,090,842

____________

(1)      Each $1.00 increase (decrease) in the assumed public offering price of $13.00 per share (the midpoint of the estimated price range set forth on the cover of this prospectus) would increase (decrease) the as adjusted and the pro forma as adjusted amounts of cash, cash equivalents and marketable securities, additional paid-in capital, total stockholders’ equity and total capitalization by $7,153,846, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a one million share increase (decrease) in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the as adjusted and the pro forma as adjusted amounts of cash, cash equivalents and marketable securities, additional paid-in capital, total stockholders’ equity and total capitalization by $12,090,000, assuming the public offering price of $13.00 per share (the midpoint of the estimated price range set forth on the cover of this prospectus) remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

If you invest in our common stock in this offering, your investment will be immediately diluted to the extent of the difference between the public offering price per share and the pro forma net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value as of June 30, 2017 was $(3,917,477), or $(0.11) per share of common stock. Our historical net tangible book value is the amount of our total tangible assets less our liabilities. Historical net tangible book value per share is our historical net tangible book value divided by the number of shares of common stock outstanding as of June 30, 2017.

After giving pro forma effect to the sale of 7,692,308 shares of our common stock in this offering at an assumed public offering price of $13.00 per share (the midpoint of the estimated price range set forth on the cover of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and after giving pro forma effect to the Slacker Acquisition and the SNAP Acquisition, our net tangible book value as of June 30, 2017 would have been approximately $25.8 million, or $0.57 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $0.68 per share to our existing stockholders and an immediate dilution of $12.43 per share to new investors purchasing shares of common stock in this offering at the assumed public offering price. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$13.00
Historical net tangible book value per share as of June 30, 2017	$(0.11)
Increase in pro forma net tangible book value per share attributable to existing investors participating in this offering	$0.68
Pro forma net tangible book value per share after this offering		$0.57
Dilution of pro forma as adjusted net tangible book value per share to new investors		$12.43

A $1.00 increase (decrease) in the assumed public offering price of $13.00 per share (the midpoint of the estimated price range set forth on the cover of this prospectus) would increase (decrease) the pro forma net tangible book value per share after this offering by $0.16 per share and the dilution per share to new investors participating in this offering by $0.84 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A one million share increase (decrease) in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma net tangible book value per share after this offering by $0.25 and decrease (increase) the dilution per share to new investors participating in this offering by $0.25, assuming the assumed public offering price of $13.00 per share (the midpoint of the estimated price range set forth on the cover of this prospectus) remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their over-allotment option in full to purchase an additional 1,153,846 shares of our common stock in this offering, the pro forma as adjusted net tangible book value will increase to $0.86 per share, representing an immediate increase to existing stockholders of $0.97 per share and an immediate dilution of $12.14 per share to new investors participating in this offering.

In addition, we may choose to raise additional capital through the sale of equity and/or debt (including convertible debt securities) due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. A portion of the purchase price in each of the Slacker Agreement and the SNAP Agreement consists of $6.0 million and approximately $13.6 million in shares of our common stock, respectively. We may issue shares of our common stock in any future acquisitions that we consummate. To the extent that shares of our common stock are issued under our equity incentive plans or we issue additional shares of common stock, other equity and/or convertible debt securities in the future, there will be further dilution to investors participating in this offering.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

We prepared the following unaudited pro forma condensed combined financial statements, which present LiveXLive’s pro forma financial position and results of operations after giving effect to the Wantickets Acquisition completed in May, 2017, and the Slacker Acquisition, the SNAP Acquisition and the financing proceeds, based on the historical financial statements of Wantickets, LiveXLive, Slacker, and SNAP.

LiveXLive’s fiscal year ends March 31. Wantickets’ fiscal year ends June 30. SNAP and Slacker’s fiscal year end are both December 31. Preparing the unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 2017, the statement of operations for the fiscal year ended March 31, 2017 for LiveXLive was combined with the statements of operations for the twelve-months ended March 31, 2017 for each of Wantickets and SNAP and the twelve months ended December 31, 2016 for Slacker. In preparing the unaudited pro forma condensed combined statement of operations for the three months ended June 30, 2017, the statement of operations for the three months ended June 30, 2017 for LiveXLive was combined with Wantickets for the period from April 1, 2017 to May 5, 2017 (the date of the acquisition), the statements of operations for the three months ended March 31, 2017 for Slacker and the three months ended June 30, 2017 for SNAP. The unaudited pro forma information adjusts the historical consolidated balance sheets to give effect to the Slacker Acquisition and the SNAP Acquisition as if each had occurred on June 30, 2017, noting that the Wantickets information is consolidated with LiveXLive for that period as presented.

We have based the pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. We describe in greater detail the assumptions underlying the pro forma adjustments in the accompanying notes, which you should read in conjunction with these unaudited pro forma condensed combined financial statements. In many cases, we based these assumptions on preliminary information and estimates. The actual adjustments to our condensed consolidated financial statements will depend upon a number of factors and additional information that will be available after the closing date of this offering. Accordingly, the actual adjustments that will appear in our financial statements will differ from these pro forma adjustments, and those differences may be material.

We will account for the Slacker Acquisition and the SNAP Acquisition using the acquisition method of accounting for business combinations under GAAP. Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company’s tangible and intangible assets, liabilities, and any non-controlling interest based on their estimated fair values as of the acquisition date. Once we complete our final valuation processes for the Slacker Acquisition and the SNAP Acquisition, we may report changes to the value of the assets acquired, as well as the amount of goodwill, and those changes could differ materially from what we present here.

We provide these unaudited pro forma condensed combined financial statements for informational purposes only. These unaudited pro forma condensed combined financial statements do not purport to represent what our results of operations or financial condition would have been had the transactions actually occurred on the assumed dates, nor do they purport to project our results of operations or financial condition for any future period or future date. You should read these unaudited pro forma condensed combined financial statements in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes thereto of LiveXLive included elsewhere in this prospectus. The pro forma financial information below assumes a reverse stock split of one-for-three (1:3), which will be effectuated prior to the effectiveness of the registration statement of which this prospectus is a part.

LiveXLive Media, Slacker and SNAP Interactive

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2017

	LiveXLive Media(14)	Slacker	SNAP Interactive	LiveXLive Media Financing Transaction	Pro Forma Adjustments	Notes	Pro Forma Combined
Current Assets
Cash and cash equivalents	$1,514,513	$830,505	$4,614,619	$100,000,000	$—		$50,359,353
				(7,000,000)	(28,469,016)	(1)
				(1,085,000)	(19,746,267)	(2)
					(300,000)	(3)
Restricted cash/CC Holdback	—	150,000	168,960	—	—		318,960
Accounts receivable	6,298	3,972,723	646,095	—	—		4,625,116
Prepaid expense to related party	90,000	—	—	—	—		90,000
Prepaid expense	108,390	865,213	406,788	—	—		1,380,391
Total Current Assets	1,719,201	5,818,441	5,836,462	91,915,000	(48,515,283)		56,773,820
Other Assets
Fixed assets, net	149,636	625,373	657,010	—	—		1,432,019
Intangible assets	1,798,700	43,158	4,762,818	—	(43,158)	(16)	1,798,700
					(4,762,818)	(16)	—
Goodwill	—	—	14,304,667	—	(14,304,667)	(16)
Goodwill and intangibles	1,321,300	—		—	81,267,689	(4)	82,588,989
Other assets	254,993	49,995	226,922	(239,993)	—		291,917
Total Assets	$5,243,830	$6,536,967	$25,787,879	$91,675,007	$13,641,763		$142,885,445

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$858,632	$14,008,922	$2,700,272	—	$(22,252)	(5)	17,545,574
Note payable/Bank debt	281,429	4,515,267	—	—	—		4,796,696
Due to producers/Deferred revenue	205,096	2,844,477	2,600,388	—	—		5,649,961
Note payable, shareholder	3,657,015	—	—	—	—	(13)	3,657,015
Unsecured convertible notes, net of discount	685,214	2,985,488	—	—	(2,985,488)	(6,13)	685,214
Other	4,771	3,010	—	—	—		7,781
Total Current Liabilities	5,692,157	24,357,164	5,300,660	—	(3,007,740)		32,342,241
Unsecured convertible notes, net of discount	349,150	—	—	—	—	(13)	349,150
Preferred stock warrants	—	29,132	—	—	(29,132)	(7)	—
Deferred tax liability	—	—	1,452,339	—	(1,452,339)	(8)	—
Total Liabilities	6,041,307	24,386,296	6,752,999	—	(4,489,211)	(15)	32,691,391

Commitments and contingencies
Convertible preferred stock, $0.0001 par value; 49,200,000 shares authorized; 42,488,816 shares, as adjusted, issued and outstanding	—	81,377,375	—	—	(81,377,375)	(9)	—

Stockholders’ Equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—	—	—	—		—
Common stock, $0.001 par value; 500,000,000 shares authorized; 45,184,150 shares issued and outstanding	35,983	—	—	7,692	462	(1)	45,184
					1,047	(2)
Common stock, $0.0001 par value; 62,000,000 shares authorized; 615,368 shares issued and outstanding.	—	6,748	—	—	(6,748)	(9)
Common stock, $0.001 par value, 25,000,000 shares authorized; 6,720,915 shares issued and outstanding			6,721		(6,721)	(10)
Additional paid in capital	30,077,590	48,048,396	16,579,649	91,667,315	5,999,538	(1)	141,359,920
					13,615,477	(2)
					(48,048,396)	(9)
					(16,579,649)	(10)
Common stock warrants	—	395,652	—	—	(395,652)	(9)
Retained earnings/(Accumulated deficit)	(30,911,050)	(147,677,500)	2,448,510	—	147,677,500	(11)	(31,211,050)
					(2,448,510)	(12)
					(300,000)	(3)
Total stockholders’ equity	(797,477)	(99,226,704)	19,034,880	91,675,007	99,508,349		110,194,054
Total Liabilities and Stockholders’ Equity	$5,243,830	$6,536,967	$25,787,879	$91,675,007	13,641,763		$142,885,445

Notes:

(1)      $28.5 in cash and $6.0 million in equity (461,538 common shares of LiveXLive Media) for Slacker Acquisition, net of certain liabilities per agreement.

(2)      $19.7 million in cash and approximately $13.6 million in equity (1,047,425 common shares of LiveXLive Media) for SNAP Acquisition.

(3)      Direct expenses associated with the Slacker Acquisition and the SNAP Acquisition.

(4)      Goodwill and intangible assets associated with the purchase of Slacker and SNAP Interactive.

(5)      Accrued interest due on notes that are the responsibility of Slacker.

(6)      Slacker debt is paid in full at the time of the Slacker Acquisition.

(7)      Removal of Slacker preferred stock warrant liability per the Slacker Agreement.

(8)      Assumes that SNAP Interactive deferred tax liability is retired.

(9)      Elimination of equity of Slacker related to purchase of shares by LiveXLive Media.

(10)   Elimination of equity of SNAP Interactive related to purchase of shares by LiveXLive Media.

(11)   Elimination of Retained Earnings of Slacker related to purchase of shares by LiveXLive Media.

(12)   Elimination of Retained Earnings of SNAP Interactive related to purchase of shares by LiveXLive Media.

(13)   Assumes that convertible note debt conversions do not occur at the time of the transaction.

(14)   Includes balances related to acquired assets for Wantickets.

(15)   Company is assuming net liabilities of $15.7 million as a result of the Slacker Acquisition, and $3.2 million as a result of the SNAP Acquisition.

(16)   Elimination of existing goodwill and intangible assets held by Slacker and SNAP Interactive at the time of the acquisitions.

LiveXLive Media, Wantickets, Slacker and SNAP Interactive

Unaudited Pro Forma Condensed Combined Statement of Operations

	LiveXLive Media For the Three Months Ended June 30, 2017	Wantickets For the Three Months Ended June 30, 2017(1)	Slacker For the Three Months Ended March 31, 2017	SNAP Interactive For the Three Months Ended June 30, 2017	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$276,243	$109,777	$6,642,440	$6,239,589	$—		$13,268,049

Cost of Revenue	78,869	13,022	4,850,170	1,242,819	—		6,184,880

Gross Profit	197,374	96,755	1,792,270	4,996,770	—		7,083,169

Operating expenses
Selling, general and administrative	2,287,585	283,664	1,819,428	4,252,449	(283,417)	(2)	8,599,388
					239,679	(5)
Research and product development	—	—	1,941,260	2,206,440	—		4,147,700
Related party expenses	90,000	—	—		—		90,000
Total operating expenses	2,377,585	283,664	3,760,688	6,458,889	(43,738)		12,837,088
Loss from operations	(2,180,211)	(186,909)	(1,968,418)	(1,462,119)	43,738		(5,753,919)

Other Income (Expense)
Interest expense	(634,949)		(226,056)	(22,845)	226,056	(3)	(657,794)
Total non-operating expenses	(634,949)	—	(226,056)	(22,845)	226,056		(657,794)

Net loss	(2,815,160)	(186,909)	(2,194,475)	(1,484,964)	269,794		(6,411,713)

Deemed dividend on convertible preferred stock	—	—	(975,436)	—	975,436	(4)	—

Net Income (Loss) attributable to common shareholders	$(2,815,160)	$(186,909)	$(3,169,911)	$(1,484,964)	$1,245,230		$(6,411,713)

Net loss per common share – basic and diluted	$(0.08)						$(0.14)

Weighted average common shares – basic and diluted	35,528,121						44,729,392
____________

(1)      Activity from April 1, 2017 to May 5, 2017 prior to the Wantickets Acquisition.

(2)      Elimination of amortization associated with elimination of the intangibles held by SNAP Interactive at the time of the transaction.

(3)      Elimination of interest expenses on bank debt that is retired at the time of the Slacker Acquisition.

(4)      Elimination of charges related to Slacker equity.

(5)      Contractual increase to the base salary of certain executives upon the closing of this offering in accordance with their respective employment agreements.

LiveXLive Media, Wantickets, Slacker and SNAP Interactive

Unaudited Pro Forma Condensed Combined Statement of Operations

	LiveXLive Media For the Twelve Months Ended March 31, 2017	Wantickets For the Twelve Months Ended March 31, 2017	Slacker For the Twelve Months Ended December 31, 2016	SNAP Interactive For the Twelve Months Ended March 31, 2017	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$225,000	$3,747,000	$36,682,207	$27,899,186	$—		$68,553,392

Cost of Revenue	—	1,147,000	26,978,908	5,702,998	—		33,828,906

Gross Profit	225,000	2,600,000	9,703,299	22,196,188	—		34,724,487

Operating expenses
Selling, general and administrative	5,349,801	4,130,000	6,888,339	16,294,049	(566,833)	(1)	31,885,518
					(1,399,838)	(2)
					1,190,000	(7)
Research and product development	—	—	7,894,270	9,582,230	—		17,476,500
Related party expenses	360,000	—	—	—	—		360,000
Total operating expenses	5,709,801	4,130,000	14,782,609	25,876,279	(776,671)		49,722,018
Loss from operations	(5,484,801)	(1,530,000)	(5,079,310)	(3,680,091)	766,671		(14,997,531)

Other Income (Expense)
Interest expense	(512,152)	—	(1,508,498)	(882,077)	1,508,498	(3)	(547,334)
					846,895	(4)
Other income, net	(8,252,766)	15,000	1,044	1,241,102	(900,000)	(5)	(7,895,620)
Total non-operating expenses	(8,764,918)	15,000	(1,507,454)	359,025	1,455,393		(8,442,953)
Net loss	(14,249,719)	(1,515,000)	(6,586,764)	(3,321,066)	2,232,064		(23,440,485)
Deemed dividend on convertible preferred stock	—	—	(3,960,598)	—	3,960,598	(6)	—

Net loss attributable to common shareholders	$(14,249,719)	$(1,515,000)	$(10,547,362)	$(3,321,066)	$6,192,662		$(23,440,485)

Net Loss per common share – basic and diluted	$(0.44)						$(0.56)

Weighted average common shares – basic and diluted	32,532,069						41,733,340

____________

(1)      Elimination of amortization associated with elimination of the intangibles held by SNAP Interactive at the time of the SNAP Acquisition.

(2)      Elimination of the transaction costs associated with the merger of SNAP Interactive with AVM in October 2016.

(3)      Elimination of interest expense on bank debt that is retired at the time of the Slacker Acquisition.

(4)      Elimination of interest expense related to the debt of SNAP Interactive that would have been extinguished had the merger of SNAP Interactive and AVM been consummated at the beginning of the pro forma reporting period.

(5)      Elimination of a warrant liability extinguishment gain and change in fair value of derivative liabilities that would not have been recognized had the merger of SNAP Interactive and AVM, which triggered the extinguishment of the derivatives, been consummated at the beginning of the pro forma reporting period.

(6)      Elimination of charges related to Slacker equity.

(7)      Contractual increase to the base salary of certain executives upon the closing of this offering in accordance with their respective employment agreements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion and analysis covers our fiscal years ended March 31, 2017 and 2016, which periods occurred prior to our acquisition of certain operating assets of Wantickets, and our three months ended June 30, 2017, and 2016, which such June 30, 2017 period occurred after our acquisition of certain operating assets of Wantickets. Accordingly, the following discussion and analysis relating to our fiscal years ended March 31, 2017 and 2016 does not reflect the impact such acquisition will have on us.

Business Overview

We are one of the world’s only premium internet networks devoted to live music and music-related video content. We intend to fill a market void by becoming a central content, information and transaction hub for music consumers and industry stakeholders around the world.

Since our launch in 2015, we have sought to become the singular online destination for music fans to enjoy premium live performances from music venues and leading music festivals around the world, as well as premium original content, artist exclusives and industry interviews. We have live-streamed music festivals such as Rock in Rio, Outside Lands Music and Arts Festival and Hangout Music Festival, and our platform has featured performances and content from over 200 of the most popular artists in various music genres.

Our content strategy includes continuing to aggregate content from Content Providers, including live event, catalog, original, partnered and co-branded, and curated content. Our platform engagement strategy is to build a compelling online experience for our users, anchored by a pioneering website and our custom mobile application, the “LXL App”. By executing the above strategies, we are creating a platform that is dedicated to live music and has the breadth and depth of content to reach and be relevant to a global audience of all ages.

Key Factors Affecting our Business

There have been significant changes in the music industry over the last several years. Live music, digital music streaming and online video streaming are large and growing components of the music industry. In 2016, live music revenues exceeded $19 billion in ticket revenue, and sponsorship revenue exceeded $5 billion. In 2016, digital music streaming revenue exceeded $5 billion with over 100 million paid subscribers, which has grown from 19 million in 2012. The online video streaming business is expected to have generated over $19 billion in revenue in 2016 and has experienced over 19% growth since 2015. The number of paid subscribers at another online video streaming provider has grown from 33 million in 2012 to over 90 million in 2016. As physical and digital sales have declined, the live music business now represents the majority of the industry’s revenue. We intend to grow our business by aggregating music content and converting views to advertising revenue, subscription revenue and related revenue such as e-commerce. We expect LXL Studios to develop original content and be a source of additional revenue.

Key Operating Metrics

In connection with the management of our businesses we identify, measure and assess a variety of key metrics. The principal metrics we will use in our business are set forth below.

Number of Viewers/Views — to assess our ability to attract advertising and sponsorship revenue and convert viewers to users, subscribers and purchasers of related products.

Number of Subscribers — to provide insight into our recurring revenue and our success in converting users to subscribers.

Advertising Revenue — to measure success in attracting advertisers.

Hours of Content — to determine how certain content relates to viewers and conversion rate to subscribers.

Results of Operations of LiveXLive Media, Inc.

As of June 30, 2017, we had an accumulated deficit of $30,911,050. We anticipate that we will continue to incur substantial losses over the next 12 months. Our consolidated financial statements have been prepared assuming that we will continue as a going concern. We will require additional capital to meet our long-term operating requirements. We expect to raise additional capital through, among other things, the sale of our equity and/or debt securities.

Three Months Ended June 30, 2017 and June 30, 2016

Prior to our acquisition of Wantickets, our business operated as one segment. Thereafter our operations were broken into three segments: LiveXLive Media, Inc., LXL Studios, Inc. and LiveXLive Tickets, Inc. (“LXL Tickets”). In the future we may change the designations of segments as we complete other acquisitions and grow our business.

Revenues — For the quarter ended June 30, 2017, we did not have any revenue from LiveXLive Media, Inc. or LXL Studios, Inc. Our newly formed subsidiary, LXL Tickets, which began operations on May 5, 2017, generated revenue of $276,243 from fees earned from tickets sold for certain events for the period from May 5, 2017 (inception) to June 30, 2017. We did not have any revenues in the prior period for any business segment.

Cost of Sales — We incurred direct costs of $78,869 related to the sale of tickets sold from certain events by LXL Tickets during the period from May 5, 2017 (inception) to June 30, 2017, with no such costs in the prior period.

Selling, General and Administrative Expenses — Selling, general and administrative expenses primarily consist of employee and related expenses, outside services for production and consultants, public relations, and travel and entertainment expenses. For the quarter ended June 30, 2017 our selling, general and administrative expenses increased by $1,202,699 to $2,287,585, as compared to $1,084,886 in the quarter ended June 30, 2016. The increase was due mainly to: non-cash costs of $382,705 incurred by LiveXLive Media related to the issuance of our common stock to employees, and $127,771 related to the issuance of our common stock to our consultants and advisors for services performed for us; and direct operating costs associated with LXL Tickets of $503,492, which consisted mainly of payroll and related costs supporting the delivery of the ticketing services. LiveXLive Media experienced increased costs associated with the production of events during the quarter ended June 30, 2017 in the amount of $109,908, and increased payroll and related costs of $75,061 related to the addition of full time personnel in LXL Tickets during the same period.

Management Services, Related Parties — Management services, related party costs consisted of management fees paid and accrued by us under our agreement with Trinad Management, LLC (“Trinad Management”). For each of the quarters ended June 30, 2017 and June 30, 2016, we incurred management fees to Trinad Management of $90,000.

Other (Income) Expense — Interest expense decreased by $77,319 to $634,949 for the quarter ended June 30, 2017, as compared to $712,268 for the quarter ended June 30, 2016. In addition, for the quarters ended June 30, 2017 and 2016, we recorded earnings of $0 and $83,184, respectively, as our share of earnings of Obar Camden Holdings Limited (“OCHL”) through November 24, 2016. On such date, we sold our 50% interest (“OCHL Interest”) in OCHL, representing our former ownership in the nightclub and live music venue “KOKO” in Camden, London, England (“KOKO”).

Net Loss — Net loss for the quarter ended June 30, 2017 increased by $1,011,190 to $(2,815,160), as compared to $(1,803,970) in the quarter ended June 30, 2016, which primarily reflects an increase in our selling, general and administrative expenses and an increase in interest expense.

Fiscal Year Ended March 31, 2017 as Compared to the Fiscal Year Ended March 31, 2016

Revenues — We had $225,000 in revenues for the fiscal year ended March 31, 2017, and no revenues for the fiscal year ended March 31, 2016. The revenues consisted entirely of a license fee paid to LXL for the production of a live video event.

Selling, General and Administrative Expenses — Selling, general and administrative expenses primarily consist of outside services, advertising, public relations and travel and entertainment expenses. Selling, general and administrative expenses for the fiscal year ended March 31, 2017 increased by $1,730,801 to $5,349,801, as compared to $3,619,000 for the prior year, which primarily reflects an increase in operating costs incurred by us during the fiscal year ended March 31, 2017.

Management Services, Related Parties — Management services provided by related parties consisted of management fees paid and accrued by us under an agreement with Trinad Management. For each of the fiscal years ended March 31, 2017 and March 31, 2016, we incurred management fees to Trinad Management of $360,000.

Other Income (Expense) — Other (expense) increased by $8,996,973 to $(8,764,918) for the fiscal year ended March 31, 2017, as compared to Other Income of $232,055 for the fiscal year ended March 31, 2016. Interest expense increased by $333,654 to $512,152 for the fiscal year ended March 31, 2017, as compared to $178,497 for the fiscal year ended March 31, 2016. We also recorded $2,002,977 and $0 as the fair value of warrants issued note extension and inducement to convert, $3,248,948 and $0 as fair value of warrants and beneficial conversion features on debt conversion and $136,936 and $0 as fair value of beneficial conversion features for the fiscal year ended March 31, 2017 and 2016, respectively. Other (expense) also includes the loss incurred in connection with the sale of our OCHL Interest in OCHL. For the fiscal year ended March 31, 2017 and 2016, we recorded earnings of $132,832 and $410,553, respectively, as our share of earnings of OCHL through November 24, 2016 (the date we sold our OCHL Interest). The decrease for the fiscal year ended March 31, 2017 over the same period in 2016 was due to an increase in operating costs of KOKO. We recorded a loss of $2,790,073 and a write-off of note receivable from a related party of $213,331 for the fiscal year ended March 31, 2017 as the result of the sale of our OCHL Interest, as compared to $0 for the fiscal year ended March 31, 2017.

Net loss — Net loss for the fiscal year ended March 31, 2017 increased by $10,502,775 to $(14,249,719), as compared to $3,746,944 in the fiscal year ended March 31, 2016, which primarily reflects an increase in our selling, general and administrative expenses, an increase in interest expense, the cost of warrants and beneficial conversion features related to certain convertible notes and a loss incurred by us in connection with the sale of our OCHL Interest.

Results of Operations of Wantickets

The following discussion and analysis of the financial condition and results of operations of Wantickets should be read in conjunction with the consolidated financial statements of Wantickets and related notes included elsewhere in this prospectus.

Nine Months Ended March 31, 2017 and 2016

Revenues — Wantickets recognizes as revenue the per-ticket transaction fees earned from the sale of tickets at the time of the sale and delivery to the customer. Ticket sales are generally non-refundable without written consent from the venue or event promoter. Claims for ticket refunds, which are generally received and paid the day after the show date, are charged back to the respective shows and are recorded as a reduction to WT’s transaction fees at the time that such refunds are processed.

Revenues were $2.8 million during the nine months ended March 31, 2017, compared to $3.8 million in the same period a year ago. Wantickets operates in markets across the United States but has maintained a significant concentration of revenue in the Las Vegas Nevada and Miami Florida nightlife markets. Wantickets’ revenues in these two markets were negatively impacted by the decrease in consumer demand in Nightlife and EDM events. Wantickets’ venue customers in the Las Vegas and Miami market places produced $477,000 less in transaction fees than the previous period.

In addition, during the nine months ended March 31, 2017, Wantickets did not provide ticketing services to four venues and festivals which had produced transaction fees of $471,000 during the nine months ended March 31, 2016.

Direct Cost of Revenues — Direct costs of revenue include client acquisition and incentive costs, direct marketing, fraud prevention, ticket stock, and on premise event costs. During the nine months ended March 31, 2017, direct costs of revenue decreased to $946,000 from $1,383,000 in the same period a year ago. Most of the direct costs of revenues are variable costs in relationship to revenues with the decrease in revenues from the previous period resulting in a reduction in the corresponding expenses compared to the same period a year ago.

Selling, General and Administrative Expenses — Selling, general and administrative expenses include personnel costs, rent, credit card processing fees, legal and accounting fees, and consulting and advisory fees. In addition, selling, general and administrative expenses include employee benefit expenses, advertising, and miscellaneous other general operating expenses to support the ticketing service business.

During the nine months ended March 31, 2017, total selling, general and administrative expenses were $3.3 million compared to $2.5 million for the same period a year ago. During the nine months ended March 31, 2017, legal and professional fees were $567,000, as compared to $96,000 during the same period a year ago, personnel costs were $1,600,000, as compared to $1,378,000 to the same period a year ago, and rent expense increased $66,000 over the previous period.

Depreciation and Amortization — During the nine months ended March 31, 2017, depreciation and amortization expense was $55,000, as compared to $52,000 for the same period a year ago.

Other Expense, net — During the nine months ended March 31, 2017, other expenses, net, which included foreign currency conversion expense, were $(33,000), as compared to $4,000 for the same period a year ago.

Net Loss — As a result of the foregoing, during the nine months ended March 31, 2017 and 2016, Wantickets recorded a net loss of $1,505,000 and $121,000, respectively.

Years Ended June 30, 2016 and 2015

Revenues — Wantickets recognizes as revenue the per-ticket transaction fees earned from the sale of tickets at the time of the sale and delivery to the customer. Ticket sales are generally non-refundable without written consent from the venue or event promoter. Claims for ticket refunds, which are generally received and paid the day after the show date, are charged back to the respective shows and are recorded as a reduction to Wantickets’ transaction fees at the time that such refunds are processed.

Revenues were $4.8 million during the year ended June 30, 2016, as compared to $7.7 million in the same period a year ago. Wantickets operates in markets across the United States but has maintained a significant concentration of revenue in the Las Vegas Nevada and Miami Florida nightlife markets. Wantickets’ revenues in these two markets were negatively impacted by the decrease in consumer demand in Nightlife and EDM events. Wantickets’ venue customers in the Las Vegas and Miami market places produced $1.3 million less in transaction fees than the previous period.

Wantickets provided ticketing services to its single largest venue customer in only seven of the twelve months during the year ended June 30, 2016, a $636,000 reduction in transaction fees over the year ended June 30, 2015. In addition, during the year ended June 30, 2016, Wantickets did not provide ticketing services to a festival promoter which had produced transaction fees in the previous year of $253,000.

Direct Cost of Revenues — Direct costs of revenue include client acquisition and incentive costs, direct marketing, fraud prevention, ticket stock, and on premise event costs. Direct costs of revenue decreased to $1.6 million during the year ended June 30, 2016, from $2.8 million during the year ended June 30, 2015. Most of the direct costs of revenues are variable costs in relationship to revenues with the decrease in revenues from the previous period resulting in a reduction in the corresponding expenses compared to the same period a year ago.

Selling, General and Administrative Expenses — Selling, general and administrative expenses include personnel costs, rent, credit card processing fees, legal and accounting fees, and consulting and advisory fees. In addition, selling, general and administrative expenses include employee benefit expenses, advertising, and miscellaneous other general operating expenses to support the ticketing service business.

During the year ended June 30, 2016, total selling, general and administrative expenses were $3.3 million, as compared to $4.9 million for the same period in the prior period. Wantickets reduced personnel costs from $2.5 million during the year ended June 30, 2015 to $1.8 million during the year ended June 30, 2016. Credit card merchant fees were $0.7 million during the year ended June 30, 2016, as compared to $1.3 million during the year ended June 30, 2015.

Depreciation and Amortization — During the year ended June 30, 2016, depreciation and amortization expense was $70,000 compared to $50,000 for the same period a year ago. The increase in depreciation and amortization was increased depreciation related to the addition of internally developed software costs related to the re-design of Wantickets’ website during the period ended June 30, 2016.

Other Expense, net — During the year ended June 30, 2016, other expenses, net, which included foreign currency conversion expense, was $22,000, as compared to $15,000 for the same period a year ago.

Net Loss — As a result of the foregoing, during the years ended June 30, 2016 and 2015, Wantickets recorded a net loss of $164,000 and $101,000, respectively.

Results of Operations of Slacker, Inc.

The following discussion and analysis of the financial condition and results of operations of Slacker, Inc. should be read in conjunction with the financial statements of Slacker and related notes included elsewhere in this prospectus.

Six Months Ended June 30, 2017 and 2016

Revenues

Slacker’s revenues consist of radio subscription, advertising, and other revenue. Radio subscription revenue is recognized ratably over the term of the underlying subscription agreement. Radio subscription revenue sold via mobile phone carriers is recognized net of the revenue sharing amount mobile phone carriers earn on each transaction. Advertising revenue is recognized based on an estimate calculated using the number of impressions served and a range of rates based on the type of impression served. Estimated amounts do not vary significantly from actual amounts based on historical observation. Other revenue represents certain onetime contractual payments to Slacker.

Revenues were $13.4 million during the six months ended June 30, 2017, compared to $21.1 million in the same period a year ago, a decline of $7.7 million or 36.4%. Revenues were reduced $7.9 million due to the termination of two third party distribution agreements.

Content Acquisition and Service Delivery

Direct costs of revenue include content acquisition and service delivery costs. Content acquisition costs principally consist of royalties paid for the right to stream music and non-music content to the Slacker’s listeners. Royalties are calculated using negotiated rates documented in content license agreements and are based on usage measures or revenue earned. Music royalties to record labels, professional rights organizations, and music publishers relate to the consumption of music listened to on Slacker’s radio services. Service delivery costs consist of the infrastructure costs related to content streaming, maintaining Slacker’s service, revenue share costs paid to mobile phone carriers for free listeners, and serving advertisement impressions through third party ad serving technology providers. Content acquisition costs decreased to $8.1 million during the six months ended June 30, 2017, from $12.7 million during the six months ended June 30, 2016. Most of the direct costs of revenues are variable costs in relationship to revenues with the decrease in revenues from the previous period resulting in a reduction in the corresponding expenses compared to the same period a year ago.

Selling and Marketing Expenses

Selling and marketing expenses are comprised of expenses for our marketing, advertising sales, and business development functions of Slacker.

During the six months ended June 30, 2017, total selling and marketing expenses were $0.8 million compared to $0.9 million for the same period a year ago.

General and Administrative Expenses

General and administrative expenses include personnel costs, rent, legal, accounting fees, software maintenance fees, and consulting and advisory fees.

During the six months ended June 30, 2017, total general and administrative expenses were $2.6 million compared to $2.7 million for the same period a year ago.

Research and Development Expenses

Research and development expenses are comprised of operating expenses for Research and Development, Product and Content Development activities of Slacker. These costs include software development costs and the costs for curation of Slacker radio stations and music content. During the six months ended June 30, 2017, total research and development expenses were $3.4 million compared to $4.4 million for the same period a year ago. The reduction in research and development expenses for the six months ending June 30, 2017 compared to the same period in the previous year was due primarily to a $0.8 million reduction in salary and related costs including a reduction in contract outsourced labor during the six months ending June 30, 2017.

Other Expense, net

During the six months ended June 30, 2017, other expenses, net, which in comprised of Slacker’s interest expense, was $0.6 million, compared to $0.8 million for the same period a year ago.

Deemed Dividend on Convertible Preferred

During both the six months ended June 30, 2017 and 2016, Slacker recorded an expense of $2.0 million related to the accretion of the Slacker’s preferred stock.

Net Loss

As a result of the foregoing, during the six months ended June 30, 2017 and 2016, Slacker recorded a net loss attributable to common stockholders of $5.7 million and $4.5 million, respectively.

Years Ended December 31, 2016 and 2015

Revenues

Slacker’s revenues consist of radio subscription, advertising, and other revenue. Radio subscription revenue is recognized ratably over the term of the underlying subscription agreement. Radio subscription revenue sold via mobile phone carriers is recognized net of the revenue sharing amount mobile phone carriers earn on each transaction. Advertising revenue is recognized based on an estimate calculated using the number of impressions served and a range of rates based on the type of impression served. Estimated amounts do not vary significantly from actual amounts based on historical observation. Other revenue represents certain onetime contractual payments to Slacker. Slacker operates in markets in the United States and Canada.

Revenues were $36.7 million during the year ended December 31, 2016, compared to $45.3 million in the same period a year ago, a decline of $8.6 million or 18.9%. Radio subscriptions declined from $27.7 million in 2015 to $24.1 million in 2016 because of fewer mobile phone subscribers billed through mobile phone carrier billing arrangements. Advertising revenue was unchanged at $10.0 million in 2016 and $10.2 million in 2015. Slacker recorded approximately $2.5 million and $7.4 million in other revenue during the years ended December 31, 2016 and 2015, respectively, which represents recognition of certain onetime contractual payments to Slacker. The decline in other revenue was due to contracts containing one time payments being concluded in 2016.

Content Acquisition and Service Delivery

Direct costs of revenue include content acquisition and service delivery costs. Content acquisition costs principally consist of royalties paid for the right to stream music and non-music content to Slacker’s listeners. Royalties are calculated using negotiated rates documented in content license agreements and are based on usage measures or revenue earned. Music royalties to record labels, professional rights organizations, and music publishers relate to the consumption of music listened to on Slacker’s radio services. Service delivery costs consist of the infrastructure costs related to content streaming, maintaining Slacker’s service, revenue share costs paid to mobile phone carriers for free listeners, and serving advertisement impressions through third party ad serving technology providers. Content acquisition costs decreased to $22.9 million during the year ended December 31, 2016, from $25.6 million during the year ended December 31, 2015. Most of the direct costs of revenues are variable costs in relationship to revenues with the decrease in revenues from the previous period resulting in a reduction in the corresponding expenses compared to the same period a year ago.

Selling and Marketing Expenses

Selling and marketing expenses are comprised of expenses related to the marketing, advertising sales, and business development activities of Slacker.

During the year ended December 31, 2016, total selling and marketing expenses were $1.6 million compared to $2.0 million for the same period a year ago. Slacker reduced selling and marketing expenses in the year ended December 31, 2016 by $0.4 million primarily through a reduction of salary costs and the costs of outside contractors.

General and Administrative Expenses

General and administrative expenses include personnel costs, rent, legal, accounting fees, software maintenance fees, and consulting and advisory fees.

During the year ended December 31, 2016, total general and administrative expenses were $5.3 million compared to $5.5 million for the same period a year ago. Slacker reduced salary and related costs $0.3 million during the year ended December 31, 2016.

Research and Development Expenses

Research and development expenses are comprised of expenses for Research and Development, Product and Content Development activities of Slacker. These costs include software development costs and the costs for curation of Slacker radio stations and music content.

During the year ended December 31, 2016, total research and development expenses were $7.9 million compared to $9.3 million for the same period a year ago. The reduction in research and development expenses was due primarily to a $1.1 million reduction in salary and related costs including contract labor during the year ending December 31, 2016.

Other Expense, net

During the year ended December 31, 2016, other expenses, net, which are comprised of Slacker’s interest expense, was $1.5 million, compared to $1.5 million for the same period a year ago.

Deemed Dividend on Convertible Preferred

During both the years ended December 31, 2016 and 2015, Slacker recorded an expense of $4.0 million related to the accretion of Slacker’s preferred stock.

Net Loss

As a result of the foregoing, during the years ended December 31, 2016 and 2015, Slacker recorded a net loss attributable to common stockholders of $10.5 million and $6.6 million, respectively.

Results of Operations of SNAP Interactive, Inc.

The following discussion and analysis of the financial condition and results of operations of SNAP should be read in conjunction with the consolidated financial statements of SNAP and related notes included elsewhere in this prospectus.

Six Months Ended June 30, 2017 and 2016

Revenues

Revenues increased to $12,958,540 for the six months ended June 30, 2017 from $9,293,265 for the six months ended June 30, 2016. The increase was mainly driven by the inclusion of revenue from pre-merger (i.e., prior to the merger (the “2016 Merger”) of SNAP with A.V.M. Software, Inc. (d/b/a Paltalk) (“AVM”)) Snap products following the completion of the Merger, offset by a decline in subscription revenue and advertising revenue in pre-2016 Merger AVM products.

The following table sets forth SNAP’s subscription revenue, advertising revenue and total revenues for the six months ended June 30, 2017 and the six months ended June 30, 2016, the increase or decrease between those periods, the percentage increase or decrease between those periods, and the percentage of total revenues that each represented for those periods:

	Six Months Ended June 30,		Increase	% Increase	% Revenue Six Months Ended June 30,
	2017	2016	(Decrease)	(Decrease)	2017	2016
Subscription revenue	$11,966,391	$8,261,580	$3,704,811	44.8%	92.3%	88.9%
Advertising revenue	992,149	1,031,685	(39,536)	(3.8)%	7.7%	11.1%
Total revenues	$12,958,540	$9,293,265	$3,665,275	39.4%	100%	100%

Subscription — SNAP’s subscription revenue for the six months ended June 30, 2017 increased by $3,704,811, or 44.8%, as compared to the six months ended June 30, 2016. The increase in subscription revenue for the six months ended June 30, 2017 was primarily due to the inclusion of subscription revenue from pre-2016 Merger Snap of approximately $4,106,000 offset by a decline in subscription revenue of approximately $510,000 as compared to June 30, 2016 from products attributable to pre-2016 Merger AVM. SNAP believes that the decrease in subscription revenue from pre-2016 Merger AVM products was driven, in part, by a decrease in new transactions in the Paltalk product as SNAP shifted management attention and resources to new higher growth opportunities in the live video market during 2017. SNAP also experienced a decline in its international markets, particularly the Middle East, where a decline in monthly active users and a change in the contractual arrangement with SNAP’s primary payment processor in the region led to reduced paid usage.

Advertising — SNAP’s advertising revenue for the six months ended June 30, 2017 decreased by $39,536, or 3.8%, as compared to the six months ended June 30, 2016. The decrease in advertising revenue primarily resulted from changes in advertising partnerships and elimination of a third party toolbar distribution arrangement offset by the inclusion of advertising revenue from pre-2016 Merger Snap of approximately $260,000 following the completion of the 2016 Merger.

Costs and Expenses

Total costs and expenses for the six months ended June 30, 2017 reflect an increase in costs and expenses of $5,469,970, or 54.6%, as compared to the six months ended June 30, 2016. The following table presents SNAP’s costs and expenses for the six months ended June 30, 2017 and 2016, the increase or decrease between those periods and the percentage increase or decrease between those periods:

	Six Months Ended June 30,		Increase	% Increase	% Revenue Six Months Ended June 30,
	2017	2016	(Decrease)	(Decrease)	2017	2016
Cost of revenue	$2,524,324	$2,626,059	$(101,735)	(3.9)%	19.5%	28.3%
Sales and marketing expense	4,366,443	1,862,064	2,504,379	134.5%	33.7%	20.0%
Product development expense	4,417,785	4,520,190	(102,405)	(2.3)%	34.1%	48.6%
General and administrative expense	4,186,625	1,016,894	3,169,731	311.7%	32.3%	10.9%
Total costs and expenses	$15,495,177	$10,025,207	$5,469,970	54.6%	119.6%	107.9%

Cost of revenue — SNAP’s cost of revenue for the six months ended June 30, 2017 decreased by $101,735, or 3.9%, as compared to the six months ended June 30, 2016. Despite the inclusion of pre-2016 Merger Snap cost of revenue expenses in 2017, the decrease for the six months ended June 30, 2017 was primarily driven by a move from physical servers to cloud web hosting services. The transition also drove reduced headcount in SNAP’s information technology support areas.

Sales and marketing expense — SNAP’s sales and marketing expense for the six months ended June 30, 2017 increased by $2,504,379, or 134.5%, as compared to the six months ended June 30, 2016. The increase in sales and marketing expense for the six months ended June 30, 2017 was primarily due to the inclusion of pre-2016 Merger Snap sales and marketing expense following the completion of the 2016 Merger.

Product development expense — SNAP’s product development expense for the six months ended June 30, 2017 decreased by $102,405, or 2.3%, as compared to the six months ended June 30, 2016. Despite the inclusion of pre-2016 Merger Snap product development expense in 2017, the decrease in product development expense was primarily due to reduced headcount in the product development and engineering teams, as well as reduced capitalized software amortization, offset by an increase in consulting services supporting the efforts to enhance user retention and improve monetization.

General and administrative expense — SNAP’s general and administrative expense for the six months ended June 30, 2017 increased by $3,169,731, or 311.7%, as compared to the six months ended June 30, 2016. The increase in general and administrative expense was primarily driven by an increase in depreciation and amortization expense and officers’ salaries related to the inclusion of pre-2016 Merger Snap’s fixed and intangible assets and officer headcount. In addition, the increase was in part driven by stock compensation expense relating to executive equity awards, an increase in accounting and legal fees related to the filing of SNAP’s Annual report on Form 10-K, and a lease cancellation fee related to its office space on 320 W 37th Street in New York, NY.

Non-Operating Income (Expense)

The following table presents the components of non-operating income (expense) for the six months ended June 30, 2017 and the six months ended June 30, 2016, the increase or decrease between those periods and the percentage increase or decrease between those periods:

	Six Months Ended June 30,		Increase	% Increase	% Revenue Six Months Ended June 30,
	2017	2016	(Decrease)	(Decrease)	2017	2016
Interest income (expense), net	$31,968	$559	$31,409	5,618.8%	0.2%	0.0%
Other income (expense), net	(18,000)	$30,000	(48,000)	(160.0)%	(0.1)%	0.3%
Total non-operating income (expense)	$13,968	$30,559	$(16,591)	(54.3)%	0.1%	0.3%

Non-operating income for the six months ended June 30, 2017 was $13,968, a net decrease of $16,591, or 54.3%, as compared to $30,559 for the six months ended June 30, 2016. The decrease in non-operating income was driven by a legal settlement expenses and contractual interest incurred.

Three Months Ended June 30, 2017 and 2016

Revenues

Revenues increased to $6,239,589 for the three months ended June 30, 2017 from $4,355,567 for the three months ended June 30, 2016. The increase was mainly driven by the inclusion of revenue from pre-2016 Merger SNAP products following the completion of the 2016 Merger, offset by a decline in subscription revenue and advertising revenue in pre-2016 Merger AVM products.

The following table sets forth SNAP’s subscription revenue, advertising revenue and total revenues for the three months ended June 30, 2017 and the three months ended June 30, 2016, the increase or decrease between those periods, the percentage increase or decrease between those periods, and the percentage of total revenues that each represented for those periods:

	Three Months Ended June 30,		Increase	% Increase	% Revenue Three Months Ended June 30,
	2017	2016	(Decrease)	(Decrease)	2017	2016
Subscription revenue	$5,742,707	$3,872,306	$1,870,401	48.3%	92.0%	88.9%
Advertising revenue	496,882	483,261	13,621	2.8%	8.0%	11.1%
Total revenues	$6,239,589	$4,355,567	$1,884,022	43.3%	100.0%	100.0%

Subscription — SNAP’s subscription revenue for the three months ended June 30, 2017 increased by $1,870,401, or 48.3%, as compared to the three months ended June 30, 2016. This increase in subscription revenue for the three months ended June 30, 2017 was primarily due to the inclusion of subscription revenue from pre-2016

Merger SNAP of approximately $1,995,000, offset by a decline in subscription revenue of approximately $125,000 as compared to the three months ended June 30, 2016 from products attributable to pre-2016 Merger AVM. SNAP believes that the decrease in subscription revenue from pre-2016 Merger AVM products was driven, in part, by a decrease in new transactions in the Paltalk product as SNAP shifted management attention and resources to new higher growth opportunities in the live video market. SNAP also experienced a decline in its international markets, particularly the Middle East, where a decline in monthly active users and a change in the contractual arrangement with SNAP’s primary payment processor in the region led to reduced paid usage.

Advertising — SNAP’s advertising revenue for the three months ended June 30, 2017 increased by $13,621, or 2.8%, as compared to the three months ended June 30, 2016. The slight increase in advertising revenue primarily resulted from the inclusion of advertising revenue from FirstMet as a result of the 2016 Merger offset by a decrease driven primarily from changes in advertising partnerships and advertisement placements.

Costs and Expenses

Total costs and expenses for the three months ended June 30, 2017 reflect an increase in costs and expenses of $2,573,695, or 50.2%, as compared to the three months ended June 30, 2016. The following table presents SNAP’s costs and expenses for the three months ended June 30, 2017 and 2016, the increase or decrease between those periods and the percentage increase or decrease between those periods:

	Three Months Ended June 30,		Increase	% Increase	% Revenue Three Months Ended June 30,
	2017	2016	(Decrease)	(Decrease)	2017	2016
Cost of revenue	$1,242,819	$1,227,059	$15,760	1.3%	19.9%	28.2%
Sales and marketing expense	2,135,951	943,448	1,192,503	126.4%	34.2%	21.7%
Product development expense	2,206,440	2,427,355	(220,915)	(9.1)%	35.4%	55.7%
General and administrative expense	2,116,498	530,151	1,586,347	299.2%	33.9%	12.2%
Total costs and expenses	$7,701,708	$5,128,013	$2,573,695	50.2%	123.4%	117.7%

Cost of revenue — SNAP’s cost of revenue for the three months ended June 30, 2017 increased by $15,760, or 1.3%, as compared to the three months ended June 30, 2016. This increase for the three months ended June 30, 2017 was primarily driven by increases in fraud monitoring and webhosting expenses offset by decreases in license and permit expenses and payroll expenses as a result of a move to cloud web hosting services. The transition also led to decreases in headcount in SNAP’s information technology support areas.

Sales and marketing expense — SNAP’s sales and marketing expense for the three months ended June 30, 2017 increased by $1,192,503, or 126.4%, as compared to the three months ended June 30, 2016. The increase in sales and marketing expense for the three months ended June 30, 2017 was primarily due to the inclusion of pre-2016 Merger SNAP sales and marketing expense following the completion of the 2016 Merger.

Product development expense — SNAP’s product development expense for the three months ended June 30, 2017 decreased by $220,915, or 9.1%, as compared to the three months ended June 30, 2016. Despite the inclusion of pre-2016 Merger SNAP product development expense in 2017, the decrease in product development expense was primarily due to reduced headcount in the product development and engineering teams as the 2016 Merger enabled the Company to share resources and leverage expenses.

General and administrative expense — SNAP’s general and administrative expense for the three months ended June 30, 2017 increased by $1,586,347, or 299.2%, as compared to the three months ended June 30, 2016. The increase in general and administrative expense was primarily driven by an increase in depreciation and amortization related to the inclusion of pre-2016 Merger SNAP fixed and intangible assets. In addition, the increase was in part driven by an increase in investor relations expenses and an increase in officers’ compensation and related stock compensation expense.

Non-Operating Income (Expense)

The following table presents the components of non-operating income (expense) for the three months ended June 30, 2017 and the three months ended June 30, 2016, the decrease between those periods and the percentage decrease between those periods:

	Three Months Ended June 30,			%	% Revenue Three Months Ended June 30,
	2017	2016	(Decrease)	(Decrease)	2017	2016
Interest income (expense), net	$(4,845)	$274	$(5,119)	(1,868.2)%	(0.1)%	0.0%
Other income(expense), net	(18,000)	30,000	(48,000)	(160.0)%	(0.3)%	0.7%
Total non-operating income (expense)	$(22,845)	$30,274	$(53,119)	(175.5)%	(0.4)%	0.7%

Non-operating expense for the three months ended June 30, 2017 was $22,845, a net decrease of $53,119, or 175.5%, as compared to a non-operating income of $30,274 for the three months ended June 30, 2016. The decrease in non-operating income was driven by a decrease in proceeds from software implementation income offset by contractual interest incurred and legal settlement expenses.

Fiscal Year Ended December 31, 2016 and 2015

Total revenues increased to $20,988,429 for the year ended December 31, 2016 from $20,122,143 for the year ended December 31, 2015. The increase is primarily driven by the inclusion of FirstMet revenue as a result of the pre-2016 Merger, offset by a decline in Paltalk subscription revenue and advertising revenue.

The following table sets forth SNAP’s subscription revenue, advertising revenue and total revenues for the year ended December 31, 2016 and the year ended December 31, 2015, the increase/decrease between those periods, the percentage increase/decrease between those periods, and the percentage of total revenue that each represented for those periods:

	Years Ended December 31,		$ Increase	% Increase	% of Revenue Years Ended December 31,
	2016	2015	(Decrease)	(Decrease)	2016	2015
Subscription revenue	$18,647,855	$17,529,115	$1,118,740	6.4%	88.8%	87.1%
Advertising revenue	2,340,574	2,593,028	(252,454)	(9.7)%	11.2%	12.9%
Total revenues	$20,988,429	$20,122,143	$866,286	4.3%	100.0%	100.0%

Subscription

SNAP’s subscription revenue for the year ended December 31, 2016 increased by $1,118,740, or 6.4%, as compared to the year ended December 31, 2015. This increase in subscription revenue for the year ended December 31, 2016 was primarily due to the inclusion of FirstMet subscription revenue of approximately $2,244,000 following the completion of the 2016 Merger offset by a decline in Paltalk subscription revenue of approximately $1,125,000. SNAP believes that the decrease in Paltalk subscription revenue was driven, in part, by product outages and inconsistency in service in its primary data center. SNAP made the strategic decision to outsource its data center and physical servers to cloud web hosting services. This move was completed in January 2017 and its service disruptions have decreased as a result. To a smaller degree, SNAP also believes revenue was affected by increased industry competition. As mobile video adoption increases, users have more choices and ways to experience live video chat online.

Advertising

SNAP’s advertising revenue for the year ended December 31, 2016 decreased by $252,454, or 9.7%, as compared to the years ended December 31, 2015. The decrease in advertising revenue primarily resulted from the loss of one advertising partner and the elimination of a third party toolbar distribution offset by an increase from advertising revenue from FirstMet as a result of the 2016 Merger.

Costs and Expenses

Total costs and expenses for the year ended December 31, 2016 reflect an increase in costs and expenses of $2,139,479, or 10.4%, as compared to the year ended December 31, 2015. The following table presents SNAP’s costs and expenses for the year ended December 31, 2016 and 2015, the increase or decrease between those periods and the percentage increase or decrease between those periods:

	Years Ended December 31,		$ Increase	% Increase	% of Revenue Years Ended December 31,
	2016	2015	(Decrease)	(Decrease)	2016	2015
Cost of revenue	$5,015,565	$5,117,277	$(101,712)	(2.0)%	23.9%	25.4%
Sales and marketing	5,099,956	4,088,113	1,011,843	24.8%	24.3%	20.3%
Product development	8,600,688	8,597,175	3,513	0.0%	41.0%	42.7%
General and administrative	4,016,068	2,790,233	1,225,835	43.9%	19.1%	13.9%
Total costs and expenses	$22,732,277	$20,592,798	$2,139,479	10.4%	108.3%	102.3%

Cost of revenue

SNAP’s cost of revenue for the year ended December 31, 2016 decreased by $101,712, or 2.0%, as compared to the year ended December 31, 2015. The decrease in cost of revenue for the year ended December 31, 2016 was primarily driven by a move from physical servers to cloud web hosting services. The server move also drove reduced headcount in the information technology support areas.

Sales and marketing expense

SNAP’s sales and marketing expense for the year ended December 31, 2016 increased by $1,011,843, or 24.8%, as compared to the year ended December 31, 2015. The increase in sales and marketing expense for the year ended December 31, 2016 was primarily due to the inclusion of FirstMet sales and marketing expense following the completion of the 2016 Merger. In addition, SNAP commenced a new relationship with a marketing vendor based on a revenue share agreement for some of the products, which had no marketing expense for the year ended December 31, 2015.

Product development expense

SNAP’s product development expense for the year ended December 31, 2016 increased by $3,513, or 0.0% as compared to the year ended December 31, 2015. The slight increase in product development expense for the year ended December 31, 2016 was primarily due to the increase in headcount to support FirstMet following the 2016 Merger offset by a decrease in headcount related expenses as compared to December 31, 2015.

General and administrative expense

SNAP’s general and administrative expense for the year ended December 31, 2016 increased by $1,225,835, or 43.9%, as compared to the year ended December 31, 2015. The increase in general and administrative expense for the year ended December 31, 2016 was primarily driven by a $1,105,000 increase in legal and accounting fees related to the 2016 Merger as well as increased headcount to support the combined company going forward.

Non-Operating Income

The following table presents the components of non-operating income for the year ended December 31, 2016 and the year ended December 31, 2015, the increase or decrease between those periods and the percentage increase or decrease between those periods:

	Years Ended December 31,		$ Increase	% Increase	% of Revenue Years Ended December 31,
	2016	2015	(Decrease)	(Decrease)	2016	2015
Interest expense, net	$(60,030)	$—	$(60,030)	100%	(0.3)%	—
Other income, net	351,102	33,145	317,957	959.3%	1.7%	0.2%
Total non-operating income	$291,072	$33,145	$257,927	778.2%	1.4%	0.2%

Non-operating income for the year ended December 31, 2016 was $291,072, a net increase of $257,927, or 778.2%, as compared to $33,145 for the year ended December 31, 2015. Non-operating income represents proceeds from dismissal of legal matters and software implementation income offset by a contingent liability write-off and contractual interest incurred.

Liquidity and Capital Resources

As of June 30, 2017, we had total assets of $5,243,830, comprised primarily of cash of $1,514,513, prepayments of $198,390, net property and equipment of $149,636, $15,000 in other assets, $1,798,700 in intangible assets, deferred offering costs of $239,993 and $1,321,300 in goodwill. We sold our former OCHL Interest during the quarter ended December 31, 2016, and therefore, our principal assets as of June 30, 2017 were the operations of LXL and LiveXLive Tickets and $1,798,700 in intangible assets and $1,321,300 in goodwill. This compares with total assets of $1,556,205 as of March 31, 2017, comprised primarily of cash of $1,477,229, prepayments of $21,569 and net property and equipment of $57,407. Our principal asset at such time was the operations of LXL and cash in the amount of $1,477,229.

As of June 30, 2017, we had current liabilities of $5,692,157, comprised of accounts payable and accrued liabilities of $858,632, current portion of unsecured convertible notes, net of discount of $689,985, amounts due to producers of $205,096, convertible notes payable to related parties of $3,657,015 and note payables of $281,429. This compares with current liabilities of $4,729,689, comprised of accounts payable and accrued liabilities of $542,035, short-term notes of $277,270, a shareholder note payable of $3,603,446, current portion of unsecured convertible notes, net of discount of $67,858, and management services obligations to a related party of $239,080, as of March 31, 2017.

We have funded our operations primarily through the issuance of equity and/or convertible securities for cash. The cash was used primarily for payments for festivals, cost of employees, management services, professional fees, consultants and travel. After the completion of this offering, cash will primarily be used to fund the growth of our business, including the cash portion of acquisitions, cost of increasing the management team, infrastructure costs, expenses related to licensing new festivals, concerts and other venues, production costs for original content, marketing and promotion and technical costs.

During the quarter ended June 30, 2017, we received $1,695,000 through the issuance of ten 6% unsecured convertible notes payable during such period. Also, during the quarter ended June 30, 2017, we paid the remaining $250,000 outstanding under the Management Agreement with Trinad Capital. We believe we have adequate cash resources to continue our operations through September 2017.

We depend upon debt and/or equity financing to fund our ongoing operations and to execute our business plan. If continued funding and capital resources are unavailable at reasonable terms we may curtail our plan of operations. We will be required to obtain alternative or additional financing from financial institutions or otherwise, in order to maintain and expand our existing operations. The failure by us to obtain such financing would have a material adverse effect upon our business, financial condition and results of operations.

Content Payment Commitments

Currently, we are obligated under four licenses, production and/or distribution agreements to make guaranteed payments as follows: $710,000 for the fiscal year ended March 31, 2018, $515,000 for the fiscal year ended March 31, 2019 and $25,000 for the fiscal year ended March 31, 2020, assuming all planned events occur in the future as anticipated and subject to certain conditions. The agreements also provide for a revenue share of 35-50% of net revenues. In addition, there are two other agreements that provide for revenue share of 50% of net revenues, but no guaranteed payments. If the events do not occur as planned and/or we do not undertake production of such events, or if the revenue from these events does not allow us to recover our production costs, no additional liability for additional payments or promotional right will remain.

Internal Control Over Financial Reporting

In connection with the audits of our financial statements for the fiscal years ended March 31, 2017 and 2016, and review of our financial statements for each of the quarterly reporting periods during such fiscal years and for the three months ended June 30, 2017, we identified certain deficiencies relating to our internal control over financial reporting that constitute a material weakness under standards established by the PCAOB. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

The following material weaknesses in our internal control over financial reporting continued to exist at June 30, 2017:

•         we do not have written documentation of our internal control policies and procedures. Written documentation of key internal controls over financial reporting is a requirement of Section 404 of the Sarbanes-Oxley Act;

•         we do not have sufficient segregation of duties within accounting functions, which is a basic internal control. Due to our limited size and early stage nature of operations, segregation of all conflicting duties may not always be possible and may not be economically feasible; however, to the extent possible, the initiation of transactions, the custody of assets and the recording of transactions should be performed by separate individuals;

•         lack of independent audit committee of our board of directors; and

•         insufficient monitoring and review controls over the financial reporting closing process, including the lack of individuals with current knowledge of GAAP that led to the restatement of our previously issued financial statements.

Prior to hiring Mr. Gold as our Chief Financial Officer in April 2017, we outsourced the functions of the principal financial officer on an interim basis to assist us in implementing the necessary financial controls over the financial reporting and the utilization of internal management and staff to effectuate these controls. We believe that these material weaknesses primarily related, in part, to our lack of sufficient staff with appropriate training in GAAP and SEC rules and regulations with respect to financial reporting functions, and the lack of robust accounting systems, as well as the lack of sufficient resources to hire such staff and implement these accounting systems.

Additionally, we currently do not have an internal audit group nor an audit committee of our board of directors, and we will eventually need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge to have effective internal controls for financial reporting. We plan to take a number of actions to correct material weaknesses in our internal controls, including establishing an audit committee of our board of directors comprised of three independent directors, adding experienced accounting and financial personnel and retaining third party consultants to review our internal controls and recommend improvements. We hired Mr. Gold as a first step in building out our accounting department.

Going Concern

Our financial statements included elsewhere in this prospectus have been prepared assuming that we will continue as a going concern, and which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. As reflected in our consolidated financial statements, we had a stockholders’ deficit of $797,477 at June 30, 2017, and incurred a net loss of $2,815,160, and utilized net cash of $1,462,949 in operating activities for the three-month period then ended. These factors raise substantial doubt about our ability to continue as a going concern within one year after the date that these financial statements are issued. In addition, our independent registered public accounting firm in their audit report to our financial statements for the fiscal year ended March 31, 2017 expressed substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Our management estimates that the current funds on hand will be sufficient to continue operations through September 30, 2017. Our ability to continue as a going concern is dependent on our ability to execute our business strategy and in our ability to raise additional funds. Management is currently seeking additional funds, primarily through the issuance of equity and/or debt securities for cash to operate our business, including as part of this offering. The proceeds of this offering will allow us to continue our operations without a going concern qualification, however, we can give no assurances that this offering will be completed. Furthermore, no assurance can be given that any other future financing will be available or, if available, that it will be on terms that are satisfactory to us. Even if we can obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in case of equity and/or convertible debt financing.

Off-Balance Sheet Arrangements

As of June 30, 2017, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies and Estimates

Critical accounting policies are defined as those most important to the portrayal of a company’s financial condition and results and that require the most difficult, subjective or complex judgments. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. The estimates that we make include assumption as a going concern, fair value of long-lived assets, valuation allowance for deferred tax assets and estimates and assumptions used in valuation of equity instruments. Estimates are based on historical experience where applicable or other assumptions that management believes are reasonable under the circumstances. We have identified the policies described in Note 2 — Significant Accounting Policies and Practices to our condensed consolidated financial statements as our critical accounting policies. However, actual results may differ from those estimates under different assumptions or conditions. Following the completion of this offering, such accounting policies may not be reflective of our critical accounting policies as we continue to grow our business, including with respect to potential revenue from subscriptions or original content streaming.

Investment in Unconsolidated Subsidiary Under the Equity Method

We account for investments in which we own more than 20% of the investee, using the equity method in accordance with ASC Topic 323, Investments — Equity Method and Joint Ventures. Under the equity method, an investor initially records an investment in the stock of an investee at cost, and adjusts the carrying amount of the investment to recognize the investor’s share of the earnings or losses of the investee after the date of acquisition. The amount of the adjustment is included in the determination of net income by the investor, and such amount reflects adjustments similar to those made in preparing consolidated statements including adjustments to eliminate intercompany gains and losses, and to amortize, if appropriate, any difference between investor cost and underlying equity in net assets of the investee at the date of investment. The investment of an investor is also adjusted to reflect the investor’s share of changes in the investee’s capital. Dividends received from an investee reduce the carrying amount of the investment. A series of operating losses of an investee or other factors may indicate that a decrease in value of the investment has occurred which is other than temporary and which should be recognized even though the decrease in value is in excess of what would otherwise be recognized by application of the equity method.

Carrying Value, Recoverability and Impairment of Long-Lived Assets

An impairment loss will be recognized only if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. That assessment is based on the carrying amount of the asset at the date it is tested for recoverability. An impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value. If an impairment loss is recognized, the adjusted carrying amount of a long-lived asset will be its new cost basis. For a depreciable long-lived asset, the new cost basis will be depreciated (amortized) over the remaining useful life of that asset. Restoring a previously recognized impairment loss is prohibited.

Our long-lived asset is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. We test our long-lived assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

Stock-Based Compensation

The Company periodically issues restricted stock, options and warrants to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for restricted stock, option and warrant grants issued and vesting to employees based on the authoritative guidance provided by FASB where the value of the award is measured on the date of grant and recognized as compensation expense on the straight-line basis over the vesting period. The Company accounts for restricted stock, option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance of the FASB where the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete. In certain circumstances where there are no future performance requirements by the non-employee, restricted stock, option and warrant grants are immediately vested and the total stock-based compensation charge is recorded in the period of the measurement date. We have expensed restricted stock awards at the time of grant regardless of the vesting schedule applicable to such awards.

The fair value of the Company’s warrant grants is estimated using the Black-Scholes-Merton Option Pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the warrants and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes-Merton Option Pricing model, and based on actual experience. The assumptions used in the Black-Scholes-Merton Option Pricing model could materially affect compensation expense recorded in future periods. In light of the very limited trading of our common stock, market value of the shares issued was determined based on the then most recent price per share at which we sold common stock in a private placement during the periods then ended.

Recent Accounting Policies

See Note 2 — Significant Accounting Policies and Practices to our condensed consolidated financial statements included elsewhere in this prospectus, for our discussion of recent accounting policies.

BUSINESS

Our Company Overview

We are one of the world’s only premium internet networks devoted to live music and music-related video content. We intend to fill a market void by becoming a central content, information and transaction hub for music consumers and Industry Stakeholders around the world. We are geared for the digital generation, and our mission is to bring the experience of live music and entertainment to internet users by delivering live streamed and on demand content to nearly any internet-connected screen. Our goal is to become a leading destination for premium music video content on the internet by continuing to aggregate and create our content, including through strategic acquisitions. We are also building a proprietary engagement platform that we believe will attract and retain users, which we believe will allow us to collect valuable user data and monetize our growing content library through subscriptions, advertising, sponsorships and e-commerce.

Since our launch in 2015, we have sought to become the singular online destination for music fans to enjoy premium live performances from music venues and leading music festivals around the world as well as premium original content, artist exclusives and industry interviews. We have live streamed music festivals such as Rock in Rio, Outside Lands Music and Arts Festival (“Outside Lands”) and Hangout Music Festival, and our platform has featured performances and content from over 200 of the most popular artists in various music genres, including Rihanna, Katy Perry, Metallica, Duran Duran, Radiohead, Chance The Rapper, Bruce Springsteen, Major Lazer and Maroon 5. We have successfully distributed such content through our online platform and major third party distributors such as MTV International, Complex Media, Dailymotion and AOL.

Our content strategy includes continuing to aggregate live and on demand performance (e.g., on stage sets) and non-performance (e.g., behind the scenes, interviews) music-related video content from Content Providers; acquiring and producing original music-related video content; and curating existing online premium content. In addition to acquiring and/or partnering with third party Content Providers, our digital studio, LXL Studios, will develop and produce original music-related video content, including digital magazine-style news programming and original-concept digital pilots and documentaries.

Our platform engagement strategy is to build a compelling online experience for our users, anchored by a pioneering website and our custom LXL App. The LiveXLive platform will offer access to some of the world’s leading music festivals and events with multi-day and simultaneous multi-stage coverage, unique concerts, intimate performances and premium programming. It will be fueled by our custom LXL App, which we believe will drive 24/7/365 user engagement and data that we will be able to convert to earnings and cash flow through multiple potential revenue streams. We released the first version of the LXL App in September 2017 on the iOS and Android operating systems in anticipation of Rock in Rio 2017. We plan to release the Apple TV, Roku and Amazon Fire TV LiveXLive applications later in 2017.

By executing the above strategies, we are creating a platform that is dedicated to live music and has the breadth and depth of content to reach and be relevant to a global audience of all ages.

Our Opportunity

We believe there is significant unmet demand for experiencing live music, musical performance video on demand and related content online. For example, there is a large market for live music events worldwide with an estimated $19.6 billion in live music industry revenue in 2016 (IBISWorld), with more than 2,000 music festivals worldwide, and over 10 million people attending ten of the top festivals in 2016 alone. In 2015 and 2016, on average almost 80,000 people attended each day of the Rock in Rio music festivals in Rio de Janeiro and Lisbon. In addition to festivals, there are thousands of live music performances that occur nightly in large and small venues such as arenas, theatres, clubs, bars and lounges. Due in part to a combination of costs, logistics, event capacity and publicity, the attendance at any one festival or live event is a fraction of the total potential audience for that content. For example, while almost 100,000 people attended Coachella in 2016, the live stream garnered over nine million views. This demonstrates the potential demand for online viewership of live music events. We believe there is currently no centralized platform dedicated to online streaming of live music and music-related video content. We intend to fill this market void by executing each component of our business approach.

Our Growth Strategy

We intend to pursue the following core growth strategies:

•         Grow Our Live and On Demand Content Library. In order to continue to grow our content base, we will strategically acquire the digital rights to live music events, concerts, and festivals, acquire existing content, partner with Content Providers and create custom premium content. Most recently in March 2017, we entered into a content license agreement to broadcast and distribute JBTV’s extensive content library, and in April 2017, we acquired the exclusive distribution rights to Hangout Music Festival’s live broadcast. JBTV is a leading source of music programming for the past 30 years, which includes over 2,500 hours of Emmy and Billboard award winning music and media content. Hangout Music Festival is an annual three-day music festival in Gulf Shores, Alabama, which was held in May of this year and had approximately 45,000 people in attendance per day. We will seek to acquire and/or license existing libraries of live content in order to capitalize on underutilized existing live content assets. We intend to collaborate with Content Providers to provide our users with access to ever-growing new and relevant premium content. Our recently launched LXL Studios division will also create synergistic, complementary, short-form original content that will further enhance our user experience and deepen our relationship with our users and Content Providers. See “— Pending Acquisitions — Slacker, Inc. — Content” for information regarding the content we expect to acquire in connection with our planned acquisition of Slacker, Inc. See also “Risk Factors — Risks Related to Our Acquisition Strategy” for more information regarding this transaction.

•         Pursue Strategic Acquisitions. We intend to continue expanding our business in part through strategic acquisitions in markets where we see opportunities to grow our brand and revenues, which will ultimately expand the reach of our network. We have an active program for identifying and pursuing potential acquisitions of companies and content. We will continue to utilize a “buy and build” strategy and to use the operations of LiveXLive and our talented management team as the overall infrastructure to which we will add more companies and assets. For example, in May 2017, we acquired certain operating assets of Wantickets, a branded leading online nightlife, electronic dance music and event ticketing company in North America that is designed to promote ticket sales for live events. This acquisition will allow us to expand the reach of our content and build our subscription model by utilizing Wantickets’ large database of ticket buyers to live music events. Similar to our acquisition of Wantickets, we will continue to identify businesses and assets that we believe will accelerate the growth of our vertical markets through strategic acquisitions. To that end, in July 2017, we signed an agreement to purchase Slacker, Inc. and its online music audio streaming services. On September 7, 2017, we signed an agreement to purchase SNAP, a leading provider of live video social networking and interactive dating applications. See “Business — Pending Acquisitions” and “Risk Factors — Risks Related to Our Acquisition Strategy” for more information regarding this transaction.

•         Expand our Reach. We will continue to identify distribution partners in territories across the world that will benefit from sharing our programming on mutually beneficial terms, including our recently signed distribution agreements with Cinedigm and Twitter. We will also seek to exploit the potential of previously under-monetized live music content and underexposed genres of music beyond the most popular through online distribution. We will also continue to expand our global footprint through partnerships and organic growth in markets where we see opportunities to grow revenues and expand the reach of our network.

•         Programming Premium Content. We believe users value personalized offerings of both premium existing and new content. We believe that the following three components will drive our programming success: (1) investment in original content and gaining a stronger foothold in production; (2) building scale and aggregating content to maintain a differentiated way for our users to access live music; and (3) utilizing data analytics to complement editorial approaches. We will utilize programming and curation as a driver for our platform as great programming is valuable to both our users and our financial performance.

•         Expand Our Monetization Opportunities. The growth of digital formats and the expansion of our user base will continue to produce new means for the monetization of our increasing premium and unique content. We believe that our network will deliver large-scale audiences and engagement, while concurrently providing a monetization model that is commercially viable and scalable. We anticipate being capable of increasingly realizing the value of our various revenue streams across our distribution, partnerships, advertising, sponsorship, e-commerce merchandising and ticketing opportunities. Potential revenue streams include but are not limited to the following:

•         Subscription, SVoD and PPV: Various types of premium content will lend themselves to different monetization opportunities. We plan to take advantage of our growing premium content by offering different methods of user access, such as subscription-only content, SVoD across our entire platform, PPV for special events or groups with strong fan bases and virtual reality for certain premium content. We also plan to launch a number of LiveXLive proprietary concepts such as digital festivals and digital residencies. See “Business — Our Approach and Business — Content Aggregation — LXL Studios and Original Content — LXL Studios Live Events.”

•         Advertising and Sponsorship: We believe that the ability to monetize our growing content library will improve over time as we drive users and engagement across current and emerging distribution channels. We will also continue to drive growth in our sponsorship and advertisings relationships, together with our focus on expanding existing partnerships, to provide them with targeted strategic programs, leveraging our increasing user base.

•         E-Commerce: Through our LiveXLive ecosystem, we plan to sell artist merchandise, tickets to upcoming shows, VIP packages, fan club access and more, all of which will be focused on a global captive audience of music fans on our platform.

•         Data: We expect to capitalize on an expansive user database we will build as our content offerings and user base grow. For example, our recent acquisition of Wantickets provides the opportunity to expand the reach of our content and build our subscription model by utilizing Wantickets’ large database of ticket buyers who consume live music events.

Through the combination of these monetization strategies and acquisitions, we hope to create a music network with the breadth and depth of content to have global relevance, fueled by our LXL App, to drive user engagement and data that we can convert to earnings and cash flow through the multiple revenue opportunities.

Pending Acquisitions

Slacker, Inc. — On August 25, 2017, we entered into the Slacker Agreement to acquire Slacker. Slacker is a key player in the digital audio industry, offering a digital spin on the classic radio listening experience. Slacker delivers both free and subscription-based access to millions of songs and hundreds of expert-programmed stations, as well as news, sports and talk radio content, on desktop, mobile devices, in-car infotainment systems and other consumer electronics platforms. Slacker hosts approximately 13 million audio tracks and has 1.5 million monthly unique users. As of April 1, 2017, Slacker had over 400,000 subscribers on its paid and ad-supported platforms and has recorded 55 billion plays since 2007.

We intend to integrate and leverage the brand strength, user base and infrastructure of Slacker’s audio platform with the LiveXLive growth strategy and video platform as follows:

•         Content — Our goal is for LiveXLive and Slacker to merge their on-air talent and content programming teams to create new audio and video music content. LiveXLive will provide Slacker a video platform, production and content team. We intend to immediately market the live music experience on our platform to Slacker’s user base. For example, we plan to stream audio only feeds from LiveXLive’s live video broadcasts through Slacker’s platform. We intend to launch a LiveXLive News program alongside our flagship daily LiveZone program, which will air on both the LiveXLive platform and Slacker live radio channels. LiveXLive hosts and reporters will have their own programs and distributed on Slacker, which programs will complement Slacker’s existing library of over 270 episodes of original radio shows, including “I’m the DJ” artist-hosted shows, “Artist DNA” shows, “Slacker Stories” and Weekly Countdowns.

Slacker DJs will be integrated into the LiveXLive talent team to host and report on artists in their respective genres of expertise. We also intend to create companion radio channels on Slacker that coincide with artist tours, festivals or other major live events. For example, LiveXLive or Slacker may use push geolocation alerts to a user’s mobile device such as “It looks like you are leaving the [ARTIST] concert at [VENUE]. Listen to the [ARTIST] AfterShow Radio now!”

Slacker also brings deep relationships with relevant third party content providers, including agreements with major and independent record labels. We intend to further develop these relationships as we continue to expand our content library and evolve our consumer experience. Among the expansion opportunities is the potential to turn Slacker’s 300 plus stations into video channels distributed on LiveXLive applications.

•         Technology — We believe that Slacker’s technology can be efficiently integrated into LiveXLive’s video platform and provide cost savings, speed to market and efficient data management.

Key components of Slacker’s technology include:

•         User authorization system

•         Data Warehouse/Data Management Platform, including user preferences and behavior

•         Enterprise Content Management and Delivery Platform for Music

•         Relevancy and Personalization Technology

•         Patented off-line mode

•         Mobile and OTT Development

•         Development around the balance between curated and programmatically generated content

•         Integrated carrier billing with most major carriers

•         Service-based technology systems which allows for easier development of new products

•         Marketing and Distribution — We plan to promote the LiveXLive platform and distribute LiveXLive content to Slacker’s approximately 1.5 million monthly unique users, its approximately 800,000 social media followers and over 400,000 subscribers on its paid and ad-supported platforms.

We believe LiveXLive’s role as a central hub for live music and music-related video content will differentiate Slacker from other music streaming and internet radio platforms.

We believe our group of social media influencers will have the opportunity to build human-curated radio programming and channels for their fans and to host such programming on both LiveXLive and Slacker. We believe influencer-driven content will attract large audiences and provide significant savings in user acquisition.

We intend to commence an immediate exploration with regard to both companies existing distribution relationships and partners, including Slacker’s broad integration into the automobile industry (currently directly integrated into 84 car models), which includes among them a distribution relationship with Tesla Motors.

•         Platform Engagement — We expect that joint content will further enhance engagement, allowing the combined platform to expand to user-generated content from fans, artists, and hosts alike, who can collaborate by uploading their audio commentary that will be mixed in with music and potentially performances from the show.

Further, LiveXLive’s access to festivals, club venues, and concerts opens the door for exciting engagement opportunities with users, such as contests on Slacker. We believe that giving away tickets and behind the scenes access to music’s biggest shows will reinforce the value of listening to Slacker, and further solidify LiveXLive as a leader in live music experiences.

•         Business Model and Monetization — With similarly diversified monetization plans in the areas of free ad-supported content, subscription content and premium on-demand content, the two companies will plan to leverage best practices to further enhance their existing strategies.

Slacker’s billing integration with mobile carriers facilitates subscription upgrades, which is a potential area of focus for LiveXLive.

SNAP Interactive, Inc. — On September 6, 2017, we entered into the SNAP Agreement to acquire SNAP. SNAP is a leading provider of live video social networking and interactive dating applications. SNAP currently has multiple mobile applications with users in 180 countries. As of June 30, 2017, SNAP had approximately 179,000 premium subscribers and approximately 45,000 new users joining per day in June 2017. SNAP’s revenue streams include subscriptions, virtual gifts, micro-transactions, and advertising revenue.

We intend to continue to operate SNAP’s current app businesses; however, we may cease to use the SNAP corporate name following the consummation of the merger. In conjunction with operating SNAP’s current app business, we plan to leverage our social media influencer team “LiveXLive Influencers” to drive fresh interest and new subscribers to the SNAP apps. We believe that our influencers’ understanding of social media will give us an advantage in the further evolution of SNAP apps and the development of new ones.

We plan to integrate SNAP technology across the LiveXLive and Slacker app platforms to add a live video community and other social features to give music fans the ability to participate in conversations around our radio channels, music festivals, and other audio and video content.

We believe that SNAP’s technology can be integrated into the LiveXLive and Slacker platforms and provide cost savings, speed to market and proprietary patented live video features.

Key components of SNAP’s technology, which is supported by 26 patents, include:

•         Enterprise video streaming architecture

•         Enterprise security and denial-of-service mitigation

•         Highly developed interactive features, including one-to-one chat and group video chat

•         Strong moderation and anti-fraud screening

•         Real time messaging capability across multiple screens and devices

•         Highly evolved business reporting and performance analytics

Summary of Acquisition Agreements

Slacker Agreement

•         On August 25, 2017, we entered into the Slacker Agreement with Slacker Inc., commonly known as “Slacker Radio.” Subject to the terms and conditions of the Slacker Agreement, we will acquire Slacker through a merger of LXL Music with and into Slacker, with Slacker surviving as our wholly owned subsidiary. The aggregate purchase price for the Slacker Acquisition is $50.0 million consisting of $44.0 million of cash and $6.0 million in our common stock. The cash portion will be adjusted based on Slacker’s net working capital at the effective time of the merger and other purchase price adjustments, including amounts related to convertible notes and accrued interest thereon that were not assumed in the transaction. The number of shares of our common stock issuable as stock merger consideration will be determined based on the public offering price set forth on the cover of this prospectus. To the extent Slacker incurs additional convertible debt from certain of its stockholders from October 1, 2017 through the closing of this offering for the purpose of funding its working capital (provided that Slacker shall use all commercially reasonable efforts to continue to operate and carry on its business in a manner that would minimize the requirement for additional cash infusion to Slacker from outside sources), such debt will be repaid by us upon the closing of the Slacker Acquisition through a commensurate increase in the purchase price, and such stockholders will receive a number of our shares of common stock based on the aggregate amount of such convertible debt, subject to a cap. Such cap amount will be between $250,000 and $500,000, depending on the date on which this offering is priced. We agreed to use reasonable best efforts to obtain a representations and warranties insurance policy prior to the closing of the transaction with a coverage limit of $5,000,000, the insurance premium and other costs and expenses of which shall be included in the transaction expenses and calculation of net working capital at the closing of the transaction and borne by Slacker up to $225,000. The Slacker Acquisition is subject to certain closing conditions and there can be no assurance that the Slacker Acquisition will be consummated on the terms described herein or at all.

SNAP Agreement

•         On September 6, 2017, we entered into the SNAP Agreement with SNAP Interactive, Inc. Subject to the terms and conditions of the SNAP Agreement, we will acquire SNAP through a merger of SNAP with and into LXL Video with LXL Video surviving as our wholly owned subsidiary. The aggregate purchase price for the SNAP Acquisition is approximately $34.0 million consisting of approximately $20.4 million in cash and approximately $13.6 million in shares of our common stock. SNAP has a target of $1.0 million or more of cash on hand available for operations at closing. The aggregate purchase price will be adjusted based on SNAP’s actual cash balance, net working capital and indebtedness at the effective time of the merger. The number of shares of our common stock issuable as stock merger consideration will be determined based on the public offering price set forth on the cover of this prospectus, or the volume weighted average of the trading price of our common stock at the time of issuance if the merger is not consummated concurrently with or prior to the closing of this offering. The closing of the transaction is subject to certain conditions, including the closing of this offering and the effectiveness of a Registration Statement on Form S-4 to be filed by us. SNAP also has the right to terminate the SNAP Agreement under certain circumstances pursuant to a customary “fiduciary out” provision in connection with a superior acquisition proposal received by SNAP prior to the closing. We will be entitled to receive from SNAP a termination fee of $2,900,000 upon termination of the SNAP Agreement under certain situations, including SNAP’s entry into an acquisition agreement with a third party in connection with a superior acquisition proposal, a change of approval or recommendation by SNAP’s board of directors of the SNAP Agreement or the merger contemplated thereby, and failure by SNAP’s board of directors, following receipt of an acquisition proposal by a third party, to reaffirm its approval or recommendation of the SNAP Agreement and the merger contemplated thereby. There can be no assurance that the SNAP Acquisition will be consummated on the terms described herein or at all.

Our Approach and Business

We are a global media company focused on producing and distributing live music and music-related video content around the world. Our approach is rooted in satisfying what we believe is a growing worldwide appetite for a centralized portal for such content. Live music and music-related video content is offered through myriad platforms, brands and forms. As a significant portion of consumers increasingly move from traditional platforms to digital and online platforms for consumption of pre-recorded music, sports and film and television, we believe the same shift will occur with respect to live music and music-related video content. Industry Stakeholders are continuously seeking avenues to expand their audience and generate additional revenue. We believe we are at the nascent stage of a revolution in live music content consumption that will mirror the growth of live sports consumption, and we aim to be at the very center of that revolution by offering a centralized hub of live music and music-related video content, available on nearly any internet-connected device, with subscription, advertising, sponsorship and e-commerce opportunities.

We have focused on the most well-known, premium live music events around the world. Our online platform offers access on nearly any internet-connected screens to some of the world’s leading music festivals and live music events, with multi-day, multi-stage coverage, unique concerts, intimate performances and cutting-edge programming. We feature all popular genres of music, including rock, pop, indie, alternative, hip-hop, R&B, electronic dance music and country, as well as less popular genres, and performances from both headliners and emerging artists from around the world. We deliver content through strategic relationships with Verizon Digital Media Services, Amazon, YouTube, JW Player, and others and have contracted with major distributors to help build the LiveXLive brand and user audience. We believe the power of music touches nearly every person on the planet; we have successfully streamed high definition quality live feeds of performances from over 200 of the most popular artists in the world to fans in more than 125 countries. As of March 31, 2017, views of LiveXLive content were in the tens of millions.

As we establish the key components of our premium live music and music-related video network, we plan to execute all stages of a full network life-cycle, including aggregating, producing, directing, promoting, curating and distributing music and music-related video and live music “lifestyle” content that we will distribute on our online platform. We also intend to acquire and/or produce, along with our Content Providers, curated original programming and original-concept pilots for music-related content. We believe this will further engage our user base and allow us to collect and analyze data instrumental to further monetization and generation of additional revenue streams.

To become a centralized hub for live music and music-related video content, we plan to execute the following interconnected components of our business: Content Aggregation; Technology Development; Marketing and Distribution; Platform Engagement; and Data Collection:

MONETIZATION
SPONSORSHIPS/ADS
SUBSCRIPTION/PPV
DATA/ANALYTICS
E-COMMERCE
CONTENT
TECHNOLOGY
DATA
MARKETING & DISTRIBUTION
PLATFORM ENGAGEMENT
LIVEXLIVE
LIVE
CATALOGUE
LXL STUDIOS
CURATED
PARTNER CHANNELS
DIGITAL SUPPLY CHAIN
CROSS PLATFORM
PROPRIETARY IP
CLOUD SERVICES
EXCEPTIONAL UI
SOCIAL
TICKETING
VIEWERSHIP
MERCHANDISE
ARTISTS
INFLUENCERS
SOCIAL MEDIA
OTT/CARRIERS
MEDIA PARTNERS
PERSONALIZED
INTERACTIVE
SOCIAL SHARING
COMMUNICATION

Content Aggregation

We operate on the basis that “Content Is King” and seek to aggregate thousands of hours of premium, professionally produced, curated, innovative, immersive and experiential music-related video content that can be enjoyed live and on demand around the world. Some of our most compelling content is performance content captured at the world’s leading music festivals, clubs, events, concerts and venues. Furthermore, each of these music events presents opportunities to capture unique non-performance content that showcases the culture surrounding live music events, including fashion, food, and lifestyle from local, national and/or international vantage points such as on the red carpet, in dressing rooms or from other places customarily off-limits to anyone but VIPs are artists. We will feature performance and non-performance content side-by-side with original content produced by LXL Studios, which programming will cover news, comedy, reality, drama and more.

Live music and music-related video content can be acquired and/or produced at costs lower than that required for comparable exclusive premium video content in other genres. For example, during one day of a music festival, participating artists perform at a single venue, allowing us to produce the live performance content at marginal costs; a single day should provide over eight hours of live performance music content per stage. When artists are not performing during the music festival, we intend to capture artist interviews and other premium non-performance content in a cost-efficient manner. Furthermore, at music clubs and indoor venues, we will be able to deliver additional performance and non-performance content at a low cost on a daily basis using the Venue Production Studio System. In addition, we will have the capability to curate free content provided by third party sources such as talk shows and artists and host such content on our platform. When our performance content, non-performance content and original programming are combined, we believe our content costs will be at a substantially lower, cost-effective price point to provide a competitive advantage versus other providers of premium content.

We have devised a content aggregation and development strategy focused on the following types and sources of content: Live Events (e.g., performance and non-performance), Catalog, LXL Studios, Co-branded/Partner Channel programming, and Curated.

LiveXLive Original Live Events

•         Festivals. We aim to partner with leading music festival brands in the live music industry and have partnered with several of the leading music festival brands, including Rock in Rio, Outside Lands, Hangout Music Festival and Paléo Festival de Nyon. Thousands of music festivals and live music events are held each year. We will continue to actively identify and partner with a diverse group of festival Content Providers to maintain consistent levels of both performance and non-performance content throughout the year. Generally, we aim to enter into long-term agreements with the festival organizers, ranging anywhere between one to five years, depending on popularity, fan appeal and other factors.

A sample of our most popular festivals include:

•         Rock in Rio (Rio de Janeiro, Lisbon, Las Vegas) — We entered into a distribution agreement in 2015 with Rock in Rio, one of the largest, most prominent music festivals in the world having been in existence for over 30 years. For 2017 and 2018, we possess the exclusive digital distribution rights, including live streaming and VoD, throughout the world, excluding China, Brazil and the host country of that particular iteration of Rock in Rio. We will also serve as Rock in Rio’s media partner for all third party requests for cable, television broadcast, digital, satellite, radio, virtual reality, VoD and live streaming requests. A sample of artists that we have streamed from Rock in Rio events include: Katy Perry, Rihanna, Metallica, Bruce Springsteen, Maroon 5, Elton John, Rod Stewart, Avicii, One Republic and John Legend. In partnership with Rock in Rio, we also broadcasted the Amazonia Live concert from the Amazon Rainforest’s Rio Negro on August 27, 2016. As part of the viewing experience, we directed viewers to donate funds to the reforestation effort to aid Rock in Rio in their successful goal of planting one million new trees in the rainforest.

•         Outside Lands Music and Arts Festival (San Francisco) — We entered into an agreement with OSL Partnerships, LLC (“OSL”) granting us the exclusive right to broadcast, distribute and promote Outside Lands via live stream, as well as broadcast video on demand and television broadcast rights, which OSL may sell if they procure a deal prior to us broadcasting on television. We have the right to distribute created content on our network, as well as the right to sub-license to third party sites. Outside Lands is a music festival located in Golden Gate Park in San Francisco, CA, which took place in August 2017. The festival features all genres of music, with the 2017 streaming lineup headlined by Metallica, Gorillaz, Lorde and Alt-J, among others. In 2016, LiveXLive streamed Outside Lands performances from Radiohead, Duran Duran, Chance the Rapper, Third Eye Blind, Lionel Richie, LCD Soundsystem and Major Lazer among many others.

•         Hangout Music Festival (Gulf Shores, Alabama) — In April 2017, we entered into an agreement for the exclusive broadcast and distribution rights across virtually all platforms to one of the summer’s major music festivals. Founded in 2009, the Hangout Music Festival (commonly referred to as Hangout Fest or Hangout) is an annual three-day music festival held at the public beaches of Gulf Shores, Alabama. Previous headliners included Foo Fighters, Zac Brown Band, Beck, The Black Keys, The Killers, OutKast, Kings of Leon, Tom Petty & The Heartbreakers, Stevie Wonder, Jack White, Red Hot Chili Peppers, and Dave Matthews Band. The May 2017 livestream was headlined by Twenty One Pilots, Major Lazer and Phoenix.

•         Paléo Festival de Nyon (Nyon, Switzerland) — In June 2017, we entered into an agreement for the exclusive worldwide broadcast and distribution rights to Paléo Festival de Nyon (“Paléo”), an annual rock festival held in Nyon, Switzerland. Paléo is one of the major open-air music festivals in mainland Europe and the largest in Switzerland. The festival has featured international artists such as David Guetta, Kings of Leon, Neil Young, Artic Monkeys, Smashing Pumpkins, Santana,

Iron Maiden and Sting. The 2017 streaming lineup was headlined by Macklemore & Ryan Lewis, Jamiroquai and The Pixies. Paléo was recently named the “Best Medium-Sized Festival” by the European Festival Awards in 2017.

•         Clubs and Venues. We are able to stream live performances around the world on our platform on a daily basis from popular nightclubs and concert venues. We have entered into content licensing, broadcasting and/or distribution agreements with elite nightclubs and concert venues, including many of the industry’s leading properties. These nightclubs and concert venues could yield a substantial amount of raw performance content in a single year. In addition, we plan to install our Venue Production Studio System at similar nightclubs and concert venues to enable us to capture this content and share it with our users at relatively low costs to us. Generally, we aim to enter into long-term agreements with the owners of the nightclubs and other concert venues, ranging anywhere between one to five years depending on the popularity and other factors.

We currently have arrangements, including ticketing arrangements, with over 50 venues. A sample of our clubs and venues include:

•         E11EVEN — We own production and streaming rights from 11 USA Group, the owners of E11EVEN, a popular nightclub located in Miami, Florida, to live-stream select concerts, DJ shows, and other lifestyle events from the club’s 25,000 square foot venue. We also own the rights to live stream 11 USA Group’s events across the globe. E11EVEN hosts performances from top acts in pop, electronic and hip-hop music, including Nicki Minaj, Drake, and Miguel, among many others.

•         Exchange LA — Pursuant to our agreement with Exchange LA, a 25,000 square foot nightclub comprising a four floor building in downtown Los Angeles home to widely recognized EDM artists, we will assist Exchange LA to produce and distribute select live music performances on our network. We have also collaborated with the management of Exchange LA to both lead the expansion of our EDM Club Network (an EDM-specific channel within our network), as well as to create a permanent, turnkey, replicable and scalable production and streaming technology solution to be installed at venues within our network based on Exchange LA’s proprietary infrastructure at its club in Los Angeles.

•         Artist Tours. We will identify and partner with concerts and/or tours featuring both popular and emerging artists who wish to extend the experience of their brand and content to viewers across markets or in markets such tours may never reach.

•         Companion to Live Music Events. We plan to produce additional content ancillary to the content customarily captured from live events that we feel would resonate with our users, including:

•         Highlighting various important social causes relating to music (e.g., deforestation in the Amazon rainforest for Rock in Rio)

•         Behind the scenes

•         Lifestyle and culture

•         Tour/venue information

•         Video “podcast” featuring news, artist interviews, editorial commentary and local events

•         Award Shows. We will identify music award shows that are seeking to extend the reach of their content. These shows feature increasingly popular performances and sometimes pair major artists together to create unique performances that cannot be seen or heard outside the award show format. Aside from attracting high-profile artists for such performances, award shows are prime for social media events and similarly generate publicity and marketing across news media, which contribute to our overall marketing and content goals.

Catalog Content

We have acquired, and plan to acquire in the future, distribution rights to certain libraries consisting of classic archived content, including concert footage, festival footage, interviews and documentaries as evidenced by the recent JBTV transaction, which has not only increased our overall content offerings, but also allows us to target-market users already using our online platform for their favorite live music video content, deepening and engaging our user base.

LXL Studios and Original Content

Our LXL Studios will produce scripted and unscripted programs, as well as branded entertainment campaigns focused on a variety aspects of live music event culture, including art, food, fashion, film, sports, politics and travel. We believe there is currently no network in place that is dedicated to providing these stories from a raw, live, experiential and global perspective. As the market for this type of content in the digital content space grows, we will continue to invest in LXL Studios and the creation of original content programming. We aim to create compelling, high-quality LXL Studios programming that will be distributed through our network and eventually exclusively on the LiveXLive platform, which we believe will increase subscriptions and user retention.

We expect to launch and strategically position our music magazine-style live news show similar to popular sports and entertainment daily news shows, tentatively titled “LiveZone”. LiveZone will act as the flagship for the LiveXLive platform and feature as-it-happens coverage, news on live music events and in-depth artist bios and interviews, as well as music-related “lifestyle” topics. LiveZone’s anchors and on-location correspondents from major cities and events around the world and will include social media influencers and popular music programming hosts whose respective fan bases will bolster overall viewership and user engagement with the LiveXLive platform. We intend LiveZone to be a guide to the world of live music one segment at a time. Ultimately, we expect LiveZone to fuel the daily viewership of the platform similar to the way other daily sports and entertainment news shows have anchored their respective network’s daily programming.

We plan to produce the following content within our LXL Studios division in collaboration with our production partner Big Boots, one of the first studios dedicated to incubating, launching and monetizing engagement platforms:

•         Scripted and Unscripted Shows. Our slate of expected original content web series shows includes content in news, comedy, reality and more. We expect to produce 10 to 12 shows each year. In 2017, we are currently developing and producing original pilots and documentary series with the slate expanding in 2018 and beyond. The following titles and are currently entering pre-production:

•         Scripted:

•         Pawn Shop: a show about two girls, starring Amanda Cerny, who manage a pawn shop full of musical instruments and regularly break into song with their customers.

•         Sycamore: a show about a band which moves into a Hollywood apartment complex populated with eccentric hopefuls; the band quickly discovers that the mysticism, glamour and magic of the complex is not only in their heads.

•         Unscripted:

•         MainStagers: a show taking music fans inside the biggest music festivals through the eyes of a group of superfans.

•         Autotune: A Love Story: an in-depth documentary on the origins, usage, and pervasive nature of auto-tune in song recordings and live performance.

•         Acquired Content. In addition to producing original content, LXL Studios will look to acquire new and existing third party-produced content that will appeal to our users, including third party development ideas for new content. We plan to acquire content within the following categories, among others: scripted, reality, music and performance, interviews and behind the scenes, films and documentaries, and user generated content.

•         LiveXLive Original Live Events. We plan to produce and develop original live performance content created uniquely for LiveXLive, including the following:

•         Digital Festival. The Digital Festival will reinvent the traditional music-festival model by removing the physical boundaries of the venue and extending the experience to a global audience. Similar to the way the 2005 “Live 8” series of live performances and concerts were broadcast on traditional media across the globe in a single day, the Digital Festival will allow users to experience a multi-artist, venue-agnostic, digital concert experience available on any internet-connected screen. This will remove substantial logistical costs associated with physical festival budgets, including production and infrastructure. Thanks to modern streaming technology, we can engage artists to perform from most venue types or even from their personal residences, which we can schedule in sequence to create a festival-type experience.

•         Digital Residency. Artists who may not have the desire to embark on a large-scale tour are sometimes intrigued by the concept of a localized residency. Residencies appeal to artists, both big and small, who want to stay relevant to their fans, but may not have the ability, financing or desire to perform on tour. We will offer artists a “Digital Residency” at a digital venue, the LiveXLive digital platform, which offers artists the opportunity to generate additional revenue from existing fan bases by performing live to fans all around the world at the convenience of the artist. This is a blank canvas for artists to create new and exciting ways to connect with their fans in real-time, whether through live performance, rehearsal coverage, inside looks on the songwriting or live question-and-answer sessions.

Partner and Co-Branded Channels:

Using our technology and the strength of our LiveXLive brand and outreach, we plan to offer Industry Stakeholders the opportunity to host their entire content library on our platform in the form of individual co-branded channels, thereby offering them a fully-serviced digital asset. We believe Industry Stakeholders can benefit and monetize a substantial portion of their existing live music video content by distributing such content on branded channels on the LiveXLive platform. We intend to provide artists and labels a new revenue opportunity similar to what Spotify and Pandora have done for audio rights. In addition, we believe this strategy will ensure that potential key Industry Stakeholders do not view us as a direct competitor, but rather as a trusted partner. We will also continue to look to find other creative ways to incentivize distribution of third party content on our network.

Curated Content:

We consider there to be a substantial amount of live music-related video content available on the internet that is not currently well-marketed or monetized by their creators. The LiveXLive platform will feature publicly available performance and non-performance content created by third party sources, carefully curated by LiveXLive. The constant flow of new and exciting content will ensure the network is continually fresh and current with music trends. We believe there are substantial opportunities for curated content given the sheer volume of content generated and uploaded to the internet every day.

Technology Development

Technology is a key component of the LiveXLive network that brings our ecosystem to life for both users and our Content Providers. We currently deliver our viewer experience through an HTML-based website compatible with most major web browsers (e.g., Chrome, Safari, Internet Explorer) and operating systems (e.g., Windows, MacOS, iOS, Android). LiveXLive, in conjunction with third party technology developers, is building a pioneering technology stack for delivering our content to users on nearly any internet-connected screen. Our developers bring extensive experience building technology solutions for the leading media companies of the world, including the design of live and VoD workflows, the video content management system and delivery of content on mobile, OTT and desktop clients.

We intend to deliver a user experience that will be platform and operating system agnostic and available on nearly any internet-connected screen. We released the first version of the LXL App in September 2017 on the iOS and Android operating systems in anticipation of Rock in Rio 2017. We plan to release the Apple TV, Roku and Amazon Fire TV LiveXLive applications later in 2017. We are also in the process of finalizing our OTT strategy, which we expect will result in the release of a custom OTT application that will be available on all OTT platforms and consoles. We believe our full-service, delivery-to-distribution back-end will allow us to capitalize on monetization opportunities and is the first step in creating a digital supply chain for live music and music-related video content.

Our technology development has developed a product roadmap to ensure that the LiveXLive audience is provided with a premium user experience across all screens. Through a combination of internal development and strategic acquisitions, LiveXLive’s technology capabilities will allow us to aggregate, engage and monetize the audience. The LiveXLive technology roadmap has an emphasis on the collection of user data, personalization, and highly engaging features to bring the experience of consuming live music online to a whole new level.

The Wantickets system is hosted on Amazon Web Services, which provides flexibility we need to handle traffic spikes and the simplifies our IT management and disaster recovery tasks. In load testing, the system has been able to handle approximately 10,000 orders per minute.

Enterprise Video Streaming

SNAP has developed an enterprise grade video solution able to deliver video via both the traditional broadcast model (one signal to many users) as well as much the rarer personalized experience and even user-to-user options. When combined with Slacker’s personalization engine we expect to be able to deliver video at a lower expense and a higher level of personalization than other providers in the space. This will allow us to benefit over users of cloud providers such as Amazon Web Services, Azure and Software as a Service (SaaS) providers like uStream and JW Player, where economics become untenable as a user scales in size.

Marketing and Distribution

Our brand and content marketing and distribution efforts will focus on third party distributors, individual artist and social media promotion, traditional media outlets and social-viral events. Given that our content appeals to a diverse user demographic spanning a variety of music genres, we plan to customize our campaigns to best suit the need of our Content Providers and potential advertising partners. We will also continue to share our own, music-related video content and updates with our users, together with targeted posts on our social media networks on Snapchat, Facebook, Instagram and Twitter.

Marketing and distribution of our content and brand will be integral to our business and the execution of our platform engagement, data collection and monetization strategies. We believe we can achieve this initially by leveraging the reach of major distribution platforms in a way similar to our success with past distribution through major third parties such as MTV International, Complex Media, Dailymotion and AOL. For example, our co-distribution agreement with AOL for Rock in Rio 2015 resulted in a total of nearly 180 million social impressions, which does not include any social impressions following the live broadcast. We believe we will continue to reach a substantial number of consumers through these and other distribution partners utilizing their platforms. We will also partner with major mobile carriers and web and broadcast distributors to drive distribution and viewership of LiveXLive and LXL Studios branded content. To date, we’ve reached users in over 125 countries.

We have engaged artists and social influencers to conduct marketing on their own social media and other marketing platforms. For example, individual artists such as Rihanna at Rock in Rio 2015 and Avicii at Rock in Rio 2016 promoted our live stream to their massive and dedicated fan bases. We have also partnered with three prominent social media influencers: Amanda Cerny, Andrew B. Bachelor (also known as “King Bach”) and Jake Paul. These social media influencers feature a combined audience of over 85 million followers who are engaged and interested in music. In May 2017, Amanda Cerny launched her first LXL Studios series of comedy shorts with King Bach as a guest star. The three-episode series promoting LiveXLive in advance of Hangout Music Festival and the summer festival season garnered nearly 900,000 views on LiveXLive’s Instagram. In May 2017, Amanda Cerny’s daily Instastories (short-form temporary videos on Instagram) drove over 75,000 unique viewers to the LiveXLive platform to view Hangout Music Festival. In June 2017, we live streamed on our platform the exclusive broadcast of the first ever live on-stage performance of Jake Paul’s hit hip-hop song “It’s Everyday, Bro,” which debuted at #2 on iTunes. Exchange LA, our venue partner, hosted the surprise sold-out performance. Amanda Cerny, King Bach and Jake Paul have recently collaborated on social media-based promotions designed to drive fan participation, including offering fans to join the three of them on a private jet from Los Angeles to San Francisco to enjoy Outside Lands. We believe this type of direct marketing is invaluable as we continue to expand our brand.

Furthermore, as a result of our acquisition of certain operating assets of Wantickets, we will utilize its large engaged social following, with more than 170,000 followers focused on the nightlife category and over 135,000 unique emails in its marketing database. Wantickets builds relationships between leading social media influencers and everyday users to evoke authentic marketing while working towards automating a personalized experience. Further, the Slacker has a social following of over 750,000 passionate music fans, which we will be able to access following the Slacker Acquisition.

We will also employ advertising across traditional media outlets. For example, under our agreement with KAOS Connect, we will receive advertisement placements in select theaters within Screenvision’s network of approximately 14,500 screens. This up-front-and-center advertising will reach captive theater patrons viewing marquee films, in advance of an exclusive theatrical event highlighting LiveXLive and our premium content.

Finally, content captured at live events can also become viral and provide unique marketing opportunities for our brand. For instance, while performing at Rock in Rio 2015, Katy Perry brought on stage an overly affectionate fan from the audience. The resulting exchange became international news, garnering placement on popular entertainment news shows and the upload of videos related to the incident on YouTube in the tens of millions. These videos depict our LiveXLive logo with over 10 million views on YouTube. This incident illustrates the power that live content has to create free, self-perpetuating and potentially profitable forms of marketing.

Platform Engagement

We are designing our custom platform with interactive features that will enhance the live music experience and, when combined with our platform’s functionality and unique features, will create an immersive digital experience in and of itself. We believe the combination of the intuitive, modern LiveXLive user interface and cross-platform capabilities will be instrumental in creating a deeply engaging, personally-tailored central hub for live music and music-related video content, particularly for those users who are otherwise unable to attend live events in person. Our aim is to also include options for artist fan club membership, merchandise, ticketing, VIP packages and other offerings to further solidify users’ affinity toward our platform and their interests.

The centerpiece of our online experience will be the “Digital Venue” in which video feeds, chat, real time user interface elements and community interaction come together in a single unique online environment. Our influencers and on-air talent will be able to interact with the audience and artists alike through the venue. This multi-screen experience will be unique and superior to many existing tools.

LiveXLive currently runs on a responsive HTML-based website that has been developed to work across browsers on nearly any internet-connected screen. The website’s landing page includes a featured content window used for the most relevant content. The remainder of the page features video content that is updated regularly and covers a full spectrum of music genres. As our content library and user data grows, this featured content window and other aspects of the user experience will be individually tailored to a user’s preferences and interests. We intend to add video, display and other advertising to the website to generate additional revenue. We will work with our developers to continue to add and tweak features based on internal and external feedback.

The LXL App ecosphere will include live video streaming, VoD, push notifications, festival-, venue- and original content-specific functionality, locally sold and programmatic ads capability, digital rights management, geo-blocking), the capability to display time-shifted content and enhanced functionality that will support social media sharing and user community. The main landing page of the LXL App will include a graphic depicting a featured performance at the top of the screen and options for viewing concurrent programming located below the graphic. The LXL App will also include a “Festivals” tab dedicated to ongoing and past festivals. We plan for this tab to allow users to view multiple stages of a single festival broadcasting live simultaneously. We believe this fun and simple interface layout, together with LiveZone, will highlight key content and encourage users to also discover our other content offerings.

In addition to the standard features, the LXL App will showcase several features that we believe will encourage and facilitate user engagement and interactivity, including:

LiveX-It — The feature allows users to compile select artist performance clips and share them across any chosen outlet in the form of a live performance “mixtape.”

Chat — In our endeavor to enhance the live event experience digitally, we will feature an integrated user chat system so users can connect, share and comment regarding the live content. The integrated chat will allow users to connect, comment and share, all without leaving the LXL App.

Crowdsurfing — Modeled after location based meet-up apps, the LXL App will have crowdsurfing capability to allow users to find and meet up at live events and connect with digital viewers. We want to take the integrated chat and bring it to the real world.

Community Features — Central to the consumption of Live Music online is the ability for the audience to interact with each other, our hosts and influencers, and the artists themselves. The acquisition of SNAP provides us with a robust set of community features we are able to leverage right away to create a unique and compelling user experience that doesn’t currently exist anywhere in the digital ecosystem.

Facebook Live and Periscope have already shown the demand exists for users to interact with video content while it is being streamed. With the SNAP feature set we can take this concept to the next level with premium content and an even more immersive digital community environment for the users.

Livestarter — Users will be able to participate in by crowdfunding special music events and experiences for social causes and charitable purpose featuring artists and performers of the user’s choice. In addition to enjoying the resulting performance, users will receive an “event producer credit” memorializing the user’s role in the production of the event.

Personalization — Through our acquisition of Slacker we will be able to add their highly developed enterprise content and user management systems to the LiveXLive platform. Once they have been upgraded to work with video as well with audio, they will form the core of LiveXLive’s data management platform and personalization system.

Slacker’s expertise and toolset for generating both human curated and programmatically generated media channels will allow LiveXLive to quickly bring both audio and video channels to market for a fraction of the expense typically associated with those activities.

Data Collection

As a result of our acquisition of certain operating assets of Wantickets, we have taken an important first step in our data collection efforts. Wantickets’ database boasts over 2.7 million lifetime unique customers, over 300,000 unique customers in 2016, and over 70,000 unique customers thus far in 2017. As we continue to aggregate premium content offerings and grow our user base, we will gain valuable insights on users’ viewing habits, trends and preferences based upon specific clicks on viewing windows, music genre trends and popularity, duration of user engagement, social networks activity and geographical data. This data, paired with general demographic data supplied via integration of users’ social media, Google and/or Spotify accounts, will provide a rich, nuanced understanding of our user base.

The Slacker acquisition will jump start our subscription business with that company’s robust subscriber base, as well as providing us with an enterprise grade Data Management Platform allowing us to collect and store data on our user base.

Through the SNAP Acquisition, LiveXLive gets historical information on the millions of users currently engaged with their online communities. By having access to this data we expect to gain insights into a large audience’s preferences and viewing habits.

We expect data collection will provide valuable information for each of our monetization strategies, including advertising, e-commerce, ticketing, distribution, sponsorships, subscription, SVoD and PPV. Our platform will support advertising for our Content Provider brands, music-related merchandise and ticketing services. We plan to use data mining to analyze the efficacy of these strategies and our broader marketing and distribution and content selection strategies. This data will inform how we can better price individual streams or subscription plans. We will be able to identify specific music genres, geographic markets and content programming most conducive to the success of our business. We aim to provide targeted e-commerce opportunities for music fans, including offering artist merchandise, tickets to upcoming live music events, fan club access and more. We also plan to implement rating or other review features to obtain direct user feedback on our content, the LXL App, e-commerce merchandise and our other platform features.

As our audience and media library grows, LiveXLive will quickly join the interactive ad community. Our intention is to use industry standard tools such as DoubleClick for Publishers and Freewheel to ensure the highest level of participation in programmatic ad networks as well as retaining the ability to sell our own ad units and sponsorships.

Our Leadership

Our leadership team, consisting of our Named Executive Officers (as defined herein), executive management and our Advisory Board, collectively brings a wealth of industry relationships and expertise in the fields of programming, promotion, marketing, sales, distribution, web, digital, linear, mobile, legal and finance. The members of our active Advisory Board are renowned in their respective fields, are considered thought leaders in the entertainment industry by their peers, further enhance our credibility and provide strategic guidance to our business.

Many of the members of our leadership team have built businesses as entrepreneurs and/or have been executives at Fortune 500 companies. The team includes seasoned Wall Street executives that have collectively been involved in mergers and acquisitions of approximately $15 billion dollars’ worth of transactions in the live event, recorded music, music publishing, fashion, technology and other media and entertainment businesses. Our leadership team provides the knowledge to source, analyze, negotiate and complete acquisition transactions, partnerships and other business combinations. See “Management.”

Our Industries

Our addressable markets include live music, digital music streaming and online video streaming. These three markets are experiencing significant growth and now represent the majority of the music industry’s overall revenue, as physical and digital record sales have steadily declined. We both capitalize on these trends and provide Industry Stakeholders with additional lucrative revenue streams.

Live Music Industry

The live music industry is a large, growing market that creates, manages and promotes live performances and events, ranging from festivals to concerts in stadiums, arenas, and other smaller venues. In the U.S. alone, the live music industry is expected to have generated approximately $19.6 billion of revenue in 2016, representing 1% growth over 2015 and 11% growth over 2014 (IBIS World, March 2017) and over $5.5 billion in live music sponsorship for the same periods. Live events and festivals have become an increasingly important cultural phenomenon as seen by more than 2,000 music festivals worldwide. Each festival can attract hundreds of thousands of people with attendance at the largest festival in the United States estimated at 125,000 people per day. Rock in Rio, for instance, attracted a combined attendance of over 1,000,000 people in 2015 and 2016 in Lisbon and Rio. The most popular festivals based on attendance include Coachella, Electric Daisy Carnival, Glastonbury, Outside Lands Music and Arts Festival, Rock Werchter, Rock in Rio, Roskilde, Tomorrowland and Ultra Music Festival. The live event industry is a global market with only a fraction of the leading live music events located in the U.S. In addition to festivals, there are thousands of live music performances that occur nightly in large and small venues such as arenas, theatres, clubs, bars and lounges.

As a result of the popularity of live music performances, there has been a growing interest in experiencing live events and performances via online streaming distribution. For example, in 2016, there were 9 million livestream views of the Coachella festival (Eventbrite Blog, August 22, 2016).

Additionally, the growth of the live music industry benefits ancillary verticals, such as merchandise and primary/secondary ticket marketplaces. Merchandise includes the retail sales of licensed music-related goods and is estimated to be larger than $2 billion as of 2014. Primary/secondary ticket marketplaces consist of online retailers that sell tickets to live events and online ticket resellers. This market generated revenue of over $5 billion in 2016, representing 2% growth over 2015.

Digital Music Streaming Industry

The addressable market for paid digital music streaming is large and growing and has surpassed physical music sales. The digital music streaming industry was expected to generate approximately $5.4 billion of revenue in 2016, representing 33% growth over 2015 and 89% growth over 2014 (PwC Global Entertainment and Media Outlook).

At the end of 2016, worldwide paid subscribers to music streaming services surpassed 100 million for the first time, representing 57% growth over 2015 (MIDiA Research).

These same fans are increasingly engaging digitally on their mobile devices. With over 2.1 billion smartphone users globally in 2016 (eMarketer, November 2016), we expect that mobile will continue to represent a significant opportunity for streaming live music and music-related content. More than 50% of smartphone users in the U.S. listened to music through direct download or live stream at least once per month from services such as Apple Music and iTunes, Pandora, iHeartRadio, Deezer and Spotify (eMarketer, August 2016).

We believe that the demand for live music and music-related content that is optimized for internet-connected devices will continue to grow with the further development of mobile devices and increases in mobile carrier bandwidth. We intend to continue to extend our global reach by executing deals with new partners and strengthening our business model to enable us to further monetize the content offered on our network across these devices.

Online Video Streaming Industry

The addressable market for online video streaming is large and growing. The online video streaming industry was expected to generate approximately $19.6 billion of revenue in 2016, representing 19.9% growth over 2015 and 52.9% growth over 2014 (PwC Global Entertainment and Media Outlook). Over 49 million U.S. households or 53% of U.S. Wi-Fi connected homes accessed at least one OTT service in December 2016 (comScore, April 2017). According to comScore, these subscribers are heavily engaged, viewing OTT content an average of 19 days per month and 2.2 hours per day.

Additionally, an important subset of the growing online video streaming market is live video streaming. According to Facebook Live, users watch live video three times longer and comment ten times more than recorded footage (Eventbrite Blog, August 22, 2016). We aim to capitalize on what we believe is an increasing trend in user engagement with live video content.

Monetization

We expect to generate revenue from distribution, sponsorship, advertising and e-commerce, the strategy of which involves traditional merchandise and digital content purchases and ticket sales. Through our partners and recent acquisitions, we have expertise in all of these e-commerce related monetization areas. Once we aggregate enough premium content, we anticipate adding a monthly SVoD fee and PPV fees. Once an SVoD model is established, we will maintain a free tier with limited content that is supported by advertising revenue. Our diversified and growing portfolio of content will enable us to appeal to a broad range of consumers, not just the millennial demographic often desired by new media companies. This diversified user base will make it easier for us to generate substantial revenue from multiple streams. These revenue streams should be sufficient to pay for the total costs of operations, including production, rights, marketing, administrative and travel.

•         Wantickets — In May 2017, we acquired certain operating assets of Wantickets. Wantickets is a leading online nightlife, EDM and event ticketing company in North America, promoting ticket sales for live events. Its enhanced ticketing solution reaches an average of one million unique visitors on a monthly basis. Its extensive network of more than 1.5 million registered users, coupled with in-house social marketing engineering, provides a focused reach to music fans around the world. Wantickets features some of the best online tools for the ticketing experience on the business-to-business side as well, inclusive of real time reporting, accounting, and event management. Its strong marketing and ticketing capabilities combined with LiveXLive’s live music streaming network will allow us to take advantage of synergies in the emerging digital music market. We believe the acquisition of Wantickets presents an ideal opportunity to expand content reach and build LiveXLive’s subscription model by utilizing Wantickets’ significant database of live music ticket buyers.

•         One Live Media — We have entered into an agreement with One Live Media (“OneLive”) to build and manage, as well as to help populate what we intend to be a LiveXLive store for merchandise and other e-commerce. The LiveXLive store will sell merchandise from the artists that have or will perform at the festivals, nightclubs and other concert venues with which we have entered into agreements. Additionally, we plan to sell travel packages, music and related lifestyle merchandise through the LiveXLive store. Our payments to OneLive for its services will vary depending on the nature of the services provided. OneLive is a diversified entertainment e-commerce company focused on providing commerce software platforms, fan club, event ticketing and merchandise fulfillment to over 500 well-known sports and music organizations. OneLive’s clients include Beyonce, Katy Perry, Nine Inch Nails, Daft Punk, Calvin Harris, Bon Jovi, Radiohead, Aerosmith, Sony Music, Warner Music Group, and Jeff Gordon.

Competition

While the broader market for live entertainment remains highly competitive, the digital distribution of live and music-related video content is still a nascent market. We believe live streamed music video content is the only remaining media genre without a dominant brand. We believe there is a tremendous amount of high quality live music content available to be captured and produced but without a singular home for distribution and access by the public at large.

We expect to compete for the time and attention of our users with other Content Providers based on a number of factors, including: quality of experience, relevance, acceptance and diversity of content, ease of use, price, accessibility, perceptions of advertisement load, brand awareness and reputation. We also expect to compete for the time and attention of users based on the presence and/or visibility of the LiveXLive platform as compared with other platforms and Content Providers that deliver content through internet-connected screens.

Our competitors will include (i) broadcast radio providers, including terrestrial radio providers such as Clear Channel and CBS and satellite radio providers such as Sirius XM, (ii) interactive on-demand audio content and pre-recorded entertainment, such as Apple’s iTunes Music Store and Apple Music, Rhapsody, Spotify, Pandora, Tidal

and Amazon Prime that allow listeners to stream music or select the audio content that they stream or purchase, (iii) other forms of entertainment, including Facebook, Instagram, Google, Twitter (including Periscope), and Yahoo, which offer a variety of internet and mobile device-based products, services and content and (iv) promoters and producers of content on mobile, online and AR/VR platforms such as Redbull TV, Live Nation TV and independent content owners. To the extent that existing or potential users choose to watch satellite or cable television, streaming video from on demand services such as Hulu, VEVO or YouTube, or play interactive video games on their home-entertainment system, computer or mobile phone rather than use the LiveXLive service, these content services pose a competitive threat.

We may also face direct competition from other large live music event competitors with regards to online distribution of live music and music-related video content, ticketing and sponsorship opportunities, including from Live Nation, Anschutz Entertainment Group, and Livestyle (formerly SFX). Furthermore, there are many smaller, regional companies that compete in the market as well.

Government Regulation

Our operations are subject to various federal, state and local laws statutes, rules, regulations, policies and procedures, both domestically and internationally, governing matters such as:

•         labor and employment laws;

•         the United States Foreign Corrupt Practice Act (the “FCPA”) and similar regulations and laws in other countries;

•         sales and other taxes and withholding of taxes;

•         SEC requirements;

•         privacy laws and protection of personally identifiable information;

•         marketing activities online; and

•         primary ticketing and ticket resale services.

We believe that we are in material compliance with these laws. We are also required to comply with the laws of the countries we operate in and anti-bribery regulations under the FCPA. Such regulations make it illegal for us to pay, promise to pay, or receive money or anything of value to, or from, any government or foreign public official for the purpose of directly or indirectly obtaining or retaining business. This ban on illegal payments and bribes also applies to agents or intermediaries who use funds for purposes prohibited by the statute.

From time to time, governmental bodies have proposed legislation that could have an effect on our business. For example, some legislatures have proposed laws in the past that would impose potential liability on promoters and producers of live music events for entertainment taxes and for incidents that occur at such events, particularly incidents relating to drugs and alcohol. More recently, some jurisdictions have proposed legislation that would restrict ticketing methods and mandate ticket inventory disclosure.

Privacy Policy

As a company conducting business on the internet, we are subject to a number of foreign and domestic laws and regulations relating to information security, data protection and privacy, among others. Many of these laws and regulations are still evolving and could be interpreted in ways that could hurt our business. In the area of information security and data protection, the laws in several states require companies to implement specific information security controls to protect certain types of personally identifiable information. Likewise, all but a few states have laws in place requiring companies to notify users if there is a security breach that compromises certain categories of their personally identifiable information. Any failure on our part to comply with these laws may subject us to significant liabilities.

We are also subject to federal and state laws regarding privacy of listener data. Our privacy policy and terms of use describe our practices concerning the use, transmission and disclosure of listener information and are posted on our website. Any failure to comply with our posted privacy policy or privacy-related laws and regulations could result in proceedings against us by governmental authorities or others, which could harm our business. Further, any failure by us to adequately protect the privacy or security of our users’ information could result in a loss of confidence in our brand among existing and potential users, and ultimately, in a loss of users and advertising customers, which could adversely affect our business.

We will also collect and use certain types of information from our customers in accordance with the privacy policies posted on our websites. We will collect personally identifiable information directly from our platform’s users when they register to use our service, fill out their listener profiles, post comments, use our service’s social networking features, participate in polls and contests and sign up to receive email newsletters. We may also obtain information about our platform’s users from other platform users and third parties. We also collect information from customers using our other websites in order to provide ticketing services and other user support. Our policy is to use the collected information to customize and personalize our offerings for platform users and other customers and to enhance the listeners’ experience when using our service.

The sharing, use, disclosure and protection of personally identifiable information and other user data are governed by existing and evolving federal, state and international laws. We could be adversely affected if legislation or regulations are expanded to require changes in business practices or privacy policies, or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business, financial condition and results of operations. We intend to attract users from all over the world, and as we expand into new jurisdictions, the costs associated with compliance with these regulations increases. It is possible that government or industry regulation in these markets will require us to deviate from our standard processes, which will increase operational cost and risk. We intend to commit capital resources to ensure our compliance with any such regulations.

Intellectual Property

While we do not currently have a trademark on the LiveXLive name, we plan to apply to register the trademark for the name in the future, and we intend to protect our trademarks, brands, copyrights, patents and other original and acquired works, ancillary goods and services. In connection with the Wantickets acquisition, we acquired a trademark for the Wantickets name. We believe that certain trademarks and other proprietary rights that we may apply for or otherwise obtain will have significant value and will be important to our brand-building efforts and the marketing of our services. We cannot predict, however, whether steps taken by us to protect our proprietary rights will be successful or adequate to prevent misappropriation, infringement or other violation of these rights. Upon the consummation of any future acquisitions, we may acquire additional registered trademarks, as well as applied-for trademarks potentially for worldwide use. See “Risk Factors — We may be unable to adequately protect our intellectual property rights.”

Legal Proceedings

On March 3, 2016, Blink TV Limited and Northstar Media, Inc. (collectively, the “Plaintiffs”) filed a claim in the Los Angeles County Superior Court of California against the Company and LiveXLive, alleging breaches of two different license agreements for the live-streaming rights to “Bestival,” an annual music festival which takes place on the Isle of Wight in England. LiveXLive and the Company demurred to the complaint on May 10, 2016, and, prior to the hearing on the demurrer, Plaintiffs amended their complaint. The amended complaint no longer states a claim against the Company and only states a single cause of action against LiveXLive for the alleged breach of a single license agreement. Plaintiffs are seeking $300,000 in damages.

To date, LiveXLive has vigorously contested Plaintiffs’ claims. In doing so, on December 23, 2016, LiveXLive filed a cross-complaint against Plaintiffs for breach of contract and breach of the implied covenant of good faith and fair dealing. LiveXLive was notified on September 27, 2017, that Blink TV Limited is in bankruptcy in England and now has liquidators in place who are assuming the litigation. The liquidators will need to move for permission to substitute in as the real parties in interest. The case will continue otherwise, including the mediation prospectively scheduled for October 30, 2017.

On July 17, 2017, Exodus Festival, Inc. (“Exodus”) filed a demand for arbitration with the International Centre for Dispute Resolution (“ICDR”), a division of the American Arbitration Association (the “AAA”), requesting for the ICDR to proceed to administer an arbitration proceeding among Exodus, Wantickets and LXL Tickets, in connection with event proceeds of $155,633 allegedly owed by Wantickets to Exodus pursuant to a certain Presale Agreement For On-line Ticket Sales Services, entered into by and between Wantickets and Exodus on or about October 20, 2015 (the “Exodus-Wantickets Agreement”). Exodus alleges that LXL Tickets assumed Wantickets’ obligations under the

Exodus-Wantickets Agreement pursuant to the Asset Purchase Agreement, dated May 5, 2017, among Wantickets, LXL Tickets, our Company and certain other persons. On August 24, 2017, the ICDR determined that Exodus has met the filing requirements by filing a Demand for Arbitration providing for administration by the ICDR/AAA under its rules and/or procedures. Accordingly, the ICDR will proceed with the administration of this matter. An arbitrator for this dispute has been selected by the parties and a preliminary hearing conference call with the arbitrator has been scheduled for October 16, 2017. LXL Tickets intends to vigorously dispute such arbitration demand and related claims, including based on jurisdictional and other arbitrability arguments, and any obligations or liability to Exodus and to defend itself against such demand and claims.

We are currently not aware of any other pending material legal proceedings. From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. An adverse result in these or other matters may have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

Employees

As of September 29, 2017, we had 20 full-time employees. We are not party to any collective bargaining agreements and have not experienced any strikes or work stoppages. We believe we enjoy strong relationships with all of our employees. In addition to our employees, we engage key consultants and utilize the services of independent contractors to perform various services on our behalf. Some of our executive officers and directors are engaged in outside business activities that we do not believe conflict with our business, and we anticipate that such officers and directors will devote limited time to our business until after the completion of this offering.

Management Services from Trinad Management

Trinad Management, an affiliate of Mr. Ellin, our Chairman and Chief Executive Officer, provides management and other services to us for a monthly cash fee of $30,000. Pursuant to Mr. Ellin’s employment agreement, until the completion of this offering, we agreed to continue to pay to Trinad Management a cash fee at the rate of $30,000 per month (or pro-rata thereof), consistent with the terms of the Management Agreement, dated as of September 23, 2011, between us and Trinad Management, whether such agreement is terminated or not prior to the date that this offering is completed.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information regarding our current executive officers and directors as of September 29, 2017:

Name	Age	Position
Executive Officers
Robert S. Ellin	52	Chief Executive Officer and Chairman of the board of directors
Andy Schuon	53	President
Jerome N. Gold	71	Chief Financial Officer, Executive Vice President and Secretary
Douglas Schaer	45	Chief Operating Officer
Blake Indursky	45	Chief Business Officer and Executive Vice President
Schuyler Hoversten	35	Chief Revenue Officer
Mike Bebel	55	Executive Vice President of Corporate Development and Rights Management
Russ Gilbert	40	Chief Digital Officer

Non-Employee Directors
Jay Krigsman	52	Director
Craig Foster	47	Director
Tim Spengler	53	Director

Executive Officers

Robert S. Ellin. Mr. Ellin has served as our Chairman (or Executive Chairman prior to September 1, 2017) of our board of directors since September 2011 and as our Chief Executive Officer (or President prior to September 1, 2017) since September 2011. On September 2, 2017, in connection with our appointment of Andy Schuon as our President, our board of directors changed Mr. Ellin’s title from President to Chief Executive Officer. Mr. Ellin formerly served as our Chief Executive Officer from September 9, 2011 to April 30, 2014 and as our Chief Financial Officer from April 26, 2012 until September 30, 2013. Mr. Ellin has more than 20 years of investment and turnaround experience. He is Managing Director and Portfolio Manager of Trinad Capital. Trinad Capital is our principal stockholder and a hedge fund dedicated to investing in micro-cap public companies. Mr. Ellin served as a member of the board of directors from February 2005 to September 2013, and as Executive Chairman of the board of directors, of Mandalay Digital Group, Inc. from December 2011 to April 2013. He has also served on the Board of Governors at Cedars-Sinai Hospital in Los Angeles, California since March 2007. Prior to joining Trinad Capital, Mr. Ellin was the founder and President of Atlantis Equities, Inc. (“Atlantis”), a private investment company. Founded in 1990, Atlantis actively managed an investment portfolio of small capitalization public companies as well as select private company investments. Mr. Ellin played an active role in Atlantis investee companies including board representation, management selection, corporate finance and other advisory services. Through Atlantis and related companies, he spearheaded investments into THQ, Inc., Grand Toys, Forward Industries, Inc. (FORD), Majesco Entertainment and iWon.com. Mr. Ellin also completed a leveraged buyout of S&S Industries, Inc. where he served as President from 1996 to 1998. S&S Industries was one of the largest manufacturers in the world of underwires which had strong partnerships with leading companies including Bally’s, Maidenform, and Sara Lee. Prior to founding Atlantis Equities, Mr. Ellin worked in Institutional Sales at LF Rothschild and was Manager of Retail Operations at Lombard Securities. Mr. Ellin received his BBA degree from Pace University.

Our board of directors has concluded that Mr. Ellin is well-qualified to serve on our board of directors and has the requisite qualifications, skills and perspectives based on, among other factors, him being the Managing Director and Portfolio Manager of Trinad Capital, our controlling stockholder, and his extensive business, investment, finance and public company experience, particularly in investing in micro-cap public companies.

Andy Schuon. Mr. Schuon has served as our President since September 1, 2017. Schuon was CEO of all-screen media company Every Day Networks from June 2015 to January 2017. Mr. Schuon is the co-founder of REVOLT TV and served as its president from June 2011 through December 2014. From January 2009 until June 2011, Mr. Schuon was Chief Digital Officer and President, Artist Services for Ticketmaster/LiveNation, with responsibility for direct to consumer businesses of music artists, VIP experiences, merchandise sales, and video entertainment content. From June 2004 until

January 2008 Mr. Schuon was founder, president and CEO of International Music Feed (IMF), a global pop-music cable television network. From July 2002 until January 2004, Mr. Schuon was President of Programming and Marketing at Viacom’s 185-station Infinity/CBS Radio group. From June 2001 to July 2002 Mr. Schuon served as founder and CEO of the Sony/Universal joint-venture Pressplay. From December 1999 to June 2001, Mr. Schuon served as President of the Vivendi-Universal multi-platform media company farmclub.com. From March 1998 to December 1999, Mr. Schuon served as Executive Vice President and General Manager of Warner Bros. Records. From June 1992 to December 1997, Mr. Schuon held a number of roles at Viacom’s MTV Networks, including Executive Vice President, Programming And Production. From May 1989 until June 1992, Mr. Schuon was a program director of KROQ-FM in Los Angeles.

Jerome N. Gold. Mr. Gold has served as our Chief Financial Officer and Executive Vice President since April 2017 and our Secretary since September 29, 2017. From October 2015 to April 2017, Mr. Gold was Managing Director at Pacific Capital Partners LLC, an investment firm arranging debt and equity financing for real estate, technology and entertainment ventures. From July 2013 to April 2017, Mr. Gold served as Chief Executive Officer of Biometrics Technology International Inc., a start-up company which he co-founded, that developed patented authentication and security technology to replace passwords using facial, voice, fingerprint and signature recognition to control access to valuable and confidential information. From July 2011 to June 2013, Mr. Gold served as Chief Executive Officer of Bonded Services, one of the leading providers of asset management services for the media and entertainment market. Mr. Gold has been a music and entertainment executive for the past 37 years, including serving as the Executive Vice President and Chief Financial Officer of Warner Music Group for nearly a decade. In addition to his responsibilities as Warner Music’s Chief Financial Officer, he extended his focus to strategic planning, mergers and acquisitions and joint ventures. Mr. Gold also managed Warner Music’s investment in Columbia House, a direct marketing joint venture with Sony Music, and was a member of the board of directors. Mr. Gold was also a partner at Ernst & Young for 12 years and led the firm’s media and entertainment practice where he was responsible for clients like Time Warner, PolyGram, Boston Ventures and Silver Screen Partners. Mr. Gold received his BBA in Business Administration from Baruch College and passed the Certified Public Accountant exam.

Douglas Schaer. Mr. Schaer has served as our Chief Operating Officer since May 2017. Mr. Schaer has also been involved with the Company in an advisory capacity since January 2016, providing strategic guidance and introductions, and in the process crafting and managing effective marketing and operational solutions. An experienced entrepreneur and business strategist, Mr. Schaer specializes in franchise asset development and foundation building in the entertainment and sports genres. From July 2011 to April 2017, Mr. Schaer served as Chief Operating Officer for Hero Ventures, an innovative live entertainment production and touring company. He continues to serve on its board of directors. Prior to launching Hero Ventures, Mr. Schaer co-founded Silent Partner Media, a boutique, creative marketing and consulting firm with a distinctive entertainment, sports and music industry client list, after a long stint as a certified player agent by the Major League Baseball Players Association (since 1998), where he was regarded for his expertise in the niche area of Baseball Salary Arbitration preparation and litigation. Mr. Schaer earned a BA in Government from Wesleyan University, and holds a JD from the University of Southern California Gould School of Law and was admitted to the California Bar.

Blake Indursky. Mr. Indursky was appointed as our Executive Vice Chairman and Senior Vice President of Operations on October 6, 2015, which title was changed to Chief Business Officer and Executive Vice President on May 7, 2016. Mr. Indursky was a member of our Advisory Board from August 2015 until October 2016. Mr. Indursky has over 20 years of experience as an executive in various music and technology companies. Mr. Indursky was President of Flying Point Ventures, LLC, a brand marketing, live event, and online and emerging technology advisory firm, from 2009 to 2014. Between 2006 and 2008, Mr. Indursky was Director Acquisitions for RAL Companies where he purchased New York properties for development of luxury residential apartments and condominiums. Prior to that, Mr. Indursky served as Vice President of Sony Music Entertainment from 2001 to 2004 and was employed in various executive capacities with Sony Music since 1991. Mr. Indursky is a member of both the New York and New Jersey State Bars and received a JD in Law from Hofstra University and a BA in Liberal Arts from American University.

Schuyler Hoversten. Mr. Hoversten has served as our Chief Revenue Officer since October 2015 and our Chief Revenue Officer since May 2017. Mr. Hoversten has over 10 years of business and revenue development experience on his side, having previously served as the Director of Revenue Development for the Los Angeles Dodgers from 2009 to 2014. He previously served as Vice President of Business Development for the Colorado Crush Arena Football Team working directly for Hall of Fame Quarterback and entrepreneur, John Elway. Prior to joining our team, Mr. Hoversten served as the Team President of the LA KISS arena football team from 2013 to 2015 and reported directly to, and leveraged the brands of, iconic artists like Gene Simmons and Paul Stanley. At LA KISS, Mr. Hoversten oversaw all aspects of the business, including sponsorship, ticketing, game day operations, marketing and merchandise. He has a BA in Marketing from University of Colorado Boulder.

Mike Bebel. Mr. Bebel has served our Company on an interim basis since August 2017 and will serve as Executive Vice President of Corporate Development and Rights Management on a full-time basis as of the closing of this offering. Mr. Bebel is a music industry veteran and digital music service entrepreneur with more than 20 years of global operating experience. Since June 2016, Mr. Bebel consulted for several digital media and entertainment companies assisting with strategic planning, forecasting, operational development, business development, music licensing and music industry relations. From May 2015 to May 2017, Mr. Bebel was the Chief Operating Officer of MixRadio, LTD, a division of LINE Corporation, where he led the product management, product marketing, engineering, global music industry relations, music licensing and content programming teams. From August 2009 to April 2015, Mr. Bebel held various digital entertainment leadership positions at Nokia, Inc. and Microsoft. From January 2008 to June of 2009, Mr. Bebel was the Chief Executive Officer of Total Music, LLC a joint venture between the Universal Music Group and Sony Music Entertainment. From August 2006 until January 2008, Mr. Bebel was the President and Chief Executive Officer of Ruckus Network, Inc. From September 2005 until July 2006, Mr. Bebel served as the Chief Executive Officer of Mashboxx, LLC. From May 2003 to February 2004, Mr. Bebel served as the President and Chief Operating Officer of Napster. Prior to this, Mr. Bebel served as the Chief Operating Officer and Chief Executive Officer of Pressplay, an early digital music subscription service, since its founding as a joint venture between the Universal Music Group and Sony Music Entertainment in May 2001. Prior to this, Mr. Bebel was an Executive Vice President at the Universal Music Group. Mr. Bebel holds an MBA in Finance and Economics from Binghamton University and a BS in Accounting from the State University of New York at Fredonia.

Russ Gilbert. Mr. Gilbert has served our Company on an interim basis since June 2017 and will serve as Chief Digital Officer on a full-time basis as of the closing of this offering. Mr. Gilbert is a 20-year technology veteran whose digital media experience spans across radio, television, and even print and outdoor. Most recently from March 2016 to December 2016, Mr. Gilbert served as CTO of Every Day Networks, an all screens media brand based in LA. Mr. Gilbert founded Blue Sun Media in September 2009, which provides high end technology solutions to ad agencies and media companies. From March 2008 to September 2009, he was Vice President of Digital Innovation for Tribune Interactive in Chicago. From September 2006 to September 2007, Mr. Gilbert was Vice President of Interactive for Air America Radio in New York City. From January 2001 to May 2006, Mr. Gilbert served as Vice President of Interactive for Clear Channel Radio.

Non-Employee Directors

Jay Krigsman. Mr. Krigsman has served as a director of our Company since April 26, 2012. Mr. Krigsman has been the Executive Vice President and Asset Manager of The Krausz Companies since 1992, where he assists in property acquisitions, oversees the company’s property management team and is responsible for developing and implementing strategic leasing programs. Prior to joining The Krausz Companies, Mr. Krigsman had the senior leasing responsibilities for Birtcher Development Co. Mr. Krigsman holds a Certified Commercial Investment Member designation from the CCIM Institute, a Sr. Certified Leasing Specialist designation from the International Council of Shopping Centers and holds a California Real Estate Broker’s License. Mr. Krigsman currently serves on the board of directors of Trinad Capital, our principal stockholder. Mr. Krigsman received a BA in Business Administration from the University of Maryland.

Our board of directors has concluded that Mr. Krigsman is well-qualified to serve on our board of directors and has the requisite qualifications, skills and perspectives based on, among other factors, his professional background and experience in acquisitions and management and him being the Executive Vice President and Asset Manager of The Krausz Companies for over 20 years. Our board of directors expects to appoint Mr. Krigsman as a member of the Company’s audit, compensation and nominating and governance committees when such committees are formed. We may appoint Mr. Krigsman to any other newly formed committees of the board of directors.

Craig Foster. Mr. Foster has served as a director of our Company since July 7, 2017. Mr. Foster previously served as the Chief Financial Officer and Chief Accounting Officer of Amobee, Inc., a digital advertising platform, from April 2015 until May 2017. From February 2013 until April 2015, Mr. Foster served as Chief Financial Officer and Chief Accounting Officer of Ubiquiti Networks, Inc., a publicly-traded networking and communications company. From June 2012 to February 2013, Mr. Foster served as Director in the technology infrastructure and software group of Credit Suisse Securities (USA) LLC, an investment bank. From August 2007 to June 2012, Mr. Foster served as an Executive Director and co-head of the software group of UBS Securities LLC, an investment bank. Mr. Foster has also held various management positions at RBC Capital Markets, an investment bank, Loudcloud, a software and services platform, PricewaterhouseCoopers, a public accounting firm and Deloitte, a public accounting firm. Mr. Foster holds an M.B.A. in Finance from the Wharton School of Business and a B.A. in Economics from the University of California, San Diego.

Our board of directors has concluded that Mr. Foster is well-qualified to serve on our board of directors and has the requisite qualifications, skills and perspectives based on, among other factors, his experience in technology and software for over 10 years. Our board of directors expects to appoint Mr. Foster as the chairman of the board of director’s audit committee, compensation committee and nominating and governance committees when such committees are formed. We may appoint Mr. Foster to any other newly formed committees of the board of directors.

Tim Spengler. Mr. Spengler has served as a director of our Company since September 27, 2017. Mr. Spengler has more than 25 years of experience working directly with marketers to drive business results through innovative approaches to media. From July 2016 until June 2017, he served as President and Chief Revenue Officer of Simulmedia, an advertising technology firm. From October 2015 through June 2016, Mr. Spengler served as Chief Executive Officer of FUISZ Video, an interactive digital video company. From November 2013 through October 2014, Mr. Spengler served as President/Content Marketing and Revenue Strategy for iHeart Media, a leading media company delivering music, news and talk content across multiple platforms. Mr. Spengler served as a senior executive at IPG for nearly two decades, holding positions of increasing responsibility, including President, North America for Initiative from 2008 to 2012 and Worldwide Chief Executive Officer for MAGNA GLOBAL from 2012 to 2013.

Mr. Spengler currently sits on the Board of Directors for the Hollywood Radio & Television Society and National Association of Television Program Executives. He is also on the advisory board of emerging media companies, including Influential Social and IgnitionOne. Mr. Spengler received a B.A. in Political Science from Washington University in St Louis, Missouri.

Our board of directors has concluded that Mr. Spengler is well-qualified to serve on our board of directors and has the requisite qualifications, skills and perspectives based on, among other factors, his experience in marketing and television for over 20 years. Our board of directors expects to appoint Mr. Spengler as a member of the Company’s audit, compensation and nominating and governance committees when such committees are formed. We may appoint Mr. Spengler to any other newly formed committees of the board of directors.

Key Employees and Consultants

Phil Quartararo — President, LXL, a division of LiveXLive Media, Inc. — former head of several major record labels, including serving as President of both Warner Bros Records and EMI; credited with launching Virgin Records America including helping launch careers for artists such as Lenny Kravitz, Coldplay and Janet Jackson.

Peter Malkin — Senior Vice President of Artist Relations — veteran talent manager and artists and repertoire executive who has overseen platinum-selling artists such as The Fugees, Wyclef, Lauryn Hill, Joan Osborne, and Vanessa Carlton; most recently ran talent relations for Live Nation, specifically focusing on digital and livestreaming initiatives.

Arthur Indursky — Chief Advisor to our Chairman and Chief Executive Officer — prominent media, entertainment and tech industry attorney and advisor; founding partner of a well-regarded law firm, which began in the mid-1970s as Grubman & Indursky, a boutique music industry law firm.

James Lefkowitz — Co-President, LXL Studios — Executive Producer of Emmy Award winning documentary “WHEN THE GARDEN WAS EDEN” and Golden Globe nominated “LOVE AND MERCY”; Previously President and Chief Operating Officer of Mandalay Media, an agent at CAA, a film financier at Cantor Fitzgerald and an executive at The Walt Disney Studios.

Roger Mincheff — Co-President, LXL Studios — Big Boots founder formerly ran Relativity Medias digital studio division; previously the President of Myspace Entertainment and Senior Vice President of Branded Entertainment for Fox Filmed Entertainment, where he helped launch Fox Digital Studios.

Advisory Board

To complement our management team and board of directors, our Company features an active Advisory Board, each of whom are renowned in their respective fields and are considered thought leaders in the entertainment industry by their peers, further enhance our credibility and provide invaluable strategic guidance and introductions to the Company. Members of the Advisory Board serve for a one-year term and in consideration for their services receive certain equity awards. The Advisory Board is available to provide advice, networking and guidance on any number of issues in a particular field of expertise. Our Advisory Board members have experience in the media and entertainment industries as follows:

Steven Bornstein — Former Chief Executive Officer of ESPN and NFL Network.

Jason Flom — Chief Executive Officer of Lava Records; former Chief Executive Officer of Atlantic Records and Virgin Records.

Chris McGurk — Former Chief Operating Officer of MGM and Universal Pictures; former President of Walt Disney Motion Picture Group.

Hank Neuberger — Lead Producer of Coachella, Lollapalooza, Austin City Limits, Bonnaroo music festivals.

Terms of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our Bylaws and the provisions of the Delaware General Corporation Law. Our directors hold office after the expiration of his or her term until his or her successor is elected and qualified, or until he or she resigns or is removed in accordance with our Bylaws or the Delaware General Corporation Law.

Our officers are appointed by our board of directors and hold office until removed by our board of directors at any time for any reason.

Director Independence

Our board of directors has reviewed the independence of our directors based on the listing standards of the NYSE. Based on this review, the board of directors determined that each of Messrs. Foster, Krigsman and Spengler are independent within the meaning of NYSE rules. In making this determination, our board of directors considered the relationships that each of these non-employee directors has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence. As required under applicable rules, we anticipate that our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.

Board Committees

Our board of directors has established the following three standing committees: audit committee; compensation committee; and nominating and corporate governance committee, or nominating committee. Our board of directors has adopted written charters for each of these committees. Upon completion of this offering, copies of the charters will be available on our website. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

The audit committee is responsible for, among other matters:

•         appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;

•         discussing with our independent registered public accounting firm the independence of its members from its management;

•         reviewing with our independent registered public accounting firm the scope and results of their audit;

•         approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•         overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•         reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;

•         coordinating the oversight by our board of directors of our code of business conduct and our disclosure controls and procedures;

•         establishing procedures for the confidential and/or anonymous submission of concerns regarding accounting, internal controls or auditing matters; and

•         reviewing and approving related-person transactions.

Our audit committee consists of Messrs. Foster, Krigsman and Spengler, with Mr. Foster serving as the chairman. The NYSE rules require the audit committee must have at least three members, all of whom are independent. Our board of directors has affirmatively determined that Messrs. Foster, Krigsman and Spengler meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 and the NYSE rules. Our board of directors has determined that Mr. Foster qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The compensation committee is responsible for, among other matters:

•         reviewing key employee compensation goals, policies, plans and programs;

•         reviewing and approving the compensation of our directors and executive officers;

•         reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and

•         appointing and overseeing any compensation consultants or advisors.

Our compensation committee consists of Messrs. Foster, Krigsman and Spengler, with Mr. Krigsman serving as the chairman. The NYSE rules require that all members of the compensation committee be independent. Our board of directors has affirmatively determined that Messrs. Foster, Krigsman and Spengler meet the definition of “independent director” for purposes of serving on a compensation committee.

Nominating Committee

The purpose of the nominating committee is to assist the board in identifying qualified individuals to become board members, in determining the composition of the board and in monitoring the process to assess board effectiveness. Our nominating committee consists of Messrs. Foster, Krigsman and Spengler, with Mr. Foster serving as the chairman. The NYSE rules require that all members of the nominating committee be independent. Our board of directors has affirmatively determined that Messrs. Foster, Krigsman and Spengler meet the definition of “independent director” for purposes of serving on an nominating committee.

Board Leadership Structure

Currently, the office of Chairman of our board of directors and Chief Executive Officer are held by Robert Ellin. Due to our size and early stage of operations, we believe it is currently most effective to have the Chairman of the board of directors and Chief Executive Officer positions be held by the same individual.

Risk Oversight

Our board of directors will oversee a company-wide approach to risk management. Our board of directors will determine the appropriate risk level for us generally, assess the specific risks faced by us and review the steps taken by management to manage those risks. While our board of directors will have ultimate oversight responsibility for the risk management process, its committees will oversee risk in certain specified areas.

Specifically, our compensation committee will be responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our audit committee will oversee management of enterprise risks and financial risks, as well as potential conflicts of interests. Our board of directors will be responsible for overseeing the management of risks associated with the independence of our board of directors.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics that will apply to our directors, officers and employees. Upon completion of this offering, a copy of this code will be available on our website. We intend to disclose on our website any amendments to the Code of Business Conduct and Ethics and any waivers of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions.

EXECUTIVE COMPENSATION

Our named executive officers, consisting of our principal executive officer and the next two most highly compensated executive officers as of March 31, 2017 (the “Named Executive Officers”), were:

•         Robert Ellin, Executive Chairman, President and Director;

•         David R. Wells, Interim Principal Financial Officer; and

•         Blake Indursky, Executive Vice Chairman and Senior Vice President of Operations.

Summary Compensation Table

The following table sets forth, for the fiscal years ended March 31, 2017 and 2016, compensation awarded or paid to our Named Executive Officers, which assumes a reverse stock split of one-for-three (1:3), which will be effectuated prior to the effectiveness of the registration statement of which this prospectus is a part.

Name and Principal Position	Fiscal Year ended March 31	Salary ($)		Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(1)	Total ($)
Robert Ellin,	2017	360,000	(3)	—	—		—	—	—	—	360,000
Executive Chairman, President & Director(2)	2016	360,000	(3)	—	—		—	—	—	—	360,000
David R. Wells,	2017	95,000	(5)		83,500	(6)	—	—	—	—	178,500
Interim Principal Financial Officer(4)	2016	23,000	(5)	—	—		—	—	—	—	23,000
Blake Indursky,	2017	120,000		—	100,000	(8)	—	—	—	—	220,000
Executive Vice Chairman & SVP of Operations(7)	2016	58,387		—	250,000	(8)	—	—	—	—	308,387

____________

(1)      The amount of perquisites and other personal benefits has been excluded as the total value of perquisites and other personal benefits for each Named Executive Officer per year was less than $10,000.

(2)      Mr. Ellin has served as our Executive Chairman and President and as a director since September 9, 2011. On September 1, 2017, in connection with the appointment of Mr. Schuon as our President, our board of directors changed Mr. Ellin’s title from President to Chief Executive Officer, and his position as Executive Chairman was changed to Chairman.

(3)      The amounts shown in the “Salary” column represent payments by us to Trinad Management, LLC, the manager of Trinad Capital and one of our principal stockholders, pursuant to the Management Agreement, dated as of September 23, 2011. Mr. Ellin is the Managing Member of Trinad Management, LLC. Pursuant to the terms of the Management Agreement, Trinad Management, LLC provided certain management services to us, including, without limitation, relating to the sourcing, structuring and negotiation of a potential business combination involving our Company, in consideration of (i) an aggregate cash fee of $2,080,000, which was payable in $90,000 increments in advance of each consecutive 3-month period during the term of the Management Agreement and with $1,000,000 due at the end of the 3-year term, which was paid during March and April 2017, and (ii) issuance of a warrant to purchase 750,000 shares of our common stock at an exercise price of $0.225 per share, which was issued in September 2011. In August 2016, the warrant was exercised in full on a cashless basis, resulting in the issuance of 716,216 shares of our common stock. The term of the Management Agreement expired on September 23, 2014, and Trinad Management continues to provide services to us for a cash fee of $30,000 per month on a month-to-month basis pursuant to an arrangement described below. On September 7, 2017, we entered into an employment agreement with Mr. Ellin for a term of five years at an annual salary of $650,000 payable commencing on the day of the closing of this offering. Pursuant to Mr. Ellin’s employment agreement, we agreed to continue to pay to Trinad Management a cash fee at the rate of $30,000 per month (or pro-rata thereof) until the completion of this offering, consistent with the terms of the Management Agreement, dated as of September 23, 2011, between us and Trinad Management, whether such agreement is terminated or not prior to the date that this offering is completed. On September 7, 2017, in connection with his employment agreement, we entered into an option award agreement whereby we issued options to purchase 1,166,667 shares of our common stock at an exercise price equal to the public offering price set forth on the cover of this prospectus or, if higher, the fair market value of the shares of our common stock on the date of grant.

(4)      Mr. Wells served as our Interim Principal Financial Officer since March 15, 2016. Mr. Wells resigned from the position of Interim Principal Financial Officer effective as of April 12, 2017 and continues to provide services to the Company as a consultant.

(5)      Amounts shown in the “Salary” column represent cash payments made by us to StoryCorp Consulting (d/b/a Wells Compliance Group), an entity which Mr. Wells controls (“StoryCorp Consulting”), during the portion of our 2016 fiscal year in which he served as our Interim Principal Financial Officer in consideration for such services, and for the entire 2017 fiscal year.

(6)      Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of a restricted stock award consisting of 16,667 shares of our common stock made in November 2016, pursuant to a consulting agreement between the Company and Mr. Wells in lieu of the shares due monthly to StoryCorp Consulting under its services agreement with us. Such shares vest on November 1, 2018. The value of the stock award was partially accounted for in the fiscal year ended March 31, 2016 and granted during the fiscal year ended March 31, 2017. In light of the very limited trading of our common stock, such aggregate grant date fair value was determined at the time based on the most recent price of $5.01 per share, the price at which we sold our common stock in a private placement around the same time as the grant date. We have expensed restricted stock awards at the time of grant regardless of the vesting schedule applicable to such awards. The amount reported in the “Stock Awards” column of the Company’s 2016 Annual Report on Form 10-K has been adjusted to reflect the grant date fair value of this grant in this table.

(7)      Mr. Indursky was appointed as our Executive Vice Chairman and Senior Vice President of Operations on October 6, 2015. Mr. Indursky’s title was changed to Chief Business Officer and Executive Vice President on May 7, 2017.

(8)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of a restricted stock award consisting of 233,334 shares of our common stock issued to Mr. Indursky, (i) 66,667 of which were granted on August 1, 2015 pursuant to his advisory board consulting agreement and vested one year after the date of grant, (ii) 100,000 of which were granted on October 6, 2015and (iii) 66,667 of which were granted during the 2017 fiscal year. Both grants described in clauses (ii) and (iii) were made pursuant to his employment agreement and vested monthly over a period of one year commencing on October 6, 2015. In light of the very limited trading of our common stock, such aggregate grant date fair value was determined at the time based on the most recent price at which we sold our common stock in a private placement around the same time as the grant date, which was $1.50 per share for the initial 166,667 shares issued during the 2016 fiscal year and $1.50 per share for the 66,667 shares issued during the 2017 fiscal year. We have expensed restricted stock awards at the time of grant regardless of the vesting schedule applicable to such awards. The amount reported in the “Stock Awards” column and “Total” compensation column for Mr. Indursky in the 2016 fiscal year has been corrected from the amounts reported in such columns in our filed 2016 Annual Report on Form 10-K to reflect the actual amount of stock award compensation awarded during such fiscal year.

Employment and Consulting Agreements

Robert Ellin — On September 23, 2011, we entered into a Management Agreement with Trinad Management, the manager of Trinad Capital, which is one of our principal stockholders. Mr. Ellin is the Managing Director and Portfolio Manager of Trinad Management. Pursuant to the terms of the Management Agreement, Trinad Management provided certain management services to us, in consideration of (i) an aggregate cash fee of $2,080,000, which was payable in $90,000 increments in advance of each consecutive 3-month period during the term of the Management Agreement and with $1,000,000 due at the end of the initial 3-year term, which was paid during March and April 2017, and (ii) the issuance of a warrant to purchase 750,000 shares of our common stock at an exercise price of $0.225 per share. In August 2016, the warrant was exercised in full on a cashless basis, resulting in the issuance of 716,216 shares of our common stock. The initial term of the Management Agreement has expired and Trinad Management continues to provide services to us for a cash fee of $30,000 a month, on a month-to-month basis pursuant to an unwritten arrangement. From April 1, 2015 to March 31, 2017, we incurred $720,000 of fees under the unwritten arrangement, and we incurred $150,000 of fees under the unwritten arrangement from April 1, 2017 to August 31, 2017. On September 7, 2017, we entered into an employment agreement with Mr. Ellin for a term of five years at an annual salary of $650,000 payable commencing on the day of the closing of this offering. Pursuant to Mr. Ellin’s employment agreement, we agreed to continue to pay to Trinad Management a cash fee at the rate of $30,000 per month (or pro-rata thereof) until the completion of this offering, consistent with the terms of the Management Agreement, dated as of September 23, 2011, between us and Trinad Management, whether such agreement is terminated or not prior to the date that this offering is completed. On September 7, 2017, in connection with his employment agreement, we entered into an option award agreement whereby we issued options to purchase 1,166,667 shares of our common stock at a price equal to the public offering price set forth on the cover of this prospectus or, if higher, the fair market value of the shares of our common stock on the date of grant.

David R. Wells — On March 15, 2016, we entered into a 4-month consulting agreement with StoryCorp Consulting, an entity which Mr. Wells controls, pursuant to which we made periodic payments to StoryCorp Consulting in connection with his service as the Interim Principal Financial Officer and other accounting and financial services that Mr. Wells provided to us. In consideration therefor, we agreed to pay approximately $30,000 during the 4-month term and $300 per hour for services rendered beyond the scope of the agreement. At the end of the initial 4-month term, the consulting agreement was continued on a month-to-month basis on the same terms. In November 2016, pursuant to a consulting agreement between the Company and Mr. Wells, effective November 17, 2016, StoryCorp Consulting received a one-time grant of 16,667 shares of our common stock in lieu of the shares of our common stock that were due monthly to StoryCorp Consulting. Mr. Wells resigned from the position of our Interim Principal Financial Officer effective as of April 12, 2017. Mr. Wells continues to provide us certain accounting and other financial services pursuant to the consulting agreement with StoryCorp Consulting.

Blake Indursky — On October 6, 2015, we entered into an employment agreement with Mr. Indursky to serve as our Executive Vice Chairman and Senior Vice President of Operations, which title was changed to Executive Vice President and Chief Business Officer on May 7, 2017. Mr. Indursky’s employment agreement provided for an initial 12-month term, subject to automatic renewal on an annual basis unless terminated by either party thereto. Under his employment agreement, we (i) pay Mr. Indursky an annual base salary of $120,000 and (ii) issued to Mr. Indursky restricted stock awards for 166,667 shares of our common stock in fiscal year 2016. The base salary is subject to periodic merit reviews which may be increased but not decreased in our sole discretion. Such merit reviews may include a bonus in the form of stock or cash compensation in our discretion. In October 2016, Mr. Indursky’s employment agreement was automatically renewed for another year on the same terms, other than the provision relating to grants of shares of our common stock. In addition, Mr. Indursky received a one-time grant of 66,667 shares of our common stock in the 2017 fiscal year in contemplation of his employment agreement.

Outstanding Equity Awards at Fiscal Year Ended

The following table shows grants of unvested stock awards outstanding on the last day of the fiscal year ended March 31, 2017, to each of our Named Executive Officers. Except as set forth below, all of the outstanding equity awards granted to our Named Executive Officers were fully vested as of March 31, 2017.

Stock Awards
Name	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)
Robert Ellin	—		—

David R. Wells	16,667	(2)	$83,500

Blake Indursky	—		—

____________

(1)      In light of the very limited trading of our common stock, the market value per share was determined based on the most recent price of $5.01 per share, the price at which we sold our common stock in a private placement around the same time as the grant date.

(2)      Shares vest on November 1, 2018.

On August 29, 2016, our board of directors and stockholders approved our 2016 Plan, which reserves a total of 7,600,000 shares of our common stock for issuance under the 2016 Plan. Incentive awards authorized under the 2016 Plan include, but are not limited to, restricted stock and stock options. During the fiscal year ended March 31, 2017, no stock options, shares of our common stock or other awards were issued under the 2016 Plan.

Potential Payments Upon Termination or Change-In-Control

Blake Indursky — Pursuant to Mr. Indursky’s employment agreement with us, in the event we terminate Mr. Indursky’s employment other than for Cause (as defined in his employment agreement), his employment is terminated due to death or disability or he resigns for Good Reason (as defined in his employment agreement), we will be obligated to pay him the pro-rata portion of his base salary of $120,000 for the date of termination to the end of his applicable 12-month employment period.

Director Compensation for Fiscal Year Ended March 31, 2017

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	All other compensation ($)	Total ($)
Jay Krigsman	—	—	—	—	—

There was no compensation paid to our non-employee director, Mr. Krigsman, during the fiscal year ended March 31, 2017. Non-employee director compensation for a new director is determined on an ad hoc basis by the existing members of our board of directors at the time a director is elected. Currently, Mr. Krigsman does not receive any compensation for his services on our board of directors. Mr. Krigsman received an initial grant of 66,667 shares of our common stock, which was made in 2013.

On July 7, 2017, our board of directors elected Craig Foster as director of the Company. The board of directors expects to appoint Mr. Foster as the chairman of the board’s audit committee, when such committee is formed, and may appoint Mr. Foster to any other newly formed committees of the board. Currently, Mr. Foster does not receive any compensation for his services on our board of directors.

On September 29, 2017, our board of directors elected Tim Spengler as director of the Company. Mr. Spengler’s compensation, if any, in connection with his election as our director has not yet been determined. The board of directors expects to award to Mr. Spengler such cash and/or equity incentive compensation in the future as it determines to be appropriate for the services that Mr. Spengler is providing to us, including as a member of any committee of the board of directors, subject to any requirements of the NYSE.

Narrative Disclosure of Compensation Policies and Practices as They Relate to the Company’s Risk Management

We believe that our compensation policies and practices for all employees and other individual service providers, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on us.

2016 Equity Incentive Plan

On August 29, 2016, our board of directors and stockholders approved the 2016 Plan, which reserves a total of 7,600,000 shares of our common stock for issuance under the 2016 Plan. As of September 29, 2017, 2,833,333 options to purchase shares of our common stock and no other awards have been issued under the 2016 Plan. As described below, incentive awards authorized under the 2016 Plan include, but are not limited to, incentive stock options within the meaning of Section 422 of the Code. If an incentive award granted under the 2016 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with the exercise of an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2016 Plan.

Administration — The Compensation Committee of our board of directors, or our board of directors in the absence of such a committee, will administer the 2016 Plan. Subject to the terms of the 2016 Plan, the Compensation Committee or our board of directors has complete authority and discretion to determine the terms upon which awards may be granted under the 2016 Plan.

Grants — The 2016 Plan authorizes the grant to participants of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Code and stock appreciation rights (“SARs”), as described below:

•         Options granted under the 2016 Plan entitle the grantee, upon exercise, to purchase up to a specified number of shares from us at a specified exercise price per share. The exercise price for shares of common stock covered by an option generally cannot be less than the fair market value of common stock on the date of grant unless agreed to otherwise at the time of the grant. In addition, in the case of an incentive stock option granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of stock of our Company or any parent or subsidiary, the per share exercise price will be no less than 110% of the fair market value of our common stock on the date of grant.

•         Restricted stock awards and restricted stock units may be awarded on terms and conditions established by the Compensation Committee or our board of directors, which may include performance conditions for restricted stock awards and the lapse of restrictions on the achievement of one or more performance goals for restricted stock units.

•         The Compensation Committee or our board of directors may make performance grants, each of which will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions.

•         The 2016 Plan authorizes the granting of stock awards. The Compensation Committee or our board of directors will establish the number of shares of our common stock to be awarded (subject to the aggregate limit established under the 2016 Plan upon the number of shares of our common stock that may be awarded or sold under the 2016 Plan) and the terms applicable to each award, including performance restrictions.

•         SARs entitle the participant to receive a distribution in an amount not to exceed the number of shares of our common stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of our common stock on the date of exercise of the SAR and the market price of a share of our common stock on the date of grant of the SAR.

Non-Transferability of Awards — Unless the Compensation Committee provides otherwise, the 2016 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments — In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2016 Plan, the Compensation Committee will adjust the number and class of shares that may be delivered under the 2016 Plan and/or the number, class and price of shares covered by each outstanding award, and the numerical share limits set forth in the 2016 Plan.

Dissolution, Liquidation — The 2016 Plan provides that in the event of a proposed dissolution or liquidation of our Company, to the extent it has not been previously exercised, an award will terminate immediately prior to the consummation of such proposed action.

Merger, Change of Control — The 2016 Plan provides that in the event of a merger or a change of control, as defined under the 2016 Plan, each outstanding award will be treated as the Compensation Committee determines, including, without limitation, that each award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation.

Duration, Amendment, and Termination — Our board of directors has the power to amend, suspend or terminate the 2016 Plan without stockholder approval or ratification at any time or from time to time. No change may be made that increases the total number of shares of our common stock reserved for issuance pursuant to incentive awards or reduces the minimum exercise price for options or exchange of options for other incentive awards, unless such change is authorized by our stockholders within one year of such change. Unless sooner terminated, the 2016 Plan would terminate ten years after it is adopted.

Recent Employment Agreements

Douglas Schaer

In May 2017, we entered into an employment agreement with Mr. Schaer for a term of two years at an annual salary of $180,000, which shall increase to $240,000 upon the closing of an underwritten public offering of the Company’s common stock. In addition, Mr. Schaer was granted 133,333 shares of our common stock that will vest in increments, with the first tranche of 66,667 shares vesting 12 months from the effective date of the employment agreement and the remaining number of shares vesting monthly thereafter, with 100% vesting over the 24-month term of the employment agreement. Mr. Schaer is also eligible, at the discretion of the board of directors, to receive an annual performance bonus. If Mr. Schaer’s employment is terminated by us without Cause or he resigns for Good Reason, subject to a 30-day cure period (each as defined in his employment agreement), Mr. Schaer would be entitled to certain payments subject to certain forfeiture conditions set forth in his employment agreement. Mr. Schaer’s employment agreement contains covenants for our benefit relating to non-competition during the term of employment and the applicable severance period thereafter and protection of our confidential information, customary representations and warranties and indemnification obligations.

Richard Blakeley

In May 2017, we entered into an employment agreement with Mr. Blakeley in connection with the Wantickets Acquisition for a term of two years at an annual salary of $160,000. Mr. Blakeley will also receive a number of shares of our common stock equal to $15,000 each year, which shares shall vest on the first anniversary of his employment date. If Mr. Blakeley’s employment is terminated by LXL Tickets without Cause or he resigns for Good Reason (each as defined in his employment agreement), Mr. Blakeley would be entitled to receive his annual base salary then in effect for a period of 12 months commencing on the effective date of his termination (the “RB Severance Period”), plus any accrued but unused vacation, as well as a pro-rata bonus (if any). For the duration of the RB Severance Period, Mr. Blakeley will also be eligible to participate in LXL Tickets’ group health plan, if any, on the same terms applicable to similarly situated active employees during the RB Severance Period, provided Mr. Blakeley was participating in such plan immediately prior to the date of employment termination, and each other benefit program to the extent permitted under the terms of such program, provided that Mr. Blakeley is not in material breach of the terms of the employment agreement. Mr. Blakeley’s employment agreement contains covenants for the benefit of LXL Tickets relating to non-competition during the term of employment and the RB Severance Period thereafter and protection of LXL Tickets’ confidential information, customary representations and warranties and indemnification obligations.

Andy Schuon

In September 2017, we entered into an employment agreement with Mr. Schuon for a term of three years at a monthly rate of $25,000 from the effective date of his employment agreement to the date immediately prior to the closing of this offering. Following the closing of this offering, Mr. Schuon’s annual salary shall be at a rate no less than $500,000. Mr. Schuon shall also receive a $250,000 cash bonus within thirty days after such closing. Such bonus shall be considered an advance against, and prepayment of, any Performance Bonus (as defined therein). The Performance Bonus shall be equal to 100% of his base salary and payable in accordance with the annual bonus plan applicable to our senior executives to be established following the closing of this offering. Mr. Schuon was also granted options to purchase 1,000,000 shares of our common stock at a price of $1.65 per share (the “Schuon Options”). The Schuon Options were granted pursuant to our 2016 Plan. The first tranche of 833,333 shares underlying the Schuon Options shall vest in one-twelfth increments every three months from the effective date through the end of the three-year term of his employment agreement (the “Service Options”). Such tranche of shares shall become exercisable on the earlier of (i) one year after the date such tranche shall vest, (ii) the second anniversary of the effective date of his employment agreement, or (iii) the earliest date vested equity awards become exercisable or transferable for similarly situated executives of our Company. In the event of a Change of Control (as defined in his employment agreement), any unvested portion of the shares subject to the Service Options shall vest and become exercisable effective immediately prior to such event. The second tranche of 166,667 shares underlying the Schuon Options shall 100% vest if prior to the third anniversary of the effective date of his employment agreement the shares of our common stock shall have traded at a price of $30.00 per share or more for a period of ninety consecutive trading days during which an average of at least 166,667 shares are traded per day (the “Performance Options”). Such tranche of shares shall become exercisable on the earlier of (i) one year after the vesting date, (ii) the second anniversary of the effective date of his employment agreement, or (iii) the earliest date vested equity awards become exercisable or transferable for similarly situated executives of our Company. In the event of a Change of Control, if the performance criteria has been achieved prior to such date or if the share value achieved in the Change of Control event is at least $30.00 per share, the Performance Options will vest and become exercisable effective immediately prior to such event. Each tranche of the Schuon Options and the shares underlying such options is subject to a lock-up restriction for a period of 12 months from the date that such tranche of the options vests; provided, that such restriction period shall terminate with respect to all Schuon Options and the shares underlying such options 24 months from the effective date of his employment agreement.

If Mr. Schuon’s employment is terminated by us without “Cause” or by Mr. Schuon for “Good Reason” (each as defined in his employment agreement, subject to our right to cure), he will be entitled to termination benefits, pursuant to which (i) we will pay Mr. Schuon certain accrued obligations and prior year bonus amounts, if any; and (ii) subject to timely execution and non-revocation of a release as provided in his employment agreement, (u) we will continue to pay Mr. Schuon his base salary for a period from the termination date through the lesser of twelve months or the period through and inclusive of the last day of the three-year term of his employment agreement; (v) unvested Schuon Options (other than the Performance Options) and Other Equity Awards (as defined in his employment agreement) shall automatically accelerate and become vested and exercisable for a period of twelve months from the termination date or the date the award first becomes vested and exercisable, but in all events no later than the applicable term for each such award; (w) the Performance Options will continue to vest for a twelve-month period following the termination date; (x) any such accelerated Service Options, Performance Options and Other Equity Awards shall remain outstanding and be exercisable, to the extent applicable, for a period of twelve months from the later of the termination date or the date the award first becomes vested and exercisable, but in all events no later than the applicable term for each such award; (y) all restrictions on the Other Equity Awards shall automatically and immediately lapse; and (z) we will continue to cover costs for Mr. Schuon and his dependents continued participation in our medical plans from the termination date through and inclusive of the lesser of twelve months or the period through the date on which he obtains other coverage. Mr. Schuon’s employment agreement contains covenants for the benefit of our Company relating to non-competition during the term of his employment and protection of our confidential information, customary representations and warranties and indemnification obligations.

Jerome Gold

In September 2017, we entered into an amended and restated employment agreement with Mr. Gold for a term of three years at an annual salary of $120,000 for the period commencing from the effective date of his employment agreement to the day immediately prior to the closing of this offering. Following the closing of this offering, Mr. Gold’s annual salary shall increase to $400,000. Mr. Gold shall also receive a $250,000 cash bonus within thirty days after such closing. Mr. Gold is also eligible to receive a Performance Bonus (as defined in his employment agreement) equal to 100% of his base salary and payable in accordance with the annual bonus plan applicable to our senior executives to be established following the closing of this offering. Mr. Gold was also granted options to purchase 333,334 shares of our common stock at a price of $1.65 per share (the “Gold Options”). The Gold Options were granted pursuant to our 2016 Plan. The Gold Options shall vest in increments, with the first tranche of one-twelfth of the shares underlying the Gold Options vesting three months from the effective date of his employment agreement, with an additional one-twelfth of the shares underlying the Gold Options vesting every third month thereafter through the expiration of the three-year term. Each tranche of the Gold Options shall become exercisable on the earlier of (i) one year after the date such portion shall vest, (ii) the second anniversary of the effective date of Mr. Gold’s employment agreement, or (iii) the earliest date vested equity awards become exercisable or transferable for similarly situated executives of our Company. In the event of a Change of Control (as defined in his employment agreement), any unvested portion of the Gold Options shall vest and become exercisable effective immediately prior to such event. Each tranche of the Gold Options and the shares underlying such options is subject to a lock-up restriction for a period of twelve months from the date that such tranche of the options vests; provided, that such restriction period shall terminate with respect to all Gold Options and the shares underlying such options twenty-four months from the effective date of Mr. Gold’s employment agreement.

If Mr. Gold’s employment is terminated by us without “Cause” or by Mr. Gold for “Good Reason” (each as defined in his employment agreement, subject to our right to cure), he will be entitled to termination benefits, pursuant to which (i) we will pay Mr. Gold certain accrued obligations and prior year bonus amounts, if any; and (ii) subject to timely execution and non-revocation of a release as provided in his employment agreement (v) we will continue to pay Mr. Gold his base salary for a period from the termination date through the lesser of twelve months or the period through and inclusive of the last day of the three-year term of his employment agreement; (w) unvested Gold Options and Other Equity Awards (as defined in his employment agreement) shall automatically accelerate and become vested and exercisable for a period of twelve months from the termination date, but in all events no later than the end of the applicable term for each such award; (x) any such accelerated Gold Options and Other Equity Awards shall remain outstanding and be exercisable, to the extent applicable, for a period of twelve months from the later of the termination date or the date the award first becomes vested and exercisable, but in all events no later than the applicable term for each such award; (y) all restrictions on the Other Equity Awards shall automatically and immediately lapse; and (z) we will continue to cover costs for Mr. Gold’s and his dependents continued participation in our medical plans from the termination date through and inclusive of the lesser of twelve months or the period through the date on which he obtains other coverage. Mr. Gold’s employment agreement contains covenants for the benefit of our Company relating to non-competition during the term of his employment and protection of our confidential information, customary representations and warranties and indemnification obligations.

Robert Ellin

In September 2017, we entered into an employment agreement with Mr. Ellin for a term of five years at an annual salary of $650,000 payable commencing on the day of the closing of this offering. Mr. Ellin shall be eligible to receive an annual Performance Bonus (as defined in his employment agreement) in accordance with our annual bonus plan applicable to our senior executives. The Performance Bonus shall be equal to 100% of Mr. Ellin’s average annualized base salary during the fiscal year for which the Performance Bonus is earned and payable in accordance with the annual bonus plan applicable to our senior executives to be established following the closing of this offering. Mr. Ellin was also granted options to purchase 1,166,667 shares of our common stock at a price equal to the public offering price set forth on the cover of this prospectus or, if higher, the fair market value of the shares of our common stock on the date of grant (the “Ellin Options”). The Ellin Options were granted pursuant to our 2016 Plan. The first tranche of 666,667 shares underlying the Ellin Options (the “Ellin Service Options”) shall vest in one-twelfth increments every three months for a three year period from the effective date of his employment agreement. Each tranche of the Ellin Service Options shall become exercisable one year after the date such tranche shall vest. In the event of a Change of Control (as defined in his employment agreement), any unvested portion of the Ellin Service Options shall vest and become exercisable effective immediately prior to such event. The second tranche of 500,000 shares underlying the Ellin Options shall 100% vest if prior to the third anniversary of the effective date of his employment agreement the shares of our common stock shall have traded at a price of $30.00 per share or more for a period of 90 consecutive trading days during which an average of at least 166,667 shares are traded per day (the “Ellin Performance Options”).

The Ellin Performance Options shall become exercisable one year after the vesting date, provided that, in the event of a Change of Control, if the Ellin Performance Options have vested prior to such date, they shall be immediately exercisable upon such event. Each tranche of the Ellin Options and the shares underlying such options is subject to a lock-up restriction for a period of 12 months from the date that such tranche of the options vests; provided, that such restriction period shall terminate with respect to all Ellin Options and the shares underlying such options 24 months from the effective date of Mr. Ellin’s employment agreement.

If Mr. Ellin’s employment is terminated by us without “Cause” or by Mr. Ellin for “Good Reason” (each as defined in his employment agreement, subject to our right to cure), he will be entitled to termination benefits, pursuant to which (i) we will pay Mr. Ellin certain accrued obligations and prior year bonus amounts, if any; and (ii) subject to timely execution and non-revocation of a release as provided in his employment agreement, (u) we will pay Mr. Ellin a one-time payment of $10,000,000; (v) unvested Ellin Options (other than the Ellin Performance Options) and Other Equity Awards (as defined in his employment agreement) shall automatically accelerate and become vested and exercisable for a period of 12 months from the termination date or the date the award first becomes vested and exercisable, but in all events no later than the applicable term for each such award; (w) the Ellin Performance Options shall continue to vest if, and only if, the performance criteria specified above for the vesting of the Ellin Performance Options are satisfied during the twelve-month period following the termination date; (x) any such accelerated Ellin Service Options, Ellin Performance Options and Other Equity Awards will remain outstanding and be exercisable, to the extent applicable, for a period of twelve months from the later of the termination date or the date the award first becomes vested and exercisable, but in all events no later than the applicable term for each such award; (y) all restrictions on the Other Equity Awards that are vested on the terminate date (or during the twelve-month period following the termination date) shall automatically and immediately lapse; and (z) we will continue to cover costs for Mr. Ellin and his dependents continued participation in our medical plans from the termination date through and inclusive of the lesser of twelve months or the period through the date on which he obtains other coverage. Mr. Ellin’s employment agreement contains covenants for the benefit of our Company relating to non-competition during the term of Mr. Ellin’s employment and protection of our confidential information, customary representations and warranties and indemnification obligations. Until the date that this offering is completed, we agreed to continue to pay to Trinad Management a cash fee at the rate of $30,000 per month (or pro-rata thereof), consistent with the terms of the Management Agreement, dated as of September 23, 2011, between the Company and Trinad LLC, whether such agreement is terminated or not prior to the date that this offering is completed.

Forthcoming Employment Agreements

Following the closing of this offering, we intend to enter into employment agreements with Mike Bebel and Russ Gilbert, respectively. On September 29, 2017, Mr. Gilbert was granted options to purchase 83,333 shares of our common stock in connection with his employment at an exercise price of $1.65 per share. Such options shall vest as to one-third of the shares underlying the options twelve months after the date of grant, and as to an additional one-third of the shares underlying the options on such date every twelfth month thereafter through the date three years after the date of grant. Each tranche of shares subject to the options shall become exercisable on the earlier of (i) one year after the date such tranche shall vest, (ii) the second anniversary of the date of grant, or (iii) the earliest date vested equity awards become exercisable or transferable for similarly situated executives of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since April 1, 2015 to which we have been a party, in which the amount involved in the transaction exceeded $120,000 (which was less than 1% of the average of our total assets at year-end for our last two completed fiscal years), and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described above under “Executive Compensation.”

Management Agreement

On September 23, 2011, we entered into the Management Agreement with Trinad Management, the manager of Trinad Capital, which is one of our principal stockholders. Mr. Ellin, our Chairman (or Executive Chairman prior to September 1, 2017) and Chief Executive Officer (formerly with the title President) and a principal stockholder, is the Managing Member of Trinad Management and the Managing Director and Portfolio Manager of Trinad Capital. Pursuant to the terms of the Management Agreement, Trinad Management provides certain management services to us in consideration of (i) an aggregate cash fee of $2,080,000, which was payable in $90,000 increments in advance of each consecutive 3-month period during the initial term of the Management Agreement and with $1,000,000 due at the end of the initial 3-year term, which was paid in March and April 2017, and (ii) an issuance of a warrant to purchase 750,000 shares of our common stock at an exercise price of $0.225 per share. In August 2016, the warrant was exercised in full on a cashless basis, resulting in the issuance of 716,216 shares of our common stock to Trinad Management. The initial term of the Management Agreement has expired and Trinad Management continues to provide services to us for a cash fee of $30,000 per month on a month-to-month basis pursuant to an unwritten arrangement. From April 1, 2015 to March 31, 2017, we incurred $720,000 of fees under the unwritten arrangement, and we incurred $150,000 of fees under the unwritten arrangement from April 1, 2017 to August 31, 2017. On September 7, 2017, pursuant to Mr. Ellin’s employment agreement, we agreed to continue to pay to Trinad Management a cash fee at the rate of $30,000 per month (or pro-rata thereof) until the completion of this offering, consistent with the terms of the Management Agreement, dated as of September 23, 2011, between us and Trinad Management, whether such agreement is terminated or not prior to the date that this offering is completed.

Amounts Due to Related Parties

Notes Issued to Related Parties and Related Warrants Exercise

As of June 30, 2017, March 31, 2017 and March 31, 2016, we had the following outstanding notes payable to Trinad Capital Master Fund (“Trinad Capital”), a fund wholly owned by Mr. Ellin, our Chairman (formerly with the title Executive Chairman), Chief Executive Officer (formerly with the title President), and majority stockholder, for both short and long term working capital requirements:

	June 30, 2017	March 31, 2017	March 31, 2016
First Senior Note	$—	$—	$1,000,000
Second Senior Note	—	—	1,784,000
6% Unsecured Convertible Note	3,657,015	3,603,446	—
Total	$3,657,015	$3,603,446	$2,784,000

First Senior Note — Trinad Capital Master Fund

On December 31, 2014, we entered into a senior convertible promissory note (the “First Senior Note”) with Trinad Capital allowing for advances up to a maximum loan amount of $1,000,000, plus interest at the rate of 6% per annum on the unpaid principal amount of outstanding advances.

At the time the First Senior Note was made, Trinad Capital advanced $700,000 to us and had accrued $70,151 in unpaid interest. Pursuant to the terms of the First Senior Note, all outstanding unpaid principal and accrued interest was originally due and payable on June 30, 2016 or such later date as Trinad Capital may agree to in writing unless, prior to such date, the First Senior Note has been repaid in full or Trinad Capital elects to convert all or any portion of the then-outstanding loan balance into shares of our common stock in connection with us consummating an equity financing in excess of $5,000,000 or greater as set forth in the terms of the First Senior Note. Subsequent to the making of the First Senior Note:

•         On January 27, 2015, we and Trinad Capital amended the First Senior Note, effective as of December 31, 2014, to: (1) extend the term of the First Senior Note to June 30, 2016 and (2) provide that the conversion price for conversion of the unpaid balance and interest outstanding in connection with an equity financing shall be the price per share equal to the average price per share paid by investors in such equity financing;

•         On February 5, 2015, we and Trinad Capital amended and restated the First Senior Note, effective as of December 31, 2014, to eliminate the convertibility feature of the note in its entirety; and

•         On April 21, 2016, the First Senior Note was further amended to extend its due date to June 30, 2017, or such later date as Trinad Capital may agree to in writing. For extending the maturity date of the First Senior Note to June 30, 2017, we issued to Trinad Capital warrants to purchase 381,662 shares of our common stock, with an exercise price of $0.015 per share and expiration date of April 21, 2020. During the fiscal year ended March 31, 2017, these warrants were fully exercised.

On February 21, 2017, the First Senior Note and accrued interest totaling $1,197,897 were converted into a 6% convertible unsecured convertible note discussed below. As of March 31, 2017 and 2016, $0 and $1,000,000 of principal was outstanding under the First Senior Note, respectively. Accrued interest of $0 and $140,555 is reflected on the consolidated balance sheet as accrued interest payable, related party as of March 31, 2017 and 2016, respectively.

Second Senior Note — Trinad Capital Master Fund

On April 8, 2015, we entered into a second senior promissory note (the “Second Senior Note”) with Trinad Capital in the amount of $195,500. The Second Senior Note bears interest at the rate of 8% per annum and all outstanding unpaid principal and accrued interest was originally due and payable on June 30, 2016 or such later date as Trinad Capital may agree to in writing, unless prior to such date the Second Senior Note had been repaid in full. During the year ended March 31, 2016, Trinad Capital made advances to us totaling $1,784,000. Subsequent to the making of the Second Senior Note:

•         On July 10, 2015, the Second Senior Note was amended and restated to increase the principal amount from $195,500 to the lesser of (i) $1,000,000 (the “Maximum Advance Amount”) and (ii) the aggregate unpaid principal amount of the advances;

•         On November 23, 2015, the Second Senior Note was amended to increase the Maximum Advance Amount to $2,000,000; and

•         On April 26, 2016, the Second Senior Note was amended to increase the Maximum Advance Amount to $3,000,000 and to extend the maturity date to June 30, 2017 or such later date as Trinad Capital may agree to in writing. For extending the due date of the Second Senior Note to June 30, 2017, we issued to Trinad Capital warrants to purchase 735,923 shares of its common stock, with an exercise price of $0.015 per share and expiration date of April 21, 2020. During the fiscal year ended March 31, 2017, these warrants were fully exercised.

The amount due to Trinad Capital under the Second Senior Note was $1,784,000 at March 31, 2016. During the year ended March 31, 2017, Trinad Capital made additional advances to the Company under the Second Senior Note totaling $820,100. The Company also made repayments of the Second Senior Note totaling $450,000 during year ended March 31, 2017. On February 21, 2017, the Second Senior Note and accrued interest totaling $2,383,180 were converted in a 6% unsecured convertible note discussed below. As of March 31, 2017 and 2016, $0 and $2,154,100 of principal was outstanding under the Second Senior Note, respectively. Accrued interest of $0 and $87,048 is reflected on our consolidated balance sheet as accrued interest payable, related party as of March 31, 2017 and 2016, respectively.

6% Unsecured Convertible Note — Trinad Capital Master Fund

On February 21, 2017, we issued a 6% unsecured convertible note payable to Trinad Capital to convert aggregate principal and interest of $3,581,077 under the First and Second Senior Notes with Trinad Capital. This convertible note is due on March 31, 2018. Before its maturity, the noteholder shall in its sole discretion have the option to convert all outstanding principal and interest into the Company’s shares of common stock at a conversion price per share based upon our current valuation, as determined by our board of directors. Additionally, if the Company raises a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholder will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, Trinad Capital received 596,846 warrants to purchase shares of the Company’s common stock at an exercise price of $0.03 per share. The warrants were exercised on February 28, 2017.

(A) Convertible Note — JJAT

On August 19, 2016, we issued a 6% unsecured convertible note payable to JJAT Corp., a related party, for total principal amount of $55,000. This note was due on September 30, 2018. On December 21, 2016, this note was repaid. Before its maturity, the noteholder had in its sole discretion the option to convert all outstanding principal and interest into the Company’s common stock at a conversion price per share based upon our current valuation, as determined by our board of directors. Additionally, if the Company raised a minimum of $5,000,000 (excluding the amount converting pursuant to the note) in the aggregate in gross proceeds from an equity financing led by a reputable institutional investor in one or more closings prior to the maturity date, the noteholder would have had the right to convert all outstanding principal and interest into the same equity securities issued in such qualified equity financing at 75% of the issuance price of the securities in such financing.

(B) Convertible Note — Marvin Ellin

On January 4, 2017, we issued a 6% unsecured convertible note payable to Marvin Ellin, the father of Robert Ellin, our Chairman (formerly with the title Executive Chairman), Chief Executive Officer (formerly with the title President), director and principal stockholder, in the principal amount of $50,000. This note will be due on September 13, 2018. If we raise a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholder will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. The noteholder shall in his sole discretion have the option to convert all outstanding principal and interest into our common stock at a conversion price per share based upon our current valuation, as determined by our board of directors, before the maturity date. In addition, the noteholder received 8,333 warrants to purchase shares of our common stock at an exercise price of $0.03 per share.

(C) Convertible Note — Marvin Ellin

On June 29, 2017, we issued a 6% unsecured convertible note payable to Marvin Ellin in the principal amount of $50,000. This note will be due on June 28, 2018. If we raise a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholder will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. The noteholder shall in his sole discretion have the option to convert all outstanding principal and interest into our common stock at a conversion price per share based upon our current valuation, as determined by our board of directors, before the maturity date. In addition, the noteholder received 8,333 warrants to purchase shares of our common stock at an exercise price of $0.03 per share.

Employment Arrangements

The relationships and related party transactions described herein are in addition to any employment and consulting arrangements with our executive officers and directors, which are described above under “Executive Compensation — Employment and Consulting Agreements.”

Consulting Arrangement

On January 24, 2017, we issued 116,667 shares of our common stock to Arthur Indursky, Chief Advisor to Mr. Ellin in consideration for Mr. A. Indursky providing various strategic and other consulting services to us under his consulting agreement. Mr. A. Indursky is the father of Blake Indursky, our Chief Business Officer and Executive Vice President.

Indemnification Agreements

Our Bylaws provide that none of our officers or directors shall be personally liable for any obligations of our Company or for any duties or obligations arising out of any acts or conduct of said officer or director performed for or on behalf of our Company, including without limitation, acts of negligence or contributory negligence. In addition, our Bylaws provide that we shall indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a director or officer of our Company from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a director or officer of our Company, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him or her as such director or officer, and that we shall reimburse each such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim, judgment or liability, including our power to defend such persons from all suits or claims as provided for under the provisions of the Delaware General Corporation Law; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own willful misconduct. In addition, we intend to enter into indemnification agreements with our directors and officers and some of our executives may have certain indemnification rights arising under their employment agreements with us. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our Bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Policies and Procedures for Transactions with Related Persons

Prior to the completion of this offering, we intend to adopt a written related-person transactions policy that shall sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of this policy only, a “related-person transaction” shall be a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our capital stock by:

•         each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•         each of our directors;

•         each of our Named Executive Officers;

•         our other executive officers; and

•         all of our current executive officers and directors as a group.

The number of shares and percentages of beneficial ownership are based on 36,194,629 shares of common stock outstanding as of September 29, 2017 and 43,886,937 shares of common stock outstanding immediately following this offering.

The following table is based upon information supplied by to us by our officers, directors and certain principal stockholders. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock that the person has the right to acquire beneficial ownership within 60 days, including common stock issuable pursuant to the exercise of warrants that are either immediately exercisable or exercisable on or before November 28, 2017, which is 60 days after September 29, 2017. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o LiveXLive Media, Inc., 269 South Beverly Drive, Suite #1450, Beverly Hills, CA 90212.

	Number of Shares
	Before this offering		After this offering
Name and address of beneficial owner	Number	%	Number	%
5% or greater stockholders
Robert S. Ellin and his affiliates(1)	15,082,362	41.7%	15,082,362	34.4%
Maile Moore(2)	5,321,733	14.7%	5,321,733	12.1%
Robert Ellin Family Trust(3) 629 Oakhurst Drive, Beverly Hills, CA 90210	3,360,825	9.3%	3,360,825	7.7%
Sandor Capital Master Fund(4) 2828 Routh St., Suite 500, Dallas, TX 75201	3,187,279	8.8%	3,187,279	7.3%
Primary Investments LLC 105 Ocean Front Walk, Venice, CA 90291	2,197,020	6.1%	2,197,020	5.0%

Directors and Executive Officers
Robert S. Ellin(1)	15,082,362	41.7%	15,082,362	34.4%
Andy Schuon(5)	66,667	*	66,667	*	%
Jerome N. Gold(6)(7)	105,000	*	105,000	*	%
Douglas Schaer(7)	166,667	*	166,667	*	%
Blake Indursky	233,333	*	233,333	*	%
Schuyler Hoversten(7)	166,667	*	166,667	*	%
Russ Gilbert(8)	—	*	—	*	%
Mike Bebel	1,667	*	1,667	*	%
Craig Foster	—	*	—	*	%
Jay Krigsman(9)	931,712	2.6%	931,712	2.1%
Tim Spengler	66,667	*	66,667	*	%
All current executive officers and directors as a group (11 persons)(10)(11)	16,820,742	46.5%	16,820,742	38.3%

____________

*         Represents beneficial ownership of less than one percent.

(1)      Represents (i) 5,969,353 shares of our common stock owned by Trinad Capital Master Fund Ltd. (“Trinad Capital”), as Mr. Ellin, the Managing Director and Portfolio Manager of Trinad Capital, is deemed to have sole voting and dispositive power over such shares, (ii) 1,085,591 shares of our common stock owned by Trinad Management, LLC, as Mr. Ellin, the Managing Member of Trinad Management, LLC, is deemed to have sole voting and dispositive power over such shares; and (iii) 6,814,209 shares of our common stock owned by JJAT Corp., an entity owned by Mr. Ellin, as Mr. Ellin is deemed to have sole voting and dispositive power over such shares, and (iv) 1,213,209 shares of Common Stock owned by the Robert Ellin Profit Sharing Plan (the “Profit Sharing Plan”), as the Reporting Person, the trustee of the Profit Sharing Plan, is deemed to have sole voting and dispositive power over such shares. Accordingly, securities owned by these entities may be regarded as being beneficially owned by Mr. Ellin. Mr. Ellin disclaims beneficial ownership in the shares held by Trinad Management, LLC, Trinad Capital and the Profit Sharing Plan. Does not include 4,103,499 shares of our common stock held by a family trust and family foundation as to which Mr. Ellin does not exercise voting or dispositive power. On September 7, 2017, Mr. Ellin was granted options to purchase 1,166,667 shares of our common stock in connection with his employment agreement, of which 666,667 options shall vest according to certain vesting schedules specified therein over the three-year period of the employment agreement and the remainder of 1,500,000 options shall vest according to the conditions specified in the employment agreement.

(2)      Represents (i) 670,339 shares of our common stock held by Ms. Moore in her individual capacity; (ii) 1,290,569 shares of our common stock held by the Robert and Nancy Ellin Family Foundation (the “Foundation”), as Ms. Moore, the trustee of the Foundation, holds voting and dispositive power over such shares; and (iii) 3,360,825 shares of our common stock held by the Robert Ellin Family Trust, as Ms. Moore, the trustee of the Robert Ellin Family Trust, holds voting and dispositive power over such shares. Accordingly, securities owned by the Foundation and the Robert Ellin Family Trust may be regarded as being beneficially owned by Ms. Moore. Ms. Moore disclaims beneficial ownership in the shares held by the Foundation and the Family Trust.

(3)      Maile M. Moore, the spouse of Robert S. Ellin, is the trustee of the Robert Ellin Family Trust and holds voting and dispositive power over the shares held by the trust. The shares held by the Robert Ellin Family Trust are also included in Ms. Moore’s total beneficial ownership discussed in footnote 2 above.

(4)      Based on information available to us, John Lemak as the principal of Sandor Capital Master Fund, is believed to have sole voting and dispositive power over the reported shares.

(5)      On September 1, 2017, Mr. Schuon was granted options to purchase 1,000,000 shares of our common stock in connection with his employment agreement, of which 833,333 options shall vest according to certain vesting schedules specified therein over the three-year period of the employment agreement and the remainder of 166,667 options shall vest according to the conditions specified in the employment agreement.

(6)      On September 1, 2017, Mr. Gold was granted options to purchase 333,334 shares of our common stock in connection with his employment agreement, which shall vest according to certain vesting schedules specified therein over the three-year period of the employment agreement.

(7)      The shares owned are subject to certain vesting schedules specified in the respective employment and consulting agreements of each of the executive officers.

(8)      On September 29, 2017, Mr. Gilbert was granted options to purchase 83,333 shares of our common stock at an exercise price of $1.65 per share in connection with his employment. Such options shall vest as to one-third of the shares underlying the options twelve months after the date of grant, and as to an additional one-third of the shares underlying the options on such date every twelfth month thereafter through the date three years after the date of grant. Each tranche of shares subject to the options shall become exercisable on the earlier of (i) one year after the date such tranche shall vest, (ii) the second anniversary of the date of grant, or (iii) the earliest date vested equity awards become exercisable or transferable for similarly situated executives of the Company.

(9)      Includes 838,225 shares of our common stock held by the Krigsman Family Trust, as Mr. Krigsman, a trustee of the trust, holds shared voting and dispositive power over such shares. Mr. Krigsman disclaims beneficial ownership in the shares held by the trust.

(10)   The shares held by Trinad Capital, Trinad Management, LLC and JJAT Corp., which are deemed to be beneficially owned by Mr. Ellin, are counted only once in this total.

(11)   Does not include 1,166,667, 1,000,000, and 333,334 options granted to Mr. Ellin, Mr. Schuon and Mr. Gold, respectively, under their employment agreements, which are subject to certain vesting schedules specified in their respective employment agreements.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock is based on the provisions of our Certificate of Incorporation and Bylaws and the applicable provisions of the Delaware General Corporation Law. This information is qualified entirely by reference to the applicable provisions of our Certificate of Incorporation, Bylaws and the Delaware General Corporation Law. Copies of our Certificate of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Authorized Capital Stock

Our Certificate of Incorporation authorizes us to issue up to 10,000,000 shares of preferred stock, $0.001 par value per share, and 500,000,000 shares of our common stock, $0.001 par value per share.

As of September 29, 2017, there were 0 and 36,194,629 shares of our preferred stock and common stock outstanding, respectively.

As of September 29, 2017, we had 318 holders of record of our common stock, which excludes stockholders whose shares were held in nominee or street name by brokers. The actual number of common stockholders is greater than the number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

Common Stock

Voting

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of our common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. As of September 29, 2017, there were no shares of our preferred stock outstanding, and we have no current plans to issue any shares of our preferred stock.

Authorized and Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the shares of our common stock are listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or the then-outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Warrants

As of September 29, 2017, there were no warrants outstanding.

Options

As of September 29, 2017, we entered into agreements to grant options to purchase 2,583,333 shares of our common stock under the 2016 Plan.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•         prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•         upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•         at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our Certificate of Incorporation and Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Bylaws

Provisions of our Bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our Bylaws:

•         permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in our control);

•         provide that the authorized number of directors may be changed only by resolution of the board of directors;

•         provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum; and

•         do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose).

The amendment of any of these provisions, with the exception of the ability of our board of directors to issue shares of preferred stock and designate any rights, preferences and privileges thereto, would require approval by the holders of a majority of our then outstanding common stock.

Listing

Our common stock is quoted on the OTC Pink marketplace under the symbol “LIVX.” We have applied to list our common stock on the NYSE and the closing of this offering is contingent upon the successful listing of our common stock on a national securities exchange.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.

SHARES ELIGIBLE FOR FUTURE SALE

Our common stock is quoted on the OTC Pink marketplace under the symbol “LIVX”. There is currently a limited public trading market for our common stock. Future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of our outstanding warrants or any stock options issued under our 2016 Plan, could adversely affect prevailing market prices from time to time and could impair our ability to raise equity capital in the future. We have applied to list our common stock on the NYSE under the symbol “LXL” and the closing of this offering is contingent upon the successful listing of our common stock on a national securities exchange.

Based on the number of shares of our common stock outstanding as of September 29, 2017, upon the completion of this offering, 43,886,937 shares of our common stock will be outstanding, assuming no exercise of the underwriters’ over-allotment option to purchase additional shares and no exercise of warrants. Of those shares, all of the shares sold in this offering and 646,667 of the outstanding shares of our common stock will be freely tradable, except such shares that are held by our “affiliates” (as that term is defined in Rule 144). The remaining restricted shares of our common stock, may only be sold in compliance with the limitations described below. These restricted shares may be sold in the public market, subject to the lock-up agreements described below, only if registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, which exemptions are summarized below.

Rule 144

General

Subject to the Rule 144(i) exception discussed below, in general under Rule 144 as currently in effect, any person who is not an affiliate of ours and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, provided current public information about us is available. Subject to the Rule 144(i) exception discussed below, a person who is an affiliate of ours and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:

•         1% of the number of shares of our common stock then outstanding, which will equal approximately 438,869 shares immediately after this offering; or

•         if and when we are listed on the NYSE, the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 pursuant to Rule 144 with respect to the sale.

Sales of restricted shares under Rule 144 held by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Rule 144(i) Exception

Rule 144(i)(1) prohibits a stockholder from relying on Rule 144 if the issuer is now or at any time previously has been a “shell company” (as described in Rule 144(i)(1)(i)), unless the requirements of Rule 144(i)(2) are satisfied. Since we were previously a shell company described in Rule 144(i)(1)(i), but have subsequently ceased to be a shell company, Rule 144(i)(2) will permit the use of Rule 144 by our stockholders if the following requirements are satisfied at the time of the proposed sale in reliance on Rule 144:

•         we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act (i.e., required to file periodic reports with the SEC); and

•         we have filed all reports and other materials required to be filed with the SEC for at least the preceding 12 months (or for such shorter period that we were required to file such reports and materials) other than Form 8-K reports.

Upon expiration of the 180-day lock-up period described below and this 180-day period, (i) approximately shares of our common stock will be eligible for sale under Rule 144 by our affiliates, subject to the above restrictions applicable to our affiliates, and (ii) approximately shares of our common stock will be eligible for sale by our non-affiliates under Rule 144.

We cannot estimate the number of shares of our common stock that our existing stockholders will elect to sell under Rule 144.

Rule 701 and Form S-8

In general, under Rule 701 of the Securities Act, any of our stockholders who purchased shares from us in connection with a qualified compensatory stock plan or other written agreement before we became subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act is eligible to resell those shares 90 days after the effective date of the registration statement of which this prospectus is a part in reliance on Rule 144. An affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirements of Rule 144, and a non-affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirements of Rule 144 and without regard to the volume of such sales or the availability of public information about the issuer.

In addition, 90 days following the date of completion of this offering, we may file a Registration Statement on Form S-8 under the Securities Act to register a portion of the shares of our common stock available for issuance under our 2016 Plan. Shares of our common stock issued under the Registration Statement on Form S-8 will be available for sale in the public market, subject to the Rule 144 provisions applicable to affiliates, and subject to any vesting restrictions and lock-up agreements applicable to these shares.

Lock-Up Agreements

We and our officers and directors and certain holders of our common stock, representing in the aggregate approximately 70% of our capital stock, have agreed with the underwriters that, for a period of 180 days after the date of this prospectus, subject to certain exceptions, we and they will not (1) offer, sell, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition), directly or indirectly, including the filing (or participation in the filing) with the SEC of a registration statement under the Securities Act to register, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or warrants or other rights to acquire shares of our common stock of which such officer, director or holder is now, or may in the future become, the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic benefits or risks of ownership of such common stock, securities, warrants or other rights to acquire common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or other securities, in cash or otherwise, or (3) publicly disclose the intention to enter into any transaction described in clause (1) or (2) above, except with the prior written consent of BMO Capital Markets Corp.

Certain of our employees, including our executive officers and/or directors, may in the future enter into written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act. Sales under any trading plan entered into by our executive officers and/or directors in the future, if any, would not be permitted until the expiration of the lock-up agreements relating to the offering described above.

Additionally, in connection with the Wantickets Acquisition, a former member of Wantickets entered into a lock-up agreement with respect to the 600,000 shares of our common stock that it received in connection with the transaction. The lock-up provides that such Wantickets members may not, subject to certain exemptions, offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock received in the Wantickets Acquisition prior to May 5, 2019. Furthermore, in connection with the Slacker Acquisition, the delivery of the stock merger consideration to any participating stockholder in the transaction is subject to and conditioned upon such stockholder’s execution and delivery of a customary 180-day lock-up agreement with the underwriters with respect to the transfer or disposition of the shares of our common stock received in connection with the Slacker Acquisition. With respect to the SNAP Acquisition, each SNAP stockholder holding 5% or more of SNAP’s common shares as of the date of the SNAP Agreement will execute and deliver customary 180-day lock-up agreements with us with respect to the transfer or disposition of the shares of our common stock received in the SNAP Acquisition, while certain of the SNAP stockholders agreed to execute and delivery of such lock-up agreements for a period no less than 365 days following the closing of this offering.

Registration Rights

None of the current holders of our common stock, or their transferees, are entitled to any registration rights. We anticipate that we may grant certain registration rights to some or all of the sellers in our future (if any) acquisitions. Registration of these shares under the Securities Act would result in the shares becoming eligible for sale under the Securities Act immediately upon the effectiveness of such registration. Any sales of securities by holders of these shares could adversely affect the trading prices, if any, of our common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following summary describes the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income and estate taxes that may be relevant to Non-U.S. Holders in light of their particular circumstances, does not deal with foreign, state and local tax consequences and does not address U.S. federal tax consequences other than income and estate taxes. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code, such as financial institutions (except to the extent specifically set forth below), insurance companies, persons subject to the alternative minimum tax, tax-exempt organizations, broker-dealers and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below), persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, persons who are subject to the alternative minimum tax or the Medicare contribution tax, partnerships and other pass-through entities, and investors in such pass-through entities or an entity that is treated as a disregarded entity for U.S. federal income tax purposes (regardless of its place of organization or formation). Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and U.S. Department of the Treasury, or Treasury, regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following discussion is for general information only and is not tax advice. Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income and estate tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that has not been excluded from this discussion and is not a U.S. Holder. A “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Distributions

Subject to the discussion below, distributions, if any, made on our common stock to a Non-U.S. Holder of our common stock to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN or W-8BEN-E, or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. In the case of a Non-U.S. Holder that is an entity, Treasury regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, or other appropriate form, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates, unless a specific treaty exemption applies. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will constitute a non-taxable return of capital to the extent of your adjusted basis and will first reduce your adjusted basis in our common stock, but not below zero, and then will be treated as gain and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section.

Gain on Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States), (b) the Non-U.S. Holder is a non-resident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period. In general, we would be a United States real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of our business assets (which include U.S. real property interests). We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. Even if we are treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than 5% of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period, and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market.

If you are a Non-U.S. Holder described in (a) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, unless a specific treaty exemption applies, and corporate Non-U.S. Holders described in (a) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (b) above, you will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though you are not considered a resident of the United States).

Information Reporting Requirements and Backup Withholding

Generally, we or certain financial middlemen must report annually information to the IRS with respect to any dividends we pay on our common stock including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN or W-8BEN-E or otherwise establishes an exemption. The current backup withholding rate is 28%.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds from a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and such requirements may be avoided if the holder provides a properly executed IRS Form W-8BEN or W-8BEN-E or otherwise meets documentary evidence requirements for establishing Non-U.S. Holder status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

If backup withholding is applied to you, you should consult with your own tax advisor to determine if you are able to obtain a tax benefit or credit with respect to such backup withholding.

Foreign Accounts

A U.S. federal withholding tax of 30% may apply to dividends and the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by applicable rules), including when the foreign financial institution holds our common stock on behalf of a Non-U.S. Holder, unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which may include certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. This U.S. federal withholding tax of 30% may also apply to dividends and the gross proceeds of a disposition of our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such tax. Holders are encouraged to consult with their own tax advisors regarding the possible implications of this withholding on their investment in our common stock.

The withholding provisions described above generally apply to payments of dividends on our common stock and will apply to payments of gross proceeds from a sale or other disposition of our common stock after December 31, 2018.

Federal Estate Tax

An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in our common stock will be required to include the value thereof in his or her gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise, even though such individual was not a citizen or resident of the United States at the time of his or her death.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement, dated         , 2017, the date of this prospectus, with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the respective number of shares of common stock shown opposite its name in the following table. BMO Capital Markets Corp. is the representative of the underwriters.

Name	Number of Shares
BMO Capital Markets Corp.
JMP Securities LLC
Craig-Hallum Capital Group LLC
Total	7,692,308

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until that option is exercised. If an underwriter fails or refuses to purchase any of its committed shares, the purchase commitments of the non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters have an option to buy up to an additional 1,153,846 shares from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise this option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above, and the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriters propose to offer the shares of our common stock directly to the public at the initial public offering price set forth on the cover of this prospectus and to certain dealers at such offering price less a concession not in excess of $      per share. After the initial public offering of the shares, the offering price and the selling concession may be changed by the underwriters.

The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

	No Exercise	Full Exercise
Per share	$	$
Total

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $975,000, all of which will be paid by us. We have agreed to reimburse the underwriters for certain of their expenses incurred in connection with the clearance of this offering with the Financial Industry Regulatory Authority, Inc. up to $35,000.

We and our officers and directors and certain holders of our common stock, representing in the aggregate approximately 70% of our capital stock, have agreed with the underwriters that, for a period of 180 days after the date of this prospectus, subject to certain exceptions, we and they will not (1) offer, sell, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition), directly or indirectly, including the filing (or participation in the filing) with the SEC of a registration statement under the Securities Act to register, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or warrants or other rights to acquire shares of our common stock of which such officer, director or holder is now, or may in the future become, the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic benefits or risks of ownership of such common stock, securities, warrants or other rights to acquire common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or other securities, in cash or otherwise, or (3) publicly disclose the intention to enter into any transaction described in clause (1) or (2) above, except with the prior written consent of BMO Capital Markets Corp.

The restrictions above do not apply to the following, subject to certain limitations set forth in the lock-up agreements:

•         transfers of securities as a bona fide gift;

•         transfers or dispositions of securities to any trust for the direct or indirect benefit of the lock-up signatory or any member of the immediate family of the lock-up signatory;

•         transfers of securities to affiliates, limited partners, general partners, limited liability company members or stockholders;

•         transfers of securities by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the lock-up signatory;

•         transfers or dispositions of shares of our common stock or securities convertible or exchangeable into shares of our common stock acquired in open market purchases after the completion of this offering; or

•         entry into any trading plan established pursuant to Rule 10b5-1 under the Exchange Act.

See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

Prior to the offering, there has been no public market for our common stock. The initial public offering price will be negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We have applied to have our common stock listed on the NYSE under the symbol “LXL”. In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ over-allotment option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the number of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make for these liabilities.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of our common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer for the offeree under this prospectus.

Canada

The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of common stock will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of common stock has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

•         to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•         to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statement);

•         to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)I of the Prospectus Directive) subject to obtaining the prior consent of the company or any underwriter for any such offer; or

•         in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common stock shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the common stock. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the common stock may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances that do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the common stock has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Switzerland

The common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the common stock may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the common stock has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Loeb & Loeb LLP, Los Angeles, California. The underwriters are being represented by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

Our consolidated financial statements as of March 31, 2017 and 2016, and for the years then ended and related notes, included in the registration statement have been so included in reliance on the report of Weinberg and Company, P.A., an independent registered public accounting firm, which included an explanatory paragraph about our ability to continue as a going concern, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Wantickets as of June 30, 2016 and 2015, and for the years then ended, included in the registration statement have been so included in reliance on the report of Weinberg and Company, P.A., an independent registered public accounting firm, which included an explanatory paragraph about Wantickets’ ability to continue as a going concern, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Slacker as of December 31, 2016 and 2015, and for the years then ended, included in the registration statement have been so included in reliance on the report of Mayer Hoffman McCann P.C., an independent auditor, which included an explanatory paragraph about Slacker’s ability to continue as a going concern, given on the authority of said firm as experts in auditing and accounting.

The financial statements of SNAP as of December 31, 2016 and 2015, and for the years then ended, and the financial statements of SNAP as of December 31, 2015 and for the year then ended, included in the registration statement have been so included in reliance on the reports of Marcum LLP, an independent registered public accounting firm, of which the report as of and for the year ended December 31, 2015 includes an explanatory paragraph as to SNAP's ability to continue as a going concern, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits, schedules and amendments to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus about the contents of any contract or any other document are not necessarily complete, and, in each instance, we refer you to the copy of the contract or other documents filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s public reference room. In addition, the SEC maintains a website, which is located at www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s website. Upon closing of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

INDEX TO FINANCIAL STATEMENTS

LIVEXLIVE MEDIA, INC. (formerly LOTON, CORP)

WANTICKETS RDM, LLC

Consolidated Financial Statements for the Fiscal Years Ended June 30, 2016 and 2015 (audited) and for the Nine Months Ended March 31, 2017 and 2016 (unaudited)
Report of Independent Registered Public Accounting Firm	F-52
Consolidated Balance Sheets as of June 30, 2016 and 2015 and March 31, 2017 (unaudited)	F-53
Consolidated Statements of Operations for the years ended June 30, 2016 and 2015 and for the nine months ended March 31, 2017 and 2016 (unaudited)	F-54
Consolidated Statement of Changes in Stockholders’ Equity (Deficit) for the years ended June 30, 2016 and 2015 and for the nine months ended March 31, 2017 (unaudited)	F-55
Consolidated Statements of Cash Flows for the years ended June 30, 2016 and 2015 and for the nine months ended March 31, 2017 and 2016 (unaudited)	F-56
Notes to Consolidated Financial Statements	F-57

SLACKER, INC.

SNAP INTERACTIVE, INC.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Condensed Consolidated Balance Sheets

Assets	June 30, 2017	March 31, 2017
Current Assets	(unaudited)
Cash and cash equivalents	$1,514,513	$1,477,229
Accounts receivable	6,298	—
Prepaid expense to related party	90,000	—
Prepaid expense and other assets	108,390	21,569
Total Current Assets	1,719,201	1,498,798
Other Assets
Fixed assets, net	149,636	57,407
Intangible assets	1,798,700	—
Goodwill	1,321,300	—
Deferred offering costs	239,993	—
Other assets	15,000	—
Total Assets	$5,243,830	$1,556,205

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable and accrued liabilities	$858,632	$542,035
Note payable	281,429	277,270
Due to producers	205,096	—
Convertible note payable, shareholder	3,657,015	3,603,446
Unsecured convertible notes - related party, net of discount	4,771	—
Unsecured convertible notes, net of discount	685,214	67,858
Services payable, related party	—	239,080
Total Current Liabilities	5,692,157	4,729,689
Unsecured convertible notes - related party, net of discount and current maturities	19,107	11,668
Unsecured convertible notes, net of discount and current maturities	330,043	220,540
Total Liabilities	6,041,307	4,961,897

Stockholders’ Deficit
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 500,000,000 shares authorized; 107,948,639 and 103,996,974 shares issued and outstanding, respectively	107,949	103,997
Additional paid in capital	30,005,624	24,586,201
Accumulated deficit	(30,911,050)	(28,095,890)
Total stockholders’ deficit	(797,477)	(3,405,692)
Total Liabilities and Stockholders’ Deficit	$5,243,830	$1,556,205

See accompanying notes to the condensed consolidated financial statements.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016
Revenue	$276,243	$—
Cost of revenue	78,869	—
Gross Margin	197,374	—

Operating expenses
Selling, general and administrative	2,287,585	1,084,886
Related party expenses	90,000	90,000
Total operating expenses	2,377,585	1,174,886
Loss from operations	(2,180,211)	(1,174,886)

Other income (expense)
Interest expense, net	(634,949)	(712,268)
Earnings from investment in OCHL	—	83,184
Total other income (expense)	(634,949)	(629,084)

Net loss	$(2,815,160)	$(1,803,970)

Net loss per share – basic and diluted	$(0.03)	$(0.02)

Weighted average common shares – basic and diluted	106,584,364	92,596,918

See accompanying notes to the condensed consolidated financial statements.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Condensed Consolidated Statement of Stockholders’ Deficit
For the Period Ended June 30, 2017
(Unaudited)

	Common stock		Additional Paid in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance as of March 31, 2017	103,996,974	$103,997	$24,586,201	$(28,095,890)	$(3,405,692)
Fair value of shares issued for services to consultants	229,165	229	382,476		382,705
Fair value of shares issued for services to employees	700,000	700	106,592		107,292
Shares issued upon exercise of warrants	1,022,500	1,023	9,203		10,226
Shares issued for Wantickets acquisition	2,000,000	2,000	3,338,000		3,340,000
Fair value of warrants and beneficial conversion features recorded as valuation discount			1,583,152		1,583,152
Net loss	—	—	—	(2,815,160)	(2,815,160)
Balance as of June 30, 2017	107,948,639	$107,949	$30,005,624	$(30,911,050)	$(797,477)

See accompanying notes to the condensed consolidated financial statements.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016
Cash Flows from Operating Activities:
Net loss	$(2,815,160)	$(1,803,970)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	127,771	5,900
Common stock issued for services to consultants	382,705	181,125
Common stock issued for services to employees	107,292	—
Amortization of debt discount	536,315	344,196
Fair value for beneficial conversion feature	—	51,480
Fair value of warrants and beneficial conversion features on debt conversion	—	256,411
Equity in earnings of OCHL	—	(83,184)
Changes in operating assets and liabilities:
(Increase)/Decrease in accounts receivable	(6,298)	—
(Increase)/Decrease in prepaid expenses	(86,821)	(74,005)
(Increase)/Decrease in prepaid expenses – related party	(90,000)	—
(Increase)/Decrease in other current assets	—	(6,382)
(Decrease)/Increase in services payable- related party	(239,080)	—
(Decrease)/Increase in accrued interest	98,634	(50,782)
(Decrease)/Increase in amount due to producers	205,096	—
(Decrease)/Increase in accounts payable and accrued liabilities	316,597	(41,127)
Net cash used in operating activities	(1,462,949)	(1,220,338)
Cash Flows from Investing Activities:
Purchases of fixed assets	—	(18,953)
Increase in other asset	(15,000)	—
Net cash used in investing activities	(15,000)	(18,953)
Cash Flows from Financing Activities:
Proceeds from notes payable, related party	—	445,100
Repayment of note payable, related party	—	(350,000)
Proceeds from convertible notes	1,695,000	—
Proceeds from convertible notes, related party	50,000	—
Deferred offering costs	(239,993)	—
Proceeds from warrant exercise	10,226	1,030
Proceeds from issuance of common stock	—	1,250,000
Repayment of loans, related party	—	(67,124)
Net cash provided by financing activities	1,515,233	1,279,006
Net Increase/(Decrease) in cash	37,284	39,715
Cash, beginning of period	1,477,229	36,898
Cash, end of period	$1,514,513	$76,613
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$—	$—
Cash paid for interest	$—	$—
Supplemental disclosure of non-cash investing and financing activities:
Fair value for warrants and beneficial conversion features issued as valuation discount	$1,583,152	$—
Fair value of warrants issued for note extension	$—	$1,661,114
Common stock issued upon conversion of note payable	$—	$205,918
Fair value of common stock issued in Wantickets acquisition allocated to
Fixed assets	$109,000	$—
Intangible assets	$1,909,700	$—
Goodwill	$1,321,300	$—

See accompanying notes to the condensed consolidated financial statements.

LiveXLive Media, Inc.
(formerly Loton, Corp)
For the Three Months Ended June 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 1 — Organization, Operations and Basis of Presentation

Business and Operations

LiveXLive Media, Inc. (formerly Loton, Corp) was originally incorporated under the laws of the State of Nevada on December 28, 2009 and reincorporated in the State of Delaware on August 2, 2017, pursuant to a reincorporation merger of Loton, Corp with and into LiveXLive Media, Inc., a Delaware corporation and Loton, Corp’s wholly owned subsidiary. Loton, Corp. ceased to exist as a separate entity, with LiveXLive Media, Inc. being the surviving entity. As part of the reincorporation, Loton, Corp changed its name to LiveXLive Media, Inc. (the “Company”). LiveXLive, Corp. (“LiveXLive”), the Company’s wholly owned subsidiary, was incorporated under the laws of the State of Delaware on February 24, 2015.

The Company is one of the world’s only premium internet networks devoted to live music and music-related video content. Since LiveXLive’s launch in 2015, it has been building an online destination for music fans to enjoy premium live performances from music venues and leading music festivals around the world, such as Rock in Rio, Hangout Music Festival and Outside Lands Music and Arts Festival, as well as premium original content, artist exclusives and industry interviews. The LiveXLive platform has featured performances and content from some of the most popular artists in various music genres, including Rihanna, Katy Perry, Radiohead, Metallica, Duran Duran, Chance The Rapper, Bruce Springsteen, Major Lazer and Maroon 5.

Basis of Presentation

The interim condensed consolidated financial statements included herein reflect all material adjustments (consisting of normal recurring adjustments and reclassifications and non-recurring adjustments) which, in the opinion of management, are ordinary and necessary for a fair presentation of results for the interim periods. Certain information and footnote disclosures required under the accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The Company believes that the disclosures are adequate to make the information presented not misleading. The condensed consolidated balance sheet information as of March 31, 2017 was derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on June 14, 2017 (the “2017 Annual Report”). These condensed consolidated financial statements should be read in conjunction with the audited financial statements for the year ended March 31, 2017 and notes thereto included in the 2017 Annual Report.

The results of operations for the three months ended June 30, 2017 are not necessarily indicative of the results to be expected for the entire fiscal year or for any other period.

Forward Stock Split

In September 2016, the Company’s Board of Directors (the “Board of Directors”) declared a two-for-one (2:1) forward stock split of the Company’s common stock in the form of a dividend. All shares and per-share amounts have been restated as of the earlier periods presented to reflect the stock split.

Going Concern

The Company’s condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. As reflected in its condensed consolidated financial statements, the Company had a stockholders’ deficit of $797,477 at June 30, 2017, incurred a net loss of $2,815,160, and utilized net cash of $1,462,949 in operating activities for the period then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date that the financial statements are issued. In addition, the Company’s independent public accounting firm in its audit report to the financial statements included

LiveXLive Media, Inc.
(formerly Loton, Corp)
For the Three Months Ended June 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 1 — Organization, Operations and Basis of Presentation (cont.)

in the Company’s 2017 Annual Report expressed substantial doubt about the Company’s ability to continue as a going concern. The Company’s condensed consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management estimates that the current funds on hand will be sufficient to continue operations through September 2017. The Company’s ability to continue as a going concern is dependent on its ability to execute its business strategy and on its ability to raise additional funds and/or to consummate a contemplated underwritten public offering of the Company’s common stock pursuant to the Registration Statement on Form S-1, Amendment No. 1, filed with the Securities and Exchange Commission on June 14, 2017 (the “Public Offering”). Management is currently seeking additional funds, primarily through the issuance of equity and/or debt securities for cash to operate the Company’s business, including as part of the Public Offering. The proceeds of the Public Offering will allow the Company to continue its operations without a going concern qualification, however, the Company can give no assurances that the Public Offering will be completed. Furthermore, no assurance can be given that any other future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on its operations, in the case of debt financing or cause substantial dilution for its stockholders, in case of equity and/or convertible debt financing.

Note 2 — Significant Accounting Policies and Practices

Revenue Recognition Policy

The Company has several streams of revenue, each of which is required under GAAP to be recognized in varying ways. The following is a summary of our revenue recognition policies:

Ticketing

The Company recognizes commissions and related transaction fees earned from the sale of event and concert tickets at the time the tickets are paid for by and delivered to the customers. The Company’s commissions and transaction fees are charged on a per-ticket basis and generally non-refundable. Claims for ticket refunds are charged back to the respective event and concert owners and producers and in certain cases, the corresponding commissions and related transaction fees are recorded as a reduction to the Company’s revenues at the time that such refunds are processed. The Company does not have accounts receivable associated with its sales transactions, as payment is collected at the time of sale. As amounts are collected for the tickets sold a liability is created (Due to producer) which represents the portion of the amount collected at the time of sale that is due to the venue.

The Company recognizes revenues from use of the Company’s ticketing platform and equipment by event and concert owners and producers. Revenue is recognized when the service has been provided and collection is reasonably assured.

The Company evaluates the criteria outlined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 605-45, “Revenue Recognition — Principal Agent Considerations,” in determining whether it is appropriate to record the gross amount of revenues and related costs or the net revenues. Under the guidance of ASC Subtopic 605-45, if the Company is the primary obligor to perform the services being sold, has general inventory risk as it pertains to recruiting and compensating the talent, has the ability to control the ticket pricing, has discretion in selecting the talent, is involved in the production of the event, generally bears the majority of the credit or collection risk, or has several but not all of these indicators, revenue is recorded gross. If the Company does not have several of these indicators, it records revenues or losses on a net basis.

LiveXLive Media, Inc.
(formerly Loton, Corp)
For the Three Months Ended June 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 2 — Significant Accounting Policies and Practices (cont.)

Live Events

The Company recognizes revenue from its live events and show productions when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the show or live event has been completed and occurred and there are no future production obligations, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

Carrying Value, Recoverability and Impairment of Long-Lived Assets

The Company’s long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. It tests its long-lived assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

An impairment loss will be recognized only if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. That assessment is based on the carrying amount of the asset at the date it is tested for recoverability. An impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value. If an impairment loss is recognized, the adjusted carrying amount of a long-lived asset will be its new cost basis. For a depreciable long-lived asset, the new cost basis will be depreciated (amortized) over the remaining useful life of that asset. Restoring a previously recognized impairment loss is prohibited.

Goodwill

In accordance with FASB ASC Topic No. 350, Intangibles-Goodwill and Other, the Company reviews the recoverability of the carrying value of goodwill at least annually or whenever events or circumstances indicate a potential impairment. The Company’s impairment testing will be done annually at March 31. Recoverability of goodwill is determined by comparing the fair value of Company’s reporting units to the carrying value of the underlying net assets in the reporting units. If the fair value of a reporting unit is determined to be less than the carrying value of its net assets, goodwill is deemed impaired and an impairment loss is recognized to the extent that the carrying value of goodwill exceeds the difference between the fair value of the reporting unit and the fair value of its other assets and liabilities. The Company determined that there was no goodwill impairment at June 30, 2017.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s). Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates. Significant estimates include those related to assumptions used in impairment testing of long term assets, accruals for potential liabilities, valuing equity instruments issued for services and realization of deferred tax assets. Actual results could differ from those estimates.

LiveXLive Media, Inc.
(formerly Loton, Corp)
For the Three Months Ended June 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 2 — Significant Accounting Policies and Practices (cont.)

Principles of Consolidation

The Company’s consolidated subsidiaries and/or entities are as follows:

Name of consolidated subsidiary or entity	State or other jurisdiction of incorporation or organization	Date of incorporation or formation (date of acquisition, if applicable)	Attributable interest
LXL Influencers, Inc.	Delaware	July 11, 2017	51%
LiveXLive Tickets, Inc.	Delaware	April 24, 2017	100%
LXL Studios, Inc.	Delaware	July 15, 2016	100%
LiveXLive, Corp.	Delaware	February 24, 2015	100%
KOKO (Camden) Holdings (US), Inc.	Delaware	March 17, 2014	100%
KOKO (Camden) UK Limited	England and Wales	November 7, 2013	100%

The Company’s consolidated financial statements include all accounts of the Company and its consolidated subsidiaries and/or entities as of reporting period ending date(s) and for the reporting period(s) then ended. All inter-company balances and transactions have been eliminated.

Deferred Offering Costs

Deferred offering costs consist principally of legal, accounting and underwriters’ fees incurred related to the contemplated underwritten public offering of the Company’s common stock. These deferred offering costs will be charged against the gross proceeds received, or will be charged to expense if the offering is not completed.

Stock-Based Compensation

The Company periodically issues stock-based compensation to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for stock–based compensation grants issued and vesting to employees based on the authoritative guidance provided by FASB where the value of the award is measured on the date of grant and recognized as compensation expense on the straight-line basis over the vesting period. The Company accounts for stock-based compensation grants issued and vesting to non-employees in accordance with the authoritative guidance of the FASB where the value of the stock-based compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete. Stock-based compensation granted to non-employees are revalued each reporting period to determine the amount to be recorded as an expense in the respective period. As the stock-based compensation vests, they are valued on each vesting date and an adjustment is recorded for the difference between the value already recorded and the then current value on the date of vesting. In certain circumstances where there are no future performance requirements by the non-employee, stock-based compensation grants are immediately vested and the total stock-based compensation charge is recorded in the period of the measurement date.

The fair value of the Company’s warrant grants is estimated using the Black-Scholes-Merton Option Pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the warrants, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes-Merton Option Pricing model, and based on actual experience. The assumptions used in the Black-Scholes-Merton Option Pricing model could materially affect compensation expense recorded in future periods.

LiveXLive Media, Inc.
(formerly Loton, Corp)
For the Three Months Ended June 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 2 — Significant Accounting Policies and Practices (cont.)

Loss Per Share

Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects the potential dilution, using the treasury stock method that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the loss of the Company. In computing diluted loss per share, the treasury stock method assumes that outstanding options and warrants are exercised and the proceeds are used to purchase common stock at the average market price during the period. Options and warrants may have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price of the options and warrants.

At June 30, 2017 and March 31, 2017, the Company had 0 and 150,000 warrants outstanding, respectively, and 4,129,847 and 3,028,325 shares issuable for its convertible notes payable, respectively, which were excluded from the loss per share calculation, as they were anti-dilutive.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under current GAAP and replace it with a principle based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted only in annual reporting periods beginning after December 15, 2016, including interim periods therein. Entities will be able to transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. The Company is in the process of evaluating the impact of ASU 2014-09 on the Company’s financial statements and disclosures.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases. ASU 2016-02 requires a lessee to record a right of use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. ASU 2016-02 is effective for all interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is in the process of evaluating the impact of ASU 2016-02 on the Company’s financial statements and disclosures.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. ASU 2017-11 allows companies to exclude a down round feature when determining whether a financial instrument (or embedded conversion feature) is considered indexed to the entity’s own stock. As a result, financial instruments (or embedded conversion features) with down round features may no longer be required to be accounted for as derivative liabilities. A company will recognize the value of a down round feature only when it is triggered and the strike price has been adjusted downward. For equity-classified freestanding financial instruments, an entity will treat the value of the effect of the down round as a dividend and a reduction of income available to common shareholders

LiveXLive Media, Inc.
(formerly Loton, Corp)
For the Three Months Ended June 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 2 — Significant Accounting Policies and Practices (cont.)

in computing basic earnings per share. For convertible instruments with embedded conversion features containing down round provisions, entities will recognize the value of the down round as a beneficial conversion discount to be amortized to earnings. The guidance in ASU 2017-11 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted, and the guidance is to be applied using a full or modified retrospective approach. The Company plans to adopt ASU 2017-11 in the third quarter of 2017. The adoption of ASU 2017-11 is not expected to have a material impact on the Company’s financial statements and related disclosures.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statement presentation or disclosures.

Note 3 — Formation of LiveXLive Tickets, Inc. and Acquisition of Wantickets’ Assets

On May 5, 2017, LiveXLive Tickets, Inc. (“LXL Tickets”), a wholly owned subsidiary of the Company, entered into an Asset Purchase Agreement (“APA”) with Wantickets RDM, LLC (“Wantickets”) and certain other parties, whereby LXL Tickets purchased certain operating assets of Wantickets for total consideration of 2,000,000 shares of common stock of the Company valued at $3,340,000 ($1.67 per share). The transaction has been accounted for as an acquisition of Wantickets. In connection with the transaction, LXL Tickets entered into employment agreements with two key employees of Wantickets for a term of two years each. Joseph Schnaier was appointed as the Chief Executive Officer of LXL Tickets and was to receive an annual salary of $220,000 and a bonus of 2,000,000 shares of common stock if LXL Tickets earns a net income of $3 million in the twelve months following May 5, 2017 or a net income of $4 million in the twelve months thereafter. In addition, Mr. Richard Blakeley was appointed as the Chief Financial Officer of LXL Tickets and will receive an annual salary consisting of $160,000 in cash and such number of shares of the Company’s common stock equal to $15,000. Effective as of July 7, 2017, LXL Tickets terminated Mr. Schnaier’s employment for cause.

In addition, pursuant to the APA and the Letter Agreement, dated as of May 5, 2017 (the “Letter Agreement”), entered into among the Company, LXL Tickets and Mr. Schnaier, the parties agreed that, commencing May 5, 2017, Mr. Schnaier will promptly pay for all of LXL Tickets’ net losses of its business for each calendar month (or pro rata thereof), up to a total of $100,000 per month, and for any liabilities exceeding $100,000 in the aggregate that arose from April 1, 2017 to May 5, 2017 (inclusive), until the earlier of (x) such time as the Public Offering is consummated or (b) May 5, 2018 (such earlier date as between clause (x) and (y), the “Funding End Date”), and that any salaries or other payments or amounts due under the employment agreements described above shall be included in the calculation of the net loss for the applicable period (collectively, the “Payment Obligation”). Pursuant to the Letter Agreement, the parties further agreed that all payments made by Mr. Schnaier as part of the Payment Obligation shall be deemed to be a loan by Mr. Schnaier to LXL Tickets (the “Loaned Funds”), and that the Company and LXL Tickets shall repay to Mr. Schnaier the total amount of the Loaned Funds within five business days after the Funding End Date; provided that the Company and LXL Tickets may prepay or repay in full the Loaned Funds at any time prior to the Funding End Date without any penalty. As of August 14, 2017, pursuant to the APA and the Letter Agreement, Mr. Schnaier owed LXL Tickets $124,388 as his Payment Obligation, which also constituted Loaned Funds, subject to the Company potentially offsetting such Loaned Funds against other payment obligations that Mr. Schnaier may owe to LXL Tickets and/or LiveXLive Media. The Company can give no assurances that the Company will be able to recover from Mr. Schnaier a part or the entire amount of such Payment Obligation or that the Company will be able to offset a part or the entire amount of the Loaned Funds against other payment obligations that Mr. Schnaier may owe to LXL Tickets and/or LiveXLive Media.

LiveXLive Media, Inc.
(formerly Loton, Corp)
For the Three Months Ended June 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 3 — Formation of LiveXLive Tickets, Inc. and Acquisition of Wantickets’ Assets (cont.)

The Company completed a preliminary allocation of the purchase price of the assets acquired as follows with the assistance of an independent valuation firm:

Asset Type	Fair Value
Fixed Assets	$109,000
Trademark/Trade Name	431,100
Software	1,003,600
Customer Relationships	368,600
Domain Names	106,400
Goodwill	1,321,300
Purchase Price	$3,340,000

The Company has determined useful lives of two years for software and customer relationships acquired, and five years for domain names, trademark and trade names acquired. For the quarter ended June 30, 2017 the Company recognized amortization expenses of $111,000 for these assets. For the fixed assets acquired the Company has estimated the assets useful lives of three to five years and recognized depreciation expense of $10,700 for these assets. The Company is still in the process of completing the valuation. The preliminary allocation of the purchase price was based upon a preliminary valuation and our estimates and assumptions are subject to change within the purchase price allocation period (generally one year from the acquisition date). The primary areas of the purchase price allocation that are not yet finalized relate to the valuation of tangible and intangible assets acquired and residual goodwill.

The Company prepared the following unaudited pro forma statements of operations, which present the Company’s pro forma results of operations after giving effect to the purchase of Wantickets, based on the historical financial statements of the Company and Wantickets. The unaudited pro forma statements of operations for the three months ended June 30, 2017 and 2016 give effect to the transaction with Wantickets as if it had occurred on April 1, 2016.

	Unaudited Pro-Forma
	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016
Revenue	$386,020	$979,000
Cost of revenue	91,891	247,000
Gross Margin	294,129	732,000

Operating expenses:
Selling, general and administrative	2,406,949	1,869,886
Related party expenses	90,000	90,000
Total operating expenses	2,496,949	1,959,886
Loss from operations	(2,202,820)	(1,227,886)

Other income (expense):
Interest expense, net	(634,949)	(701,268)
Earnings from investment in OCHL	—	83,184
Total other income (expense)	(634,949)	(618,084)

Net loss	$(2,837,769)	$(1,845,970)

Net loss per share – basic and diluted	$(0.03)	$(0.02)

Weighted average common shares – basic and diluted	106,584,364	92,596,918

LiveXLive Media, Inc.
(formerly Loton, Corp)
For the Three Months Ended June 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 3 — Formation of LiveXLive Tickets, Inc. and Acquisition of Wantickets’ Assets (cont.)

The Company’s results of operations for the period ended June 30, 2017 include revenue of Wantickets of $276,243 and a loss of $195,118 since the date of acquisition.

Note 4 — Property and Equipment

Property and equipment at June 30, 2017 and March 31, 2017 was as follows:

	June 30, 2017	March 31, 2017
Production equipment	$104,103	$51,304
Computer equipment	69,279	42,078
Software	29,000	—
Total property and equipment	202,382	93,382

Accumulated depreciation	(52,746)	(35,975)
Property and equipment, net	$149,636	$57,407

Depreciation expense was $16,771 and $5,900 for the three months ended June 30, 2017 and 2016, respectively.

Note 5 — Intangible Assets

The following table sets forth our acquired intangible assets by major asset class as of June 30, 2017:

		June 30, 2017
	Useful life (years)	Gross	Accumulated amortization	Net book value
Trademark/Trade Name	5	$431,100	$(12,300)	$418,800
Software	2	1,003,600	(74,100)	929,500
Customer Relationships	2	368,600	(21,300)	347,300
Domain Names	5	106,400	(3,300)	103,100

Total		$1,909,700	$(111,000)	$1,798,700

Intangible assets amortization expense was $111,000 for the three months ended June 30, 2017, respectively, and $0 for the three months ended June 30, 2016, respectively.

Future amortization expense related to intangible assets as of June 30, 2017 are as follows:

Year Ending Mar 31,
2018 – 9 months remaining	$595,800
2019	794,400
2020	183,600
2021	108,000
2022	108,000
Beyond	8,900
Total	$1,798,700

Note 6 — Convertible Note Payable, Shareholder

As of June 30, 2017 and March 31, 2017, the Company had an outstanding 6%, unsecured convertible note payable (the “Trinad Note”) to Trinad Capital Master Fund (“Trinad Capital”), a fund wholly owned by Mr. Ellin, the Company’s Executive Chairman, Chief Executive Officer, director and principal stockholder, for both short and long term working capital requirements.

LiveXLive Media, Inc.
(formerly Loton, Corp)
For the Three Months Ended June 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 6 — Convertible Note Payable, Shareholder (cont.)

The Trinad Note was issued on February 21, 2017, to convert aggregate principal and interest of $3,581,077 under the first senior convertible promissory note and second senior convertible promissory note (the “Senior Notes”) with Trinad Capital previously issued on December 31, 2014 and April 8, 2015, respectively, each as subsequently amended. The Trinad Note is due on March 31, 2018. Before its maturity, Trinad Capital shall in its sole discretion have the option to convert all outstanding principal and interest into the Company’s common stock at a conversion price per share based upon the Company’s current valuation, as determined by the Board of Directors. If the Company raises a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, Trinad Capital will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, Trinad Capital received 1,790,539 warrants to purchase shares of the Company’s common stock at an exercise price of $0.01 per share. Such warrants were exercised on February 28, 2017. The conversion of the Senior Notes into the Trinad Note and warrants was considered to be a debt restructuring that is accounted for as a debt extinguishment. The aggregate relative fair value of the 1,790,539 warrants issued to Trinad Capital was determined to be $1,624,474 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 1.50%; dividend yield of 0%; volatility rate of 100%; and an expected life of three years (statutory term). As of February 21, 2016, the effective conversion price was $0.91, and the market price of the shares on the date of conversion was approximately $1.67 per share. As such, the Company recognized a beneficial conversion feature of $1,624,474. The relative fair value of the warrants and the Trinad Note’s beneficial conversion feature totaling $3,248,948 was expensed as of March 31, 2017. At March 31, 2017, $3,603,446 of principal, which includes $75,938 of accrued interest, was outstanding under the Note. At June 30, 2017, $3,657,015 of principal, which includes $75,938 of accrued interest, was outstanding under the Note.

Note 7 — Non-Related Party Note Payable

On December 31, 2014, the Company converted accounts payable into a Senior Promissory Note (the “Note”) in the aggregate principal amount of $242,498. The Note bears interest at 6% per annum and interest is payable on a quarterly basis commencing March 31, 2015 or the Company may elect that the amount of such interest be added to the principal sum outstanding under this Note. The payables arose in connection with professional services rendered by attorneys for the Company prior to and through December 31, 2014, and the Note had an original maturity date of December 31, 2015, which was extended to June 30, 2016 or such later date as the lender may agree to in writing. As of the date of this Quarterly Report on Form 10-Q (this “Quarterly Report”), the Note has not been extended and is currently past due. As of June 30, 2017 and March 31, 2017, $281,429 and $277,270 of principal, which includes $38,931 and $34,772 of accrued interest, respectively, were outstanding under the Note.

Note 8 — Related Party Unsecured Convertible Notes Payable

Related Party unsecured convertible notes payable at June 30, 2017 and March 31, 2017 were as follows:

	June 30, 2017	March 31, 2017
(A) 6% Unsecured Convertible Note – due March 31, 2018	$51,455	$50,707
(B) 6% Unsecured Convertible Note – due June 28, 2018	50,008	—
Less accumulated amortization of Valuation Discount	(77,585)	(39,039)
Net	23,878	11,668
Less: Convertible note payable, current	4,771	—
Convertible notes payable, long-term	$19,107	$11,668

LiveXLive Media, Inc.
(formerly Loton, Corp)
For the Three Months Ended June 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 8 — Related Party Unsecured Convertible Notes Payable (cont.)

Convertible Note — Marvin Ellin

(A) On January 4, 2017, the Company issued a 6% unsecured convertible note payable to Marvin Ellin, the father of Robert Ellin, our Chairman (formerly with the title Executive Chairman), Chief Executive Officer (formerly with the title President), director and principal stockholder, for total principal amount of $50,000. This note will be due September 13, 2018. Before its maturity, the noteholder shall in its sole discretion have the option to convert all outstanding principal and interest into the Company’s common stock at a conversion price per share based upon the Company’s current valuation, as determined by the Board of Directors. If the Company raises a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholder will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, the noteholder received 25,000 warrants to purchase shares of the Company’s common stock at an exercise price of $0.01 per share. The aggregate relative fair value of the 25,000 warrants issued to the investor was determined to be $22,681 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 1.50%; dividend yield of 0%; volatility rate of 100%; and an expected life of three years (statutory term). As of February 21, 2017, the effective conversion price was $0.91, and the market price of the shares on the date of conversion was approximately $1.67 per share. As such, the Company recognized a beneficial conversion feature of $22,681. The aggregate value of the warrants and beneficial conversion feature of $45,362 was considered as debt discount upon issuance and will be amortized as interest over the term of the note or in full upon the conversion of the note. The balance of the unamortized discount at March 31, 2017 was $39,039. During the three months ended June 30, 2017, the Company amortized $6,690 of such discount to interest expense, and the unamortized discount as of June 30, 2017 was $32,349. At June 30, 2017, $50,000 of principal, which includes $1,455 of accrued interest, was outstanding under the Note.

(B) On June 29, 2017, the Company issued a 6% unsecured convertible note payable to Marvin Ellin for total principal amount of $50,000. This note will be due June 28, 2018. Before its maturity, the noteholder shall in its sole discretion have the option to convert all outstanding principal and interest into the Company’s common stock at a conversion price per share based upon the Company’s current valuation, as determined by the Board of Directors. If the Company raises a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholder will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, the noteholder received 25,000 warrants to purchase shares of the Company’s common stock at an exercise price of $0.01 per share. The aggregate relative fair value of the 25,000 warrants issued to the investor was determined to be $22,681 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 1.50%; dividend yield of 0%; volatility rate of 100%; and an expected life of three years (statutory term). As of June 28, 2017, the effective conversion price was $0.91, and the market price of the shares on the date of conversion was approximately $1.67 per share. As such, the Company recognized a beneficial conversion feature of $22,681. The aggregate value of the warrants and beneficial conversion feature of $45,362 was considered as debt discount upon issuance and will be amortized as interest over the term of the note or in full upon the conversion of the note. During the three months ended June 30, 2017, the Company amortized $125 of such discount to interest expense, and the unamortized discount as of June 30, 2017 was $45,237. At June 30, 2017, $50,000 of principal, and $8 of accrued interest, was outstanding under the Note.

LiveXLive Media, Inc.
(formerly Loton, Corp)
For the Three Months Ended June 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 9 — Unsecured Convertible Notes Payable

Unsecured Convertible notes payable at June 30, 2017 and March 31, 2017 were as follows:

	June 30, 2017	March 31, 2017
(A) 6% Unsecured Convertible Notes – Due September 30, 2018	$157,126	$154,882
(B) 6% Unsecured Convertible Notes – Due between January 31, 2018 and September 30, 2018	1,266,742	1,248,267
(C) 6% Unsecured Convertible Notes – Due between January 31, 2018 and June 28, 2018	1,714,442	—
Less accumulated amortization of Valuation Discount	(2,123,043)	(1,114,751)
Net	1,015,257	288,398
Less: convertible notes, current	685,214	67,858
Convertible notes, long term	$330,043	$220,540

 (A) On September 14, 2016, the Company issued a 6% unsecured convertible note payable to a certain investor for total principal amount of $150,000. This note will be due on September 13, 2018. Before the maturity date, the noteholder shall in its sole discretion have the option to convert all outstanding principal and interest into the Company’s common stock at a conversion price per share based upon the Company’s current valuation, as determined by the Board of Directors. If the Company raises a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholder will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, the noteholder received 150,000 warrants to purchase shares of the Company’s common stock at an exercise price of $0.005 per share. The aggregate relative fair value of the 150,000 warrants issued to the noteholder was determined to be $93,612 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 0.90%; dividend yield of 0%; volatility rate of 100%; and an expected life of three years (statutory term). As of September 14, 2016, the effective conversion price was $0.63, and the market price of the shares on the date of conversion was approximately $1.67 per share. As such, the Company recognized a beneficial conversion feature of $56,388. As a result, the Company recorded a note discount of $150,000 to account for the relative fair value of the warrants and the notes’ beneficial conversion feature which will be amortized as interest over the term of the note. The balance of the unamortized discount at March 31, 2017 was $109,259. During the three months ended June 30, 2017, the Company amortized $18,724 of such discount to interest expense, and the unamortized discount as of June 30, 2017 was $90,535. As of June 30, 2017, $7,126 of accrued interest was added to the principal balance.

(B) Between November 22, 2016 and March 27, 2017, the Company issued seven 6% unsecured convertible notes payable to certain investors for aggregate total principal of $1,235,000. The notes are due on various dates through September 30, 2018. Before the maturity date, the noteholders shall in their sole discretion have the option to convert all outstanding principal and interest into the Company’s common stock at a conversion price per share based upon the Company’s current valuation, as determined by the Board of Directors. If the Company raises a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholders will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, the noteholders received an aggregate of 617,500 warrants to purchase shares of the Company’s common stock at an exercise price of $0.01 per share. The aggregate relative fair value of the 617,500 warrants issued to the noteholders was determined to be $560,226 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 1.35-1.53%; dividend yield of 0%; volatility rate of 100%; and an expected life of three years (statutory term). At the issuance of these notes, the effective conversion price was $0.91 and the market price of the shares on the date of conversion was approximately $1.67 per share, the Company recognized aggregate beneficial conversion features of

LiveXLive Media, Inc.
(formerly Loton, Corp)
For the Three Months Ended June 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 9 — Unsecured Convertible Notes Payable (cont.)

$560,226. As a result, the Company recorded a note discount of $1,120,450 to account for the relative fair values of the warrants and the notes’ beneficial conversion features which will be amortized as interest over the terms of the notes or in full upon conversion of the notes. The balance of the unamortized discount at March 31, 2017 was $1,005,490. During the three months ended June 30, 2017, the Company amortized $214,784 of such discount to interest expense, and the unamortized discount as of June 30, 2017 was $790,706. As of June 30, 2017, $31,742 of accrued interest was added to the principal balance.

(C) Between April 5, 2016 and June 29, 2017, the Company issued ten 6% unsecured convertible notes payable to certain investors for aggregate total principal of $1,695,000. The notes are due on various dates through June 29, 2018. Before the maturity date, the noteholders shall in their sole discretion have the option to convert all outstanding principal and interest into the Company’s common stock at a conversion price per share based upon the Company’s current valuation, as determined by the Board of Directors. If the Company raises a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholders will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, the noteholders received an aggregate of 847,500 warrants to purchase shares of the Company’s common stock at an exercise price of $0.01 per share. The aggregate relative fair value of the 847,500 warrants issued to the noteholders was determined to be $768,893 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 1.35-1.53%; dividend yield of 0%; volatility rate of 100%; and an expected life of three years (statutory term). At the issuance of these notes, the effective conversion price was $0.91 and the market price of the shares on the date of conversion was approximately $1.67 per share, the Company recognized aggregate beneficial conversion features of $768,893. As a result, the Company recorded a note discount of $1,537,790 to account for the relative fair values of the warrants and the notes’ beneficial conversion features which will be amortized as interest over the terms of the notes or in full upon conversion of the notes. During the three months ended June 30, 2017, the Company amortized $295,983 of such discount to interest expense, and the unamortized discount as of June 30, 2017 was $1,241,807. As of June 30, 2017, $19,442 of accrued interest was added to the principal balance.

Note 10 — Related Party Transactions

Management Services from Trinad Management LLC

Pursuant to a Management Agreement (the “Management Agreement”) with Trinad Management LLC (“Trinad LLC”) entered into on September 23, 2011, Trinad LLC agreed to provide certain management services to the Company through September 22, 2014, including, without limitation, the sourcing, structuring and negotiation of potential business acquisitions and customer contracts for the Company. Under the Management Agreement, the Company compensated Trinad LLC for its services by (i) paying a fee equal to $2,080,000, with $90,000 payable in advance of each consecutive 3-month calendar period during the term of the Management Agreement and with $1,000,000 due at the end of the 3-year term, and (ii) issuing a warrant to purchase 2,250,000 shares of the Company’s common stock at an exercise price of $0.075 per share (the “Warrant”). The Warrant may have been exercised in whole or in part by Trinad LLC at any time for a period of 10 years. On August 25, 2016, the Warrant was fully exercised on a cashless basis at an exercise price of $0.075 per share, resulting in the issuance 2,148,648 shares of the Company’s common stock.

The remaining amount of $250,000 due to Trinad LLC was reflected as a liability on the accompanying March 31, 2017 balance sheet. During the quarter ended June 30, 2017, the Company paid in full the remaining amount that was due at March 31, 2017.

Trinad LLC continues to provide services to the Company at a fee of $30,000 per month on a month-to-month basis. For the three months ended June 30, 2017 and 2016, the Company incurred $90,000 of such fees.

LiveXLive Media, Inc.
(formerly Loton, Corp)
For the Three Months Ended June 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 10 — Related Party Transactions (cont.)

Rent

During the three-month period ended June 30, 2017 and the fiscal year ended March 31, 2017, the Company subleased office space from Trinad LLC for no cost to the Company as part of the Company’s Management Agreement with Trinad LLC. Management estimates such amounts to be immaterial. the Company anticipates continuing to sublease such space at no cost to it for the foreseeable future. the Company believes that such property is in good condition and is suitable for the conduct of its business.

Other Asset

At June 30, 2017, the Other Asset balance of $15,000 is for a 4.02% equity investment in a music technology company that is led by a family member of the Company’s Chairman (formerly with the title Executive Chairman) and Chief Executive Officer (formerly with the title President).

Note 11 — Commitments and Contingencies

Promotional Rights

The Company acquires promotional rights from time to time that may contain obligations for future payments. As of June 30, 2017, the Company is obligated under three licenses, production and/or distribution agreements to make guaranteed payments as follows: $700,000 for the fiscal year ended March 31, 2018, and $475,000 for the fiscal year ended March 31, 2019. The agreements also provide for a revenue share of 35-50% of capital and net revenues. In addition, there are two other agreements that provide for a revenue share of 50% on net revenues, but no guaranteed payments. If the events do not occur as planned and/or the Company does not undertake production of such events, or if the revenue from these events does not allow the Company to recover its production costs, no additional liability for additional payments or promotional right will remain.

Legal Proceedings

On March 3, 2016, Blink TV Limited and Northstar Media, Inc. (collectively, the “Plaintiffs”) filed a claim in the Los Angeles County Superior Court of California against the Company and LiveXLive, alleging breaches of two different license agreements for the live-streaming rights to “Bestival,” an annual music festival which takes place on the Isle of Wight in England. LiveXLive and the Company demurred to the complaint on May 10, 2016, and, prior to the hearing on the demurrer, Plaintiffs amended their complaint. The amended complaint no longer states a claim against the Company and only states a single cause of action against LiveXLive for the alleged breach of a single license agreement. Plaintiffs are seeking $300,000 in damages. To date, LiveXLive has vigorously contested Plaintiffs’ claims. In doing so, on December 23, 2016, LiveXLive filed a cross-complaint against Plaintiffs for breach of contract and breach of the implied covenant of good faith and fair dealing. LiveXLive was notified on September 27, 2017, that Blink TV Limited is in bankruptcy in England and now has liquidators in place who are assuming the litigation. The liquidators will need to move for permission to substitute in as the real parties in interest. The case will continue otherwise, including the mediation prospectively scheduled for October 30, 2017.

On July 17, 2017, Exodus Festival, Inc. (“Exodus”) filed a demand for arbitration with the American Arbitration Association, Washington, DC office (“AAA”), requesting for AAA to commence an arbitration proceeding against Wantickets and LXL Tickets, in connection with event proceeds of $155,633 allegedly owed by Wantickets to Exodus pursuant to a certain Presale Agreement For On-line Ticket Sales Services, entered into by and between Wantickets and Exodus on or about October 20, 2015 (the “Exodus-Wantickets Agreement”). Exodus alleges that LXL Tickets assumed Wantickets’ obligations under the Exodus-Wantickets Agreement pursuant to the APA, dated as of May 5, 2017, entered into by and among Wantickets, LXL Tickets, the Company and certain other persons. On August 9, 2017,

LiveXLive Media, Inc.
(formerly Loton, Corp)
For the Three Months Ended June 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 11 — Commitments and Contingencies (cont.)

LXL Tickets submitted with AAA its objections to the arbitration request and any obligations or liability to Exodus, including because LXL Tickets was not a party to and never assumed the Exodus-Wantickets Agreement. On August 10, 2017, Exodus submitted its response with AAA to LXL Tickets’ objections.  An arbitrator for this dispute has been selected by the parties and a preliminary hearing conference call with the arbitrator has been scheduled for October 16, 2017. LXL Tickets intends to vigorously dispute such arbitration demand and any obligations or liability to Exodus and to defend itself against these claims.

The Company is not aware of any other pending material legal proceedings. From time to time, the Company may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. An adverse result in these or other matters may have, individually or in the aggregate, a material adverse effect on the Company’s business, financial condition or operating results.

Note 12 — Stockholders’ Deficit

Issuance of Common Stock for Services to Consultants

During the three months ended June 30, 2017, the Company issued 229,165 shares of its common stock valued at $382,705 to various consultants. The Company valued these shares at a price of $1.67 per share, the most recent price of the sale of its common stock near the date of grant.

Issuance of Common Stock for Services to Employees

During the three months ended June 30, 2017, the Company issued 700,000 shares of its common stock valued at $1,169,000 to certain employees. The Company valued these shares at a price of $1.67 per share, the most recent price of the sale of its common stock near the date of grant.

During the three months ended June 30, 2017, the Company recorded $107,292 of expense related to the vested portion of its restricted stock, and the remaining $1,061,708 is expected to be recorded over the next two years.

Additional details of the Company’s restricted common stock are as follows:

	Number of Shares	Weighted Average Grant Date Fair Value Per Share
Non-vested March 31, 2017	—	$—
Issued	700,000	1.67
Vested	(37,500)	1.67
Forfeited	—	—
Non-vested, June 30, 2017	662,500	$1.67

Warrants

During the quarter ended June 30, 2017, the Company issued warrants along with a series of convertible notes to acquire 872,500 shares of Company’s common stock valued at $791,576 at an exercise price of $0.01.

During the quarter ended June 30, 2017, 1,022,500 warrants were exercised into 1,022,500 shares of common stock for net proceeds of $10,226.

LiveXLive Media, Inc.
(formerly Loton, Corp)
For the Three Months Ended June 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 12 — Stockholders’ Deficit (cont.)

The table below summarizes the Company’s warrant activities:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Balance outstanding, March 31, 2017	150,000	$0.010	2.99
Granted	872,500	0.010	3.07
Exercised	(1,022,500)	0.010	3.06
Forfeited/expired	—	—	—
Balance outstanding, June 30, 2017	—	$—	—
Exercisable, June 30, 2017	—	$—	—

Note 13 — Segment Reporting

The Company determined its reporting units in accordance with ASC 280, “Segment Reporting” (“ASC 280”). We evaluate a reporting unit by first identifying its operating segments under ASC 280. The Company then evaluates each operating segment to determine if it includes one or more components that constitute a business. If there are components within an operating segment that meet the definition of a business, the Company evaluates those components to determine if they must be aggregated into one or more reporting units. If applicable, when determining if it is appropriate to aggregate different operating segments, the Company determines if the segments are economically similar and, if so, the operating segments are aggregated.

The Company’s operations during the three months ended June 30, 2017 are classified into three reportable business segments: corporate, live events and ticketing. Each of these segments is organized based upon the nature of products and services offered. Summarized financial information about each segment is provided below:

Three Months Ended June 30, 2017

	Corporate	Live Events	Ticketing	Total Consolidated
Revenue	$—	$—	$276,243	$276,243
Cost of revenue	—	—	78,869	78,869
Gross Margin	—	—	197,374	197,374

Operating expenses:
Selling, general and administrative	862,354	921,746	503,492	2,287,585
Related party expenses	90,000	—	—	90,000
Total operating expenses	1,063,347	921,746	503,492	2,377,585
Loss from operations	(952,347)	(921,746)	(306,118)	(2,180,211)

Other income (expense):
Interest expense, net	(634,949)	—	—	(634,949)
Total other income (expense)	(634,949)	—	—	(634,949)
Net loss	$(1,587,296)	$(921,746)	$(306,118)	$(2,815,160)

Total Assets	$1,878,136	$43,796	$3,321,899	$5,243,830

LiveXLive Media, Inc.
(formerly Loton, Corp)
For the Three Months Ended June 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 14 — Subsequent Events

Subsequent to the period June 30, 2017, the Company entered into the following acquisition agreements:

Slacker Agreement

•         On August 25, 2017, the Company entered into the Agreement and Plan of Merger, with LXL Music Acquisition Corp., and Slacker Inc., commonly known as “Slacker Radio”. Subject to the terms and conditions of the Slacker Agreement, the Company will acquire Slacker through a merger of LXL Music Acquisition Corp. with and into Slacker, with Slacker surviving as the Company’s wholly owned subsidiary. The aggregate purchase price for the Slacker Acquisition is $50.0 million, consisting of $44.0 million of cash and $6.0 million of the Company’s common stock. The cash portion will be adjusted based on Slacker’s net working capital at the effective time of the merger and other purchase price adjustments, including amounts related to convertible notes and accrued interest thereon that were not assumed in the transaction. The number of shares of the Company’s common stock issuable as stock merger consideration will be determined based on the final public offering price of shares offered in this offering (as indicated in the Company’s final prospectus to be filed with the SEC related to this offering). To the extent Slacker incurs additional convertible debt from certain of its stockholders from October 1, 2017 through the closing of this offering for the purpose of funding its working capital (provided that Slacker shall use all commercially reasonable efforts to continue to operate and carry on its business in a manner that would minimize the requirement for additional cash infusion to Slacker from outside sources), such debt will be repaid by us upon the closing of the Slacker Acquisition through a commensurate increase in the purchase price, and such stockholders will receive a number of our shares of common stock based on the aggregate amount of such convertible debt, subject to a cap. Such cap amount will be (i) if the pricing of this offering occurs on or prior to October 9, 2017, $250,000, (ii) if the pricing of this offering occurs between October 10, 2017 and October 16, 2017, $375,000, and (iii) if the pricing of this offering occurs between October 17, 2017 and October 23, 2017, $500,000. The Company agreed to use reasonable best efforts to obtain a representations and warranties insurance policy prior to the closing of the transaction with a coverage limit of $5,000,000, the insurance premium and other costs and expenses of which shall be included in the transaction expenses and calculation of net working capital at the closing of the transaction and borne by Slacker up to $225,000. The Slacker Acquisition is subject to certain closing conditions and there can be no assurance that the Slacker Acquisition will be consummated on the terms described herein or at all.

SNAP Agreement

•         On September 6, 2017, the Company entered an agreement and plan of merger (the “SNAP Agreement”) with LXL Video Acquisition Corp., SNAP Interactive, Inc. (“SNAP”), and Jason Katz, as the stockholders’ agent. Subject to the terms and conditions of the SNAP Agreement, the Company will acquire SNAP through a merger of SNAP with and into LXL Video Acquisition Corp., one of the Company’s wholly owned subsidiaries, with LXL Video Acquisition Corp. surviving. The aggregate purchase price for the SNAP Acquisition is approximately $34.0 million consisting of approximately $20.4 million in cash and approximately $13.6 million in shares of the Company’s common stock. SNAP has a target of $1.0 million or more of cash on hand available for operations at closing. The aggregate purchase price will be adjusted based on SNAP’s actual cash balance, net working capital and indebtedness at the effective time of the merger. The number of shares of the Company’s common stock issuable as stock merger consideration will be determined based on the final public offering price of the Company’s shares offered in this offering (as indicated in the Company’s final prospectus to be filed with the SEC related to this offering), or the volume weighted average of the trading price of the Company’s common stock at the time of issuance if the merger is not consummated concurrently with or prior to the closing of the Company’s public offering. The closing of the transaction is subject to certain conditions, including the closing of the Company’s public offering and the effectiveness of a Registration Statement on Form S-4 to be filed by the Company with the SEC. SNAP also has the right to terminate the SNAP Agreement under certain circumstances pursuant to

LiveXLive Media, Inc.
(formerly Loton, Corp)
For the Three Months Ended June 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 14 — Subsequent Events (cont.)

a customary “fiduciary out” provision in connection with a superior acquisition proposal received by SNAP prior to the closing. The Company will be entitled to receive from SNAP a termination fee of $2,900,000 upon termination of the SNAP Agreement under certain situations, including SNAP’s entry into an acquisition agreement with a third party in connection with a superior acquisition proposal, a change of approval or recommendation by SNAP’s board of directors of the SNAP Agreement or the merger contemplated thereby, and failure by SNAP’s board of directors, following receipt of an acquisition proposal by a third party, to reaffirm its approval or recommendation of the SNAP Agreement and the merger contemplated thereby. There can be no assurance that the SNAP Acquisition will be consummated on the terms described herein or at all.

Employment Agreements

Andy Schuon

In September 2017, the Company entered into an employment agreement with Mr. Schuon for a term of three years at a monthly rate of $25,000 from the effective date of his employment agreement to the date immediately prior to the closing of the Company’s public offering. Following the closing of the offering, Mr. Schuon’s annual salary shall be at a rate no less than $500,000. Mr. Schuon shall also receive a $250,000 cash bonus within thirty days after such closing. Such bonus shall be considered an advance against, and prepayment of, any Performance Bonus (as defined therein). The Performance Bonus shall be equal to 100% of his base salary and payable in accordance with the annual bonus plan applicable to the Company’s senior executives to be established following the closing of the offering. Mr. Schuon was also granted options to purchase 3,000,000 shares of the Company’s common stock at a price of $0.55 per share (the “Schuon Options”). The Schuon Options were granted pursuant to the Company’s 2016 Plan. The first tranche of 2,500,000 shares underlying the Schuon Options shall vest in one-twelfth increments every three months from the effective date through the end of the three-year term of his employment agreement (the “Service Options”). Such tranche of shares shall become exercisable on the earlier of (i) one year after the date such tranche shall vest, (ii) the second anniversary of the effective date of his employment agreement, or (iii) the earliest date vested equity awards become exercisable or transferable for similarly situated executives of the Company. In the event of a Change of Control (as defined in his employment agreement), any unvested portion of the shares subject to the Service Options shall vest and become exercisable effective immediately prior to such event. The second tranche of 500,000 shares underlying the Schuon Options shall 100% vest if prior to the third anniversary of the effective date of his employment agreement the shares of the Company’s common stock shall have traded at a price of $10.00 per share or more for a period of ninety consecutive trading days during which an average of at least 500,000 shares are traded per day (the “Performance Options”). Such tranche of shares shall become exercisable on the earlier of (i) one year after the vesting date, (ii) the second anniversary of the effective date of his employment agreement, or (iii) the earliest date vested equity awards become exercisable or transferable for similarly situated executives of the Company. In the event of a Change of Control, if the performance criteria has been achieved prior to such date or if the share value achieved in the Change of Control event is at least $10.00 per share, the Performance Options will vest and become exercisable effective immediately prior to such event. Each tranche of the Schuon Options and the shares underlying such options is subject to a lock-up restriction for a period of 12 months from the date that such tranche of the options vests; provided, that such restriction period shall terminate with respect to all Schuon Options and the shares underlying such options 24 months from the effective date of his employment agreement.

If Mr. Schuon’s employment is terminated by us without “Cause” or by Mr. Schuon for “Good Reason” (each as defined in his employment agreement, subject to the Company’s right to cure), he will be entitled to termination benefits, pursuant to which (i) the Company will pay Mr. Schuon certain accrued obligations and prior year bonus amounts, if any; and (ii) subject to timely execution and non-revocation of a release as provided in his employment agreement, (u) the Company will continue to pay Mr. Schuon his base salary for a period from the termination date through the lesser of twelve months or the period through and inclusive of the last day of the three-year term of his employment agreement; (v) unvested Schuon Options (other than the Performance Options) and Other Equity Awards (as defined in his employment agreement) shall automatically accelerate and become vested and exercisable for a period of twelve months from the termination date or the date the award first becomes vested and exercisable, but in all events no later than the applicable term for each such award; (w) the Performance Options will continue to vest for a twelve-month period following the termination date; (x) any such

LiveXLive Media, Inc.
(formerly Loton, Corp)
For the Three Months Ended June 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 14 — Subsequent Events (cont.)

accelerated Service Options, Performance Options and Other Equity Awards shall remain outstanding and be exercisable, to the extent applicable, for a period of twelve months from the later of the termination date or the date the award first becomes vested and exercisable, but in all events no later than the applicable term for each such award; (y) all restrictions on the Other Equity Awards shall automatically and immediately lapse; and (z) the Company will continue to cover costs for Mr. Schuon and his dependents continued participation in the Company’s medical plans from the termination date through and inclusive of the lesser of twelve months or the period through the date on which he obtains other coverage. Mr. Schuon’s employment agreement contains covenants for the benefit of the Company relating to non-competition during the term of his employment and protection of the Company’s confidential information, customary representations and warranties and indemnification obligations.

Jerome Gold

In September 2017, the Company entered into an amended and restated employment agreement with Mr. Gold for a term of three years at an annual salary of $120,000 for the period commencing from the effective date of his employment agreement to the day immediately prior to the closing of the Company’s public offering. Following the closing of the offering, Mr. Gold’s annual salary shall increase to $400,000. Mr. Gold shall also receive a $250,000 cash bonus within thirty days after such closing. Mr. Gold is also eligible to receive a Performance Bonus (as defined in his employment agreement) equal to 100% of his base salary and payable in accordance with the annual bonus plan applicable to the Company’s senior executives to be established following the closing of the offering. Mr. Gold was also granted options to purchase 1,000,000 shares of the Company’s common stock at a price of $0.55 per share (the “Gold Options”). The Gold Options were granted pursuant to the Company’s 2016 Plan. The Gold Options shall vest in increments, with the first tranche of one-twelfth of the shares underlying the Gold Options vesting three months from the effective date of his employment agreement, with an additional one-twelfth of the shares underlying the Gold Options vesting every third month thereafter through the expiration of the three-year term. Each tranche of the Gold Options shall become exercisable on the earlier of (i) one year after the date such portion shall vest, (ii) the second anniversary of the effective date of Mr. Gold’s employment agreement, or (iii) the earliest date vested equity awards become exercisable or transferable for similarly situated executives of the Company. In the event of a Change of Control (as defined in his employment agreement), any unvested portion of the Gold Options shall vest and become exercisable effective immediately prior to such event. Each tranche of the Gold Options and the shares underlying such options is subject to a lock-up restriction for a period of twelve months from the date that such tranche of the options vests; provided, that such restriction period shall terminate with respect to all Gold Options and the shares underlying such options twenty-four months from the effective date of Mr. Gold’s employment agreement.

If Mr. Gold’s employment is terminated by the Company without “Cause” or by Mr. Gold for “Good Reason” (each as defined in his employment agreement, subject to the Company’s right to cure), he will be entitled to termination benefits, pursuant to which (i) the Company will pay Mr. Gold certain accrued obligations and prior year bonus amounts, if any; and (ii) subject to timely execution and non-revocation of a release as provided in his employment agreement (v) the Company will continue to pay Mr. Gold his base salary for a period from the termination date through the lesser of twelve months or the period through and inclusive of the last day of the three-year term of his employment agreement; (w) unvested Gold Options and Other Equity Awards (as defined in his employment agreement) shall automatically accelerate and become vested and exercisable for a period of twelve months from the termination date, but in all events no later than the end of the applicable term for each such award; (x) any such accelerated Gold Options and Other Equity Awards shall remain outstanding and be exercisable, to the extent applicable, for a period of twelve months from the later of the termination date or the date the award first becomes vested and exercisable, but in all events no later than the applicable term for each such award; (y) all restrictions on the Other Equity Awards shall automatically and immediately lapse; and (z) the Company will continue to cover costs for Mr. Gold’s and his dependents continued participation in the Company’s medical plans from the termination date through and inclusive of the lesser of twelve months or the period through the date on which he obtains other coverage. Mr. Gold’s employment agreement contains covenants for the benefit of the Company relating to non-competition during the term of his

LiveXLive Media, Inc.
(formerly Loton, Corp)
For the Three Months Ended June 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 14 — Subsequent Events (cont.)

employment and protection of the Company’s confidential information, customary representations and warranties and indemnification obligations.

Robert Ellin

In September 2017, the Company entered into an employment agreement with Mr. Ellin for a term of five years at an annual salary of $650,000 payable commencing on the day of the closing of the Company’s public offering. Mr. Ellin shall be eligible to receive an annual Performance Bonus (as defined in his employment agreement) in accordance with the Company’s annual bonus plan applicable to its senior executives. The Performance Bonus shall be equal to 100% of Mr. Ellin’s average annualized base salary during the fiscal year for which the Performance Bonus is earned and payable in accordance with the annual bonus plan applicable to the Company’s senior executives to be established following the closing of the offering. Mr. Ellin was also granted options to purchase 3,500,000 shares of the Company’s common stock at a price equal to the public offering price set forth on the cover of this prospectus or, if higher, the fair market value of the shares of the Company’s common stock on the date of grant (the “Ellin Options”). The Ellin Options were granted pursuant to the Company’s 2016 Plan. The first tranche of 2,000,000 shares underlying the Ellin Options (the “Ellin Service Options”) shall vest in one-twelfth increments every three months for a three year period from the effective date of his employment agreement. Each tranche of the Ellin Service Options shall become exercisable one year after the date such tranche shall vest. In the event of a Change of Control (as defined in his employment agreement), any unvested portion of the Ellin Service Options shall vest and become exercisable effective immediately prior to such event. The second tranche of 1,500,000 shares underlying the Ellin Options shall 100% vest if prior to the third anniversary of the effective date of his employment agreement the shares of the Company’s common stock shall have traded at a price of $10.00 per share or more for a period of 90 consecutive trading days during which an average of at least 500,000 shares are traded per day (the “Ellin Performance Options”). The Ellin Performance Options shall become exercisable one year after the vesting date, provided that, in the event of a Change of Control, if the Ellin Performance Options have vested prior to such date, they shall be immediately exercisable upon such event. Each tranche of the Ellin Options and the shares underlying such options is subject to a lock-up restriction for a period of 12 months from the date that such tranche of the options vests; provided, that such restriction period shall terminate with respect to all Ellin Options and the shares underlying such options 24 months from the effective date of Mr. Ellin’s employment agreement.

If Mr. Ellin’s employment is terminated by the Company without “Cause” or by Mr. Ellin for “Good Reason” (each as defined in his employment agreement, subject to the Company’s right to cure), he will be entitled to termination benefits, pursuant to which (i) the Company will pay Mr. Ellin certain accrued obligations and prior year bonus amounts, if any; and (ii) subject to timely execution and non-revocation of a release as provided in his employment agreement, (u) the Company will pay Mr. Ellin a one-time payment of $10,000,000; (v) unvested Ellin Options (other than the Ellin Performance Options) and Other Equity Awards (as defined in his employment agreement) shall automatically accelerate and become vested and exercisable for a period of 12 months from the termination date or the date the award first becomes vested and exercisable, but in all events no later than the applicable term for each such award; (w) the Ellin Performance Options shall continue to vest if, and only if, the performance criteria specified above for the vesting of the Ellin Performance Options are satisfied during the twelve-month period following the termination date; (x) any such accelerated Ellin Service Options, Ellin Performance Options and Other Equity Awards will remain outstanding and be exercisable, to the extent applicable, for a period of twelve months from the later of the termination date or the date the award first becomes vested and exercisable, but in all events no later than the applicable term for each such award; (y) all restrictions on the Other Equity Awards that are vested on the terminate date (or during the twelve-month period following the termination date) shall automatically and immediately lapse; and (z) the Company will continue to cover costs for Mr. Ellin and his dependents continued participation in the Company’s medical plans from the termination date through and inclusive of the lesser of twelve months or the period through the date on which he obtains other coverage. Mr. Ellin’s employment agreement contains covenants for the benefit of the Company relating to non-competition during the term of Mr. Ellin’s employment and protection of the Company’s confidential information, customary representations and warranties and indemnification obligations. Until the date that the offering is completed, the Company agreed to

LiveXLive Media, Inc.
(formerly Loton, Corp)
For the Three Months Ended June 30, 2017 and 2016
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 14 — Subsequent Events (cont.)

continue to pay to Trinad Management a cash fee at the rate of $30,000 per month (or pro-rata thereof), consistent with the terms of the Management Agreement, dated as of September 23, 2011, between the Company and Trinad LLC, whether such agreement is terminated or not prior to the date that the offering is completed.

Issuance of Common Stock to Consultants for Services

Subsequent to June 30, 2017, the Company issued 147,123 shares of its common stock valued at $245,695 to various consultants. The Company valued these shares at $1.67 per share, the most recent price of the sale of its common stock near the date of grant.

Reverse Stock Split

In September 2017, the Company’s Board of Directors declared a 1-for-3 reverse stock split of the Company’s issued and outstanding common stock, which will be effectuated prior to the effectiveness of the Company’s registration statement on Form S-1, as amended. All shares and per-share amounts have not been restated to reflect the reverse stock split.

Co-Existence Agreement

On September 23, 2017 the Company entered into a Co-Existence Agreement with Monday Sessions Media, Inc. D/B/A Live X (“Live X”), where the Company consented to Live X’s use and registration of the name and mark Live X and have agreed to not challenge, dispute or contest Live X’s rights in such mark. Pursuant to this agreement, the Company agreed to not offer certain production services to third party businesses in connection with its mark LIVEXLIVE and that the Company will use commercially reasonable efforts to afford Live X opportunities to bid on production or streaming service opportunities.

Russ Gilbert Option Award

On September 29, 2017, the Company granted Mr. Russ Gilbert options to purchase 250,000 shares of the Company’s common stock at an exercise price equal to $0.55 per share in connection with his employment. Such options shall vest as to one-third of the shares underlying the options twelve months after the date of grant, and as to an additional one-third of the shares underlying the options on such date every twelfth month thereafter through the date three years after the date of grant.  Each tranche of shares subject to the options shall become exercisable on the earlier of (i) one year after the date such tranche shall vest, (ii) the second anniversary of the date of grant, or (iii) the earliest date vested equity awards become exercisable or transferable for similarly situated executives of the Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
LiveXLive Media, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of LiveXLive Media, Inc. and Subsidiaries (the “Company”) as of March 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of March 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company incurred a net loss and utilized cash flows in operations, and at March 31, 2017 had a stockholders’ deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEINBERG & COMPANY, P.A.

Los Angeles, California
June 14, 2017

LiveXLive Media, Inc.
(formerly Loton, Corp)
Consolidated Balance Sheets

	March 31, 2017	March 31, 2016
Assets
Current Assets
Cash and cash equivalents	$1,477,229	$36,898
Prepaid expense	21,569	15,995
Total Current Assets	1,498,798	52,893
Other Assets
Fixed assets, net	57,407	62,569
Investment in OCHL	—	4,889,515
Note receivable – related party	—	213,331
Total Assets	$1,556,205	$5,218,308

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable and accrued liabilities	$542,035	$481,412
Note payable	277,270	262,042
Due to related parties	—	117,124
Accrued interest, related party	—	232,733
Note payable, shareholder	3,603,446	2,784,000
Current portion of unsecured convertible notes, net of discount	67,858	—
Services payable, related party	239,080	1,000,000
Total Current Liabilities	4,729,689	4,877,311
Unsecured convertible notes – related party, net of discount	11,668	—
Unsecured convertible notes, net of discount and current portion	220,540	110,273
Total Liabilities	4,961,897	4,987,584

Stockholders’ Equity (Deficit)
Preferred stock, $0.001 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 500,000,000 shares authorized; 103,996,974 and 91,996,976 shares issued and outstanding, respectively	103,997	91,997
Additional paid in capital	24,586,201	13,984,898
Accumulated deficit	(28,095,890)	(13,846,171)
Total stockholders’ equity (deficit)	(3,405,692)	230,724
Total Liabilities and Stockholders’ Equity (Deficit)	$1,556,205	$5,218,308

The accompanying notes are an integral part of these consolidated financial statements.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Consolidated Statements of Operations

	Year Ended March 31, 2017	Year Ended March 31, 2016
Revenue	$225,000	$—

Operating expenses:
Selling, general and administrative	5,349,801	3,619,000
Related party expenses	360,000	360,000
Total operating expenses	5,709,801	3,979,000
Loss from operations	(5,484,801)	(3,979,000)

Other income (expense):
Interest expense, net	(512,152)	(178,498)
Other income	6,667	—
Fair value of warrants issued for note extension and inducement to convert	(2,002,977)	—
Earnings from investment in OCHL	132,832	410,5333
Fair value of warrants and beneficial conversion features on debt conversion	(3,248,948)	—
Fair value of beneficial conversion feature	(136,936)	—
Impairment of note receivable – related party	(213,331)	—
Loss on sale of investment in OCHL	(2,790,073)	—
Total other income (expense)	(8,764,918)	232,055

Net loss	$(14,249,719)	$(3,746,944)

Net loss per share – basic and diluted	$(0.15)	$(0.04)

Weighted average common shares – basic and diluted	97,596,206	90,082,796

The accompanying notes are an integral part of these consolidated financial statements.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Consolidated Statement of Stockholders’ Equity (Deficit)
For the years ended March 31, 2017 and 2016

	Common stock		Additional Paid in	Accumulated	Total Stockholders’ Equity
	Stock	Amount	Capital	Deficit	(Deficit)
Balance as of March 31, 2015	88,269,976	$88,270	$12,414,268	$(10,099,227)	$2,403,311
Shares issued for cash	762,500	763	611,737	—	612,500
Shares issued for services and advisory board	1,802,000	1,802	854,698	—	856,500
Shares issued for warrants	1,162,500	1,162	4,651	—	5,813
Debt discount	—	—	99,544	—	99,544
Net loss	—	—	—	(3,746,944)	(3,746,944)
Balance as of March 31, 2016	91,996,976	91,997	13,984,898	(13,846,171)	230,724
Shares issued for cash	550,000	550	1,374,450	—	1,375,000
Fair value of shares issued for services	1,578,720	1,579	2,278,010	—	2,279,589
Shares issued upon exercise of warrants	9,665,360	9,665	38,458	—	48,123
Shares issued upon debt conversion	205,918	206	205,712	—	205,918
Fair value of warrants and beneficial conversion features as valuation discount			1,315,812		1,315,812
Fair value of warrants and beneficial conversion features on debt conversion			3,248,948		3,248,948
Fair value of warrants issued for note extension and inducement to convert			2,002,977		2,002,977
Fair value of beneficial conversion feature			136,936		136,936
Net loss	—	—	—	(14,249,719)	(14,249,719)
Balance as of March 31, 2017	103,996,974	$103,997	$24,586,201	$(28,095,890)	$(3,405,692)

The accompanying notes are an integral part of these consolidated financial statements.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Consolidated Statements of Cash Flows

	Year Ended March 31, 2017	Year Ended March 31, 2016
Cash Flows from Operating Activities
Net loss	$(14,249,719)	$(3,746,944)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	24,115	6,336
Common stock issued for services	2,279,589	856,500
Amortization of debt discount	251,750	9,817
Fair value for beneficial conversion feature	136,936	—
Fair value of warrants and beneficial conversion features on debt conversion	3,248,948	—
Fair value for warrants issued for note extension and inducement to convert	2,002,977	—
Equity in earnings of OCHL	(132,832)	(410,553)
Loss on sale of investment in OCHL	2,790,073	—
Impairment of note receivable	213,331	—
Changes in operating assets and liabilities:
(Increase)/Decrease in prepaid expenses	(5,574)	(15,185)
Decrease/(Increase) in accrued interest	252,517	15,779
Decrease/(Increase) in accounts payable and accrued liabilities	64,720	284,308
Net cash used in operating activities	(3,123,169)	(2,999,942)

Cash Flows from Investing Activities:
Purchases of fixed assets	(18,953)	(58,013)
Sale of investment	2,182,274	—
Note receivable, former affiliate	—	281,418
Net cash provided by investing activities	2,163,321	223,405

Cash Flows from Financing Activities
Proceeds from notes payable, related party	820,100	1,959,000
Repayment of note payable, related party	(450,000)	—
Proceeds from convertible notes	1,385,000	200,000
Repayment of convertible notes, related party	(55,000)	—
Proceeds from convertible notes, related party	105,000	—
Proceeds from warrant exercise	48,123	—
Proceeds from issuance of common stock	1,375,000	618,314
Repayment of services payable, related party	(750,000)	—
Proceeds from loans, related party	(78,044)	—
Net cash provided by financing activities	2,400,179	2,777,314

Net Increase/(Decrease) in cash	1,440,331	777

Cash, beginning of period	36,898	36,121

Cash, end of period	$1,477,229	$36,898

Supplemental disclosure of non-cash investing and financing activities:
Fair value for warrants and beneficial conversion features issued as valuation discount	$1,315,814	$—
Conversion of accrued interest on first and second senior notes into unsecured convertible note	$430,565	$—
Common stock issued upon conversion of note payable	$205,918	$—

The accompanying notes are an integral part of these consolidated financial statements.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 1 — Organization, Operations and Basis of Presentation

Business and Operations

Loton, Corp (“we,” “our” or the “Company”) was incorporated under the laws of the State of Nevada on December 28, 2009. LiveXLive, Corp. (“LiveXLive”), its wholly owned subsidiary, was incorporated under the laws of the State of Delaware on February 24, 2015. The Company is one of the world’s only premium internet networks devoted to live music and music-related video content. Since LiveXLive’s launch in 2015, it has been building an online destination for music fans to enjoy premium live performances from music venues and leading music festivals around the world, such as Rock in Rio, Hangout Music Festival and Outside Lands Music and Arts Festival, as well as premium original content, artist exclusives and industry interviews. The LiveXLive platform has featured performances and content from some of the most popular artists in various music genres, including Rihanna, Katy Perry, Radiohead, Metallica, Duran Duran, Chance The Rapper, Bruce Springsteen, Major Lazer and Maroon 5.

Forward Stock Split

In September 2016, the Company’s Board of Directors declared a 2-for-1 forward stock split of the Company’s common stock in the form of a dividend. All shares and per-share amounts have been restated as of the earliest period presented to reflect the stock split.

Going Concern

The Company’s consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. As reflected in its consolidated financial statements, the Company had a stockholders’ deficit of $3,405,692 at March 31, 2017, incurred a net loss of $14,249,719, and utilized net cash of $3,123,169 in operating activities for the fiscal year then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date that the financial statements are issued. The Company’s consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management estimates that the current funds on hand will be sufficient to continue operations through September 2017. The Company’s ability to continue as a going concern is dependent on its ability to execute its strategy and on its ability to raise additional funds and/or to consummate a public offering. Management is currently seeking additional funds, primarily through the issuance of equity and/or debt securities for cash to operate the Company’s business, including a public offering. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to it. Even if the Company is able to obtain additional financing, it may contain undue restrictions on its operations, in the case of debt financing or cause substantial dilution for its stockholders, in case of equity and/or convertible debt financing. Furthermore, no assurance can be given that a public offering will be consummated.

Note 2 — Significant Accounting Policies and Practices

Revenue Recognition Policy

The Company recognizes revenue from its live events and show productions when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the show or live event has been completed and occurred and there are no future production obligations, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 2 — Significant Accounting Policies and Practices (cont.)

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s). Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates. Significant estimates include those related to assumptions used in impairment testing of long term assets, accruals for potential liabilities, assumptions made in valuing equity instruments issued for services and issued with convertible notes, and recognition of deferred tax assets. Actual results could differ from those estimates.

Principles of Consolidation

The Company’s consolidated subsidiaries and/or entities are as follows:

Name of consolidated subsidiary or entity	State or other jurisdiction of incorporation or organization	Date of incorporation or formation (date of acquisition, if applicable)	Attributable interest
LXL Tickets	Delaware	April 24, 2017	100%

LXL Studios, Inc.	Delaware	July 15, 2016	100%

LiveXLive, Corp.	Delaware	February 24, 2015	100%

KOKO (Camden) Holdings (US), Inc.	Delaware	March 17, 2014	100%

KOKO (Camden) UK Limited	England and Wales	November 7, 2013	100%

The Company’s consolidated financial statements include all accounts of the Company and its consolidated subsidiaries and/or entities as of reporting period ending date(s) and for the reporting period(s) then ended, except for LXL Tickets, as it was formed after March 31, 2017. All inter-Company balances and transactions have been eliminated.

Fair Value of Financial Instruments

The Company follows the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) for disclosures about fair value of its financial instruments and to measure the fair value of its financial instruments. The FASB ASC establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The three levels of fair value hierarchy are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 2 — Significant Accounting Policies and Practices (cont.)

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts of the Company’s financial assets and liabilities, including cash, prepaid expenses, accounts payable, accrued expenses, and other current liabilities, approximate their fair values because of the short maturity of these instruments. The fair value of notes payable and convertible notes approximate their fair values since the current interest rates and terms on these obligations are the same as prevailing market rates.

Investment in Unconsolidated Subsidiary Under the Equity Method

The Company accounts for investments in which the Company owns more than 20% of the investee using the equity method in accordance with ASC Topic 323, Investments — Equity Method and Joint Ventures. Under the equity method, an investor initially records an investment in the investee at cost, and adjusts the carrying amount of the investment to recognize the investor’s share of the earnings or losses of the investee after the date of acquisition. The amount of the adjustment is included in the determination of net income by the investor, and such amount reflects adjustments similar to those made in preparing consolidated statements including adjustments to eliminate intercompany gains and losses, and to amortize, if appropriate, any difference between investor cost and underlying equity in net assets of the investee at the date of investment. The investment of an investor is also adjusted to reflect the investor’s share of changes in the investee’s capital. Dividends received from an investee reduce the carrying amount of the investment. A series of operating losses of an investee or other factors may indicate that a decrease in value of the investment has occurred which is other than temporary and which should be recognized even though the decrease in value is in excess of what would otherwise be recognized by application of the equity method.

Stock-Based Compensation

The Company periodically issues restricted stock, options and warrants to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for restricted stock, options and warrant grants issued and vesting to employees based on the authoritative guidance provided by FASB where the value of the award is measured on the date of grant and recognized as compensation expense on the straight-line basis over the vesting period. The Company accounts for restricted stock, option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance of the FASB where the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete. In certain circumstances where there are no future performance requirements by the non-employee, restricted stock and warrant grants are immediately vested and the total stock-based compensation charge is recorded in the period of the measurement date.

The fair value of the Company’s warrant grants is estimated using the Black-Scholes-Merton Option Pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the warrants and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes-Merton Option Pricing model, and based on actual experience. The assumptions used in the Black-Scholes-Merton Option Pricing model could materially affect compensation expense recorded in future periods. In light of the very limited trading of the Company’s common stock, market value of the shares issued was determined based on the then most recent price per share at which the Company sold common stock in a private placement during the periods then ended.

Income Taxes

The Company follows the asset and liability method which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 2 — Significant Accounting Policies and Practices (cont.)

it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Operations in the period that includes the enactment date.

Loss Per Share

Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects the potential dilution, using the treasury stock method that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the loss of the Company. In computing diluted loss per share, the treasury stock method assumes that outstanding options and warrants are exercised and the proceeds are used to purchase common stock at the average market price during the period. Options and warrants may have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price of the options and warrants.

At March 31, 2017 and 2016, the Company had 150,000 and 3,600,000 warrants outstanding, respectively, and 3,028,325 and 410,260 shares issuable for the Company’s convertible note payables, respectively, which were excluded from the loss per share calculation, as they were anti-dilutive.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under current GAAP and replace it with a principle based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted only in annual reporting periods beginning after December 15, 2016, including interim periods therein. Entities will be able to transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. The Company is in the process of evaluating the impact of ASU 2014-09 on the Company’s financial statements and disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases. ASU 2016-02 requires a lessee to record a right of use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. ASU 2016-02 is effective for all interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is in the process of evaluating the impact of ASU 2016-02 on the Company’s financial statements and disclosures.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statement presentation or disclosures.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 3 — Equity Investment in OCHL

On April 28, 2014, the Company acquired a 50% equity interest in Obar Camden Holdings Limited (“OCHL”), an entity that owns Obar Camden Limited (“OCL”), a music and entertainment company whose principal business is the operation of a live music venue and nightclub known as KOKO, located in Camden, London. KOKO provides live shows, club nights, corporate and other events. The Company acquired its 50% interest through the issuance of 58,000,000 shares of its common stock to the seller, JJAT Corp. (“JJAT”), a Delaware corporation wholly owned by Mr. Robert Ellin, the Company’s Chairman (formerly with the title Executive Chairman), Chief Executive Officer (formerly with the title President), and majority stockholder, and his affiliates. Since both the Company and JJAT were controlled by Mr. Ellin at the time of this transaction, the transaction was accounted for as a transaction between related parties at the related parties’ original basis. Accordingly, the Company recorded the equity method investment at $4.2 million which is JJAT’s historical basis in OCHL.

As part of the transaction, the Company was to be reimbursed $494,750 by OCHL for legal and other acquisition costs incurred in relation to the acquisition of the 50% interest, which obligated was evidenced by a promissory note. As of March 31, 2016, the outstanding advance and any interest due thereunder to the Company was $213,331.

The Company and the various parties to the agreement had certain disputes. On September 22, 2016, Mr. Oliver Bengough, the Company’s former Chief Executive Officer and director (“Bengough”), entered into a Settlement Agreement (the “Settlement Agreement”) with the Company and Mr. Ellin. On November 24, 2016, $2,182,274 was paid to the Company as the final sale price and the rest of the transactions contemplated under the Settlement Agreement were automatically consummated (including the Company’s sale of its interest in OCHL to Bengough). As a result, the Company recognized a loss of $2,790,073 for the remaining investment balance. As part of such transactions, Bengough was released from his obligation under the note described above and therefore, the Company recognized a loss on impairment of the note of $213,331 (See Note 10).

As of November 24, 2016, the change in the investment in the affiliate was as follows:

Balance as of March 31, 2015	$4,478,962
50% share of net income for the period	410,553
Balance as of March 31, 2016	4,889,515
50% share of net income for the period	132,832
Balance as of November 24, 2016	5,022,347
Proceeds received	(2,182,274)
Liability extinguished	(50,000)
Loss recognized	$2,790,073

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 3 — Equity Investment in OCHL (cont.)

Net income from OCHL for the period from April 1, 2016 through November 24, 2016, and the fiscal year ended March 31, 2016, was as follows:

	Period from April 1, 2016 to November 24, 2016	Fiscal Year Ended March 31, 2016
Revenue	$3,921,204	$6,754,707
Cost of revenue	546,480	920,667
Gross profit	3,374,724	5,834,040

Operating expenses
Selling, general and administrative	2,893,306	4,613,058
Depreciation and amortization	74,828	133,106
Total operating expenses	2,968,134	4,746,164
Income from operations before other expenses	406,590	1,087,876

Other expenses
Interest	28,002	45,997

Income before provision for taxes	378,588	1,041,879

Taxes	112,924	220,773
Net income	$265,664	$821,105

The carrying amounts of the major classes of assets and liabilities of OCHL as of March 31, 2016 were as follows:

Assets	March 31, 2016
Current assets
Cash and cash equivalents	$386,009
Accounts receivable	24,743
Inventory	62,548
Prepaid expenses and other current assets	533,128
Total current assets	1,006,429

Other assets
Property and equipment, net of accumulated depreciation	867,975
Total assets	$1,874,205

Liabilities and Shareholders’ Deficit
Current liabilities
Accounts payable	$514,488
Taxes payable	410,504
Notes payable, current	207,978
Other accrued liabilities	460,290
Total current liabilities	1,593,210
Deferred rent – noncurrent	937,459
Total liabilities	2,530,669

Shareholders’ deficit	(656,464)

Total Liabilities and Shareholders’ Deficit	$1,874,205

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 4 — Property and Equipment

Property and equipment at March 31, 2017 and 2016 was as follows:

	March 31, 2017	March 31, 2016
Production equipment	$51,304	$51,304
Computer equipment	42,078	23,125
Total property and equipment	93,382	74,429

Accumulated depreciation	(35,975)	(11,860)
Property and equipment, net	$57,407	$62,569

Depreciation expense was $24,115 and $6,336 for the years ended March 31, 2017 and 2016, respectively.

Note 5 — Notes Payable to Major Stockholder

As of March 31, 2017 and 2016, the Company had the following outstanding notes payable to Trinad Capital Master Fund (“Trinad Capital”), a fund wholly owned by Mr. Ellin, the Company’s Chairman (formerly with the title Executive Chairman), Chief Executive Officer (formerly with the title President) and majority stockholder, for both short and long term working capital requirements:

	March 31, 2017	March 31, 2016
(A) First Senior Note	$—	$1,000,000
(B) Second Senior Note	—	1,784,000
(C) 6% Unsecured Convertible Note	3,603,446	—
Total	$3,603,446	$2,784,000

 (A) First Senior Note — Trinad Capital Master Fund

On December 31, 2014, the Company entered into a senior convertible promissory note (the “First Senior Note”) with Trinad Capital allowing for advances up to a maximum loan amount of $1,000,000, plus interest at the rate of 6% per annum on the unpaid principal amount of outstanding advances.

At the time the First Senior Note was made, Trinad Capital advanced $700,000 to the Company and had accrued $70,151 in unpaid interest. Pursuant to the terms of the Senior Note, all outstanding unpaid principal and accrued interest was originally due and payable on June 30, 2016 or such later date as Trinad Capital may agree to in writing unless, prior to such date, the First Senior Note has been repaid in full or Trinad Capital elects to convert all or any portion of the then-outstanding loan balance into common stock of the Company in connection with the Company consummating an equity financing in excess of $5,000,000 or greater as set forth in the terms of the First Senior Note. Subsequent to the making of the First Senior Note:

•         On January 27, 2015, the Company and Trinad Capital entered into an amendment to the First Senior Note, effective as of December 31, 2014, pursuant to which: (1) the term of the First Senior Note was extended to June 30, 2016 and (2) the conversion price for conversion of the unpaid balance and interest outstanding in connection with an equity financing was amended to be the price per share equal to the average price per share paid by investors in such equity financing;

•         On February 5, 2015, the Company and Trinad Capital amended and restated the First Senior Note, effective as of December 31, 2014, to eliminate the convertibility feature of the note was eliminated in its entirety; and

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 5 — Notes Payable to Major Stockholder (cont.)

•         On April 21, 2016, the First Senior Note was further amended to extend its maturity date to June 30, 2017, or such later date as Trinad Capital may agree to in writing. For extending the due date of the First Senior Note to June 30, 2017, the Company issued to Trinad Capital warrants to purchase 1,144,986 shares of its common stock, with an exercise price of $0.005 per share and expiration date of April 21, 2020. During the fiscal year ended March 31, 2017, these warrants were fully exercised. The aggregate fair value of the 1,144,986 warrants were valued at $567,282 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 1.30%; dividend yield of 0%; volatility rate of 100%; and an expected life of four years (statutory term). The maturity date extension was considered to be a debt restructuring that is accounted for as a debt extinguishment. Therefore, the value of the warrants was expensed as of April 21, 2016.

As of March 31, 2016, $1,000,000 of principal was outstanding under the First Senior Note and accrued interest $140,555 is reflected on the consolidated balance sheet as accrued interest payable, related party as of March 31, 2016. On February 21, 2017, aggregate principal and accrued interest of $1,197,897 due under this note was exchanged into a convertible note discussed in (C) below.

(B) Second Senior Note — Trinad Capital Master Fund

On April 8, 2015, the Company entered into a second senior promissory note (the “Second Senior Note”) with Trinad Capital in the amount of $195,500. The Second Senior Note bears interest at the rate of eight percent (8%) per annum and all outstanding unpaid principal and accrued interest is due and payable on June 30, 2016 or such later date as Trinad Capital may agree to in writing, unless prior to such date this note has been prepaid in full. During the year ended March 31, 2016, Trinad Capital made advances to the Company totaling $1,784,000. Subsequent to the making of the Second Senior Note:

•         On July 10, 2015, the Second Senior Note was amended and restated to increase the principal amount from $195,500 to the lesser of (i) $1,000,000 (the “Maximum Advance Amount”), or (ii) the aggregate unpaid principal amount of the advances;

•         On November 23, 2015, Second Senior Note was amended the Second Senior Note to increase the Maximum Advance Amount to $2,000,000; and

•         On April 26, 2016, the Second Senior Note was amended to increase the Maximum Advance Amount to $3,000,000 and to extend the maturity date to June 30, 2017 or such later date as Trinad Capital may agree to in writing. For extending the due date of the Second Senior Note to June 30, 2017, the Company issued to Trinad Capital warrants to purchase 2,207,768 shares of its common stock, with an exercise price of $0.005 per share and expiration date of April 21, 2020. During the fiscal year ended March 31, 2017, these warrants were fully exercised. The aggregate fair value of the 2,207,768 warrants issued upon extension of the note were valued at $1,093,832 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 1.30%; dividend yield of 0%; volatility rate of 100%; and an expected life of four years (statutory term). The maturity date extension was considered to be a debt restructuring that is accounted for as a debt extinguishment. Therefore, the value of the warrants was expensed as of April 21, 2016.

The amount due to Trinad Capital under the Second Senior Note was $1,784,000 at March 31, 2016. During the year ended March 31, 2017, Trinad Capital made additional advances to the Company under the Second Senior Note totaling $820,100. The Company also made repayments of the Second Senior Note totaling $450,000 during year ended March 31, 2017. As of February 21, 2016, $2,154,100 of principal was outstanding under the Second Senior Note. Accrued interest of $87,048 is reflected on the balance sheet as accrued interest payable, related party as of March 31, 2016. On February 21, 2017, aggregate principal and accrued interest of $2,383,180 due under this note was exchanged into a convertible note discussed in (C) below.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 5 — Notes Payable to Major Stockholder (cont.)

(C) 6% Unsecured Convertible Note — Trinad Capital Master Fund

On February 21, 2017, the Company issued a 6% unsecured convertible note payable to Trinad Capital to convert aggregate principal and interest of $3,581,077 under the First and Second Senior Notes with Trinad Capital discussed above. This convertible note is due on March 31, 2018. Before its maturity, the noteholder shall in its sole discretion have the option to convert all outstanding principal and interest into the Company’s common stock at a conversion price per share based upon the Company’s current valuation, as determined by the board of directors. Additionally, if the Company raises a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholder will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, Trinad Capital received 1,790,539 warrants to purchase shares of the Company’s common stock at an exercise price of $0.01 per share. The warrants were exercised on February 28, 2017. The conversion of the First and Second Senior Notes into an unsecured convertible note and warrants was considered to be a debt restructuring that is accounted for as a debt extinguishment. The aggregate relative fair value of the 1,790,539 warrants issued to the noteholder was determined to be $1,624,474 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 1.50%; dividend yield of 0%; volatility rate of 100%; and an expected life of three years (statutory term). As of February 21, 2016, the effective conversion price was $0.91, and the market price of the shares on the date of conversion was approximately $1.67 per share. As such, the Company recognized a beneficial conversion feature of $1,624,474. The relative fair value of the warrants and the note’s beneficial conversion feature totaling $3,248,948 was expensed as of March 31, 2017. At March 31, 2017, the balance of the note and accrued interest were $3,581,077 and $22,369, respectively.

Note 6 — Note Payable

On December 31, 2014, the Company converted accounts payable into a Senior Promissory Note (the “Note”) in the aggregate principal amount of $242,498. The Note bears interest at 6% per annum and interest is payable on a quarterly basis commencing March 31, 2015 or the Company may elect that the amount of such interest be added to the principal sum outstanding under this Note. The payables arose in connection with professional services rendered by attorneys for the Company prior to and through December 31, 2014, and the Note had an original maturity date of December 31, 2015, which was extended to June 30, 2016 or such later date as the lender may agree to in writing. As of March 31, 2017 and 2016, the balance due was $277,270 and $262,040, which includes $34,772 and $19,542 of accrued interest, respectively, were outstanding under the Note, and is currently past due.

Note 7 — Related Party Unsecured Convertible Notes Payable

Related party unsecured convertible notes payable at March 31, 2017 and 2016 were as follows:

(A) 6% Unsecured Convertible Note – due September 13, 2018	$—	$—
(B) 6% Unsecured Convertible Note – due on March 31, 2018	50,707	—
Less accumulated amortization of Valuation Discount	(39,039)	—
Net	$11,668	$—

 (A) Convertible Note — JJAT

On August 19, 2016, the Company issued a 6% unsecured convertible note payable to a related party for total principal amount of $55,000. This note was due on September 30, 2018. On December 21, 2016, this note was repaid. Before its maturity, the noteholder had in its sole discretion the option to convert all outstanding principal and interest into the Company’s common stock at a conversion price per share based upon the Company’s current valuation, as determined by the board of directors. Additionally, if the Company raised a minimum of $5,000,000 (excluding the amount converting pursuant to the note) in the aggregate in gross proceeds from an equity financing led by a reputable

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 7 — Related Party Unsecured Convertible Notes Payable (cont.)

institutional investor in one or more closings prior to the maturity date, the noteholder would will have the right to convert all outstanding principal and interest into the same equity securities issued in such qualified equity financing at 75% of the issuance price of the securities in such financing.

(B) Convertible Note — Marvin Ellin

On January 4, 2017, the Company issued a 6% unsecured convertible note payable to a certain investor for total principal amount of $50,000. This note will be due on September 13, 2018. Before its maturity, the noteholder shall in its sole discretion have the option to convert all outstanding principal and interest into the Company’s common stock at a conversion price per share based upon the Company’s current valuation, as determined by the board of directors. If the Company raises a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholder will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, the noteholder received 25,000 warrants to purchase shares of the Company’s common stock at an exercise price of $0.01 per share. The aggregate relative fair value of the 25,000 warrants issued to the investor was determined to be $22,681 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 1.50%; dividend yield of 0%; volatility rate of 100%; and an expected life of three years (statutory term). As of February 21, 2017, the effective conversion price was $0.91, and the market price of the shares on the date of conversion was approximately $1.67 per share. As such, the Company recognized a beneficial conversion feature of $22,681. The aggregate value of the warrants and beneficial conversion feature of $45,362 was considered as debt discount upon issuance and will be amortized as interest over the term of the note or in full upon the conversion of the note. During year ended March 31, 2017, the Company amortized $6,323 of such discount to interest expense, and the unamortized discount as of March 31, 2017 was $39,039. As of March 31, 2017, $50,000 of principal and $707 of accrued interest was due under the note.

Note 8 — Unsecured Convertible Notes Payable

Unsecured Convertible notes payable at March 31, 2017 and 2016 were as follows:

	March 31, 2017	March 31, 2016
(A) 8% Unsecured Convertible Notes – Due on January 19, 2018	$—	$200,000
(B) 6% Unsecured Convertible Notes – Due on September 13, 2018	154,882	—
(C) 6% Unsecured Convertible Notes – Due between January 31, 2018 and September 30, 2018	1,248,267	—
Total	1,403,149	200,000
Less accumulated amortization of Valuation Discount	(1,114,751)	(89,727)
Net	288,398	110,273
Less note payable, current	67,858	—
Notes payable, long-term	$220,540	$100,273

 (A) On January 19, 2016, the Company issued three 8% unsecured convertible notes payable to investors (the “Lenders”) for an aggregate amount of $200,000. These notes were due on January 19, 2018. Before the maturity date, the noteholder had in its sole discretion have the option to convert all outstanding principal and interest into the Company’s common stock at a conversion price per share based upon the Company’s current valuation, as determined by the board of directors. If the Company raises a minimum of $2,500,000 (excluding the amount converting pursuant to the notes) in the aggregate in gross proceeds from an equity financing led by a reputable institutional investor in one or more closings prior to the maturity date, the Lenders will have the right to convert all outstanding principal and interest into the same equity securities issued in such qualified equity financing at 75% of the issuance price of the securities in such financing. In addition, the Lenders received 400,000 warrants to purchase shares of the

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 8 — Unsecured Convertible Notes Payable (cont.)

Company’s common stock at an exercise price of $0.005 per share. The warrants were exercised during the year ended March 31, 2017. The aggregate relative fair value of the 400,000 warrants issued to the Lender was determined to be $99,915 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 1.30%; dividend yield of 0%; volatility rate of 100%; and an expected life of four years (statutory term). The value of the warrants of $99,915 was considered as debt discount upon issuance and was being amortized as interest over the term of the notes or in full upon the conversion of the corresponding notes. During the year ended March 31, 2016, the Company amortized $9,818 of such discount to interest expense, and the unamortized discount as of March 31, 2016 was $89,727.

On June 6, 2016, the Lenders converted $200,000 of principal and $5,918 of interest into 205,918 shares of the Company’s common stock at a conversion price of $1 per share. As the market price of the shares on the date of conversion was approximately $1.67 per share, the Company recognized a beneficial conversion cost of $136,936. As a result of the conversion, the remaining debt discount of $89,727 was fully amortized to interest expense as of the date of conversion.

As an inducement for the conversion, the Lenders were issued 205,920 warrants to purchase shares of the Company’s common stock at an exercise price of $0.005 per share. The aggregate fair value of the 205,920 warrants issued to the Lenders was $341,864 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 1.20%; dividend yield of 0%; volatility rate of 100%; and an expected life of three years (statutory term). The value of the warrants of $341,864 was considered as additional interest expense upon their issuance. The warrants were exercised immediately into 205,920 shares of the Company’s common stock with net proceeds of $1,030 to the Company.

(B) On September 14, 2016, the Company issued a 6% unsecured convertible note payable to a certain investor for total principal amount of $150,000. This note will be due on September 13, 2018. Before the maturity date, the noteholder shall in its sole discretion have the option to convert all outstanding principal and interest into the Company’s common stock at a conversion price per share based upon the Company’s current valuation, as determined by the board of directors. If the Company raises a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholder will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, the noteholder received 150,000 warrants to purchase shares of the Company’s common stock at an exercise price of $0.005 per share. The aggregate relative fair value of the 150,000 warrants issued to the noteholder was determined to be $93,612 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 0.90%; dividend yield of 0%; volatility rate of 100%; and an expected life of three years (statutory term). As of September 14, 2016, the effective conversion price was $0.63, and the market price of the shares on the date of conversion was approximately $1.67 per share. As such, the Company recognized a beneficial conversion feature of $56,388. As a result, the Company recorded a note discount of $150,000 to account for the relative fair value of the warrants and the notes’ beneficial conversion feature which will be amortized as interest over the term of the note. During year ended March 31, 2017, the Company amortized $40,741 of such discount to interest expense, and the unamortized discount as of March 31, 2017 was $109,259. As of March 31, 2017, $4,882 accrued interest was added to principal balance.

(C) Between November 22, 2016 and March 27, 2017, the Company issued seven 6% unsecured convertible notes payable to certain investors for aggregate total principal of $1,235,000. The notes are due on various dates through September 30, 2018. Before the maturity date, the noteholders shall in their sole discretion have the option to convert all outstanding principal and interest into the Company’s common stock at a conversion price per share based upon the Company’s current valuation, as determined by the board of directors. If the Company raises a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholders will have the right to convert

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 8 — Unsecured Convertible Notes Payable (cont.)

all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, the noteholders received an aggregate of 617,500 warrants to purchase shares of the Company’s common stock at an exercise price of $0.01 per share. The aggregate relative fair value of the 617,500 warrants issued to the noteholders was determined to be $560,226 using the Black-Scholes-Merton Option Pricing model with the following average assumptions: risk-free interest rate of 1.35 - 1.53%; dividend yield of 0%; volatility rate of 100%; and an expected life of three years (statutory term). At the issuance of these notes, the effective conversion price was $0.91 and the market price of the shares on the date of conversion was approximately $1.67 per share, the Company recognized aggregate beneficial conversion features of $560,226. As a result, the Company recorded a note discount of $1,120,450 to account for the relative fair values of the warrants and the notes’ beneficial conversion features which will be amortized as interest over the terms of the notes or in full upon conversion of the notes. During year ended March 31, 2017, the Company amortized $114,961 of such discount to interest expense, and the unamortized discount as of March 31, 2017 was $1,004,590.

Note 9 — Related Party Transactions

Management Services from Trinad Management LLC

Pursuant to a Management Agreement (the “Management Agreement”) with Trinad Management LLC (“Trinad LLC”) entered into on September 23, 2011, Trinad LLC agreed to provide certain management services to the Company through September 22, 2014, including, without limitation, the sourcing, structuring and negotiation of potential business acquisitions and customer contracts for the Company. Under the Management Agreement, the Company compensated Trinad LLC for its services by (i) paying a fee equal to $2,080,000, with $90,000 payable in advance of each consecutive 3-month calendar period during the term of the Management Agreement and with $1,000,000 due at the end of the 3-year term, and (ii) issuing a warrant to purchase 2,250,000 shares of the Company’s common stock at an exercise price of $0.075 per share (the “Warrant”). The Warrant may have been exercised in whole or in part by Trinad LLC at any time for a period of 10 years. On August 25, 2016, the Warrant was fully exercised on a cashless basis at an exercise price of $0.075 per share, resulting in the issuance 2,148,648 shares of the Company’s common stock.

The total amount of $1,000,000 due to Trinad LLC was reflected as a liability on the accompanying March 31, 2016 balance sheet. Pursuant to the terms of the Management Agreement with Trinad Management, LLC, during March 2017, the Company paid $750,000 of the amount that was due at the end of the three-year term of the Management Agreement. The total amount due at March 31, 2017 was $239,080. The remaining amount was paid in April 2017.

Trinad LLC continues to provide services to the Company at a fee of $30,000 per month on a month-to-month basis. For each of the years ended March 31, 2017 and 2016, the Company incurred $360,000 of such fees.

Due to Related Parties

As of March 31, 2017 and 2016, amounts due to related parties were $0 and $117,124, respectively, payable to Mr. Ellin, the Company’s Chairman (formerly with the title Executive Chairman), Chief Executive Officer (formerly with the title President) and majority stockholder. These amounts were provided to the Company for working capital as needed and are unsecured, non-interest bearing advances with no formal terms of repayment.

Rent

During the fiscal years ended March 31, 2017 and 2016, the Company subleased office space from Trinad LLC for no cost to the Company as part of the Company’s Management Agreement with Trinad LLC. Management estimates such amounts to be immaterial. The Company anticipates continuing to sublease such space at no cost to it for the foreseeable future. The Company believes that such property is in good condition and is suitable for the conduct of its business.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 10 — Commitments and Contingencies

Promotional Rights

The Company acquires promotional rights from time to time that may contain obligations for future payments. During the year ended March 31, 2017, the Company incurred $350,000 in payment obligations for the acquisition of certain promotional rights. As of March 31, 2017, the Company is obligated under two licenses, production and/or distribution agreements to make guaranteed payments as follows: $500,000 for the fiscal year ended March 31, 2018, and $325,000 for the fiscal year ended March 31, 2019. The agreements also provide for a revenue share of 35-50% of capital and net revenues. In addition, there are two other agreements that provide for a revenue share of 50% on net revenues, but no guaranteed payments. If the events do not occur as planned and/or the Company does not undertake production of such events, or if the revenue from these events does not allow the Company to recover its production costs, no additional liability for additional payments or promotional right will remain.

Legal Proceedings

Bengough Settlement

On May 20, 2016, Mr. Oliver Bengough, the Company’s former Chief Executive Officer and director, filed a Petition for Relief (the “Petition”) in the High Court of Justice, Chancery Division (the “Court”) against OCHL, OCL, KOKO UK and Mr. Ellin (collectively, the “Respondents”). In the Petition, Mr. Bengough claimed, among other things, certain breaches of duty by Mr. Ellin in connection with the corporate operations of the Respondents, as well as a “deterioration” of the relationship between the parties. OCHL was formed by OCL’s stockholders for the sole purpose of acquiring all of the registered and contributed capital of OCL, is a 50%-owned subsidiary of the Company and is the former parent of OCL.
On September 22, 2016, Mr. Bengough entered into a Settlement Agreement (the “Settlement Agreement”) with the Respondents and Global Loan Agency Services Limited, as escrow agent (the “Escrow Agent”), relating to the Petition. Pursuant to the Settlement Agreement, the parties agreed, among other things, to (i) the terms of settlement in relation to all facts, matters and allegations raised by the Petition against the Respondents, including disputed liability under a junior promissory note, dated as of April 28, 2014, issued by OCHL and OCL in favor of JJAT, (ii) sell 48,878 ordinary shares and the 2,750 deferred ordinary shares in OCHL owned by the Company to Mr. Bengough on the terms provided in the Settlement Agreement, (iii) resolve certain ancillary matters arising from the past business dealings between Messrs. Ellin and Bengough, and (iv) to consummate the transactions contemplated thereunder and under certain related transaction documents (as defined below) (collectively, the “Settlement Transactions”).

Pursuant to the terms of the Settlement Agreement, on November 24, 2016, Financial Consulting LLP BTG, an independent expert valuation firm engaged to determine the value of the ordinary shares in OCHL, delivered its final valuation report to the parties and that its analysis yielded that the value of the ordinary shares of OCHL is $4,455,833 (£3,612,057), therefore entitling the Company to $2,182,274 (£1,769,029) (or 50% of the value) minus $45,643 (£37,000) (as agreed to by the parties). On December 1, 2016, the Escrow Agent paid to the Company, via the funds deposited by Mr. Bengough, $2,182,274 as the Final Sale Price and the rest of Settlement Transactions were automatically consummated (including the Company’s sale of its OCHL shares to Mr. Bengough).

Blink TV Limited and Northstar Media, Inc.

On March 3, 2016, Blink TV Limited and Northstar Media, Inc. (collectively, the “Plaintiffs”) filed a claim in the Los Angeles County Superior Court of California against the Company and LiveXLive, alleging breaches of two different license agreements for the live-streaming rights to “Bestival,” an annual music festival which takes place on the Isle of Wight in England. LiveXLive and the Company demurred to the complaint on May 10, 2016, and, prior to the hearing on the demurrer, Plaintiffs amended their complaint. The amended complaint no longer states a claim against the Company and only states a single cause of action against LiveXLive for the alleged breach of a single license agreement. Plaintiffs are seeking $300,000 in damages.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 10 — Commitments and Contingencies (cont.)

To date, LiveXLive has vigorously contested Plaintiffs’ claims. In doing so, on December 23, 2016, LiveXLive filed a cross-complaint against Plaintiffs for breach of contract and breach of the implied covenant of good faith and fair dealing. On May 11, 2017, the parties agreed to a mediation which is tentatively scheduled for October 2017, and a trial date is set for March 2018.

The Company is currently not aware of any other pending material legal proceedings. From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. An adverse result in these or other matters may have, individually or in the aggregate, a material adverse effect on the Company’s business, financial condition or operating results.

Note 11 — Equity Incentive Plan

On August 29, 2016, the Company’s Board of Directors and stockholders approved the Company’s 2016 Equity Incentive Plan (the “2016 Plan”), which reserves a total of 22,800,000 shares of the Company’s common stock for issuance under the 2016 Plan. Incentive awards authorized under the 2016 Plan include, but are not limited to, incentive Internal Revenue Code of 1986, as amended. If an incentive award granted under the 2016 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to the Company in connection with the exercise of an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2016 Plan.

As of the date of the filing of the registration statement, no stock options or any shares of common stock have been issued under the 2016 Plan.

Note 12 — Stockholders’ Equity (Deficit)

Sale of Common Stock or Equity Units

During the year ended March 31, 2017, the Company entered into securities purchase agreements with certain accredited investors, pursuant to which the Company sold an aggregate of 550,000 units at a purchase price of $2.50 per share for $1,375,000 in cash proceeds. Each unit consisted of one share of the Company’s common stock and a warrant to purchase 0.5 (one-half) share of the Company’s common stock, exercisable for a period of three years from the date of original issuance at exercise prices from $0.005 to $0.01 per share.

During the year ended March 31, 2016, the Company entered into securities purchase agreements with accredited investors, pursuant to which the Company agreed to issue an aggregate of 762,500 units at a purchase price of $0.50-1.00 per unit for $612,500 in cash. Each unit consisted of one share of the Company’s common stock and one warrant to purchase a share of the Company’s common stock, exercisable for a period of four years from the date of original issuance at an exercise price of $0.005 per share.

Issuance of Common Stock for Services

During the year ended March 31, 2017, the Company issued 1,578,720 shares of its common stock valued at $2,279,589 to various consultants, including 100,000 shares to a related party valued at $167,000. The Company valued these shares at prices varying from $0.50 to $1.67 per share based on the most recent prices of the sale of the Company’s common stock near the date of grant.

During the year ended March 31, 2016, the Company issued 1,802,000 shares of its common stock valued at $856,500 to various consultants and advisory board members. The Company valued these shares at prices varying from $0.25 to $0.50 per share based on the most recent prices of the sale of its common stock on the date of grant.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 12 — Stockholders’ Equity (Deficit) (cont.)

Warrants

On June 2, 2016, the Company issued warrants to acquire 205,920 shares of the Company’s common stock valued at $341,864 as an inducement to convert a convertible note. These warrants, along with 400,000 warrants issued to the noteholder upon issuance of the note, were exercised during the year ended March 31, 2017, at an exercise price of $0.005 per share, resulting in net proceeds to the Company of $3,030.

In April, 2016, the Company issued warrants to Trinad Capital, a related party, to acquire 3,352,754 shares of the Company’s common stock valued at $1,661,114 at an exercise price of $0.005 to extend the maturity dates of the First and Second Senior Notes. These warrants were exercised during the year ended March 31, 2017, at an exercise price of $0.005 per share, resulting in net proceeds to the Company of $16,764.

During the year ended March 31, 2017, the Company issued warrants to purchase aggregate 2,583,038 shares of the Company’s common stock along with various convertible notes. These warrants were valued at $676,518 at an exercise price of $0.01.

During the year ended March 31, 2017, the Company issued warrants to purchase 275,000 shares of the Company’s common stock as part of securities purchase agreements.

During the year ended March 31, 2017, warrants to purchase 9,665,360 shares of common stock were exercised, of which 2,250,000 warrants were exercised on a cashless basis, and the Company received proceeds of $48,123 related to the exercise of the balance of the warrants.

During the year ended March 31, 2016, the Company issued 1,162,500 shares of the Company’s common stock upon exercise of 1,162,500 warrants at an exercise price of $0.005 per share, resulting in net proceeds to the Company of $5,813.

The table below summarizes the Company’s warrant activities:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance outstanding, April 1, 2016	3,600,000	$0.045	3.21
Granted	1,162,500	0.005	2.21
Exercised	(1,162,500)	0.005	4.24
Forfeited/expired	—	—	—
Balance outstanding, March 31, 2016	3,600,000	0.050	4.16
Granted	6,416,712	0.007	2.91
Exercised	(9,866,712)	0.022	3.15
Forfeited/expired	—	—	—
Balance outstanding, March 31, 2017	150,000	$0.010	2.99
Exercisable, March 31, 2017	150,000	$0.010	2.99

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 12 — Stockholders’ Equity (Deficit) (cont.)

Increase of Authorized Common Stock and Creation of Preferred Stock

On August 29, 2016, the Company’s Board of Directors and stockholders approved for the Company to file a Certificate of Amendment to its Articles of Incorporation (the “Certificate”) with the Secretary of State of the State of Nevada, which increased the Company’s authorized capital stock. The Certificate was filed and became effective on September 1, 2016. The Certificate increased the aggregate number of shares of capital stock which the Company has the authority to issue to 501,000,000 shares, consisting of 500,000,000 shares of common stock and 1,000,000 shares of the Company’s preferred stock, $0.001 par value per share (the “preferred stock”).

The Company may issue shares of preferred stock from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by the Company’s Board of Directors and will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Company’s Board of Directors. The Company’s Board of Directors will have the power to increase or decrease the number of shares of preferred stock of any series after the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased, the shares constituting such decrease will resume the status of authorized but unissued shares of preferred stock.

While the Company does not currently have any plans for the issuance of preferred stock, the issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until and unless the Company’s Board of Directors determines the specific rights of the holders of the preferred stock; however, these effects may include: restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock, or delaying or preventing a change in control of the Company without further action by the stockholders.

Note 13 — Income Tax Provision

At March 31, 2017 and 2016, the Company had available federal and state net operating loss carryforwards to reduce future taxable income. The amounts available were approximately $15.4 million and $6.8 million for federal income tax purposes, respectively, and $15.4 million and $6.8 million for state income tax purposes respectively. The federal and state net operating loss carryforwards expire in 2037. Given the Company’s history of net operating losses, management has determined that it is more likely than not that the Company will not be able to realize the tax benefit of the carryforwards. Accordingly, the Company has not recognized a deferred tax asset for this benefit.

The Company has adopted FASB guidelines that address the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. This guidance also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of March 31, 2017 and 2016, the Company did not have a liability for unrecognized tax benefits, and no adjustment was required at adoption.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of March 31, 2017 and 2016, the Company has not accrued interest or penalties related to uncertain tax positions. Additionally, tax years 2014 through 2016 remain open to examination by the major taxing jurisdictions to which the Company is subject.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 13 — Income Tax Provision (cont.)

Upon the attainment of taxable income by the Company, management will assess the likelihood of realizing the tax benefit associated with the use of the carryforwards and will recognize the appropriate deferred tax asset at that time.

Significant components of the Company’s deferred income tax assets are as follows as of:

	2017	2016
Net operating loss carryforward	$6,152,000	$2,708,000
Stock-based compensation	912,000	343,000
Impairment of note receivable	85,000	—
Loss on sale of investment in OCHL	1,116,000	—
Equity in earnings of OCHL	(53,000)	(164,000)
Total deferred tax assets	8,212,000	2,887,000
Valuation allowance	(8,212,000)	(2,887,000)
Net deferred tax asset	$—	$—

Reconciliation of the effective income tax rate to the U.S. statutory rate is as follows:

	2017	2016
U.S federal statutory income tax	-34.00%	-34.00%
State tax, net of federal tax benefit	-5.80%	-5.80%
Permanent differences	-65.52%	—%
Change in valuation allowance	105.32%	39.80%
Effective tax rate	0.00%	0.00%

Note 14 — Subsequent Events

Unsecured Convertible Notes Payable

Subsequent to the period ended March 31, 2017 the Company issued eight, 6% unsecured note payables to investors for total cash principal of $1,595,000. These notes are due between April 2018 and May 2018. The noteholders shall in their sole discretion have the option to convert all outstanding principal and interest into the Company’s Common Stock before the maturity date at a conversion price per share based upon the Company’s current valuation, as determined by the board of directors. If the Company raises a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholders will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, the noteholders received warrants to purchase an aggregate of 797,500 shares of the Company’s common stock at an exercise price of $0.01 per share with a relative fair value of $723,533. As of the issuance dates of these notes, the effective conversion price was $0.91, and the market price of the shares on the date of conversion was approximately $1.67 per share. As such, the Company expects to recognize a beneficial conversion feature of $723,533. As a result, the Company expects to record a note discount of $1,447,066 to account for the relative fair value of the warrants and the notes’ beneficial conversion features which will be amortized as interest expense over the term of the notes.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 14 — Subsequent Events (cont.)

Employment Agreements

In April and May 2017, the Company entered into employment agreements with two officers for a term of two years at an annual salary of $120,000 and $180,000 respectively. In addition, one of the officers was granted 300,000 shares of the Company’s common stock valued at $501,000 that will vest in equal tranches over the 24-month term of the employment agreement. The officer will also receive a bonus of $100,000 upon the closing of an underwritten public offering of the Company’s common stock. The other officer was granted 400,000 shares of the Company’s common stock valued at $668,000 that will vest in increments, with the first tranche of 200,000 shares vesting 12 months from the effective date and the remaining number of shares vesting monthly thereafter, with 100% vesting over the 24-month term of the employment agreement.

Wantickets Acquisition

On May 5, 2017, LiveXLive Tickets, Inc., (“LXL Tickets”) a wholly owned subsidiary of the Company, entered into an Asset Purchase Agreement (“APA”) with Wantickets and certain other parties, whereby the Company purchased certain operating assets of Wantickets for total consideration of 2,000,000 shares of common stock of the Company valued at $3,340,000 ($1.67 per share) and the assumption of certain liabilities of Wantickets. The Company is in the process of completing the allocation of the purchase price to the assets and liabilities acquired. In connection with the transaction, LXL Tickets entered into employment agreements with key employees of Wantickets for a term of two years each. One officer, Joe Schnaier, the Chief Executive Officer of Wantickets, will receive an annual salary of $220,000 and a bonus of 2,000,000 shares of common stock if LXL Tickets earns net income of $3 million in the twelve months following the effective date of his employment agreement or net income of $4 million in the twelve months thereafter. The other officer will receive an annual salary of $160,000 and receive a number of shares of the Company’s common stock equal to $15,000 each year.

In addition, pursuant to the APA and the Letter Agreement, dated as of May 5, 2017 (the “Letter Agreement”), entered into among the Company, LXL Tickets and Mr. Schnaier, the parties agreed that, commencing May 5, 2017, Mr. Schnaier will promptly pay for all of LXL Tickets’ net losses of its business for each calendar month (or pro rata thereof), up to a total of $100,000 per month, and for any liabilities exceeding $100,000 in the aggregate that arose from April 1, 2017 to May 5, 2017 (inclusive), until the earlier of (x) such time as a public offering is consummated or (b) May 5, 2018 (such earlier date as between clause (x) and (y), the “Funding End Date”), and that any salaries or other payments or amounts due to under the employment agreements described above shall be included in the calculation of the net loss for the applicable period (collectively, the “JS Payment Obligation”). Pursuant to the Letter Agreement, the parties further agreed that all payments made by Mr. Schnaier as part of the JS Payment Obligation shall be deemed to be a loan by Mr. Schnaier to LXL Tickets (the “Loaned Funds”), and that the Company and LXL Tickets shall repay to Mr. Schnaier the total amount of the Loaned Funds within five business days after the Funding End Date; provided that the Company and LXL Tickets may prepay or repay in full the Loaned Funds at any time prior to the Funding End Date without any penalty.

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 14 — Subsequent Events (cont.)

An unaudited pro forma balance sheet as of March 31, 2017 as if the acquisition had occurred as of that date is as follows:

March 31, 2017
(unaudited)
Current Assets
Cash and cash equivalents	$1,477,229
Prepaid expense	21,569
Total Current Assets	1,498,798
Other Assets
Property and equipment, net	175,407
Intangibles	3,222,000
Total Assets	$4,896,205

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued liabilities	$542,035
Note payable	277,270
Note payable, shareholder	3,603,446
Current portion of unsecured convertible notes, net of discount	67,858
Services payable, related party	239,080
Total Current Liabilities	4,729,689
Unsecured convertible notes - related party, net of discount	11,668
Unsecured convertible notes, net of discount and current portion	220,540
Total Liabilities	4,961,897

Stockholders’ Deficit:
Preferred stock, $0.001 par value; 1,000,000 shares authorized; no shares issued or outstanding	—
Common stock, $0.001 par value; 500,000,000 shares authorized; 105,996,974 shares issued and outstanding.	105,997
Additional paid in capital	27,924,201
Accumulated deficit	(28,095,890)
Total stockholders’ deficit	(65,692)
Total Liabilities and Stockholders’ Deficit	$4,896,205

LiveXLive Media, Inc.
(formerly Loton, Corp)
Notes to the Consolidated Financial Statements
For the Years Ended March 31, 2017 and 2016

Note 14 — Subsequent Events (cont.)

Unaudited pro forma results of operations for the years ended March 31, 2017 and 2016 as if the acquisition has occurred as of the earliest dates presented are as follows:

	For the Year Ended March 31, 2017	For the Year Ended March 31, 2016
	(unaudited)	(unaudited)
Revenue	$3,972,000	$5,744,000
Cost of revenue	1,147,000	2,052,000

Gross profit	2,825,000	3,692,000

Operating expenses:
Selling, general and administrative	9,479,801	7,297,000
Related party expenses	360,000	360,000
Total operating expenses	9,839,801	7,657,000
Loss from operations	(7,014,801)	(3,965,000)

Other income (expense)
Interest expense, net	(497,152)	(218,498)
Other income	6,667	—
Fair value of warrants issued for note extension and inducement to convert	(2,002,977)	—
Earnings from investment in OCHL	132,832	410,553
Fair value of warrants and beneficial conversion feature on debt conversion	(3,248,948)	—
Fair value of beneficial conversion feature	(136,936)	—
Impairment of note receivable - related party	(213,331)	—
Loss on sale of investment in OCHL	(2,790,073)	—
Total other income (expense)	(8,749,918)	192,055

Net loss	$(15,764,719)	$(3,772,945)

Net Loss per common share – basic and diluted	$(0.16)	$(0.04)

Weighted average common shares – basic and diluted	99,596,206	92,082,796

Promotional Rights

Subsequent to March 31, 2017, the Company entered into license, production and/or distribution agreements to make guaranteed payments as follows: $210,000 for the fiscal year ended March 31, 2018, $190,000 for the fiscal year ended March 31, 2019, and $25,000 for the year ended March 31, 2020. One of the agreements also provides for a revenue share of 50% of net revenues. If the events do not occur as planned and/or the Company does not undertake production of such events, or if the revenue from these events does not allow the Company to recover its production costs, no additional liability for additional payments or promotional right will remain.

Equity Issuances

Subsequent to March 31, 2017, the Company issued an aggregate of 947,500 shares of its common stock to investors in consideration of an aggregate of $9,475 as a result of the exercise of 947,500 warrants at an exercise price of $0.01 per share.

Subsequent to March 31, 2017, the Company issued an aggregate of 737,500 shares of its common stock valued at $1.67 per share as fees to the Company’s employees, directors, advisors and consultants.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Wantickets RDM, LLC

We have audited the accompanying balance sheets of Wantickets RDM, LLC (the “Company”) as of June 30, 2016 and 2015, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, during the year ended June 30, 2016, the Company incurred a net loss and utilized cash flows in operations, and at June 30, 2016, had a stockholders’ deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEINBERG AND COMPANY, P.A.

Los Angeles, California
May 8, 2017

Wantickets RDM, LLC
Balance Sheets

	Nine Months Ended March 31, 2017	June 30, 2016	June 30, 2015
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$291,000	$392,000	$1,913,000
Accounts receivable	10,000	54,000	105,000
Prepaid expense	77,000	81,000	241,000
Credit card receivables	126,000	206,000	153,000
Total Current Assets	504,000	733,000	2,412,000
Other Assets
Property and equipment, net	118,000	170,000	195,000
Security deposit	13,000	13,000	—
Total Assets	$635,000	$916,000	$2,607,000

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued liabilities	$1,734,000	$347,000	$1,340,000
Due to shareholder	200,000	—	—
Due to producers	442,000	788,000	1,235,000
Deferred rent	66,000	87,000	109,000
Total Current Liabilities	2,442,000	1,222,000	2,684,000

Stockholders’ Deficit
Additional paid in capital	13,140,000	13,140,000	13,300,000
Receivable from subsidiary	—	(4,000)	(99,000)
Accumulated deficit	(14,947,000)	(13,442,000)	(13,278,000)
Total stockholders’ deficit	(1,807,000)	(306,000)	(77,000)
Total Liabilities and Stockholders’ Deficit	$635,000	$916,000	$2,607,000

See accompanying notes to the financial statements.

Wantickets RDM, LLC
Statements of Operations

	For the Nine Months Ended March 31, 2017	For the Nine Months Ended March 31, 2016	For The Year Ended June 30, 2016	For The Year Ended June 30, 2015
	(Unaudited)	(Unaudited)
Revenue	$2,778,000	$3,837,000	$4,778,000	$7,661,000

Operating expenses:
Direct cost of revenues	946,000	1,383,000	1,557,000	2,790,000
Selling, general and administrative	3,286,000	2,490,000	3,293,000	4,907,000
Depreciation and amortization	55,000	52,000	70,000	50,000
Total costs and expenses	4,287,000	3,925,000	4,920,000	7,747,000

Loss from operations	(1,509,000)	(88,000)	(142,000)	(86,000)

Other expense	4,000	(33,000)	(22,000)	(15,000)

Net loss	$(1,505,000)	$(121,000)	$(164,000)	$(101,000)

See accompanying notes to the financial statements.

Wantickets RDM, LLC
Statement of Stockholders Equity (Deficit)

	Additional Paid in Capital	Receivable from Subsidiary	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
Balance as of June 30, 2014	$13,300,000	$43,000	$(13,177,000)	$166,000
Receivable from subsidiary		(142,000)		(142,000)
Net loss	—		(101,000)	(101,000)
Balance as of June 30, 2015	13,300,000	(99,000)	(13,278,000)	(77,000)
Receivable from subsidiary		95,000		95,000
Partner’s capital distribution	(160,000)			(160,000)
Net loss	—		(164,000)	(164,000)
Balance as of June 30, 2016	13,140,000	(4,000)	(13,442,000)	(306,000)
Receivable from subsidiary		4,000		4,000
Net loss	—		(1,505,000)	(1,505,000)
Balance as of March 31, 2017 (Unaudited)	$13,140,000	$—	$(14,947,000)	$(1,807,000)

See accompanying notes to the financial statements.

Wantickets RDM, LLC
Statements of Cash Flows

	Nine Months Ended March 31, 2017	Nine Months Ended March 31, 2016	For The Year Ended June 30, 2016	For The Year Ended June 30, 2015
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities
Net loss	$(1,505,000)	$(121,000)	$(164,000)	$(101,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	55,000	52,000	70,000	50,000
Changes in operating assets and liabilities:
(Increase)/Decrease in accounts receivable	44,000	42,000	51,000	(44,000)
(Increase)/Decrease in prepaid expenses	4,000	210,000	160,000	(217,000)
(Increase)/Decrease in credit card receivables	80,000	107,000	(53,000)	1,393,000
Increase in security deposit	—	(13,000)	(13,000)	—
Decrease in deferred rent	(21,000)	(16,000)	(22,000)	(12,000)
(Decrease)/Increase in due to producers	(346,000)	(690,000)	(447,000)	244,000
(Decrease)/Increase in accounts payable and accrued liabilities	1,387,000	(846,000)	(993,000)	(20,000)
Net cash provided by (used) in operating activities	(302,000)	(1,275,000)	(1,411,000)	1,293,000

Cash Flows from Investing Activities:
Purchases of fixed assets	(3,000)	(45,000)	(45,000)	(74,000)
Net cash used in investing activities	(3,000)	(45,000)	(45,000)	(74,000)

Cash Flows from Financing Activities
Proceeds (payments) from receivable from subsidiary	4,000	146,000	95,000	(142,000)
Advances from shareholder	200,000	—	—	—
Proceeds from partner capital	—	(160,000)	(160,000)	—
Net cash provided (used) by financing activities	204,000	(14,000)	(65,000)	(142,000)

Net Increase/(Decrease) in cash	(101,000)	(1,334,000)	(1,521,000)	1,077,000

Cash, beginning of period	392,000	1,913,000	1,913,000	836,000

Cash, end of period	$291,000	$579,000	$392,000	$1,913,000

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$—	$—	$—	$—
Cash paid for interest	$—	$—	$—	$—

See accompanying notes to the financial statements.

Wantickets RDM, LLC
Notes to the Financial Statements
For the Years Ended June 30, 2016 and 2015 and for
the Nine Months Ended March 31, 2017 and 2016 (Unaudited)

Note 1 — Organization and Operations

Wantickets RDM, LLC (“Wantickets” or the “Company”) was incorporated on January 22, 2014 as a C Corporation under the laws of Delaware, then was converted to a LLC, effective Jan 1, 2015. Prior to the switch to the LLC, Wantickets had 1 shareholder RDM Holdings Inc. RDM Holdings Inc. had 2 shareholders Gamwant and Joe Schnaier. Post switch Wantickets has one member RDM Holdings LLC which has two members Gamwant and Joe Schnaier. Wantickets is an online nightlife, dance, music & event ticketing company which services clients located in the United States and Canada. Wantickets has web and mobile solutions that reach millions of unique visitors monthly who are looking for the best festivals, nightclubs and artist tours. With over 15 years of experience in leading the dance music space, Wantickets has established itself as a full-service company with end-to-end solutions (marketing, merchandise, touring, and software). Wantickets also has an affiliate network of over 1200 portals and blogs related to the electronic dance music scene. Wantickets’ Brand Ambassador program has over 50 in-market representatives who promote the brand. Wantickets provides an end-to-end solution for the venue, including web sales, mobile, scanning/door management, door sales, accounting and reporting. Wantickets’ platform is wholly integrated with Amazon Web Services, featuring true cloud based products to support thousands of transactions per minute. The Wantickets mobile suite includes iOS based ticket scanning, fully responsive MobileWeb integration for all current handhelds and devices, as well as a seamless mobile checkout.

The accompanying financial statements include the balances of Wantickets. Wantickets Canada, a subsidiary of the Company, has been excluded from these financial statements, as such subsidiary is not included to be part of an intended sale (see Note 5 — Due to Shareholder)

Note 2 — Significant and Critical Accounting Policies and Practices

Basis of Presentation of Unaudited Financial Information

The unaudited financial statements of the Company for the nine months ended March 31, 2017 and 2016 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and, in the opinion of management, reflect all normal and recurring adjustments necessary to fairly present the interim periods of unaudited financial results of operations and cash flows of the Company for the periods presented. Operating results for interim periods are not necessarily indicative of operating results for the entire fiscal year or any other future periods.

Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include assumptions made in estimated reserves for uncollectible accounts, useful lives of property and equipment and accruals for potential liabilities.

Fair Value of Financial Instruments

The Company follows paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments and paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value

Wantickets RDM, LLC
Notes to the Financial Statements
For the Years Ended June 30, 2016 and 2015 and for
the Nine Months Ended March 31, 2017 and 2016 (Unaudited)

Note 2 — Significant and Critical Accounting Policies and Practices (cont.)

hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepaid expense, accounts payable and accrued payable, due to venues, deferred rent producers and deferred rent approximate their fair values because of the short maturity of these instruments.

Going Concern

The Company’s financial statements have been prepared assuming that the Company will continue as a going concern, and which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. As reflected in its financial statements, the Company had a stockholders’ deficit of $1,807,000 and $306,000 at March 31, 2017 and June 30, 2016, and incurred a net loss of $1,505,000 and $164,000 and utilized net cash of $302,000 and $1,411,000 in operating activities for the periods ended March 31, 2017 and June 30, 2016. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it establishes a revenue stream and becomes profitable. If the Company is unable to obtain adequate capital it could be forced to cease operations. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern.

In order to continue as a going concern, develop a reliable source of revenues, and achieve a profitable level of operations the Company will need, among other things, additional capital resources. Management’s plans to continue as a going concern include raising additional capital through borrowing and sales of common stock. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Income Taxes

The Company is a limited liability company and taxed as a pass-through entity whereby substantially all income tax attributes are passed through to the individual members, except for the minimum state income tax and an LLC fee based on revenues.

Wantickets RDM, LLC
Notes to the Financial Statements
For the Years Ended June 30, 2016 and 2015 and for
the Nine Months Ended March 31, 2017 and 2016 (Unaudited)

Note 2 — Significant and Critical Accounting Policies and Practices (cont.)

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts. The Company follows paragraph 310-10-50-9 of the FASB Accounting Standards Codification to estimate the allowance for doubtful accounts. The Company performs on-going credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current credit worthiness, as determined by the review of their current credit information; and determines the allowance for doubtful accounts based on historical write-off experience, customer specific facts and general economic conditions that may affect a client’s ability to pay.

Outstanding account balances are reviewed individually for collectability. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. Bad debt expense is included in general and administrative expenses, if any.

Allowance for doubtful accounts was $0 at March 31, 2017. Allowance for doubtful accounts was $22,000 and $37,000 at June 30, 2016 and 2015, respectively.

Bad debt expense for the nine months ended March 31, 2017 and 2016 was $111,000 and $0, respectively. Bad debt expense for the years ended June 30, 2016 or 2015 was $0 and $37,000, respectively.

Concentrations

During the nine months ended March 31, 2017 and 2016, the Company had one vendor that accounted for 28.7% and 17.9%, of accounts payable, respectively. During the years ended June 30, 2016 and 2015, the Company had one vendor that accounted for 23.1% and 16.6%, of accounts payable, respectively.

Property and Equipment

Property and equipment is recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives. Upon sale or retirement, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the statements of operations. Leasehold improvements are amortized over the shorter of the expected useful lives of the related assets or the lease term.

Management assesses the carrying value of property and equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If there is indication of impairment, management prepares an estimate of future cash flows expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. For the years ended June 30, 2016 and 2015, and for the nine months ended March 31, 2017 and 2016, the Company did not recognize any impairment for its property and equipment.

Revenue Recognition

The Company has several streams of revenue, each of which is required under Generally Accepted Accounting Principles (“GAAP”) to be recognized in varying ways. The following is a summary of our revenue recognition policies:

The Company recognizes commissions and related transaction fees earned from the sale of event and concert tickets at the time the tickets are paid for by and delivered to the customers. The Company’s commissions and

Wantickets RDM, LLC
Notes to the Financial Statements
For the Years Ended June 30, 2016 and 2015 and for
the Nine Months Ended March 31, 2017 and 2016 (Unaudited)

Note 2 — Significant and Critical Accounting Policies and Practices (cont.)

transaction fees are charged on a per-ticket basis and generally non-refundable. Claims for ticket refunds are charged back to the respective event and concert owners and producers and in certain cases, the corresponding commissions and related transaction fees are recorded as a reduction to the Company’s revenues at the time that such refunds are processed. The Company does not have accounts receivable associated with its sales transactions, as payment is collected at the time of sale.

The Company recognizes revenues from use of the Company’s ticketing platform and equipment by event and concert owners and producers. Revenue is recognized when the service has been provided and collection is reasonably assured.

The Company recognizes revenues from sale of advertising space on its website. Advertising revenue is recognized when the service has been provided and collection is reasonably assured.

The Company evaluates the criteria outlined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 605-45, “Revenue Recognition — Principal Agent Considerations,” in determining whether it is appropriate to record the gross amount of revenues and related costs or the net revenues. Under the guidance of ASC Subtopic 605-45, if the Company is the primary obligor to perform the services being sold, has general inventory risk as it pertains to recruiting and compensating the talent, has the ability to control the ticket pricing, has discretion in selecting the talent, is involved in the production of the event, generally bears the majority of the credit or collection risk, or has several but not all of these indicators, revenue is recorded gross. If the Company does not have several of these indicators, it records revenues or losses on a net basis.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under current U.S. GAAP and replace it with a principle based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted only in annual reporting periods beginning after December 15, 2016, including interim periods therein. Entities will be able to transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. The Company is in the process of evaluating the impact of ASU 2014-09 on the Company’s financial statements and disclosures.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases. ASU 2016-02 requires a lessee to record a right of use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. ASU 2016-02 is effective for all interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is in the process of evaluating the impact of ASU 2016-02 on the Company’s financial statements and disclosures.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Wantickets RDM, LLC
Notes to the Financial Statements
For the Years Ended June 30, 2016 and 2015 and for
the Nine Months Ended March 31, 2017 and 2016 (Unaudited)

Note 3 — Property and Equipment

Property and equipment, stated at cost, less accumulated depreciation and amortization consisted of the following:

	Estimated Useful Life (Years)	March 31, 2017	June 30, 2016	June 30, 2015
Leasehold improvement	5	$17,000	$17,000	$17,000

Furniture and fixture	5	121,000	121,000	121,000

Computers and equipment	3 – 5	161,000	158,000	113,000

		299,000	296,000	251,000

Less accumulated depreciation and amortization		(181,000)	(126,000)	(56,000)

		$118,000	$170,000	$195,000

Depreciation and amortization expense was $70,000 and $50,000 for the fiscal years ended June 30, 2016 and 2015, respectively, and $55,000 and $52,000 for the nine months ended March 31, 2017 and 2016, respectively.

Note 4 — Related Party Transactions

Related Parties

Related parties with whom the Company had transactions were:

Related Parties	Relationship
Wantickets Canada	An entity owned and controlled by the same stockholders of the Company

Wantickets Canada, based in Montreal, utilizes the Wantickets ticketing software platform, customer service resources and admin staff for operation in Canada, and paying a monthly service fee to Wantickets RDM, LLC Wantickets Canada earns commission through an affiliate program that provides an incentive for outside parties to drive traffic to Wantickets web site resulting in ticket sales. At March 31, 2017, there was no amount due from Wantickets Canada to Wantickets. At June 30, 2016 and 2015, $4,000 and $9,000 was due from Wantickets Canada, respectively.

Note 5 — Due to Shareholder

As of March 31, 2017, the owner of Wantickets advanced sums in the amount of $200,000 that remain due and payable to him.

Note 6 — Commitments and Contingencies

Deferred Rent

On July 2, 2013, the Company entered into a 64-month lease for office space with a monthly lease payment of $19,000. For lease agreements that provide for escalating rent payments or free-rent occupancy periods, the Company recognizes rent expense on a straight-line basis over the non-cancelable lease term and option renewal periods where failure to exercise such options would result in an economic penalty in such amount that renewal appears, at the inception of the lease, to be reasonably assured. The lease term commences on the date that the Company takes possession of or controls the physical use of the property. Difference between periodic rent expense and periodic cash rental payments, caused primarily by the recognition of rent expense on a straight-line basis and tenant improvement allowances due or received from lessors, are recorded as deferred rent and presented on current liabilities section on

Wantickets RDM, LLC
Notes to the Financial Statements
For the Years Ended June 30, 2016 and 2015 and for
the Nine Months Ended March 31, 2017 and 2016 (Unaudited)

Note 6 — Commitments and Contingencies (cont.)

the accompanying balance sheets. Deferred rent as of March 31, 2017, June 30, 2016 and 2015 was $66,000, $87,000 and $109,000, respectively.

As of March 31, 2017, the aggregate remaining minimum annual lease payments under these operating leases were as follows:

2017	$200,000
2018	272,000
Total	$472,000

Eventbrite Litigation

In April 2016 the former management of Wantickets was engaged in conversations with Eventbrite for a possible sale of the Wantickets business to Eventbrite. During the discussions but prior to the closing of any transaction, the former management of Wantickets aggressively marketing and touted Eventbrite to current Wantickets’ customers. When the transaction was not completed, Wantickets lost substantial business and is pursuing a claim for damages against both former management, and Eventbrite.

Wantickets is defending claims brought by Eventbrite in California state court. Eventbrite accuses the Company of breaching certain confidentiality obligations associated with the contemplated transaction, and of breaching a clause forbidding Wantickets to “shop” a sale to others without certain advance notice. The case is Eventbrite Inc. v. Wantickets RDM, LLC, Case No. CGC-16-554711 (Superior Ct., San Francisco County).

Note 7 — Subsequent Events

On July 19, 2016, Wantickets entered into a binding Letter of Intent with Loton, Corp. (“Loton”), as amended on October 15, 2016, pursuant to which Loton agreed to purchase certain operating assets and liabilities of Wantickets for a total consideration of $3,340,000. Such consideration would be paid in the form of 2,000,000 shares of common stock of Loton (valued at $1.67 per share) and the assumption of certain liabilities of Wantickets. On May 5, 2017, the parties completed definitive documents consummating the transaction.

INDEPENDENT ACCOUNTANTS’ REVIEW REPORT

To the Board of Directors and Stockholders of
Slacker, Inc.
San Diego, California

We have reviewed the accompanying financial statements of Slacker, Inc. (a Delaware corporation), which comprise the balance sheet as of June 30, 2017, the related statements of operations and cash flows for the six month periods ended June 30, 2017 and 2016, and the statement of stockholders’ deficit for the six month period ended June 30, 2017, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Accountants’ Responsibility

Our responsibility is to conduct the review in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the financial statements for them to be in accordance with accounting principles generally accepted in the United States of America. We believe that the results of our procedures provide a reasonable basis for our conclusion.

Accountants’ Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

Report on December 31, 2016 Balance Sheet

The December 31, 2016 balance sheet was audited by us and we expressed an unmodified opinion, which included an emphasis-of-matter paragraph related to going concern uncertainty, on it in our report dated July 21, 2017. We have not performed any auditing procedures since that date.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations, stockholders’ deficit, and cash used in operations raises uncertainty about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our conclusion is not modified with respect to this matter.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
September 15, 2017

SLACKER, INC.
Balance Sheets
As of June 30, 2017 and December 31, 2016

	June 30, 2017 (Unaudited)	December 31, 2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$830,505	$2,211,056
Restricted Cash	150,000	150,000
Accounts Receivable, net	3,972,723	4,364,637
Prepaid expenses & other current assets	865,213	810,464
TOTAL CURRENT ASSETS	5,818,441	7,536,158

Property and equipment, net	625,373	830,435
Intangible Assets, net	43,158	49,474
Deposits	49,995	49,995

TOTAL ASSETS	$6,536,967	$8,466,062

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$2,918,749	$3,372,938
Accrued vacation	413,618	463,105
Accrued expenses	10,676,555	11,737,005
Bank debt, current portion	4,515,267	6,996,728
Convertible Notes	2,985,488	10,007,322
Deferred revenue	2,844,477	2,783,558
Other Liabilities – current	3,010	3,205
TOTAL CURRENT LIABILITIES	24,357,164	35,363,861

LONG-TERM LIABILITIES
Preferred Stock Warrants	29,132	291,998

TOTAL LIABILITIES	24,386,296	35,655,859

COMMITMENTS AND CONTINGENCIES (Note 10)
Convertible Preferred Stock - $0.0001 par value – authorized 49,200,000 shares; issued and outstanding 42,488,816 at June 30, 2017: liquidation preference of $65,147,805 at June 30, 2017	81,377,375	73,287,485

STOCKHOLDERS DEFICIT
Common stock, par value $0.0001 – authorized 62,000,000 shares; issued and outstanding 615,368 shares at June 30, 2017	6,748	6,198
Additional Paid in Capital	48,048,396	43,036,492
Common Stock Warrants	395,652	395,652
Accumulated Deficit	(147,677,500)	(143,915,624)
Total stockholders’ equity (deficit)	(99,226,704)	(100,477,282)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$6,536,967	$8,466,062

See accompanying notes to financial statements.

SLACKER, INC.
Statement of Operations (Unaudited)
For the Six Months Ended June 30, 2017 and 2016

	June 30, 2017	June 30, 2016
REVENUES:
Radio subscriptions	$11,194,422	$12,671,232
Advertising	2,178,962	5,924,887
License Fees, Other	—	2,535,759
Total revenues	13,373,384	21,131,878

COST AND EXPENSES:
Content acquisition	8,085,458	12,701,885
Service delivery	1,696,803	2,239,550
General and administrative	2,596,781	2,652,945
Selling and marketing	832,128	866,681
Research and development	3,358,448	4,412,708
Total costs and expenses	16,569,618	22,873,769

LOSS FROM OPERATIONS	(3,196,234)	(1,741,891)

INTEREST:
Income	—	421
Expense	(565,642)	(774,547)
Total interest	(565,642)	(774,126)

NET LOSS	(3,761,876)	(2,516,017)

CONVERSION OF NOTES & PREFERRED STOCK
DEEMED DIVIDEND ON CONVERTIBLE PREFERRED STOCK	(1,961,711)	(1,969,478)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(5,723,587)	$(4,485,495)

See accompanying notes to financial statements.

SLACKER, INC.
Statement of Stockholders’ Deficit (Unaudited)
For the Six Months Ended June 30, 2017

	Common Stock		Additional Paid-In	Common Stock	Accumulated
	Shares	Amount	Capital	Warrants	Deficit	Total
BALANCE – December 31, 2016	559,772	$6,198	$43,036,492	$395,652	$(143,915,624)	$(100,477,282)

Share-based compensation	—	—	115,136	—	—	115,136

Conversion of preferred to common stock	55,596	550	6,858,479	—	—	6,859,029

Deemed dividends on convertible preferred stock	—	—	(1,961,711)	—	—	(1,961,711)

Net loss	—	—	—	—	(3,761,876)	(3,761,876)

BALANCE – June 30, 2017	615,368	$6,748	$48,048,396	$395,652	$(147,677,500)	$(99,226,704)

See accompanying notes to financial statements.

SLACKER, INC.
Statement of Cash Flows (Unaudited)
For the Six Months Ended June 30, 2017 and 2016

	June 30, 2017	June 30, 2016
Net loss	$(3,761,876)	$(2,516,017)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	240,366	327,102
Share-based compensation	115,136	128,490
Bad debt expense	30,000	25,000
Change in fair value of preferred stock warrants	(262,866)	—
Changes in operating assets and liabilities:
Accounts receivable	361,914	1,335,712
Prepaid expenses and other current assets	(54,749)	152,310
Deposits	—	(9,450)
Accounts payable	(454,190)	230,565
Accrued expenses and other current liabilities	1,869,756	(466,638)
Deferred revenue	60,919	18,281

Net cash used in operating activities	(1,855,590)	(774,645)

Investing activities
Capital expenditures	(28,987)	(92,975)
Intangible assets acquired	—	(60,000)
Net cash provided by investing activities	(28,987)	(152,975)

Financing activities
Proceeds from draws on revolving credit facility	14,164,895	2,700,000
Repayments of revolving credit facility	(15,737,266)	(445,007)
Repayments of long-term debt	(909,091)	(606,061)
Proceeds from convertible notes, net	2,985,488	—
Proceeds from exercise of stock options	—	537

Net cash provided by financing activities	504,026	1,649,469

Net (decrease) in cash and cash equivalents	(1,380,552)	721,849
Cash and cash equivalents at beginning of period	2,211,056	3,581,941
Cash and cash equivalents at end of period	$830,505	$4,303,790

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$136,930	$236,422

Direct costs of issuance of debt	$2,696	$5,027

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Accretion of preferred stock dividends	$1,961,711	$1,969,478
Conversion of preferred stock to common stock	$6,859,029	$—
Conversion of notes to series 3 preferred stock	$12,987,210	$—

See accompanying notes to financial statements.

SLACKER, INC.
Notes to Financial Statements
For the Six Months Ended June 30, 2017 and 2016

1.       organization and basis of presentation

Organization and Business — Slacker, Inc. (the “Company,” “we” or “Slacker”) is a privately held company that develops and provides Internet radio services, both for a fee (paid subscription service) and free (advertising based). Slacker was incorporated in the state of Delaware in 2003. The Company launched its free online radio service in March 2007 and paid subscription service in November 2007. The Company sells its services online through the Slacker.com website and through mobile phone carriers via direct billing arrangements. The Company’s principal market is the United States.

Going Concern — The Company has experienced significant operating losses, cash used in operations, and accumulated deficits, which have impacted liquidity. As reflected in the accompanying financial statements, the Company had an accumulated deficit of $147,677,500 as of June 30, 2017. For the six months ended June 30, 2017, the Company reported a net loss of $3,761,876. These conditions raise uncertainty about the Company’s ability to continue as a going concern. The Company has funded these losses, as well as asset acquisitions, primarily through the issuance of convertible debt and preferred stock to private equity investors in order to finance an expansion in the number of paid subscribers of the Company’s subscription service and the expansion and monetization of the free advertising based radio service.

Management is focused on bringing the Company to a break-even point through significant revenue increases and cost reduction efforts. Revenue increases are expected to be achieved through new product introductions in conjunction with new customers and enhanced monetization of the Company’s advertising supported free service. The Company is also implementing reductions in discretionary spending to achieve lower operating costs and cost of goods sold, resulting in a significantly lower breakeven point. Management also has plans to raise additional funds as required through the issuance of equity or convertible promissory notes.

Although the Company expects to increase revenues and reduce costs to bring the Company to break-even, as well as generate cash flows from operations and from additional equity or debt capital, there can be no assurance that the Company will achieve its revenue increases or cost reduction efforts or that the Company will be able to obtain other sources of funding.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classifications of liabilities that could result should the Company be unable to continue as a going concern.

2.       Summary of significant accounting policies

Use of Estimates — The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes, including estimates of probable losses and expenses. Actual results could differ from those estimates. The Company operates in markets that are characterized by technology innovation and change, product development, and product obsolescence.

Fair Value of Financial Instruments — The carrying amounts of certain financial instruments, including cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate fair value due to their short term nature. The carrying values of the Company’s revolving credit facility and term loan approximate fair value due to each instrument’s respective variable interest rate. Convertible preferred stock warrants classified as liabilities require fair value measurements on a recurring basis (see Note 6).

Concentration of Credit Risk — The Company maintains cash balances at a single commercial bank. Cash balances commonly exceed the $250,000 amount insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts, and management believes that the Company is not exposed to any significant credit risk with respect to such cash and cash equivalents.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash and all highly liquid instruments with original maturities of three months or less.

SLACKER, INC.
Notes to Financial Statements
For the Six Months Ended June 30, 2017 and 2016

2.       Summary of significant accounting policies (cont.)

Accounts Receivable — Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for doubtful accounts reflecting management’s estimate of losses associated with granting credit terms to customers. Management determines the allowance based on its analysis of the specific customer accounts and an assessment of the customers’ ability to meet its financial obligations, as well as historical experience. Receivables are written off in the period that they are deemed uncollectible.

Property and Equipment — Property and equipment are carried at cost and are depreciated using the straight line method over the estimated useful lives of the related assets (two to five years). Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the lease.

Intangible and Other Long Term Assets — The Company assesses potential impairment of its long lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators of impairment exist, the Company assesses the recoverability of the affected long lived assets by determining whether the carrying value of the assets can be recovered through the estimated undiscounted future cash flows associated with the use of the asset. If impairment is indicated, the Company measures the amount of such impairment by comparing the carrying value of the asset to its fair value, determined based on the present value of the expected future cash flows associated with the use of the asset. No impairment was identified during the six months ended June 30, 2017 and 2016.

Internal Use Software — The Company evaluates the capitalization of any internally developed software in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 350-40, Intangibles — Goodwill and Other Internal-Use Software. No new amounts were capitalized for the six months ended June 30, 2017 and 2016.

Share Based Compensation — The Company periodically grants share-based payment awards in the form of stock options to employees and non-employees. The Company expenses share-based payment awards in the period to which the services rendered for these awards relate. The grant date fair value of stock options is estimated using the Black-Scholes option pricing model.

Share-based compensation expense is recognized on a straight line basis over the requisite service period of the award, which generally equals the vesting period. The amount of share-based compensation expense recognized is net of estimated forfeitures of unvested awards. No compensation cost is recorded for awards that do not vest.

Revenue Recognition — The Company’s revenues consist of revenues from online credit card sales of Internet radio service subscriptions, subscriptions sold via mobile phone carriers via direct billing arrangements, and advertising.

Radio Subscription Revenue — Radio subscription revenue is recognized ratably over the term of the underlying subscription agreement. Radio subscription revenue sold via mobile phone carriers is recognized net of the amount mobile phone carriers earn on each transaction. Management has assessed the criteria of reporting carrier revenue gross or net and has determined that the Company is not the primary obligor. Therefore, carrier revenue is recorded net.

Advertising Revenue — Advertising revenue is recognized based on an estimate calculated using the number of impressions served and a range of rates based on the type of impression served. Estimated amounts do not vary significantly from actual amounts based on historical observation.

Content Acquisition Costs — Content acquisition costs principally consist of royalties paid for the right to stream music and non music content to the Company’s listeners. Royalties are calculated using negotiated rates documented in content license agreements and are based on usage measures or revenue earned. Music royalties to record labels, professional rights organizations, and music publishers relate to the consumption of music listened to on Slacker’s radio services. During the six months ended June 30, 2017 and 2016, the Company recognized $8,085,458 and $12,701,885 of content acquisition costs, respectively.

SLACKER, INC.
Notes to Financial Statements
For the Six Months Ended June 30, 2017 and 2016

2.       Summary of significant accounting policies (cont.)

Service Delivery Costs — Service delivery costs consist of the infrastructure costs related to content streaming, maintaining the Company’s service, revenue share costs paid to mobile phone carriers for free listeners, and serving advertisement impressions through third party ad serving technology providers. The Company makes payments to third parties based upon advertising impressions served for the period, and accordingly, the Company records this as a service delivery cost in the related period. During the six months ended June 30, 2017 and 2016, the Company recognized $1,696,803 and $2,239,550 of service delivery costs, respectively.

Advertising — Advertising costs are expensed as incurred and are classified as selling and marketing expense. Advertising expenses were $2,000 and $20,574 for the six months ended June 30, 2017 and 2016, respectively.

Income Taxes — The Company accounts for income taxes under the asset and liability method. Under this method, the Company recognizes deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Income tax expense is recognized for the amount of taxes payable or refundable during the year. The Company records a valuation allowance against deferred tax assets when, based upon the available evidence, it is more likely than not that the deferred tax assets will not be realized.

The Company recognizes any uncertain income tax positions on income tax returns at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

Accounting Standards Updates — In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition in ASC 605, Revenue Recognition. The standard’s core principle is that a Company will recognize revenue when it transfers promised goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods and services. The ASU also requires additional disclosure about the nature, amount and timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. The ASU will become effective for the Company beginning in the first quarter of fiscal 2019, using one of two retrospective methods of adoption. The Company has not selected a method for adoption nor determined the potential effects on the Company’s financial position or results of operations.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The update amends disclosures relating to leases. ASU 2016-02 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2020. The standard requires lessees to put most leases on their balance sheets but recognize expenses in the income statement in a manner similar to current accounting standards. Early adoption is permitted and the standards are applied using a modified retrospective approach. The Company does not expect the adoption of this guidance to have a significant impact on its financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The standard will change how companies account for certain aspects of share-based payments to employees. Entities will be required to recognize the income tax effects of awards in the income statement when the awards vest or are settled. The standard also provides two practical expedients for nonpublic entities which will allow a simplified method to estimate the expected term for certain awards and allow nonpublic entities currently measuring liability-classified awards at fair value to make a one-time change in accounting principle to measure them at intrinsic value. For nonpublic companies, ASU 2016-09 is effective for fiscal years, beginning after December 15, 2017 and interim periods within fiscal years beginning after December 15, 2018. Early adoption is permitted. The Company has not determined whether the adoption of this guidance will have a significant impact on its financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows — Restricted Cash (Topic 230). The amendments in this Update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore,

SLACKER, INC.
Notes to Financial Statements
For the Six Months Ended June 30, 2017 and 2016

2.       Summary of significant accounting policies (cont.)

amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this Update do not provide a definition of restricted cash or restricted cash equivalents. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period.

3.       Accounts Receivable

Accounts receivable as of June 30, 2017 and December 31, 2016, consist of the following:

	June 30, 2017	December 31, 2016
Accounts receivable	$4,053,253	$4,415,167
Allowance for doubtful accounts	(80,530)	(50,530)
Trade receivables – net	$3,972,723	$4,364,637

4.       PROPERTY AND EQUIPMENT, NET

Property and equipment, net, were as follows as of June 30, 2017 and December 31, 2016:

	June 30, 2017	December 31, 2016
Computer software and equipment	$5,531,971	$5,502,983
Furniture and fixtures	108,186	108,186
Leasehold improvements	293,969	293,969
Machinery and equipment	70,556	70,556
	6,004,682	5,975,694
Less accumulated depreciation	(5,379,309)	(5,145,259)
Property and equipment – net	$625,373	$830,435

Depreciation and amortization expense was $234,050 and $285,635 for the six months ended June 30, 2017 and 2016, respectively.

5.       DEBT

Bank Debt — In March of 2013, the Company amended its agreement with a commercial bank to provide a total of $10,000,000 of revolving credit as well as $5,000,000 in the form of a growth capital line. The bank debt was collateralized by the assets of the Company. Any advances on the growth line were payable in 36 equal monthly installments of principal, plus all accrued interest, beginning on October 14, 2013. In conjunction with the amendment, the Company issued a warrant to purchase 47,700 shares of Series 3 preferred stock at $1.824 per share to the bank providing the credit facility (see Note 6). At December 31, 2014, the outstanding balance of this debt was $7,856,800. During 2015, the agreement was amended to extend the maturity of the revolving line to May 29, 2015.

In May 2015, the Company refinanced its term loan and revolving line of credit with a new commercial bank lender. Proceeds of $5,000,000 from the issuance of term loan debt and $10,000,000 from a revolving line of credit from a new commercial bank were utilized to pay down the existing balances of term loan debt and a revolving line of credit from the previous commercial bank.

The Company’s current bank debt is collateralized by the assets of the Company. The revolving line bears an annual interest rate of 5% and has a maturity date of October 31, 2017. The term loan bears an annual interest rate

SLACKER, INC.
Notes to Financial Statements
For the Six Months Ended June 30, 2017 and 2016

5.       DEBT (cont.)

of 5.5% and matures on November 1, 2018. Repayment of the term loan shall be interest only until March 1, 2016, thereafter, the term loan shall be payable in equal monthly installments of principal plus monthly payments of accrued interest. In 2016, the Company was not in compliance with a financial covenant. The Company has entered into a forbearance agreement with the commercial bank lender providing continued utilization of the bank debt subject to meeting revised covenants. The forbearance agreement expires in October 2017 and is subject to certain onetime fees. The Company has classified all bank debt as current as a result of entering into the forbearance agreement.

Future minimum principal payments for the Company’s bank debt are as follows:

Year:	Amortization
2017	$2,848,600
2018	1,666,667
Total	$4,515,267

At June 30, 2017, the bank debt balance was as follows:

	2017	Interest Rate
Revolving line of credit	$1,939,509	5.0%
Term loan	2,575,758	5.5%
Total bank debt	4,515,267
Less current portion	(4,515,267)
Bank debt — net of current portion	$—

Convertible Notes — In February 2014 and December 2014, the Company issued Convertible Promissory Notes (the “2014 Notes”) totaling $10,007,322 to existing preferred stock holders of the Company. The 2014 Notes bear interest at 10% per annum, and interest continues to accrue until the maturity date. The original maturity date of the 2014 Notes was December of 2015. In March 2017, the Company extended the 2014 Notes to September 14, 2017. In the event of a change in control of the Company, the maturity of the 2014 Notes shall be accelerated such that the principal, all accrued interest, and a premium equal to 50% of the outstanding principal amount shall be due and payable immediately prior to the closing of such change in control. In the event of a “Qualified Financing,” defined as any transaction or series of transactions pursuant to which the Company issues or sells shares of preferred stock for aggregate proceeds of at least $5,000,000 with the principal purpose of raising capital, prior to the maturity date of the 2014 Notes, the entire principal and any accrued interest shall automatically convert into the preferred stock issued in the Qualified Financing at a conversion price of 100% of the price paid in the Qualified Financing. At maturity, any 2014 Notes not converted into equity securities, upon election of the majority holders, the outstanding principal amounts of the 2014 Notes, plus all accrued and unpaid interest, shall become immediately due and payable.

In March 2017 and June 2017, the Company issued Convertible Promissory Notes (the “2017 Notes”) totaling $2,988,146 to existing preferred stock holders of the Company. The 2017 Notes bear interest at 10% per annum, and interest continues to accrue until the maturity date September 14, 2017. In the event of a change in control of the Company, the maturity of the 2017 Notes shall be accelerated such that the principal, all accrued interest, and a premium equal to 50% of the outstanding principal amount shall be due and payable immediately prior to the closing of such change in control. In the event of a “Qualified Financing,” defined as any transaction or series of transactions pursuant to which the Company issues or sells shares of preferred stock for aggregate proceeds of at least $10,000,000 with the principal purpose of raising capital, prior to the maturity date of the 2017 Notes, the entire principal and any accrued interest shall automatically convert into the preferred stock issued in the Qualified Financing. At maturity, any 2017 Notes not converted into equity securities, upon election of the majority holders, the outstanding principal amounts of the 2017 Notes, plus all accrued and unpaid interest, shall become immediately due and payable.

SLACKER, INC.
Notes to Financial Statements
For the Six Months Ended June 30, 2017 and 2016

5.       DEBT (cont.)

In June 2017, the noteholders of the Convertible Promissory Notes issued in February 2014 and December 2014 (the “2014 Notes”) elected to convert all the outstanding principal and interest in the 2014 Notes into shares of Preferred Stock of the Company. The conversion of the 2014 Notes resulted in the conversion of $12,987,209 of principal and interest in the 2014 Notes into 7,120,172 shares of Series 3 Preferred Stock of the company.

6.       preferred stock warrantS

As part of the consideration for licensing agreements entered into with certain content owners in 2010, the Company issued warrants to purchase 342,060 shares of Series 2 convertible preferred stock (see Note 7). The warrants vested upon their issuance and have a 10 year term for exercise and an exercise price of $0.779 per share. The warrants expire if unexercised after 10 years. At June 30, 2017, the preferred stock warrants are classified as a long term liability as the warrants are puttable for shares of convertible preferred stock, which became redeemable at any time after May 21, 2016. Changes in the fair value of the preferred stock warrants are recorded in content acquisition expense.

In May 2011, the Company issued warrants to purchase 435,760 shares of Series 2 convertible preferred stock and 278,933 shares of common stock as part of consideration with a certain music content owner for execution of a licensing agreement (see Note 7). The warrants have a 10 year term for exercise and an exercise price of $0.74796 and $0.675 for the Series 2 convertible preferred stock and common stock, respectively. The warrants are not exercisable until the licensing agreement is executed, at which point the fair value will be calculated and recorded in the Company’s statement of operations. As of June 30, 2017, this license agreement had not been executed and the warrants are cancelable at the discretion of the Company beginning on July 31, 2017.

In November 2011, in conjunction with the amendment of the bank debt agreement, the Company issued a warrant to purchase 160,436 shares of Series 2 preferred stock to the bank providing the credit facility (see Note 7). The warrants vested upon their issuance and have a 10 year term for exercise and an exercise price of $0.74796 per share. The warrants expire if unexercised after 10 years. Changes in fair value of the preferred stock warrants are recorded as a reduction to the debt balance and accreted over the expected term of the debt to interest expense using the effective interest method. At June 30, 2017, the preferred stock warrants are classified as a long term liability as the warrants are puttable for shares of convertible preferred stock, which became redeemable at any time after May 21, 2016. Management has no intention of calling the warrants in 2017.

In March 2013, in conjunction with the amendment of the bank debt agreement, the Company issued a warrant to purchase 47,700 shares of Series 3 preferred stock to the bank providing the credit facility (see Note 7). The warrants vested upon their issuance and have a 10 year term for exercise (with an expiration date of March 14, 2023) and an exercise price of $1.824 per share. In the event that the Company enters into an initial public offering within the one year period immediately prior to the expiration date, the expiration date shall be automatically extended until the first anniversary of the effective date of the Company’s initial public offering. The warrants expire if unexercised after the expiration date. Changes in fair value of the preferred stock warrant are recorded as a reduction to the debt balance and accreted over the expected term of the debt to interest expense using the effective interest method.

The measurement of the estimated fair value of these warrants was calculated using the Black Scholes option pricing model, which uses a series of unobservable inputs, and accordingly, this measurement is considered a Level 3 measurement. The following assumptions were utilized in the Black-Scholes option pricing model:

	Series 2, 2010 issued	Series 2, 2011 issued	Series 3, 2013 issued
Expected volatility	63.8%	63.8%	63.8%
Dividend yield	0%	0%	0%
Risk-free interest rate	1.7%	1.9%	2.1%
Weighted average remaining contractual term (in years)	4.0	4.9	6.2

SLACKER, INC.
Notes to Financial Statements
For the Six Months Ended June 30, 2017 and 2016

6.       preferred stock warrantS (cont.)

The following table summarizes the activity in preferred stock warrant liabilities which are measured at fair value on a recurring basis using significant unobservable inputs.

	Series 2, 2010 issued	Series 2, 2011 issued	Series 3, 2013 issued
Balance at December 31, 2016	$167,096	$86,001	$38,901
Change in fair value	(150,605)	(75,478)	(36,783)
Balance at June 30, 2017	$16,491	$10,523	$2,118

The following table summarizes the Company’s assets and liabilities that require fair value measurements on a recurring basis and their respective input levels based on the fair value hierarchy.

		Fair value measurements as of June 30, 2017
	Fair value at June 30, 2017	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Series 2 preferred warrant liability, 2010 issued	$16,491	$—	$—	$16,491
Series 2 preferred warrant liability, 2011 issued	10,523	—	—	10,523
Series 3 preferred warrant liability, 2013 issued	2,118	—	—	2,118

7.       CONVERTIBLE PREFERRED STOCK

Series 1 Convertible Preferred Stock — In three separate closings in April 2009, June 2009, and September 2009, the Company issued 12,163,280 shares of Series 1 convertible preferred stock at $1 per share for a total consideration of $12,057,090, net of $106,190 of issuance costs. The consideration included the cancellation of $5,163,285 of outstanding principal and interest on existing notes payable to certain of the investors and $6,999,995 in cash. As a condition of the April 2009 closing, the existing Series A and Series B preferred shareholders and warrant holders agreed to convert all 41,731,759 outstanding shares of Series A and Series B preferred shares and outstanding warrants to purchase Series A and B preferred stock into 41,731,759 shares of common stock and warrants to purchase 414,848 shares of common stock. The shareholders of the Company further agreed that, subsequent to the conversion of preferred stock and warrants to purchase preferred stock into common stock, all the outstanding common stock, options, and warrants to purchase common stock would be reverse split 100,000 to 1. The reverse stock split resulted in common stock outstanding in April 2009 being reduced from 61,429,665 shares to 589 shares outstanding (fractional shares canceled) and shares subject to purchase under warrants to purchase common stock was reduced from 451,246 to 29 shares. The issuance of Series 1 preferred stock was subject to a mandatory conversion, which affected the September 2009 issuance. The terms of this arrangement required that Series 1 preferred stock be converted into common stock and be subject to a reverse stock split of 100 to 1 in the event a Series 1 preferred stockholder did not participate in the September 2009 financing. As a result of the mandatory conversion, 2,099,538 shares of Series 1 preferred stock were converted into common stock and then subject to a reverse stock split of 100 to 1, resulting in the issuance of 20,994 shares of common stock.

The Series 1 convertible preferred stock is redeemable any time after May 21, 2016, within 90 days after receipt of a written request from the holders of a majority of the then outstanding preferred stock. Each share of preferred stock is redeemable in cash in a sum equal to the original issue price, as adjusted, plus all declared but unpaid dividends. A deemed liquidating dividend of $399,241 was recorded during the six months ending June 30, 2017 to accrete changes in the redemption value of the Series 1 convertible preferred stock. Liquidating dividends are based on something other than retained earnings, such as paid-in capital. Therefore, they are a return of the stockholders’ investment rather

SLACKER, INC.
Notes to Financial Statements
For the Six Months Ended June 30, 2017 and 2016

7.       CONVERTIBLE PREFERRED STOCK (cont.)

than of profits and should not decrease retained earnings. Additionally, $5,900 was recorded in 2015 to accrete changes in the redemption value of the Series 1 convertible preferred stock related to direct issuance costs as the preferred stock was recorded net of these costs upon issuance. These direct issuance costs became fully accreted in 2015 and as such, no accretion recorded in 2017. As the Series 1 convertible preferred stock is redeemable at the option of the holder, it is classified outside of permanent equity in the balance sheet. In May 2015, the redemption date was amended and changed to December 31, 2018.

The Series 1 convertible preferred stockholders are entitled to annual cash dividends at rates of $0.08 per share payable when, as, and if declared by the Company’s board of directors (the “Board of Directors”). The dividends are not cumulative and no dividends have been declared to date.

The liquidation preference for the Series 1 convertible preferred stock is $2.00 per share, together with all declared but unpaid dividends. The holder of each share of convertible preferred stock is entitled to one vote for each share of common stock into which the preferred stock could then be converted, and with respect to such vote, the holder has full voting rights and powers of the holders of common stock. The convertible preferred stockholders, voting as a class, are entitled to elect four members of the Board of Directors. A majority consent of the convertible preferred stockholders, voting as a class, is required for a transaction involving a change in control of the Company or a sale of substantially all of the assets of the Company, for as long as at least 2,000,000 shares of convertible preferred stock remain outstanding.

At the option of the holder, the Series 1 preferred shares are convertible into common stock on a 1:1 basis. There is no voting requirement to exercise the conversion option. The conversion ratio is subject to adjustment in the event that additional preferred or common stock in certain instances is issued at a price per share less than that of Series 1 preferred shares. Any downward adjustment of the conversion price may be waived by the consent or vote of the holders of at least a majority of the outstanding shares of convertible preferred stock. Series 1 preferred shares will automatically be converted into shares of common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the offering price is at least four times the original price of the Series 3 preferred stock (subject to adjustment for anti-dilution) and the net proceeds are at least $60,000,000.

Series 2 Convertible Preferred Stock — In May 2010, the Company issued 14,359,454 shares of Series 2 convertible preferred stock at $0.74796 per share for a total consideration of $10,665,706 net of $74,592 of issuance costs.

The Series 2 convertible preferred stock is redeemable any time after May 21, 2016, within 90 days after receipt of a written request from the holders of a majority of the then outstanding preferred stock. Each share of preferred stock is redeemable in cash in a sum equal to the original issue price, as adjusted, plus all declared but unpaid dividends. A deemed liquidating dividend of $425,762 was recorded during the six months ending June 30, 2017 to accrete changes in the redemption value of the Series 2 convertible preferred stock. No additional amounts were recorded during the six months ending June 30, 2017 to accrete changes in the redemption value of the Series 2 convertible preferred stock related to direct issuance costs as the preferred stock was recorded net of these costs upon issuance. As the Series 2 convertible preferred stock is redeemable at the option of the holder, it is classified outside of permanent equity in the balance sheet. In May 2015, the redemption date was amended and changed to December 31, 2018.

The Series 2 convertible preferred stockholders are entitled to annual cash dividends at rates of $0.0598 per share payable when, as, and if declared by the Board of Directors. The dividends are not cumulative, and no dividends have been declared to date.

The liquidation preference for the Series 2 convertible preferred stock is $0.74796 per share, together with all declared but unpaid dividends. The holder of each share of convertible preferred stock is entitled to one vote for each share of common stock into which the preferred stock could then be converted, and with respect to such vote, the holder has full voting rights and powers of the holders of common stock. The convertible preferred stockholders, voting as a class, are entitled to elect four members of the Board of Directors. A majority consent of the convertible

SLACKER, INC.
Notes to Financial Statements
For the Six Months Ended June 30, 2017 and 2016

7.       CONVERTIBLE PREFERRED STOCK (cont.)

preferred stockholders, voting as a class, is required for a transaction involving a change in control of the Company or a sale of substantially all of the assets of the Company, for as long as at least 2,000,000 shares of convertible preferred stock remain outstanding.

At the option of the holder, the Series 2 preferred shares are convertible into common stock on a 0.96:1 basis. There is no voting requirement to exercise the conversion option. The conversion ratio is subject to adjustment in the event that additional preferred or common stock in certain instances is issued at a price per share less than that of Series 2 preferred shares. Any downward adjustment of the conversion price may be waived by the consent or vote of the holders of at least a majority of the outstanding shares of convertible preferred stock. Series 2 preferred shares will automatically be converted into shares of common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the offering price is at least four times the original price of the Series 3 preferred stock (subject to adjustment for anti-dilution) and the net proceeds are at least $60,000,000.

Series 3 Convertible Preferred Stock — In May 2012, the Company issued 10,964,911 shares of Series 3 convertible preferred stock at $1.824 per share for a total consideration of $19,999,999. As this represents a Qualified Financing as defined above, the outstanding 2011 Notes converted to 5,540,321 shares of Series 3 convertible preferred stock at a conversion rate of $1.5504, which represents 85% of the Qualified Financing purchase price.

The Series 3 convertible preferred stock is redeemable any time after May 21, 2016, within 90 days after receipt of a written request from the holders of a majority of the then outstanding preferred stock. Each share of preferred stock is redeemable in cash in a sum equal to the original issue price, as adjusted, plus all declared but unpaid dividends. A deemed liquidating dividend of $1,136,708 was recorded during the six months ending June 30, 2017 to accrete changes in the redemption value of the Series 3 convertible preferred stock. Additionally, $2,696 was recorded during the six months ending June 30, 2017 to accrete changes in the redemption value of the Series 3 convertible preferred stock related to direct issuance costs as the preferred stock was recorded net of these costs upon issuance. As the Series 3 convertible preferred stock is redeemable at the option of the holder, it is classified outside of permanent equity in the balance sheet. In May 2015, the redemption date was amended and changed to December 31, 2018.

The Series 3 convertible preferred stockholders are entitled to annual cash dividends at rates of $0.1459 per share payable when, as, and if declared by the Board of Directors. The dividends are not cumulative, and no dividends have been declared to date.

The liquidation preference for the Series 3 convertible preferred stock is $1.824 per share, together with all declared but unpaid dividends. The holder of each share of convertible preferred stock is entitled to one vote for each share of common stock into which the preferred stock could then be converted, and with respect to such vote, the holder has full voting rights and powers of the holders of common stock. The convertible preferred stockholders, voting as a class, are entitled to elect four members of the Board of Directors. A majority consent of the preferred stockholders, voting as a class, is required for a transaction involving a change in control of the Company or a sale of substantially all of the assets of the Company, for as long as at least 2,000,000 shares of convertible preferred stock remain outstanding.

At the option of the holder, the Series 3 preferred shares are convertible into common stock on a 1:1 basis. There is no voting requirement to exercise the conversion option. The conversion ratio is subject to adjustment in the event that additional preferred or common stock in certain instances is issued at a price per share less than that of Series 3 preferred shares. Any downward adjustment of the conversion price may be waived by the consent or vote of the holders of at least a majority of the outstanding shares of convertible preferred stock. Series 3 preferred shares will automatically be converted into shares of common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the offering price is at least four times the original price of the Series 3 preferred stock (subject to adjustment for anti-dilution) and the net proceeds are at least $60,000,000.

SLACKER, INC.
Notes to Financial Statements
For the Six Months Ended June 30, 2017 and 2016

7.       CONVERTIBLE PREFERRED STOCK (cont.)

Total accretion of preferred stock dividends is as follows:

Cumulative accretion – December 31, 2016	$22,600,068
Series 1 convertible preferred stock issuance costs	—
Series 1 convertible preferred stock 8% redemption	399,241
Series 2 convertible preferred stock issuance costs	—
Series 2 convertible preferred stock 8% redemption	425,762
Series 3 convertible preferred stock issuance costs	2,696
Series 3 convertible preferred stock 8% redemption	1,134,012
Cumulative accretion – June 30, 2017	$24,561,779

The issuance of the 2017 Notes were subject to a Mandatory Offering as specified in the Company’s Amended and Restated Certificate of Incorporation, or the Slacker Charter. The terms of the Slacker Charter provide that any preferred stockholder that does not participate on a pro-rata basis in a Mandatory Offering shall have all such non-participating preferred stockholder’s outstanding preferred stock at the time of such Mandatory Offering automatically converted into common stock. The conversion into Common Stock shall be at ratio of 100:1. As of June 30, 2017, as a result of the Mandatory Offering, 5,559,775 shares of Preferred Stock were converted into 55,596 shares of Common Stock.

8.       SHARE BASED COMPENSATION

Stock Incentive Plan — In 2004, the Board of Directors adopted the Company’s Stock Option Plan (the “Option Plan”). The Option Plan includes such provisions as the option price per share must be at least 100% of the fair market value of the Company’s common stock on the date of grant and the term may not exceed 10 years. There are 10,472,821 shares of common stock, subject to adjustment as provided under the Option Plan, reserved for issuance to employees, nonemployees, directors, and consultants of the Company. Of the total shares reserved for issuance, 4,474,266 are available for grant as of June 30, 2017.

Option vesting is determined by the Board of Directors upon each grant and is generally over a four year period.

The following table summarizes stock option activity for the quarter ended June 30, 2017:

	Number of Shares	Weighted – Average Grant Date Fair Value
Nonvested at January 1, 2017	1,406,686	$0.25
Granted	—	$0.25
Vested	(484,731)	$0.25
Forfeited	(124,981)	$0.25
Nonvested at June 30, 2017	796,974	$0.25

SLACKER, INC.
Notes to Financial Statements
For the Six Months Ended June 30, 2017 and 2016

8.       SHAREBASED COMPENSATION (cont.)

A summary of the status of the Company’s Option Plan as of June 30, 2017, and changes during the year then ended is as follows:

	Options Outstanding	Weighted – Average Exercise Price	Weighted – Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding – January 1, 2017	6,014,215	$0.37	6.40	$378,904
Canceled	(572,991)	$0.40		$15,300
Outstanding – June 30, 2017	5,441,224	$0.36	5.99	$356,912
Vested and expected to vest – June 30, 2017	5,274,109		5.94	$356,909
Exercisable – June 30, 2017	4,663,310		5.77	$356,890

Share based compensation expense of $115,136 and $128,490 was recognized for the six months ended June 30, 2017 and 2016, and included in operating expense based on the department in which the employee belonged. At June 30, 2017, the estimated total remaining unamortized share based compensation expense, net of forfeitures, was $135,158 which is expected to be recognized over a weighted average period of 1.08 years.

The fair value of each option award is estimated on the date of grant using the Black Scholes Merton option pricing model using the assumptions noted in the following table. The expected life of options is based on observed historical exercise patterns. The Company uses peer group volatility data to calculate its expected volatility. The risk free interest rate is based on the implied yield on a U.S. Treasury zero coupon issue with a remaining term equal to the expected term of the option. The dividend yield reflects that the Company has not paid any cash dividends since inception and does not intend to pay any cash dividends in the foreseeable future.

2017
Dividend yield	0.00%
Assumed volatility	63.80%
Assumed risk-free interest rate	1.73%
Expected life in years	5.96

9.       INCOME TAXES

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

As of June 30, 2017, the Company had net operating loss carryforwards for federal and state taxes totaling approximately $130,919,000 (federal) and $109,119,000 (state) available to offset future taxable income. The federal and state net operating loss carryforwards expire at various dates through 2036 for state and federal taxes.

The Company’s effective income tax rate varies from the statutory federal income tax rate of 34% as a result of no benefit recognized for current or prior year losses due to uncertainty as to the realization of the benefits partially offset by statutory minimum taxes required to be paid in certain states.

Utilization of the net operating loss and credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred pursuant to Internal Revenue Code (the “Code”) Sections 382 and 383 and similar state provisions. The annual limitations may result when a cumulative change in ownership of more than 50% of the outstanding stock of a company, by certain stockholders or public groups, occurs within a three year period.

A valuation allowance of approximately $54,657,000 at June 30, 2017 was recorded to offset deferred tax assets because the Company is unable to conclude, based on its history of cumulative losses in recent years and management’s

SLACKER, INC.
Notes to Financial Statements
For the Six Months Ended June 30, 2017 and 2016

9.       INCOME TAXES (cont.)

assessment of various uncertainties related to their future realization, that such deferred tax assets will more likely than not be realized. The realization of deferred tax assets is dependent upon generating sufficient future taxable income in the tax jurisdictions that give rise to the deferred tax asset. The amount of the valuation allowance may be reduced if it is demonstrated that sufficient taxable income in the various tax jurisdictions will be generated in the future sufficient to realize the deferred tax assets.

The Company believes there has been an ownership change since its inception; however, the Company has not completed a study to assess the impact of an ownership change on utilization of the net operating loss and credit carryforwards since the Company’s formation due to the complexity and costs associated with such a study. If the Company experienced an ownership change at any time since its formation, utilization of net operating losses and tax credit carryforwards to offset future taxable income and taxes, respectively, would be subject to an annual limitation under the Code. Any limitation may result in the expiration of all or a portion of the net operating loss or tax credit carryforwards before utilization. The Company maintains a full valuation allowance for the deferred tax assets due to its historical losses and uncertainties surrounding its ability to generate future taxable income sufficient to realize these assets. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits and recognizable deferred tax benefits after the completion of an ownership change analysis is not expected to impact its effective tax rate.

The Company did not recognize any liabilities for unrecognized tax positions during 2017.

10.     commitments and contingencies

Lease Obligations — The Company leases its San Diego premises under operating leases. Additionally, the Company leases one premise in Walnut Creek, California under an operating lease. Rent expense for the operating leases totaled $204,299 for the six months ended June 30, 2017. In July 2015, the San Diego office leases were amended and expire on December 31, 2017.

Future minimum lease payments under non-cancelable operating leases as of June 30, 2017, with initial or remaining terms of one or more years are as follows:

Years Ending December 31	Operating Leases
2017	$233,492
2018	2,844
Total minimum lease payments	$236,336

Contractual Obligations — The Company has entered into certain agreements with content providers that require minimum payments. At June 30, 2017, total future minimum royalties were approximately $2,913,850.

Employee Benefits — The Company sponsors a 401(k) plan (the “Plan”) covering all employees. Employees are eligible to participate in the Plan the first day of the calendar month following their date of hire. The Company may make discretionary matching contributions to the Plan on behalf of its employees up to a maximum of 100% of the participant’s elective deferral up to a maximum of 5% of the employees annual compensation. The Company made $62,595 in matching contributions to the plan during the six months ended June 30, 2017. No matching contributions were made for the six months ended June 30, 2016.

Employee Retention — The Company has adopted an Employee Retention Plan to provide an incentive to designated key employees of the Company to contribute to the Company’s business through a change of control by providing an amount to be paid to those designated employees based on proceeds received by the Company pursuant to a change in control. Actual payments under the Employee Retention Plan are subject to approval by the Slacker Board of Directors.

SLACKER, INC.
Notes to Financial Statements
For the Six Months Ended June 30, 2017 and 2016

10.     commitments and contingencies (cont.)

Litigation — In the normal course of business, the Company is occasionally named as a defendant in various lawsuits. It is the opinion of management that the outcome of any pending lawsuits will not materially affect the operation or financial position of the Company.

11.     Party-in-interest transactions

Certain convertible notes payable are held by investment companies in which certain board members hold a financial interest (see Note 5). Such investments are classified as party-in-interest transactions.

12.     Subsequent Events

Management has evaluated all events and transactions that occurred after June 30, 2017, up through September 15, 2017, the date the financial statements were available to be issued.

The issuance of the 2017 Notes were subject to a Mandatory Offering as specified in the Slacker Charter. The terms of the Slacker Charter provide that any preferred stockholder that does not participate on a pro-rata basis in a Mandatory Offering shall have all such non-participating preferred stockholder’s outstanding preferred stock at the time of such Mandatory Offering automatically converted into common stock. Such conversion into common stock shall be at a ratio of 100:1. As a of July 31, 2017, as a result of the Mandatory Offering, 963,923 shares of preferred stock were converted into 9,639 shares of common stock.

In July 2017, the Company executed a non-binding letter of intent from a third party outlining the terms of a potential merger subject to the Companies reaching a definitive merger agreement. On August 25, 2017, the Company entered into the Agreement and Plan of Merger (as amended, the “Slacker Agreement”), with LiveXLive Media, Inc. (“LXL”), LXL Music Acquisition Corp., and Columbia Capital Equity Partners V (QP), L.P., solely as the stockholders’ agent. Subject to the terms and conditions of the Slacker Agreement, LXL will acquire the Company through a merger of LXL Music Acquisition Corp. with and into the Company, with the Company surviving as LXL’s wholly owned subsidiary. The aggregate purchase price is $50.0 million, consisting of $44.0 million of cash and $6.0 million of LXL’s common stock. The cash portion will be adjusted based on the Company’s net working capital at the effective time of the merger and other purchase price adjustments, including amounts related to convertible notes and accrued interest thereon that were not assumed in the transaction. The number of shares of LXL’s common stock issuable as stock merger consideration will be determined based on the final public offering price of shares offered in this offering (as indicated in LXL’s final prospectus to be filed with the SEC related to this offering). To the extent the Company incurs additional convertible debt from certain of its stockholders from October 1, 2017 through the closing of this offering for the purpose of funding its working capital (provided that the Company shall use all commercially reasonable efforts to continue to operate and carry on its business in a manner that would minimize the requirement for additional cash infusion to the Company from outside sources), such debt will be repaid by LXL upon the closing of the Slacker Acquisition through a commensurate increase in the purchase price, and such stockholders will receive a number of LXL’s shares of common stock based on the aggregate amount of such convertible debt, subject to a cap. Such cap amount will be (i) if the pricing of this offering occurs on or prior to October 9, 2017, $250,000, (ii) if the pricing of this offering occurs between October 10, 2017 and October 16, 2017, $375,000, and (iii) if the pricing of this offering occurs between October 17, 2017 and October 23, 2017, $500,000. LXL agreed to use reasonable best efforts to obtain a representations and warranties insurance policy prior to the closing of the transaction with a coverage limit of $5,000,000, the insurance premium and other costs and expenses of which shall be included in the transaction expenses and calculation of net working capital at the closing of the transaction and borne by the Company up to $225,000. The acquisition is subject to certain closing conditions and there can be no assurance that the acquisition will be consummated on the terms described herein or at all.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
Slacker, Inc.
San Diego, California

We have audited the accompanying financial statements of Slacker, Inc. (a Delaware corporation), which comprise the balance sheets as of December 31, 2016 and 2015, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Slacker, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations, stockholders’ deficit, and cash used in operations raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
July 21, 2017

Slacker, Inc.
Balance Sheets
As of December 31, 2016 and 2015

	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,211,056	$3,581,941
Restricted cash	150,000	150,000
Accounts receivable – net	4,364,637	13,692,125
Prepaid expenses and other current assets	810,465	1,324,700
Total current assets	7,536,158	18,748,766
PROPERTY AND EQUIPMENT – Net	830,435	803,061
DEPOSITS	49,474	54,822
OTHER LONG-TERM ASSETS	49,995	37,256
TOTAL	$8,466,062	$19,643,905

LIABILITIES, CONVERTIBLE PREFERRED AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$3,372,938	$3,337,512
Accrued vacation	463,105	445,411
Accrued expenses	11,737,005	13,580,692
Bank debt – net of discount	6,996,728	1,515,152
Convertible notes	10,007,322	10,007,322
Deferred revenue	2,783,558	2,407,680
Other Liabilities – current	3,205	3,264
Total current liabilities	35,363,861	31,297,033
LONG-TERM LIABILITIES:
Bank debt – net of current portion	—	8,891,092
Preferred stock warrants	291,998	320,413
Total liabilities	35,655,859	40,508,538

COMMITMENTS AND CONTINGENCIES (Note 8)
CONVERTIBLE PREFERRED STOCK – $0.0001 par value – authorized 49,200,000 shares; issued and outstanding 40,928,424 at December 31, 2016 and 2015; liquidation preference of $60,973,318 at December 31, 2016 and 2015	73,287,485	69,326,887
STOCKHOLDERS’ DEFICIT:
Common stock, $0.0001 par value – authorized 62,000,000 shares; issued and outstanding 559,772 and 558,601 shares at December 31, 2016 and 2015, respectively	6,198	6,198
Additional paid-in capital	43,036,492	46,735,490
Common stock warrants	395,652	395,652
Accumulated deficit	(143,915,624)	(137,328,860)
Total stockholders’ deficit	(100,477,282)	(90,191,520)
TOTAL	$8,466,062	$19,643,905

See accompanying notes to financial statements.

Slacker, Inc.
Statements of Operations
For the Years Ended December 31, 2016 and 2015

	2016	2015
REVENUE:
Radio subscriptions	$24,118,233	$27,692,971
Advertising	10,028,215	10,209,754
Other revenue	2,535,759	7,404,027
Total revenue	36,682,207	45,306,752
COSTS AND EXPENSES:
Content acquisition	22,853,367	25,592,677
Service delivery	4,125,541	4,181,960
General and administrative	5,259,875	5,477,138
Selling and marketing	1,628,464	1,974,660
Research and development	7,894,270	9,272,781
Total costs and expenses	41,761,517	46,499,216
LOSS FROM OPERATIONS	(5,079,310)	(1,192,464)
INTEREST:
Income	1,044	255
Expense	(1,508,498)	(1,463,783)
Total interest	(1,507,454)	(1,463,528)
NET LOSS	(6,586,764)	(2,655,992)
DEEMED DIVIDEND ON CONVERTIBLE PREFERRED STOCK	(3,960,598)	(3,974,269)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(10,547,362)	$(6,630,261)

See accompanying notes to financial statements.

Slacker, Inc.
Statements of Stockholders’ Deficit
For the Years Ended December 31, 2016 and 2015

	Common Stock		Additional Paid-In	Common Stock	Accumulated
	Shares	Amount	Capital	Warrants	Deficit	Total
BALANCE – January 1, 2015	552,143	$6,197	$50,375,165	$395,652	$(134,672,868)	$(83,895,854)
Exercise of employee stock options	6,458	1	2,774	—	—	2,775
Share-based compensation	—	—	331,820	—	—	331,820
Deemed dividends on convertible preferred stock	—	—	(3,974,269)	—	—	(3,974,269)
Net loss	—	—	—	—	(2,655,992)	(2,655,992)
BALANCE – December 31, 2015	558,601	$6,198	$46,735,490	$395,652	$(137,328,860)	$(90,191,520)
Exercise of employee stock options	1,171	—	537	—	—	537
Share-based compensation	—	—	261,063	—	—	261,063
Deemed dividends on convertible preferred stock	—	—	(3,960,598)	—	—	(3,960,598)
Net loss	—	—	—	—	(6,586,764)	(6,586,764)
BALANCE – December 31, 2016	559,772	$6,198	$43,036,492	$395,652	$(143,915,624)	$(100,477,282)

See accompanying notes to financial statements.

Slacker, Inc.
Statements of Cash Flows
For the Years Ended December 31, 2016 and 2015

	2016	2015
OPERATING ACTIVITIES:
Net loss	$(6,586,764)	$(2,655,992)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	581,406	821,104
Share-based compensation	261,063	331,820
Bad debt expense	70,434	30,000
Change in fair value of preferred stock warrants	(28,415)	2,542
Amortization of warrant issued in conjunction with debt	—	40,111
Changes in operating assets and liabilities:
Restricted cash	—	50,000
Accounts receivable	9,257,053	(7,096,062)
Prepaid expenses and other current assets	514,236	(294,754)
Deposits	4,827	71,589
Accounts payable	(2,081)	(203,600)
Accrued expenses and other current liabilities	(1,826,053)	3,978,052
Deferred revenue	375,878	506,897
Net cash provided by (used in) operating activities	2,621,584	(4,418,293)
INVESTING ACTIVITIES:
Capital expenditures	(523,489)	(444,335)
Intangible assets acquired	(60,000)	—
Net cash used in investing activities	(583,489)	(444,335)
FINANCING ACTIVITIES:
Repayments of revolving credit facility	(4,594,365)	(4,980,245)
Proceeds from draws on revolving credit facility	2,700,000	5,406,245
Repayments of long-term debt	(1,515,152)	(2,916,665)
Proceeds from exercise of stock options	537	2,774
Proceeds from issuance of long-term debt	—	5,000,000
Net cash provided by (used in) financing activities	(3,408,980)	2,512,109
NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,370,885)	(2,350,519)
CASH AND CASH EQUIVALENTS – Beginning of year	3,581,941	5,932,460
CASH AND CASH EQUIVALENTS – End of year	$2,211,056	$3,581,941
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$469,499	$422,965
Direct costs of issuance of debt	$10,055	$31,947
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Purchase of fixed assets included in accounts payable	$37,507	$11,046
Accretion of preferred stock dividends	$3,960,599	$3,974,269

See accompanying notes to financial statements.

Slacker, Inc.
Notes to Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

1.       organization and basis of presentation

Organization and Business — Slacker, Inc. (the “Company,” “we,” or “Slacker”) is a privately held company that develops and provides Internet radio services, both for a fee (paid subscription service) and free (advertising based). Slacker was incorporated in the state of Delaware in 2003. The Company launched its free online radio service in March 2007 and paid subscription service in November 2007. The Company sells its services online through the Slacker.com website and through mobile phone carriers via direct billing arrangements. The Company’s principal market is the United States.

Going Concern — The Company has experienced significant operating losses, cash used in operations, and accumulated deficits, which have impacted liquidity. As reflected in the accompanying financial statements, the Company had an accumulated deficit of $143,915,624 as of December 31, 2016. For the years ended December 31, 2016, and 2015, the Company reported a net loss of $6,586,764 and $2,655,992, respectively. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company has funded these losses, as well as asset acquisitions, primarily through the issuance of convertible debt and preferred stock to private equity investors in order to finance an expansion in the number of paid subscribers of the Company’s subscription service and the expansion and monetization of the free advertising based radio service.

Management is focused on bringing the Company to a break-even point through significant revenue increases and cost reduction efforts. Revenue increases are expected to be achieved through new product introductions in conjunction with new customers and enhanced monetization of the Company’s advertising supported free service. The Company is also implementing reductions in discretionary spending to achieve lower operating costs and cost of goods sold, resulting in a significantly lower breakeven point. Management also has plans to raise additional funds as required through the issuance of equity or convertible promissory notes.

Although the Company expects to increase revenues and reduce costs to bring the Company to break-even, as well as generate cash flows from operations and from additional equity or debt capital, there can be no assurance that the Company will achieve its revenue increases or cost reduction efforts or that the Company will be able to obtain other sources of funding.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classifications of liabilities that could result should the Company be unable to continue as a going concern.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which requires management to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable) and provide related footnote disclosures. The guidance is effective for annual and interim reporting periods ending on or after December 15, 2016. The guidance was adopted during the year ended December 31, 2016.

2.       Summary of significant accounting policies

Use of Estimates — The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes, including estimates of probable losses and expenses. Actual results could differ from those estimates. The Company operates in markets that are characterized by technology innovation and change, product development, and product obsolescence.

Fair Value of Financial Instruments — The carrying amounts of certain financial instruments, including cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate fair value due to their short

Slacker, Inc.
Notes to Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

2.       Summary of significant accounting policies (cont.)

term nature. The carrying values of the Company’s revolving credit facility and term loan approximate fair value due to each instrument’s respective variable interest rate. Convertible preferred stock warrants classified as liabilities require fair value measurements on a recurring basis (see Note 6).

Concentration of Credit Risk — The Company maintains cash balances at a single commercial bank. Cash balances commonly exceed the $250,000 amount insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts, and management believes that the Company is not exposed to any significant credit risk with respect to such cash and cash equivalents.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash and all highly liquid instruments with original maturities of three months or less.

Accounts Receivable — Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for doubtful accounts reflecting management’s estimate of losses associated with granting credit terms to customers. Management determines the allowance based on its analysis of the specific customer accounts and an assessment of the customers’ ability to meet its financial obligations, as well as historical experience. Receivables are written off in the period that they are deemed uncollectible.

Property and Equipment — Property and equipment are carried at cost and are depreciated using the straight line method over the estimated useful lives of the related assets (two to five years). Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the lease.

Intangible and Other Long Term Assets — The Company assesses potential impairment of its long lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators of impairment exist, the Company assesses the recoverability of the affected long lived assets by determining whether the carrying value of the assets can be recovered through the estimated undiscounted future cash flows associated with the use of the asset. If impairment is indicated, the Company measures the amount of such impairment by comparing the carrying value of the asset to its fair value, determined based on the present value of the expected future cash flows associated with the use of the asset. No impairment was identified during the years ended December 31, 2016 or 2015.

Internal Use Software — The Company evaluates the capitalization of any internally developed software in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 350-40, Intangibles — Goodwill and Other Internal-Use Software. The Company capitalized internally developed software of $395,887 for the year ended December 31, 2016. No amounts were capitalized for the year ended December 31, 2015.

Share Based Compensation — The Company periodically grants share-based payment awards in the form of stock options to employees and non-employees. The Company expenses share-based payment awards in the period to which the services rendered for these awards relate. The grant date fair value of stock options is estimated using the Black-Scholes option pricing model.

Share-based compensation expense is recognized on a straight line basis over the requisite service period of the award, which generally equals the vesting period. The amount of share-based compensation expense recognized is net of estimated forfeitures of unvested awards. No compensation cost is recorded for awards that do not vest.

Revenue Recognition — The Company’s revenues consist of revenues from online credit card sales of Internet radio service subscriptions, subscriptions sold via mobile phone carriers via direct billing arrangements, and advertising.

Radio Subscription Revenue — Radio subscription revenue is recognized ratably over the term of the underlying subscription agreement. Radio subscription revenue sold via mobile phone carriers is recognized net of the amount mobile phone carriers earn on each transaction. Management has assessed the criteria of reporting carrier revenue gross or net and has determined that the Company is not the primary obligor. Therefore, carrier revenue is recorded net.

Slacker, Inc.
Notes to Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

2.       Summary of significant accounting policies (cont.)

Advertising Revenue — Advertising revenue is recognized based on an estimate calculated using the number of impressions served and a range of rates based on the type of impression served. Estimated amounts do not vary significantly from actual amounts based on historical observation.

Other Revenue — The Company recorded approximately $2,536,000 and $7,404,000 in other revenue during the years ended December 31, 2016 and 2015, respectively, which represents recognition of approximately $10,000,000 in guaranteed payments. Revenue recognized relating to guaranteed payments is recognized on a pro-rata basis, over the life of the contracts containing guarantee payments.

Content Acquisition Costs — Content acquisition costs principally consist of royalties paid for the right to stream music and non music content to the Company’s listeners. Royalties are calculated using negotiated rates documented in content license agreements and are based on usage measures or revenue earned. Music royalties to record labels, professional rights organizations, and music publishers relate to the consumption of music listened to on Slacker’s radio services. During the years ended December 31, 2016 and 2015, the Company recognized $22,853,367 and $25,592,677, respectively, of content acquisition costs.

Service Delivery Costs — Service delivery costs consist of the infrastructure costs related to content streaming, maintaining the Company’s service, revenue share costs paid to mobile phone carriers for free listeners, and serving advertisement impressions through third party ad serving technology providers. The Company makes payments to third parties based upon advertising impressions served for the period, and accordingly, the Company records this as a service delivery cost in the related period. During the years ended December 31, 2016 and 2015, the Company recognized $4,125,541 and $4,181,960, respectively, of service delivery costs.

Advertising — Advertising costs are expensed as incurred and are classified as selling and marketing expense. Advertising expenses were $34,313 and $35,018 for the years ended December 31, 2016 and 2015, respectively.

Income Taxes — The Company accounts for income taxes under the asset and liability method. Under this method, the Company recognizes deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Income tax expense is recognized for the amount of taxes payable or refundable during the year. The Company records a valuation allowance against deferred tax assets when, based upon the available evidence, it is more likely than not that the deferred tax assets will not be realized.

The Company recognizes any uncertain income tax positions on income tax returns at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

Accounting Standards Updates — In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition in ASC 605, Revenue Recognition. The standard’s core principle is that a Company will recognize revenue when it transfers promised goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods and services. The ASU also requires additional disclosure about the nature, amount and timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. The ASU will become effective for the Company beginning in the first quarter of fiscal 2019, using one of two retrospective methods of adoption. The Company has not selected a method for adoption nor determined the potential effects on the Company’s financial position or results of operations.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. The standard requires that deferred tax assets and liabilities be classified as noncurrent on the balance sheet rather than being separated into current and noncurrent. ASU 2015-17 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. Early adoption is permitted and the standard may be

Slacker, Inc.
Notes to Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

2.       Summary of significant accounting policies (cont.)

applied either retrospectively or on a prospective basis to all deferred tax assets and liabilities. The Company does not expect adoption of this guidance to have a significant impact on its financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The update amends disclosures relating to leases. ASU 2016-02 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2020. The standard requires lessees to put most leases on their balance sheets but recognize expenses in the income statement in a manner similar to current accounting standards. Early adoption is permitted and the standards are applied using a modified retrospective approach. The Company does not expect the adoption of this guidance to have a significant impact on its financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The standard will change how companies account for certain aspects of share-based payments to employees. Entities will be required to recognize the income tax effects of awards in the income statement when the awards vest or are settled. The standard also provides two practical expedients for nonpublic entities which will allow a simplified method to estimate the expected term for certain awards and allow nonpublic entities currently measuring liability-classified awards at fair value to make a one-time change in accounting principle to measure them at intrinsic value. For nonpublic companies, ASU 2016-09 is effective for fiscal years, beginning after December 15, 2017 and interim periods within fiscal years beginning after December 15, 2018. Early adoption is permitted. The Company has not determined whether the adoption of this guidance will have a significant impact on its financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows — Restricted Cash (Topic 230). The amendments in this Update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this Update do not provide a definition of restricted cash or restricted cash equivalents. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period.

3.       Accounts Receivable

Accounts receivable as of December 31, 2016 and 2015, consist of the following:

	2016	2015
Accounts receivable	$4,415,167	$13,732,131
Allowance for doubtful accounts	(50,530)	(40,006)
Trade receivables – net	$4,364,637	$13,692,125

Slacker, Inc.
Notes to Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

4.       PROPERTY AND EQUIPMENT, NET

Property and equipment, net, were as follows as of December 31, 2016 and 2015:

	2016	2015
Computer software and equipment	$5,502,983	$4,969,128
Furniture and fixtures	108,186	97,245
Leasehold improvements	293,969	278,425
Machinery and equipment	70,556	71,292
	5,975,694	5,416,090
Less accumulated depreciation	(5,145,259)	(4,613,029)
Property and equipment – net	$830,435	$803,061

Depreciation expense was $533,623 and $696,833 for the years ended December 31, 2016 and 2015, respectively.

5.       DEBT

Bank Debt — In March of 2013, the Company amended its agreement with a commercial bank to provide a total of $10,000,000 of revolving credit as well as $5,000,000 in the form of a growth capital line. The bank debt was collateralized by the assets of the Company. Any advances on the growth line were payable in 36 equal monthly installments of principal, plus all accrued interest, beginning on October 14, 2013. In conjunction with the amendment, the Company issued a warrant to purchase 47,700 shares of Series 3 preferred stock at $1.824 per share to the bank providing the credit facility (see Note 6). At December 31, 2014, the outstanding balance of this debt was $7,856,800. During 2015, the agreement was amended to extend the maturity of the revolving line to May 29, 2015.

In May 2015, the Company refinanced its term loan and revolving line of credit with a new commercial bank lender. Proceeds of $5,000,000 from the issuance of term loan debt and $10,000,000 from a revolving line of credit from a new commercial bank were utilized to pay down the existing balances of term loan debt and a revolving line of credit from the previous commercial bank.

The Company’s current bank debt is collateralized by the assets of the Company. The revolving line bears an annual interest rate of 4.0% and has a maturity date of May 5, 2017. The term loan bears an annual interest rate of 4.5% and matures on November 1, 2018. Repayment of the term loan shall be interest only until March 1, 2016, thereafter, the term loan shall be payable in equal monthly installments of principal plus monthly payments of accrued interest. In 2016, the Company was not in compliance with a financial covenant. The Company has entered into forbearance agreement with the commercial bank lender providing continued utilization of the bank debt subject to meeting revised covenants. The forbearance agreement expires in August 2017 and is subject to certain onetime fees. The Company has classified all bank debt as current as a result of entering into the forbearance agreement.

Future minimum principal payments for the Company’s bank debt are as follows:

Year:	Amortization
2017	$5,330,062
2018	1,666,666
Total	$6,996,728

At December 31, 2016 and 2015, the bank debt balance was as follows:

	2016	2015	Interest Rate
Revolving line of credit	$3,511,880	$5,406,244	4.0%
Term loan	3,484,848	5,000,000	4.5%
Total bank debt	6,996,728	10,406,244
Less current portion	(6,996,728)	(1,515,152)
Bank debt – net of current portion	$—	$8,891,092

Slacker, Inc.
Notes to Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

5.       DEBT (cont.)

Convertible Notes — In February 2014 and December 2014, the Company issued Convertible Promissory Notes (the “2014 Notes”) totaling $10,007,322 to existing preferred stock holders of the Company. The 2014 Notes bear interest at 10% per annum, and interest continues to accrue until the maturity date. The original maturity date of the 2014 Notes was December of 2015. During 2015, the Company amended the 2014 Notes to extend the maturity date to December of 2016. In the event of a change in control of the Company, the maturity of the 2014 Notes shall be accelerated such that the principal, all accrued interest, and a premium equal to 50% of the outstanding principal amount shall be due and payable immediately prior to the closing of such change in control. In the event of a “Qualified Financing,” defined as any transaction or series of transactions pursuant to which the Company issues or sells shares of preferred stock for aggregate proceeds of at least $5,000,000 with the principal purpose of raising capital, prior to the maturity date of the 2014 Notes, the entire principal and any accrued interest shall automatically convert into the preferred stock issued in the Qualified Financing at a conversion price of 100% of the price paid in the Qualified Financing. At maturity, any 2014 Notes not converted into equity securities, upon election of the majority holders, the outstanding principal amounts of the 2014 Notes, plus all accrued and unpaid interest, shall become immediately due and payable.

See subsequent events disclosure at Note 12 for further information regarding Convertible Notes.

6.       preferred stock warrantS

As part of the consideration for licensing agreements entered into with certain content owners in 2010, the Company issued warrants to purchase 342,060 shares of Series 2 convertible preferred stock (see Note 7). The warrants vested upon their issuance and have a 10 year term for exercise and an exercise price of $0.779 per share. The warrants expire if unexercised after 10 years. At December 31, 2016 and 2015, the preferred stock warrants are classified as a long term liability as the warrants are puttable for shares of convertible preferred stock, which became redeemable at any time after May 21, 2016. Changes in the fair value of the preferred stock warrants are recorded in content acquisition expense.

In May 2011, the Company issued warrants to purchase 435,760 shares of Series 2 convertible preferred stock and 278,933 shares of common stock as part of consideration with a certain music content owner for execution of a licensing agreement (see Note 7). The warrants have a 10 year term for exercise and an exercise price of $0.74796 and $0.675 for the Series 2 convertible preferred stock and common stock, respectively. The warrants are not exercisable until the licensing agreement is executed, at which point the fair value will be calculated and recorded in the Company’s statement of operations. As of December 31, 2016, this license agreement had not been executed and the warrants are cancelable at the discretion of the Company beginning on July 31, 2017.

In November 2011, in conjunction with the amendment of the bank debt agreement, the Company issued a warrant to purchase 160,436 shares of Series 2 preferred stock to the bank providing the credit facility (see Note 7). The warrants vested upon their issuance and have a 10 year term for exercise and an exercise price of $0.74796 per share. The warrants expire if unexercised after 10 years. Changes in fair value of the preferred stock warrants are recorded as a reduction to the debt balance and accreted over the expected term of the debt to interest expense using the effective interest method. At December 31, 2016 and 2015, the preferred stock warrants are classified as a long term liability as the warrants are puttable for shares of convertible preferred stock, which became redeemable at any time after May 21, 2016. Management has no intention of calling the warrants in 2017.

In March 2013, in conjunction with the amendment of the bank debt agreement, the Company issued a warrant to purchase 47,700 shares of Series 3 preferred stock to the bank providing the credit facility (see Note 7). The warrants vested upon their issuance and have a 10 year term for exercise (with an expiration date of March 14, 2023) and an exercise price of $1.824 per share. In the event that the Company enters into an initial public offering within the one year period immediately prior to the expiration date, the expiration date shall be automatically extended until the first anniversary of the effective date of the Company’s initial public offering. The warrants expire if unexercised after the expiration date. Changes in fair value of the preferred stock warrant are recorded as a reduction to the debt balance and accreted over the expected term of the debt to interest expense using the effective interest method.

Slacker, Inc.
Notes to Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

6.       preferred stock warrantS (cont.)

The measurement of the estimated fair value of these warrants was calculated using the Black Scholes option pricing model, which uses a series of unobservable inputs, and accordingly, this measurement is considered a Level 3 measurement. The following assumptions were utilized in the Black-Scholes option pricing model:

	Series 2, 2010 issued	Series 2, 2011 issued	Series 3, 2013 issued
Expected volatility	63.8%	63.8%	63.8%
Dividend yield	0%	0%	0%
Risk-free interest rate	1.7%	1.9%	2.1%
Weighted average remaining contractual term (in years)	4.0	4.9	6.2

The following table summarizes the activity in preferred stock warrant liabilities which are measured at fair value on a recurring basis using significant unobservable inputs.

	Series 2, 2010 issued	Series 2, 2011 issued	Series 3, 2013 issued
Balance at December 31, 2015	$184,389	$94,142	$41,882
Change in fair value	(17,293)	(8,141)	(2,981)
Balance at December 31, 2016	$167,096	$86,001	$38,901

The following table summarizes the Company’s assets and liabilities that require fair value measurements on a recurring basis and their respective input levels based on the fair value hierarchy.

		Fair value measurements as of December 31, 2016
	Fair value at December 31, 2016	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Series 2 preferred warrant liability, 2010 issued	$167,096	$—	$—	$167,096
Series 2 preferred warrant liability, 2011 issued	86,001	—	—	86,001
Series 3 preferred warrant liability, 2013 issued	38,901	—	—	38,901

		Fair value measurements as of December 31, 2015
	Fair value at December 31, 2015	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Series 2 preferred warrant liability, 2010 issued	$184,389	$—	$—	$184,389
Series 2 preferred warrant liability, 2011 issued	94,142	—	—	94,142
Series 3 preferred warrant liability, 2013 issued	41,882	—	—	41,882

Slacker, Inc.
Notes to Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

7.       CONVERTIBLE PREFERRED STOCK

Series 1 Convertible Preferred Stock — In three separate closings in April 2009, June 2009, and September 2009, the Company issued 12,163,280 shares of Series 1 convertible preferred stock at $1 per share for a total consideration of $12,057,090, net of $106,190 of issuance costs. The consideration included the cancellation of $5,163,285 of outstanding principal and interest on existing notes payable to certain of the investors and $6,999,995 in cash. As a condition of the April 2009 closing, the existing Series A and Series B preferred shareholders and warrant holders agreed to convert all 41,731,759 outstanding shares of Series A and Series B preferred shares and outstanding warrants to purchase Series A and B preferred stock into 41,731,759 shares of common stock and warrants to purchase 414,848 shares of common stock. The shareholders of the Company further agreed that, subsequent to the conversion of preferred stock and warrants to purchase preferred stock into common stock, all the outstanding common stock, options, and warrants to purchase common stock would be reverse split 100,000 to 1. The reverse stock split resulted in common stock outstanding in April 2009 being reduced from 61,429,665 shares to 589 shares outstanding (fractional shares canceled) and shares subject to purchase under warrants to purchase common stock was reduced from 451,246 to 29 shares. The issuance of Series 1 preferred stock was subject to a mandatory conversion, which affected the September 2009 issuance. The terms of this arrangement required that Series 1 preferred stock be converted into common stock and be subject to a reverse stock split of 100 to 1 in the event a Series 1 preferred stockholder did not participate in the September 2009 financing. As a result of the mandatory conversion, 2,099,538 shares of Series 1 preferred stock were converted into common stock and then subject to a reverse stock split of 100 to 1, resulting in the issuance of 20,994 shares of common stock.

The Series 1 convertible preferred stock is redeemable any time after May 21, 2016, within 90 days after receipt of a written request from the holders of a majority of the then outstanding preferred stock. Each share of preferred stock is redeemable in cash in a sum equal to the original issue price, as adjusted, plus all declared but unpaid dividends. A deemed liquidating dividend of $805,099 was recorded in 2016 and 2015 to accrete changes in the redemption value of the Series 1 convertible preferred stock. Liquidating dividends are based on something other than retained earnings, such as paid-in capital. Therefore, they are a return of the stockholders’ investment rather than of profits and should not decrease retained earnings. Additionally, $5,900 was recorded in 2015 to accrete changes in the redemption value of the Series 1 convertible preferred stock related to direct issuance costs as the preferred stock was recorded net of these costs upon issuance. These direct issuance costs became fully accreted in 2015 and as such, no accretion recorded in 2016. As the Series 1 convertible preferred stock is redeemable at the option of the holder, it is classified outside of permanent equity in the balance sheet. In May 2015, the redemption date was amended and changed to December 31, 2018.

The Series 1 convertible preferred stockholders are entitled to annual cash dividends at rates of $0.08 per share payable when, as, and if declared by the Company’s board of directors (the “Board of Directors”). The dividends are not cumulative and no dividends have been declared to date.

The liquidation preference for the Series 1 convertible preferred stock is $2.00 per share, together with all declared but unpaid dividends. The holder of each share of convertible preferred stock is entitled to one vote for each share of common stock into which the preferred stock could then be converted, and with respect to such vote, the holder has full voting rights and powers of the holders of common stock. The convertible preferred stockholders, voting as a class, are entitled to elect four members of the Board of Directors. A majority consent of the convertible preferred stockholders, voting as a class, is required for a transaction involving a change in control of the Company or a sale of substantially all of the assets of the Company, for as long as at least 2,000,000 shares of convertible preferred stock remain outstanding.

At the option of the holder, the Series 1 preferred shares are convertible into common stock on a 1:1 basis. There is no voting requirement to exercise the conversion option. The conversion ratio is subject to adjustment in the event that additional preferred or common stock in certain instances is issued at a price per share less than that of Series 1 preferred shares. Any downward adjustment of the conversion price may be waived by the consent or vote of the holders of at least a majority of the outstanding shares of convertible preferred stock. Series 1 preferred shares will automatically be converted into shares of common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the offering price is at least four times the original price of the Series 3 preferred stock (subject to adjustment for anti-dilution) and the net proceeds are at least $60,000,000.

Slacker, Inc.
Notes to Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

7.       CONVERTIBLE PREFERRED STOCK (cont.)

Series 2 Convertible Preferred Stock — In May 2010, the Company issued 14,359,454 shares of Series 2 convertible preferred stock at $0.74796 per share for a total consideration of $10,665,706 net of $74,592 of issuance costs.

The Series 2 convertible preferred stock is redeemable any time after May 21, 2016, within 90 days after receipt of a written request from the holders of a majority of the then outstanding preferred stock. Each share of preferred stock is redeemable in cash in a sum equal to the original issue price, as adjusted, plus all declared but unpaid dividends. A deemed liquidating dividend of $858,581 was recorded in 2016 and 2015 to accrete changes in the redemption value of the Series 2 convertible preferred stock. Additionally, $4,661 was recorded in 2016 and $12,432 was recorded in 2015 to accrete changes in the redemption value of the Series 2 convertible preferred stock related to direct issuance costs as the preferred stock was recorded net of these costs upon issuance. As the Series 2 convertible preferred stock is redeemable at the option of the holder, it is classified outside of permanent equity in the balance sheet. In May 2015, the redemption date was amended and changed to December 31, 2018.

The Series 2 convertible preferred stockholders are entitled to annual cash dividends at rates of $0.0598 per share payable when, as, and if declared by the Board of Directors. The dividends are not cumulative, and no dividends have been declared to date.

The liquidation preference for the Series 2 convertible preferred stock is $0.74796 per share, together with all declared but unpaid dividends. The holder of each share of convertible preferred stock is entitled to one vote for each share of common stock into which the preferred stock could then be converted, and with respect to such vote, the holder has full voting rights and powers of the holders of common stock. The convertible preferred stockholders, voting as a class, are entitled to elect four members of the Board of Directors. A majority consent of the convertible preferred stockholders, voting as a class, is required for a transaction involving a change in control of the Company or a sale of substantially all of the assets of the Company, for as long as at least 2,000,000 shares of convertible preferred stock remain outstanding.

At the option of the holder, the Series 2 preferred shares are convertible into common stock on a 0.96:1 basis. There is no voting requirement to exercise the conversion option. The conversion ratio is subject to adjustment in the event that additional preferred or common stock in certain instances is issued at a price per share less than that of Series 2 preferred shares. Any downward adjustment of the conversion price may be waived by the consent or vote of the holders of at least a majority of the outstanding shares of convertible preferred stock. Series 2 preferred shares will automatically be converted into shares of common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the offering price is at least four times the original price of the Series 3 preferred stock (subject to adjustment for anti-dilution) and the net proceeds are at least $60,000,000.

Series 3 Convertible Preferred Stock — In May 2012, the Company issued 10,964,911 shares of Series 3 convertible preferred stock at $1.824 per share for a total consideration of $19,999,999. As this represents a Qualified Financing as defined above, the outstanding 2011 Notes converted to 5,540,321 shares of Series 3 convertible preferred stock at a conversion rate of $1.5504, which represents 85% of the Qualified Financing purchase price.

The Series 3 convertible preferred stock is redeemable any time after May 21, 2016, within 90 days after receipt of a written request from the holders of a majority of the then outstanding preferred stock. Each share of preferred stock is redeemable in cash in a sum equal to the original issue price, as adjusted, plus all declared but unpaid dividends. A deemed liquidating dividend of $2,286,864 was recorded in 2016 and 2015 to accrete changes in the redemption value of the Series 3 convertible preferred stock. Additionally, $5,393 was recorded in 2016 and 2015 to accrete changes in the redemption value of the Series 3 convertible preferred stock related to direct issuance costs as the preferred stock was recorded net of these costs upon issuance. As the Series 3 convertible preferred stock is redeemable at the option of the holder, it is classified outside of permanent equity in the balance sheet. In May 2015, the redemption date was amended and changed to December 31, 2018.

Slacker, Inc.
Notes to Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

7.       CONVERTIBLE PREFERRED STOCK (cont.)

The Series 3 convertible preferred stockholders are entitled to annual cash dividends at rates of $0.1459 per share payable when, as, and if declared by the Board of Directors. The dividends are not cumulative, and no dividends have been declared to date.

The liquidation preference for the Series 3 convertible preferred stock is $1.824 per share, together with all declared but unpaid dividends. The holder of each share of convertible preferred stock is entitled to one vote for each share of common stock into which the preferred stock could then be converted, and with respect to such vote, the holder has full voting rights and powers of the holders of common stock. The convertible preferred stockholders, voting as a class, are entitled to elect four members of the Board of Directors. A majority consent of the preferred stockholders, voting as a class, is required for a transaction involving a change in control of the Company or a sale of substantially all of the assets of the Company, for as long as at least 2,000,000 shares of convertible preferred stock remain outstanding.

At the option of the holder, the Series 3 preferred shares are convertible into common stock on a 1:1 basis. There is no voting requirement to exercise the conversion option. The conversion ratio is subject to adjustment in the event that additional preferred or common stock in certain instances is issued at a price per share less than that of Series 3 preferred shares. Any downward adjustment of the conversion price may be waived by the consent or vote of the holders of at least a majority of the outstanding shares of convertible preferred stock. Series 3 preferred shares will automatically be converted into shares of common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the offering price is at least four times the original price of the Series 3 preferred stock (subject to adjustment for anti-dilution) and the net proceeds are at least $60,000,000.

Total accretion of preferred stock dividends is as follows:

Cumulative accretion – January 1, 2015	$14,665,201
Series 1 convertible preferred stock issuance costs	5,900
Series 1 convertible preferred stock 8% redemption	805,099
Series 2 convertible preferred stock issuance costs	12,432
Series 2 convertible preferred stock 8% redemption	858,581
Series 3 convertible preferred stock issuance costs	5,393
Series 3 convertible preferred stock 8% redemption	2,286,864
Cumulative accretion – December 31, 2015	$18,639,470

Series 1 convertible preferred stock 8% redemption	805,099
Series 2 convertible preferred stock issuance costs	4,661
Series 2 convertible preferred stock 8% redemption	858,581
Series 3 convertible preferred stock issuance costs	5,393
Series 3 convertible preferred stock 8% redemption	2,286,864
Cumulative accretion – December 31, 2016	$22,600,068

8.       SHARE BASED COMPENSATION

Stock Incentive Plan — In 2004, the Board of Directors adopted the Company’s Stock Option Plan (the “Option Plan”). The Option Plan includes such provisions as the option price per share must be at least 100% of the fair market value of the Company’s common stock on the date of grant and the term may not exceed 10 years. There are 10,472,821 shares of common stock, subject to adjustment as provided under the Option Plan, reserved for issuance to employees, nonemployees, directors, and consultants of the Company. Of the total shares reserved for issuance, 3,920,335 are available for grant as of December 31, 2016.

Option vesting is determined by the Board of Directors upon each grant and is generally over a four year period.

Slacker, Inc.
Notes to Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

8.       SHARE BASED COMPENSATION (cont.)

The following table summarizes stock option activity for the year ended December 31, 2016:

	Number of Shares	Weighted – Average Grant Date Fair Value
Nonvested at January 1, 2016	2,823,783	$0.25
Granted	30,000	$0.25
Vested	(1,151,061)	$0.25
Forfeited	(296,036)	$0.25
Nonvested at December 31, 2016	1,406,686	$0.25

A summary of the status of the Company’s Option Plan as of December 31, 2016, and changes during the year then ended is as follows:

	Options Outstanding	Weighted – Average Exercise Price	Weighted – Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding – January 1, 2016	7,971,023	$0.34	7.03	$758,2380
Granted	30,000	$0.43		$—
Exercised	(1,250)	$0.43		$—
Canceled	(1,985,558)	$0.24		$379,333
Outstanding – December 31, 2016	6,014,215	$0.37	6.40	$378,904
Vested and expected to vest – December 31, 2016	5,712,122		6.31	$378,901
Exercisable – December 31, 2016	4,626,589		6.00	$378,881

Share based compensation expense of $261,063 and $331,820 was recognized for the years ended December 31, 2016 and 2015, respectively, and included in operating expense based on the department in which the employee belonged. The weighted average grant date fair value of options granted during the years ended December 31, 2016 and 2015, was $0.43. At December 31, 2016, the estimated total remaining unamortized share based compensation expense, net of forfeitures, was $248,533 which is expected to be recognized over a weighted average period of 1.50 years.

The fair value of each option award is estimated on the date of grant using the Black Scholes Merton option pricing model using the assumptions noted in the following table. The expected life of options is based on observed historical exercise patterns. The Company uses peer group volatility data to calculate its expected volatility. The risk free interest rate is based on the implied yield on a U.S. Treasury zero coupon issue with a remaining term equal to the expected term of the option. The dividend yield reflects that the Company has not paid any cash dividends since inception and does not intend to pay any cash dividends in the foreseeable future.

	2016	2015
Dividend yield	0.00%	0.00%
Assumed volatility	63.80%	65.04%
Assumed risk-free interest rate	1.73%	1.65%
Expected life in years	5.96	5.86

Slacker, Inc.
Notes to Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

9.       INCOME TAXES

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s deferred tax assets and liabilities from federal and state income taxes as of December 31, 2016 and 2015, are as follows:

	2016	2015
Deferred tax assets:
Net operating loss	$49,593,515	$47,735,647
Accounts payable	31,971	158,717
Accrued vacation	158,153	157,723
Depreciation	185,751	92,001
Share-based compensation	265,621	226,945
Research and development credit	2,405,832	1,791,192
Other	1,035,355	955,429
Total deferred tax assets	53,676,198	51,117,654
Deferred tax liabilities:
Deferred content acquisition costs	(184,563)	(192,446)
Total deferred tax liabilities	(184,563)	(192,446)
Net deferred tax assets before valuation allowance	53,491,635	50,925,208
Valuation allowance	(53,491,635)	(50,925,208)
Net deferred tax assets	$—	$—

A valuation allowance of approximately $53,492,000 and $50,925,000 at December 31, 2016 and 2015, respectively, was recorded to offset deferred tax assets because the Company is unable to conclude, based on its history of cumulative losses in recent years and management’s assessment of various uncertainties related to their future realization, that such deferred tax assets will more likely than not be realized. The realization of deferred tax assets is dependent upon generating sufficient future taxable income in the tax jurisdictions that give rise to the deferred tax asset. The amount of the valuation allowance may be reduced if it is demonstrated that sufficient taxable income in the various tax jurisdictions will be generated in the future sufficient to realize the deferred tax assets.

As of December 31, 2016, the Company had net operating loss carryforwards for federal and state taxes totaling approximately $127,853,000 (federal) and $106,053,000 (state) available to offset future taxable income. As of December 31, 2015, the Company had net operating loss carryforwards for federal and state taxes totaling approximately $121,700,000 (federal) and $109,945,000 (state) available to offset future taxable income. The federal and state net operating loss carryforwards expire at various dates through 2035 for state and federal taxes.

The Company’s effective income tax rate varies from the statutory federal income tax rate of 34% as a result of no benefit recognized for current or prior year losses due to uncertainty as to the realization of the benefits partially offset by statutory minimum taxes required to be paid in certain states.

Utilization of the net operating loss and credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred pursuant to Internal Revenue Code (the “Code”) Sections 382 and 383 and similar state provisions. The annual limitations may result when a cumulative change in ownership of more than 50% of the outstanding stock of a company, by certain stockholders or public groups, occurs within a three year period.

The Company believes there has been an ownership change since its inception; however, the Company has not completed a study to assess the impact of an ownership change on utilization of the net operating loss and credit carryforwards since the Company’s formation due to the complexity and costs associated with such a study. If the Company experienced an ownership change at any time since its formation, utilization of net operating losses and tax

Slacker, Inc.
Notes to Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

9.       INCOME TAXES (cont.)

credit carryforwards to offset future taxable income and taxes, respectively, would be subject to an annual limitation under the Code. Any limitation may result in the expiration of all or a portion of the net operating loss or tax credit carryforwards before utilization. The Company maintains a full valuation allowance for the deferred tax assets due to its historical losses and uncertainties surrounding its ability to generate future taxable income sufficient to realize these assets. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits and recognizable deferred tax benefits after the completion of an ownership change analysis is not expected to impact its effective tax rate.

The Company did not recognize any liabilities for unrecognized tax positions during the years ended December 31, 2016 or 2015, respectively.

10.     commitments and contingencies

Lease Obligations — The Company leases its San Diego premises under operating leases. Additionally, the Company leases one premise in Walnut Creek California under an operating lease. Rent expense for the operating leases totaled $464,418 and $464,938 for the years ended December 31, 2016 and 2015, respectively. In July 2015, the San Diego office leases were amended and expire on December 31, 2017.

Future minimum lease payments under non-cancelable operating leases as of December 31, 2016, with initial or remaining terms of one or more years are as follows:

Years Ending December 31	Operating Leases
2017	$466,984
2018	2,844
Total minimum lease payments	$469,828

Contractual Obligations — The Company has entered into certain agreements with content providers that require minimum payments. At December 31, 2016 and 2015, total future minimum royalties were approximately $3,096,740 and $8,565,000, respectively.

Employee Benefits — The Company sponsors a 401(k) plan (the “Plan”) covering all employees. Employees are eligible to participate in the Plan the first day of the calendar month following their date of hire. The Company may make discretionary matching contributions to the Plan on behalf of its employees up to a maximum of 100% of the participant’s elective deferral up to a maximum of 5% of the employees annual compensation. The Company made $66,636 in matching contributions to the plan during the year ended December 31, 2016. No matching contributions were made for the year ended December 31, 2015.

Litigation — In the normal course of business, the Company is occasionally named as a defendant in various lawsuits. It is the opinion of management that the outcome of any pending lawsuits will not materially affect the operation or financial position of the Company.

11.     Party-in-interest transactions

Certain convertible notes payable are held by investment companies in which certain board members hold a financial interest (see Note 5). Such investments are classified as party-in-interest transactions.

Slacker, Inc.
Notes to Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

12.     Subsequent Events

Management has evaluated all events and transactions that occurred after December 31, 2016, up through July 21, 2017, the date the financial statements were available to be issued.

In March 2017 and June 2017, the Company issued Convertible Promissory Notes (the “2017 Notes”) totaling $2,988,146 to existing preferred stock holders of the Company. The 2017 Notes bear interest at 10% per annum, and interest continues to accrue until the maturity date September 14, 2017. In the event of a change in control of the Company, the maturity of the 2017 Notes shall be accelerated such that the principal, all accrued interest, and a premium equal to 50% of the outstanding principal amount shall be due and payable immediately prior to the closing of such change in control. In the event of a “Qualified Financing,” defined as any transaction or series of transactions pursuant to which the Company issues or sells shares of preferred stock for aggregate proceeds of at least $10,000,000 with the principal purpose of raising capital, prior to the maturity date of the 2017 Notes, the entire principal and any accrued interest shall automatically convert into the preferred stock issued in the Qualified Financing. At maturity, any 2017 Notes not converted into equity securities, upon election of the majority holders, the outstanding principal amounts of the 2017 Notes, plus all accrued and unpaid interest, shall become immediately due and payable.

In June 2017, the noteholders of the Convertible Promissory Notes issued in February 2014 and December 2014 (the “2014 Notes”) elected to convert all the outstanding principal and interest in the 2014 Notes into shares of Preferred Stock of the Company. The conversion of the 2014 Notes resulted in the conversion of $12,987,209 of principal and interest in the 2014 Notes into 7,120,172 shares of Series 3 Preferred Stock of the company.

The issuance of the 2017 Notes were subject to a Mandatory Offering as specified in the Company’s Amended and Restated Certificate of Incorporation, or the Slacker Charter. The terms of the Slacker Charter provide that any preferred stockholder that does not participate on a pro-rata basis in a Mandatory Offering shall have all such non-participating preferred stockholder’s outstanding preferred stock at the time of such Mandatory Offering automatically converted into common stock. Such conversion into common stock shall be at ratio of 100:1. As a of the date of this report, as a result of the Mandatory Offering, 5,559,775 shares of preferred stock were converted into 55,556 shares of common stock.

In July 2017, the Company executed a non-binding letter of intent from a third party outlining the terms of a potential merger subject to the Companies reaching a definitive merger agreement.

SNAP Interactive, Inc.
Condensed Consolidated Balance Sheets

	June 30, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,614,619	$4,162,596
Credit card holdback receivable	168,960	172,169
Accounts receivable, net of allowances and reserves of $51,195 and $57,674, respectively	646,095	958,695
Prepaid expense and other current assets	406,788	1,047,483
Total current assets	5,836,462	6,340,943
Property and equipment, net	657,010	793,305
Goodwill	14,304,667	14,304,667
Intangible assets, net	4,762,818	5,605,193
Other receivables	85,115	82,435
Long term security deposits	141,807	397,608
Total assets	$25,787,879	$27,524,151
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,451,624	$1,665,831
Accrued expenses and other current liabilities	248,648	472,406
Deferred subscription revenue	2,600,388	2,828,827
Total current liabilities	5,300,660	4,967,064
Deferred rent, net of current portion	—	261,286
Deferred tax liability	1,452,339	1,452,339
Total liabilities	6,752,999	6,680,689
Commitments and Contingencies
Stockholders’ equity:
Common stock, $0.001 par value, 25,000,000 shares authorized; and 6,720,915 and 6,714,915 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	6,721	6,715
Additional paid-in capital	16,579,649	15,865,568
Retained earnings	2,448,510	4,971,179
Total stockholders’ equity	19,034,880	20,843,462
Total liabilities and stockholders’ equity	$25,787,879	$27,524,151

The accompanying notes are an integral part of these condensed consolidated financial statements.

SNAP Interactive, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Subscription revenue	$5,742,707	$3,872,306	$11,966,391	$8,261,580
Advertising revenue	496,882	483,261	992,149	1,031,685
Total revenues	6,239,589	4,355,567	12,958,540	9,293,265
Costs and expenses:
Cost of revenue	1,242,819	1,227,059	2,524,324	2,626,059
Sales and marketing expense	2,135,951	943,448	4,366,443	1,862,064
Product development expense	2,206,440	2,427,355	4,417,785	4,520,190
General and administrative expense	2,116,498	530,151	4,186,625	1,016,894
Total costs and expenses	7,701,708	5,128,013	15,495,177	10,025,207
Loss from operations	(1,462,119)	(772,446)	(2,536,637)	(731,942)
Interest income (expense), net	(4,845)	274	31,968	559
Other (expense) income, net	(18,000)	30,000	(18,000)	30,000
Loss before provision for income taxes	(1,484,964)	(742,172)	(2,522,669)	(701,383)
Provision for income taxes	—	—	—	—
Net loss	$(1,484,964)	$(742,172)	$(2,522,669)	$(701,383)
Net loss per share of common stock:
Basic and diluted	$(0.22)	$(0.14)	$(0.38)	$(0.13)
Weighted average number of shares of common stock used in calculating net loss per share of common stock:
Basic and diluted	6,715,574	5,228,617	6,715,246	5,228,617
The accompanying notes are an integral part of these condensed consolidated financial statements.

SNAP Interactive, Inc.
Condensed Consolidated Statement of Changes In Stockholders’ Equity
(Unaudited)

	Common Stock		Additional Paid-in	Retained	Stockholders’
	Shares	Amount	Capital	Earnings	Equity
Balance at January 1, 2017	6,714,915	$6,715	$15,865,568	$4,971,179	$20,843,462
Stock-based compensation expense for restricted stock awards and stock options	—	—	694,287	—	694,287
Shares issued for consulting services	6,000	6	19,794	—	19,800
Net loss	—	—	—	(2,522,669)	(2,522,669)
Balance at June 30, 2017	6,720,915	$6,721	$16,579,649	$2,448,510	$19,034,880

The accompanying notes are an integral part of these condensed consolidated financial statements.

SNAP Interactive, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(2,522,669)	$(701,383)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of property and equipment	253,547	326,056
Amortization of intangible assets	842,375	275,546
Loss on disposal of property and equipment	17,074	—
Stock-based compensation expense	694,287	111,751
Common stock issued for services	19,800	—
Accrued interest from notes receivables issued to employees	(2,680)	—
Changes in operating assets and liabilities:
Credit card holdback receivable	3,209	—
Accounts receivable	312,600	255,823
Prepaid expenses and other current assets	640,695	(37,647)
Accounts payable, accrued expenses and other current liabilities	596,324	(154,145)
Deferred rent	(5,485)	—
Deferred subscription revenue	(228,439)	(181,807)
Net cash provided by (used in) operating activities	620,638	(105,806)
Cash flows from investing activities:
Purchase of property and equipment	(134,326)	(204,858)
Net cash used in investing activities	(134,326)	(204,858)
Cash flows from financing activities:
Payments of capital lease obligations	(34,289)	—
Net cash used in financing activities	(34,289)	—
Net increase (decrease) in cash and cash equivalents	452,023	(310,664)
Balance of cash and cash equivalents at beginning of period	4,162,596	6,676,557
Balance of cash and cash equivalents at end of period	$4,614,619	$6,365,893
Supplemental disclosure of cash flow information:
Cash paid in interest	$12,899	$560
Cash paid in taxes	$26,210	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

SNAP Interactive, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1.       Organization and Basis of Presentation

On October 7, 2016, Snap Interactive, Inc. and its wholly owned subsidiary, Snap Mobile Limited (collectively, “SNAP”), completed a business combination with privately-held A.V.M. Software, Inc. and its wholly owned subsidiaries, Paltalk Software Inc., Paltalk Holdings, Inc., Tiny Acquisition Inc., Camshare, Inc., Vumber LLC and Fire Talk LLC (collectively, “AVM”) in accordance with the terms of an Agreement and Plan of Merger (the “Merger Agreement”), by and among SNAP, SAVM Acquisition Corporation, SNAP’s former wholly owned subsidiary, AVM and Jason Katz, pursuant to which AVM merged with and into SAVM Acquisition Corporation, with AVM surviving as a wholly owned subsidiary of SNAP (the “Merger”).

Under U.S. generally accepted accounting principles (“GAAP”), the Merger is treated as a “reverse merger” under the acquisition method of accounting. For accounting purposes, AVM is considered to have acquired SNAP. Consequently, the historical financial statements reflect the operations and financial condition of AVM and operating results of SNAP are reported beginning on the closing date of the Merger (collectively, the “Company”).

The Company is an Internet software company. Under its registered trademarks, the Company develops and operates computer software that enables spontaneous global real time audio/video conversation via the internet and operates a portfolio of dating applications. The condensed consolidated financial statements included in this report have been prepared on a going concern basis in accordance with GAAP and the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial information. The Company has not included certain information normally included in annual financial statements pursuant to those rules and regulations, although it believes that the disclosure included herein is adequate to make the information presented not misleading.

The condensed consolidated financial statements contained herein should be read in conjunction with the Company’s audited consolidated financial statements and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 28, 2017 (the “Form 10-K”).

In the opinion of management, the accompanying unaudited condensed consolidated financial information contains all normal and recurring adjustments necessary to fairly present the condensed consolidated balance sheet, results of operations, cash flows and changes in the stockholders’ equity of the Company for the interim periods presented. The Company’s historical results are not necessarily indicative of future operating results and the results for the three and six months ended June 30, 2017 are not necessarily indicative of results for the year ending December 31, 2017, or for any other period.

The Company completed a 1-for-35 reverse stock split which became effective at the close of regular trading hours on January 5, 2017 and the

Company’s common stock began trading on a post-reverse stock split basis at the opening of regular trading hours on January 6, 2017. Except as otherwise provided herein, all share and per-share amounts of the Company’s common stock and stock options have been adjusted to give effect to the reverse stock split for all periods presented.

2.       Summary of Significant Accounting Policies

During the six months ended June 30, 2017, there were no material changes to the Company’s significant accounting policies from those disclosed in the Form 10-K. Certain significant accountant policies relied on in the preparation of the accompanying unaudited condensed consolidated financial statements are as follows:

Significant Estimates and Judgments

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and at the date of the condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period.

Significant estimates relied upon in preparing these financial statements include the estimates used to determine the fair value of the Company’s common stock up until the time of the Merger, stock options issued in share based

SNAP Interactive, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

2.       Summary of Significant Accounting Policies (cont.)

payment arrangements, collectability of the Company’s accounts receivable and the valuation allowance on deferred tax assets. Management evaluates these estimates on an ongoing basis. Changes in estimates are recorded in the period in which they become known. The Company bases estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from the Company’s estimates.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers , which requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The new guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. In March 2016, the FASB issued ASU 2016-08, Revenue Recognition — Principal versus Agent (reporting revenue gross versus net). Also, in April 2016, the FASB issued ASU 2016-10 Revenue from Contracts with Customers Identifying Performance Obligations and Licensing, and in May 2016 the FASB issued ASU 2016-12 Revenue Recognition — New Scope Improvements and Practical Expedients. These standards are effective for interim and annual periods beginning after December 15, 2017, and may be adopted earlier. The revenue standards are required to be adopted by taking either a full retrospective or a modified retrospective approach. The Company is currently evaluating the impact the standards will have on the Company’s condensed consolidated financial statements and determining the transition method, including the period of adoption, that it will apply.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”), which amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. ASU 2016-02 will be effective for interim and annual periods beginning after December 15, 2018. Early adoption of ASU 2016-02 is permitted. The new standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company is currently evaluating the impact of adopting ASU 2016-02 on the condensed consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for annual periods beginning after December 15, 2017, including interim periods within those periods. The Company expects no impact from adopting this guidance and will adopt this on a prospective basis.

In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (Topic 350) Simplifying the Accounting for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. This standard, which is effective for the interim and annual period beginning after December 15, 2019, is required to be applied prospectively. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact this standard will have on its condensed consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation — Stock Compensation (Topic 718) Scope of Modification Accounting(“ASU 2017-09”). ASU 2017-09 provides guidance about which changes to the terms of conditions of a share based payment award require an entity to apply modification accounting. An entity should account for the effects of a modification unless all of the following are met: 1) the fair value of the modified award is the same as the fair value of the original award, 2) the vesting conditions of the modified award are the same as the

SNAP Interactive, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

2.       Summary of Significant Accounting Policies (cont.)

vesting conditions of the original award, and 3) the classification of the modified award as an equity instrument or liability instrument is the same as the classification of the original award. The guidance is effective for annual periods beginning after December 15, 2017, including interim periods within those periods. The Company expects no impact from adopting this guidance and will adopt this on a prospective basis.

3.       Property and Equipment, Net

Property and equipment, net consisted of the following at June 30, 2017 and December 31, 2016:

	June 30, 2017	December 31, 2016
	(unaudited)
Computer equipment	$3,706,017	$3,720,985
Website development	2,182,542	2,050,980
Furniture and fixtures	89,027	89,027
Leasehold improvements	32,726	32,726
Total property and equipment	6,010,312	5,893,718
Less: Accumulated depreciation	(5,353,302)	(5,100,413)
Total property and equipment, net	$657,010	$793,305

Depreciation expense for the three and six months ended June 30, 2017 was $122,910 and $253,547, respectively, as compared to $195,419 and $326,056, respectively, for the three and six months ended June 30, 2016. During May 2017, the Company disposed of approximately $17,000 of computer equipment and furniture and fixtures in relation to a relocation of its corporate office, which is reflected on the condensed consolidated balance sheet in property and equipment, net. The Company only holds property and equipment in the United States.

4.       Intangible Assets, Net

Intangible assets, net consisted of the following at June 30, 2017 and December 31, 2016:

	June 30, 2017			December 31, 2016
	(unaudited)
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents	$50,000	$(20,000)	$30,000	$50,000	$(18,750)	$31,250
Trade names, trademarks
product names, URLs	1,555,000	(457,729)	1,097,271	1,555,000	(329,979)	1,225,021
Internally developed software	2,720,000	(1,699,362)	1,020,638	2,720,000	(1,498,029)	1,221,971
Subscriber/customer relationships	4,219,000	(1,780,341)	2,438,659	4,219,000	(1,338,799)	2,880,201
Lead pool	282,000	(105,750)	176,250	282,000	(35,250)	246,750
Total intangible assets	$8,826,000	$(4,063,182)	$4,762,818	$8,826,000	$(3,220,807)	$5,605,193

Amortization expense for the three and six months ended June 30, 2017 was $421,188 and $842,375, respectively, as compared to $137,770 and $275,546, respectively, for the three and six months ended June 30, 2016. The estimated aggregate amortization expense for each of the next five years and thereafter will be $841,122 in 2017, $1,599,719 in 2018, $1,087,333 in 2019, $592,681 in 2020, $444,167 in 2021 and $197,796 thereafter.

SNAP Interactive, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

5.       Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following at June 30, 2017 and December 31, 2016:

	June 30, 2017	December 31, 2016
	(unaudited)
Compensation, benefits and payroll taxes	$195,375	$311,845
Other accrued expenses	53,273	160,561
Total accrued expenses and other current liabilities	$248,648	$472,406

6.       Stock-Based Compensation

The Snap Interactive, Inc. Amended and Restated 2011 Long-Term Incentive Plan (the “2011 Plan”) was terminated as to future awards on May 16, 2016. A total of 181,604 shares of the Company’s common stock may be delivered pursuant to outstanding options awarded under the 2011 Plan, however no additional awards may be granted under such plan. The Snap Interactive, Inc. 2016 Long-Term Incentive Plan (the “2016 Plan”) was adopted by the Company’s stockholders on May 16, 2016 and permits the Company to award stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other stock-based awards and cash-based incentive awards to its employees (including an employee who is also a director or officer under certain circumstances), non-employee directors and consultants. On May 25, 2017, the Company’s stockholders approved an amendment to the 2016 Plan to increase the maximum number of shares issuable pursuant to the 2016 Plan to 1,300,000 shares. In addition, the maximum number of shares of common stock that may be issued under the 2016 Plan may be increased by an indeterminate number of shares of common stock underlying outstanding awards issued under the 2011 Plan that are forfeited, expired, cancelled or settled in cash. As of June 30, 2017, there were 624,996 shares available for future issuance under the 2016 Plan.

Stock Options

The following table summarizes the assumptions used in the Black-Scholes pricing model to estimate the fair value of the options granted during the following periods:

	Three Months Ended June 30, 2017	Six Months Ended June 30, 2017
Expected volatility	116.1%-118.2%	116.1%-138.7%
Expected life of option	5.0-7.0	5.0-7.0
Risk free interest rate	1.7%-2.0%	1.7%-2.1%
Expected dividend yield	0.0%	0.0%

The expected life of the options is the period of time over which employees and non-employees are expected to hold their options prior to exercise. The expected life of options has been determined using the “simplified” method as prescribed by Staff Accounting Bulletin 110, which uses the midpoint between the vesting date and the end of the contractual term. The volatility of the Company’s common stock is calculated using the Company’s historical volatilities beginning at the grant date and going back for a period of time equal to the expected life of the award. The Company estimates potential forfeitures of stock awards and adjusts recorded stock-based compensation expense accordingly. The Company estimates pre-vesting forfeitures primarily based on the Company’s historical experience and is adjusted to reflect actual forfeitures as the stock based awards vest.

SNAP Interactive, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

6.       Stock-Based Compensation (cont.)

The following tables summarize stock option activity during the six months ended June 30, 2017:

	Number of Options	Weighted Average Exercise Price
Stock Options:
Outstanding at January 1, 2017	573,110	$6.94
Granted	364,200	3.75
Expired or canceled, during the period	(77,312)	8.91
Forfeited, during the period	(2,596)	5.53
Outstanding at June 30, 2017	857,402	$5.41
Exercisable at June 30, 2017	413,878	$7.09

During the six months ended June 30, 2017, the Company entered into option cancellation and release agreements with three employees, pursuant to which each of the parties agreed to cancel outstanding options to purchase an aggregate of 77,312 shares of common stock of the Company at exercise prices ranging from $4.55 to $21.00 per share. In exchange for the cancellation of the options, the Company granted the employees replacement options to purchase an aggregate of 64,600 shares of common stock of the Company at exercise prices ranging from $3.36 to $6.00 per share. The incremental value of the modified options compared to the original options, both valued on the respective modification date, of $55,055 is being recognized over the vesting terms of the options.

On April 13, 2017, the Company’s Board of Directors awarded Alexander Harrington, Chief Executive Officer, (i) a stock option representing the right to purchase 80,000 shares of common stock at an exercise price equal to $3.63 per share, with the shares underlying this stock option vesting 25% on the six month anniversary of the date of grant and the remaining three tranches vesting on each of the first, second and third anniversaries of the first vesting date, and (ii) a stock option representing the right to purchase 24,000 shares of common stock at an exercise price equal to $3.63 per share, with the shares underlying this stock option vesting based on the Company’s achievement of certain performance goals related to its annual revenues. In addition, on April 13, 2017, the Company’s Board of Directors awarded Jason Katz, Chief Operating Officer and Chairman of the Board of Directors, a stock option representing the right to purchase 70,000 shares of common stock at an exercise price equal to $3.63 per share, with (i) 17,500 of the underlying shares vesting based on the Company’s achievement of certain performance goals related to its earnings before interest, tax, depreciation, and amortization and (ii) 52,500 of the underlying shares vesting based on the Company’s achievement of certain performance goals related to its annual revenues.

On May 5, 2017, the Compensation Committee of the Company’s Board of Directors awarded each of Mr. Harrington and Eric Sackowitz, Chief Technology Officer, a stock option representing the right to purchase 28,571 shares of common stock at an exercise price equal to $3.36 per share. The shares underlying these stock options vest in four equal installments on each anniversary of the date of grant.

During the six months ended June 30, 2017, the Company granted options to employees to purchase an aggregate 55,746 shares of common stock at exercise prices ranging from $3.36 to $4.50. The options vest between one and four years and have a term of ten years.

On June 30, 2017, the aggregate intrinsic value of stock options that were outstanding and exercisable was $19,302 and $10,960, respectively. On June 30, 2016, the aggregate intrinsic value of stock options that were outstanding and exercisable was $199,320 and $192,100, respectively. The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the fair value of such awards as of the period-end date.

The aggregate fair value for the options granted during the six months ended June 30, 2017 was $956,760. The aggregate fair value for the options granted during the six months ended June 30, 2016 was $87,000.

SNAP Interactive, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

6.       Stock-Based Compensation (cont.)

Stock-based compensation expense for the Company’s stock options included in the condensed consolidated statements of operations is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Cost of revenue	$1,124	$—	$2,240	$—
Sales and marketing expense	307	—	575	—
Product development expense	29,151	95,665	33,231	108,002
General and administrative expense	168,629	1,875	287,493	3,749
Total stock compensation expense	$199,211	$97,540	$323,539	$111,751

At June 30, 2017, there was $1,321,327 of total unrecognized compensation expense related to stock options, which is expected to be recognized over a weighted average period of 3.1 years.

Restricted Stock Awards

The following table summarizes restricted stock award activity for the six months ended June 30, 2017:

	Number of RSAs	Weighted Average Grant Date Fair Value
Restricted Stock Awards:
Outstanding at January 1, 2017	264,286	$20.29
Granted	—	—
Expired or canceled, during the period	—	—
Forfeited, during the period	—	—
Outstanding at June 30, 2017	264,286	$20.29

At June 30, 2017, there was $1,668,365 of total unrecognized compensation expense related to unvested restricted stock awards, which is expected to be recognized over a weighted average period of 2.0 years.

Stock-based compensation expense relating to restricted stock awards for the three and six months ended June 30, 2017 was $185,374 and $370,748, respectively, as compared to $0 for the three and six months ended June 30, 2016.

7.       Net Loss Per Share

Basic net loss per share of common stock is computed based upon the number of weighted average shares of common stock outstanding as defined by ASC Topic 260, Earnings Per Share. Diluted net loss per share of common stock includes the dilutive effects of stock options and stock equivalents. To the extent stock options are antidilutive, they are excluded from the calculation of diluted net loss per share of common stock. For the three and six months ended June 30, 2017, 857,402 shares upon the exercise of outstanding stock options were not included in the computation of diluted net loss per share because their inclusion would be antidilutive. For the three and six months ended June 30, 2016, 71,700 shares upon the exercise of outstanding stock options were not included in the computation of diluted net loss per share because their inclusion would be antidilutive.

SNAP Interactive, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

8.       Commitments

Operating Lease Agreements

As result of the Merger, the Company entered into a lease for office space located at 320 W 37th Street, 13th Floor, New York, NY 10018. The term of the lease originally ran until March 4, 2022. The Company’s monthly office rent payments under the lease were approximately $26,000 per month. On March 3, 2017, the Company entered into an agreement to terminate the lease for this office space. Under the terms of the lease termination agreement, the Company vacated the offices by May 31, 2017 and agreed to forfeit its security deposit of $200,659.

Total rent, utilities, real estate tax expense and commercial rent tax expense relating to operating lease agreements for the three and six months ended June 30, 2017 were $100,009 and $172,085, respectively, as compared to $106,620 and $280,595, respectively, for the three and six months ended June 30, 2016.

Capital Lease Agreements

As result of the Merger, the Company acquired five three-year capital lease agreements with Hewlett Packard Financial Services Company. The Company’s monthly payments under these capital leases are approximately $7,600. The Company recognizes these leases on the condensed consolidated balance sheet under accrued expenses and other current liabilities.

Litigation, Claims and Assessments

The Company may be a party in legal proceedings, claims and assessments arising in the ordinary course of business. The Company evaluates the need for a reserve for specific legal matters based on the probability of an unfavorable outcome and the reasonability of an estimable loss. No reserve was deemed necessary as of June 30, 2017.

9.       Subsequent Events

Management has evaluated subsequent events or transactions occurring through the date the condensed consolidated financial statements were issued and determined that no events or transactions are required to be disclosed herein.

In July 2017, the Company executed a non-binding letter of intent from a third party outlining the terms of a potential merger subject to the Companies reaching a definitive merger agreement. On August 25, 2017, the Company entered into the Agreement and Plan of Merger (as amended, the “Slacker Agreement”), with LiveXLive Media, Inc. (“LXL”), LXL Music Acquisition Corp., and Columbia Capital Equity Partners V (QP), L.P., solely as the stockholders’ agent. Subject to the terms and conditions of the Slacker Agreement, LXL will acquire the Company through a merger of LXL Music Acquisition Corp. with and into the Company, with the Company surviving as LXL’s wholly owned subsidiary. The aggregate purchase price is $50.0 million, consisting of $44.0 million of cash and $6.0 million of LXL’s common stock. The cash portion will be adjusted based on the Company’s net working capital at the effective time of the merger and other purchase price adjustments, including amounts related to convertible notes and accrued interest thereon that were not assumed in the transaction. The number of shares of LXL’s common stock issuable as stock merger consideration will be determined based on the final public offering price of shares offered in this offering (as indicated in LXL’s final prospectus to be filed with the SEC related to this offering). To the extent the Company incurs additional convertible debt from certain of its stockholders from October 1, 2017 through the closing of this offering, such debt will be repaid upon the closing of the Slacker Acquisition through a commensurate increase in the purchase price, and such stockholders will receive a number of our shares of LXL’s common stock based on the aggregate amount of such convertible debt, subject to a cap. LXL agreed to use commercially reasonable efforts to obtain a representations and warranties insurance policy prior to the closing of the transaction with a coverage limit of $5,000,000, the insurance premium and other costs and expenses of which shall be included in the transaction expenses and calculation of net working capital at the closing of the transaction and borne by the Company up to $225,000. The acquisition is subject to certain closing conditions and there can be no assurance that the acquisition will be consummated on the terms described herein or at all.

Report of Independent Registered Public Accounting Firm

To the Audit Committee of the Board of Directors and Stockholders
of Snap Interactive, Inc.

We have audited the accompanying consolidated balance sheets of Snap Interactive, Inc. (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP
Marcum LLP
New York, New York
March 28, 2017

SNAP Interactive, Inc.
Consolidated Balance Sheets

	December 31,
	2016	2015
Current assets:
Cash and cash equivalents	$4,162,596	$6,676,557
Credit card holdback receivable	172,169	150,000
Accounts receivable	958,695	832,621
Prepaid expense and other current assets	1,047,483	1,017,879
Total current assets	6,340,943	8,677,057
Property and equipment, net	793,305	917,720
Goodwill	14,304,667	4,344,650
Intangible assets, net	5,605,193	2,487,698
Deferred tax asset	—	754,535
Other receivables	82,435	—
Long term security deposits	397,608	82,083
Total assets	$27,524,151	$17,263,743
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	1,665,831	667,782
Accrued expenses and other current liabilities	472,406	897,091
Deferred subscription revenue	2,828,827	2,262,818
Total current liabilities	4,967,064	3,827,691
Deferred rent, net of current portion	261,286	—
Deferred tax liability	1,452,339	—
Contingent liability	—	134,000
Total liabilities	6,680,689	3,961,691
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value, 14,285,715 shares authorized, 6,714,915 and 5,228,617 shares issued and outstanding, respectively	6,715	5,229
Additional paid-in capital	15,865,568	6,872,868
Retained earnings	4,971,179	6,423,955
Total stockholders’ equity	20,843,462	13,302,052
Total liabilities and stockholders’ equity	$27,524,151	$17,263,743

The accompanying notes are an integral part of these consolidated financial statements.

SNAP Interactive, Inc.
Consolidated Statements of Operations

	Years Ended December 31,
	2016	2015
Revenues
Subscription revenue	$18,647,855	$17,529,115
Advertising revenue	2,340,574	2,593,028
Total revenue	20,988,429	20,122,143
Costs and expenses
Costs of revenue	5,015,565	5,117,277
Sales and marketing	5,099,956	4,088,113
Product development	8,600,688	8,597,175
General and administrative	4,016,068	2,790,233
Total costs and expenses	22,732,277	20,592,798
Loss from operations	(1,743,848)	(470,655)
Interest expense, net	(60,030)	—
Other income, net	351,102	33,145
Loss before provision for income taxes	(1,452,776)	(437,510)
Income tax benefit (expense)	—	171,584
Net loss	$(1,452,776)	$(265,926)
Loss per share of common stock:
Basic and diluted	$(0.26)	$(0.05)
Weighted average number of common shares outstanding:
Basic and diluted	5,577,856	5,228,617

The accompanying notes are an integral part of these consolidated financial statements.

SNAP Interactive, Inc.
Consolidated Statements of Changes In Stockholders’ Equity

	Common Shares	Stock Amount	Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
Balance on January 1, 2015	5,228,617	$5,229	$6,666,297	$6,689,881	$13,361,407
Stock-based compensation expense for stock options	—	—	206,571	—	206,571
Net loss	—	—	—	(265,926)	(265,926)
Balance on December 31, 2015	5,228,617	$5,229	$6,872,868	$6,423,955	$13,302,052
Issuance of shares and options in connection with the Merger	1,486,298	1,486	8,639,580	—	8,641,066
Stock-based compensation expense	—	—	353,120	—	353,120
Net loss	—	—	—	(1,452,776)	(1, 452,776)
Balance on December 31, 2016	6,714,915	$6,715	$15,865,568	$4,971,179	$20,843,462

The accompanying notes are an integral part of these consolidated financial statements.

SNAP Interactive, Inc.
Consolidated Statements of Cash Flows

	December 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(1,452,776)	$(265,926)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation of property and equipment	568,028	383,167
Amortization of intangible assets	834,505	552,333
Stock-based compensation expense	353,120	206,571
Change in fair value of contingent liability	(134,000)	—
Changes in operating assets and liabilities:
Credit card holdback receivable	138,971	22,809
Accounts receivable	66,433	(268,094)
Security deposits	(36,115)	—
Prepaid expenses and other current assets	221,644	(193,706)
Accounts payable, accrued expenses and other current liabilities	(1,257,735)	111,714
Deferred tax asset	754,535	(171,584)
Deferred rent liability	145,046	—
Deferred tax liability	(128,460)	—
Deferred subscription revenue	(479,847)	(281,322)
Net cash (used in) provided by operating activities	(406,651)	95,962
Cash flows from investing activities:
Property and equipment purchases	(345,070)	(488,154)
Cash acquired the Merger, net of payment of note payable	(1,739,506)	—
Net cash used in investing activities	(2,084,576)	(488,154)
Cash flows from financing activities:
Payments of capital leases	(22,734)	—
Repayment of note payable	—	(490,000)
Net cash used in financing activities	(22,734)	(490,000)
Net decrease in cash and cash equivalents	(2,513,961)	(882,192)
Cash and cash equivalents at beginning of year	6,676,557	7,558,749
Cash and cash equivalents at end of year	$4,162,596	$6,676,557
Supplemental disclosure of cash flow information:
Non-cash investing and financing activities
Cash paid in interest	$—	$293
Cash paid in taxes	$—	$203,988
Cash investing and financing activities
Acquisition:
Cash and cash equivalents	$1,460,494	$—
Term note payable (intercompany)	(200,000)	—
Note payable, net of discount (intercompany)	(3,000,000)	—
Cash acquired in Merger, net of payment of note payable	$(1,739,506)	$—

The accompanying notes are an integral part of these consolidated financial statements.

SNAP Interactive, Inc.
Notes to Consolidated Financial Statements

1.       Organization and Description of Business

On October 7, 2016, Snap Interactive, Inc. and its wholly owned subsidiary, Snap Mobile Limited (collectively, “SNAP”) completed a business combination with privately-held A.V.M. Software, Inc. and its wholly owned subsidiaries, Paltalk Software Inc., Paltalk Holdings, Inc., Tiny Acquisition Inc., Camshare, Inc. and Fire Talk LLC (collectively, “AVM”) in accordance with the terms of an Agreement and Plan of Merger (the “Merger Agreement”), by and among SNAP, SAVM Acquisition Corporation, SNAP’s former wholly owned subsidiary, AVM and Jason Katz, pursuant to which AVM merged with and into SAVM Acquisition Corporation, with AVM surviving as a wholly owned subsidiary of SNAP (the “Merger”).

A.V.M Software, Inc. and Tiny Acquisition Inc. were formed under the laws of the State of New York, and Snap Interactive, Inc. Paltalk Software Inc., Paltalk Holdings, Inc., Camshare, Inc. and Fire Talk LLC were formed under the laws of the State of Delaware. Snap Mobile Limited is a United Kingdom corporation.

Under U.S. generally accepted accounting principles (“GAAP”), the Merger is treated as a “reverse merger” under the acquisition method of accounting. For accounting purposes, AVM is considered to have acquired SNAP. Consequently, the historical financial statements reflect the operations and financial condition of AVM and operating results of SNAP are reported beginning on the closing date of the Merger (collectively, the “Company”).

The Company is an Internet software company. Under its registered trademarks, the Company develops and operates computer software that enables spontaneous global real time audio/video conversation via the internet and operates a portfolio of dating applications.

On January 5, 2017, the Company completed a 1-for-35 reverse stock split. See Note 14 for further details.

2.       Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and were prepared in conformity with GAAP. All intercompany balances and transactions have been eliminated upon consolidation.

Significant Estimates and Assumptions

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates relied upon in preparing these financial statements include the estimates used to determine the fair value of the Company’s common stock up until the time of the Merger, and stock options issued in share based payment arrangements, collectability of the Company’s accounts receivable and the valuation allowance on deferred tax assets. Management evaluates these estimates on an ongoing basis. Changes in estimates are recorded in the period in which they become known. The Company bases estimates on historical experience and various other assumptions that management believes to be reasonable under the circumstances. Actual results may differ from the estimates.

Revenue Recognition

The Company recognizes revenue on arrangements in accordance with Accounting Standards Codification (“ASC”) No. 605, Revenue Recognition. In all cases, revenue is recognized when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability is reasonably assured.

The Company has revenue streams consisting of subscriptions and advertisements. The Company recognizes revenue from monthly premium subscription services beginning in the month in which the subscriptions are originated. Revenues are presented net of refunds, credits, and known and estimated credit card chargebacks. During the years ended December 31, 2016 and 2015, subscriptions were offered in durations of one-, three-, six-, twelve-, and fifteen- month terms. All subscription fees, however, are paid by credit card at the origination of the subscription regardless of the term of the subscription term. Revenues from multi-month subscriptions are recognized on a straight-line basis

SNAP Interactive, Inc.
Notes to Consolidated Financial Statements

2.            Summary of Significant Accounting Policies (cont.)

over the length of the subscription period. The unearned portion of subscription revenue is presented as deferred revenue in the accompanying consolidated balance sheets.

The Company generates advertising revenue from advertising agreements with third parties. Advertising revenue is dependent upon traffic as well as the advertising inventory the Company places on our products. The Company recognizes advertising revenue as earned on a click-through, impression, registration or subscription basis. When a user clicks an advertisement (CPC basis), views an advertisement impression (CPM basis), registers for an external website via an advertisement by clicking on or through our application (CPA basis), or clicks on an offer to subscribe to premium features on the application, the contract amount is recognized as revenue.

In addition, the Company offers virtual gifts and micro-transactions to its users. Users may purchase credits in $5, $10 or $20 increments that can be redeemed for a host of virtual gifts such as a rose, a beer, a car, among other items. These gifts are given among users to enhance communication and are typically redeemed within the month of purchase. Micro-transactions allow users to increase the visibility of their profile and messages by paying for such services. Virtual gift and micro-transaction revenue are recognized at the point of sale and included in subscription revenue in the accompanying consolidated statements of operations.

The Company’s payment processors have established reserve accounts to secure the performance of the Company’s obligations under its service agreements, which is standard practice within the payment processing industry. These reserve accounts withhold a small percentage of the Company’s sales in a segregated account. These funds are classified as credit card holdback receivables and totaled $172,169 and $150,000 as of December 31, 2016 and December 31, 2015, respectively.

Cost of revenue

Cost of revenue consists primarily of compensation (including stock-based compensation) and other employee-related costs of personnel engaged in data center and customer care functions, credit card processing fees, hosting fees, and data center rent and bandwidth costs.

Sales and marketing

Sales and marketing expense is expensed as incurred and consists primarily of advertising expenditures and compensation (including stock-based compensation) and other employee related costs for personnel engaged in sales, and sales support functions. Sales and marketing spend includes search engine marketing and partner-related payments to those who direct traffic to our brands. Total advertising expense for the year ended December 31, 2016 was $4,591,947, and $3,405,192 for the year ended December 31, 2015.

Product development

Product development expense, which relates to the development of technology of our applications, consists primarily of compensation (including stock-based compensation) and other employee-related costs that are not capitalized for personnel engaged in the design, testing and enhancement of service offerings as well as amortization of capitalized website development costs.

General and administrative

General and administrative expense consists primarily of compensation (including stock-based compensation) and other employee-related costs for personnel engaged in executive management, finance, legal, tax, human resources, and fees for professional services. General and administrative also includes depreciation of fixed assets and amortization of intangible assets.

SNAP Interactive, Inc.
Notes to Consolidated Financial Statements

2.       Summary of Significant Accounting Policies (cont.)

Reportable Segment

The Company operates in one reportable segment, and management assesses the Company’s financial performance and makes operating decisions based on a single operating segment.

Income Taxes

The Company accounts for income taxes using the asset and liability method prescribed by ASC No. 740, Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating loss and tax credit carry forwards. Deferred taxes are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in results of operations in the period that includes the enactment date.

Each reporting period, the Company assesses whether its deferred tax assets are more-likely-than-not realizable in determining whether it is necessary to record a valuation allowance. This includes evaluating both positive (e.g., sources of taxable income) and negative (e.g., recent historical losses) evidence that could impact the realizability of the Company’s deferred tax assets.

The Company recognizes the impact of an uncertain tax position in its financial statements if, in management’s judgment, the position is more-likely-than-not sustainable upon audit based on the position’s technical merits. This involves the identification of potential uncertain tax positions, the evaluation of applicable tax laws and an assessment of whether a liability for uncertain tax positions is necessary. Different conclusions reached in this assessment can have a material impact on the consolidated financial statements. Currently, the Company has no uncertain tax positions. The Company records interest and penalties as a component of income tax in the consolidated statements of operations. The Company incurred no interest or penalties for 2016 or 2015.

Stock-Based Compensation

In accordance with ASC No. 718, Compensation – Stock Compensation (“ASC 718”), the Company measures the compensation costs of stock-based compensation arrangements based on the grant date fair value of granted instruments and recognizes the costs in the financial statements over the period during which employees are required to provide services. Stock-based compensation arrangements include stock options and restricted stock awards.

Equity instruments (“instruments”) issued to non-employees are recorded on the basis of the fair value of the instruments, as required by ASC 718. ASC No. 505, Equity Based Payments to Non-Employees (“ASC 505”), defines the measurement date and recognition period for such instruments. In general, the measurement date is (a) when a performance commitment, as defined, is reached or (b) when the earlier of (i) the non-employee performance is complete and (ii) the instruments are vested. The measured fair value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in ASC 505.

The fair value of each option granted under the Company’s 2016 Long-Term Incentive Plan (the “Plan”) was estimated using the Black-Scholes option-pricing model (see Note 10 for further details). Using this model, fair value is calculated based on assumptions with respect to the (i) expected volatility of the Company’s common stock price, (ii) expected life of the award, which for options is the period of time over which employees and non- employees are expected to hold their options prior to exercise, (iii) expected dividend yield on the Company’s common stock, and (iv) a risk-free interest rate, which is based on quoted U.S. Treasury rates for securities with maturities approximating the expected term. Expected volatility is estimated based on the Company’s historical volatilities. The expected life of options has been determined using the “simplified” method as prescribed by Staff Accounting Bulletin (“SAB”) No. 110, an amendment to SAB No. 107, which uses the midpoint between the vesting date and the end of the contractual term. The expected dividend yield is zero as the Company has never paid dividends and does not currently anticipate paying dividends in the foreseeable future.

SNAP Interactive, Inc.
Notes to Consolidated Financial Statements

2.       Summary of Significant Accounting Policies (cont.)

Net Income (Loss) Per Share

Basic net income (loss) per common share is determined using the two-class method and is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period as defined by ASC No. 260, Earnings Per Share. The two-class method is an earnings allocation formula that determines income (loss) per share for each class of common stock and participating security according to dividends declared and participation rights in undistributed earnings. The two-class method treats a participating security as having rights to earnings that otherwise would have been available to common shareholders. According to the contractual terms of participating securities, such securities do not participate in losses.

Diluted net income (loss) per common share reflects the more dilutive earnings per share amount calculated using the treasury stock method or the two-class method, taking into account any potentially dilutive shares outstanding during the period. Potentially dilutive shares consist of shares issuable upon the exercise of stock options and unvested shares of restricted common stock (using the treasury stock method). To the extent stock options, stock equivalents and warrants are antidilutive, they are excluded from the calculation of diluted income per share.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks and money market funds. The Company maintains cash in bank accounts which, at times, may exceed federally insured limits. As part of its cash management process, the Company periodically reviews the relative credit standing of these banks. The Company has not experienced any losses in such accounts and periodically evaluates the credit worthiness of the financial institutions and has determined the credit exposure to be negligible.

Receivables

Accounts receivables are composed of amounts due from our advertising partners and from credit card processing companies following the initiation of subscription arrangements originated by our subscribers, which subscribers pay by credit cards. These receivables are unsecured and are typically settled by the payment processing company within several days of transaction processing accordingly, no allowance for doubtful accounts is considered. On December 31, 2016, the Company had accounts receivable from advertising partners and payment processing companies in the amount of $958,695, as compared to $832,621 on December 31, 2015.

As of December 31, 2016, three advertising partners accounted for 37% of accounts receivable. As of December 31, 2015, three advertising partners and one payment processing company accounted for 56% of accounts receivable.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of those assets, as follows:

Computers and equipment	5 years
Website development	3 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of estimated useful life or remaining lease term

Repairs and maintenance costs are expensed as incurred.

The Company’s property and equipment assets include computers and office equipment, furniture and fixtures and leasehold improvements, which are subject to depreciation or amortization over the useful life of the asset. Property and equipment also includes website development cost which is incurred during the development stage. See website development costs policy details.

SNAP Interactive, Inc.
Notes to Consolidated Financial Statements

2.       Summary of Significant Accounting Policies (cont.)

Property and equipment is evaluated for recoverability whenever events or changes in circumstances indicate that the carrying amounts of the assets might not be recoverable. In evaluating an asset for recoverability, the Company estimates the future cash flow expected to result from the use and eventual disposition of the asset. If the expected future undiscounted cash flow is less than the carrying amount of the asset, an impairment loss, equal to the excess of the carrying amount over the fair value of the asset, is recognized. No impairment losses were recorded on property and equipment for the periods presented in these consolidated financial statements.

Website Development Costs

In accordance with ASC 350-50, Website Development Costs, the Company accounts for website development costs by capitalizing qualifying costs which are incurred during the development and infrastructure stage. Expenses incurred in the planning stage are expensed as incurred. Capitalized website development cost is included in property and equipment and are amortized straight-line over the expected period of benefit, which is three years, when the software is ready for its intended use. Amortization expense related to capitalize website development costs is included in product development expense.

Goodwill

The Company evaluates its goodwill for impairment in accordance with ASC 350, Intangibles — Goodwill and Other. Goodwill is recorded when the purchase price paid for an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired.

The Company tests the recorded amount of goodwill for impairment on an annual basis on December 31 of each fiscal year or more frequently if there are indicators that the carrying amount of the goodwill exceeds its carried value. The Company has one reporting unit. The Company performed a qualitative assessment and concluded that no impairment existed as of December 31, 2016 and 2015.

The following table summarizes the Company’s goodwill for the period indicated resulting from the Merger:

Goodwill
Balance at December 31, 2015	$4,344,650
Goodwill from the Merger	9,960,017
Balance at December 31, 2016	$14,304,667

Intangible Assets

The Company acquired amortizable intangibles assets as part of two asset purchase agreements consisting of trademarks and non-compete agreements. The Company also holds patents. The Company’s intangible assets, net represents definite lived intangible assets, which are being amortized on a straight-line basis over their estimated useful lives as follows:

Patents	20 years
Trade names, trademarks, product names, URLs	5-10 years
Internally developed software	5-6 years
Non-compete agreements	3 years
Subscriber/customer relationships	3-12 years
Lead pool	2 years

The Company reviews intangible assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets might not be recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset for recoverability, the Company

SNAP Interactive, Inc.
Notes to Consolidated Financial Statements

2.       Summary of Significant Accounting Policies (cont.)

compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset to its carrying value. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset over its fair value, determined based on discounted cash flows. No impairments were recorded on intangible assets as no impairment indicators were noted for the periods presented in these consolidated financial statements.

Business Combinations

The Merger was made at a price above the fair value of the assets acquired and liabilities assumed including deferred tax liability, resulting in goodwill, based on the Company’s expectations of synergies and other benefits of combining the acquired business.

Significant judgment is required in estimating the fair value of intangible assets and in assigning their respective useful lives. The Company is responsible for determining the fair values of the assets acquired and liabilities assumed in connection with the Merger. These fair values were based on estimates as of October 7, 2016, the closing date of the acquisition, and were based on a number of factors, including a valuation from an independent third party.

Net assets acquired are recorded at their fair values on the date of acquisition.

Fair Value of Financial Instruments

The carrying amounts of the Company’s cash and cash equivalents, accounts receivable, credit card holdback receivable, accounts payable, approximate fair value due to the short-term nature of these instruments.

Adoption of Recent Accounting Pronouncements

In August 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern , that requires management to evaluate whether there are conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the financial statements are issued or available to be issued on both an interim and annual basis. Management is required to provide certain footnote disclosures if it concludes that substantial doubt exists or when its plans alleviate substantial doubt about the Company’s ability to continue as a going concern. The Company adopted ASU 2014-15 in the fourth quarter of 2016, and its adoption did not have any significant impact on the Company’s financial statements.

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes . ASU 2015-17 requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. ASU 2015-17 is effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted. The Company adopted this guidance in the fourth quarter of 2016 on a prospective basis, and its adoption did not have any significant impact on the Company’s consolidated financial statements.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The new guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. In March 2016, the FASB issued ASU 2016-08, Revenue Recognition — Principal versus Agent (reporting revenue gross versus net). Also, in April 2016, the FASB issued ASU 2016-10 Revenue from Contracts with Customers Identifying Performance Obligations and Licensing, and in May 2016 the FASB issued ASU 2016-12 Revenue Recognition — New Scope Improvements and Practical Expedients. This standard is effective for interim and annual periods beginning January 1, 2018, and may be adopted earlier, but

SNAP Interactive, Inc.
Notes to Consolidated Financial Statements

2.       Summary of Significant Accounting Policies (cont.)

not before January 1, 2017. The revenue standards are required to be adopted by taking either a full retrospective or a modified retrospective approach. The Company is currently evaluating the impact the standards will have on the Company’s financial statements and determining the transition method, including the period of adoption, that it will apply.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”), which amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. ASU 2016-02 will be effective beginning in the first quarter of 2019. Early adoption of ASU 2016-02 is permitted. The new standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company is currently evaluating the impact of adopting ASU 2016-02 on our consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, which revises the guidance in ASC 718, Compensation — Stock Compensation, and will change how companies account for certain aspects of share-based payments to employees, including the income tax impact, classification on the statement of cash flows and forfeitures. The guidance is effective for reporting periods (interim and annual) beginning after December 15, 2017, for public companies. The Company will adopt this guidance as of and for the three months ended March 31, 2017. The Company does not expect the adoption of ASU 2016-09 to have a material impact on its consolidated financial statements and related disclosures.

The FASB has issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which changes how deferred taxes are classified on organizations’ balance sheets. The ASU eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet. Instead, organizations will be required to classify all deferred tax assets and liabilities as noncurrent. The amendments apply to all organizations that present a classified balance sheet. For public companies, the amendments are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

In December 2016, the FASB issued ASU 2016-19, Technical Corrections and Improvements, which includes numerous technical corrections and clarifications to GAAP that are designed to remove inconsistencies in the board’s accounting guidance. Several provisions in this accounting guidance are effective immediately which did not have an impact on the Company’s consolidated financial statements. Additional provisions in this accounting guidance are effective for the Company in annual financial reporting periods beginning after December 15, 2016. The Company is currently evaluating the impact that the adoption of the additional provisions in this accounting guidance may have on its consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, which revises the guidance in ASC 230, Statement of Cash Flows. The new guidance is intended to reduce the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows, and is effective for reporting periods (interim and annual) beginning after December 15, 2017, for public companies. We are currently assessing the potential impact of this ASU on our consolidated financial position and results of operations.

In January 2017, the FASB issued an ASU 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. The amendments in this Update is to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for annual periods beginning after December 15, 2017, including interim periods within those periods. The Company is currently evaluating the impact of adopting this guidance.

In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment. ASU 2017-04 removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. This standard, which will

SNAP Interactive, Inc.
Notes to Consolidated Financial Statements

2.       Summary of Significant Accounting Policies (cont.)

be effective for the Company beginning in the first quarter of fiscal year 2021, is required to be applied prospectively. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact this standard will have on its financial statements.

3.       Security Deposits

On November 23, 2009, the Company entered into a lease agreement for office space at One Penn Plaza in New York City which commenced on February 1, 2010 and was extended to December 31, 2016. The Company recorded $65,936 under long-term security deposits on its Consolidated Balance Sheets as of December 31, 2016 and December 31, 2015.

On June 7, 2016, the Company entered into a lease agreement with Jericho Executive Center LLC for office space at 30 Jericho Plaza in Jericho, New York which commenced on September 1, 2016 and expires on November 30, 2021. The Company recorded $13,518 under long-term security deposits in the accompanying Consolidated Balance Sheets as of December 31, 2016.

On October 18, 2010, the Company entered into a lease agreement for office space at 101 West 6th Street in Austin, Texas which commenced on October 22, 2010 and has been extended to October 31, 2017. The Company recorded $1,743 under long-term security deposits in the accompanying Consolidated Balance Sheets as of December 31, 2016 and December 31, 2015.

In November 2015, the Company issued $3,752 as a security deposit as part of the Company’s new data center. The Company recorded the $3,752 under long-term security deposits on its Consolidated Balance Sheet as of December 31, 2016 and December 31, 2015.

In November 2015, the Company issued a $75,000 security deposit which replaced the previous letter of credit as part of the new capital lease obligations for equipment with Hewlett Packard Financial Services Company (“HP”). The Company recorded $75,000 under long-term security deposits on its Consolidated Balance Sheets as of December 31, 2016 and December 31, 2015.

On January 18, 2016, the Company entered into a lease agreement for office space located at 122 East 42nd Street in New York, NY and expires in May 30, 2019. The Company recorded the $37,000 under long-term security deposits on its Consolidated Balance Sheets as of December 31, 2016 and December 31, 2015.

As result of the Merger, the Company acquired a $200,659 as a security deposit that was issued in connection to the lease for office space located at 320 West 37th Street, 13th Floor, New York, NY 10018. The Company recorded the $200,659 under long-term security deposits on its Consolidated Balance Sheets as of December 31, 2016. On March 3, 2017, the Company entered into an agreement to terminate the lease for this office space. Under the terms of the agreement, the Company must vacate the offices by May 31, 2017 and we agreed to forfeit our security deposit of $200,659.

4.       Business Combination

A.V.M. Software, Inc.

On October 7, 2016, the Company completed the Merger with Snap Interactive, Inc., pursuant to which SAVM Acquisition Corporation, Snap Interactive, Inc.’s former wholly owned subsidiary, merged with and into A.V.M. Software, Inc., with A.V.M. Software, Inc. surviving as a wholly owned subsidiary of Snap Interactive, Inc. in order to become a leading platform in connecting a global audience of users around interest categories and dating by leveraging live video and chat as the core method of communication.

As a result of the Merger, the former shareholders of A.V.M. Software, Inc. received shares of Snap Interactive, Inc.’s common stock representing approximately 77.9% of the outstanding shares of common stock of the post-Merger combined company, and Snap Interactive, Inc.’s former shareholders retained approximately 22.1% of the outstanding

SNAP Interactive, Inc.
Notes to Consolidated Financial Statements

4.       Business Combination (cont.)

shares of common stock of the post-Merger combined company, in each case including shares of unvested restricted stock in the total number of shares of Snap Interactive, Inc. common stock outstanding.

Consideration in this transaction consisted of the issuance of 1,486,298 shares of Snap Interactive, Inc. to the former shareholders of A.V.M. Software, Inc., which was based on the Exchange Ratio (as defined in the Merger Agreement). The shares were valued at the market price per share of common stock as of the closing date, which was $5.60. The fair value of the vested SNAP options at the time of Merger was estimated using the Black-Sholes pricing model.

Consideration	Shares	Value
SNAP shares	1,486,298	$8,322,852
SNAP options	130,965	$318,214
		$8,641,066

The estimated fair value of the assets acquired and liabilities assumed is as follows:

Accounts	Amount
Cash and cash equivalents	$1,460,494
Credit card holdback receivable	161,140
Accounts receivable	192,490
Other receivable	190,000
Prepaid expense and other current assets	61,248
Fixed assets, net	98,552
Notes receivable	82,452
Long term security deposits	279,410
Intangibles assets, net	3,952,000
Goodwill	9,960,017
Accounts payable	(1,380,336)
Accrued expenses and other current liabilities	(460,719)
Deferred subscription revenue	(1,045,856)
Term note payable	(200,000)
Note payable, net of discount	(3,000,000)
Deferred rent, net of current portion	(116,240)
Capital lease obligations, net of current portion	(12,786)
Deferred tax liability	(1,580,800)
Total consideration	$8,641,066

As part of the valuation analysis, the Company identified intangible assets, including subscriber relationships, trade names, trademarks, product names, URLs, internally developed software and lead pool. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows. Final allocation was determined by a third party valuation specialist hired by management. The following table summarizes the fair value of the identifiable intangible assets and their respective useful lives:

	Estimated Fair Value	Estimated Useful Life in Years
Subscriber relationships	$1,940,000	3
Trade names, trademarks, product names, URLs	1,000,000	5
Internally developed software	730,000	5
Lead pool	282,000	2
Total acquired assets	$3,952,000

SNAP Interactive, Inc.
Notes to Consolidated Financial Statements

4.       Business Combination (cont.)

The estimated aggregate amortization expense for each of the next five years and thereafter will approximate $1,133,667 in 2017, $1,098,417 in 2018, $831,000 in 2019, $346,000 in 2020 and $259,500 in 2021.

Accounts receivable and other receivables were deemed to be fully collectible as of the date of the Merger and no allowances were deemed necessary.

The excess of purchases price over the fair value amounts assigned to the identifiable assets acquired and liabilities assumed represents goodwill. The Company believes the factors that contributed to goodwill included expected synergies and other benefits of combining the acquired business. The company does not expect any portion of this goodwill to be deductible for tax purposes.

The following unaudited pro forma summary presents consolidated information as if the business combination had occurred on January 1, 2015:

	Year Ended December 31, 2016 (unaudited)	Year Ended December 31, 2015 (unaudited)
Revenue	$28,795,198	$32,143,173
Net loss	$(1,373,896)	$(2,837,335)

The Company did not have any material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings.

These pro forma amounts have been calculated after applying the Company’s accounting policies and adjusting the results of the business combination assets to reflect the additional depreciation and amortization that would have been charged assuming the fair value adjustments to property, plant, and equipment, and intangible assets had been applied from January 1, 2015, with the consequential tax effects.

5.       Property and Equipment, Net

Property and equipment, net consists of the following:

	December 31,
	2016	2015
Computer equipment	$3,720,985	$3,618,483
Website development	2,050,980	1,856,572
Furniture and fixtures	89,027	83,927
Leasehold improvements	32,726	60,914
Total property and equipment	5,893,718	5,619,896
Less: Accumulated depreciation	(5,100,413)	(4,702,176)
Total property and equipment, net	$793,305	$917,720

Depreciation expense, which includes amortization of website development costs, for the years ended December 31, 2016 and 2015 was $568,028 and $383,167, respectively.

The Company only holds property and equipment in the United States.

SNAP Interactive, Inc.
Notes to Consolidated Financial Statements

6.       Intangible Assets, Net

Intangible assets, net consist of the following:

	December 31,
	2016			2015
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents	$50,000	$(18,750)	$31,250	$50,000	$(16,250)	$33,750
Trade names, trademarks, product names, URLs	1,555,000	(329,979)	1,225,021	555,000	(224,479)	330,521
Internally developed software	2,720,000	(1,498,029)	1,221,971	1,990,000	(1,204,861)	785,139
Subscriber/customer relationships	4,219,000	(1,338,799)	2,880,201	2,279,000	(940,712)	1,338,288
Lead pool	282,000	(35,250)	246,750	—	—	—
Total intangible assets	$8,826,000	$(3,220,807)	$5,605,193	$4,874,000	$(2,386,302)	$2,487,698

Subscriber/customer relationships, trade names, trademarks, product names, URLs, Internally developed software and lead pool included an aggregate of $3,952,000 of intangible assets acquired as part of the business combination completed on October 7, 2016 as described in Note 4.

Amortization expense for the years ended December 31, 2016 and 2015 was $834,505 and $552,333, respectively. The estimated aggregate amortization expense for each of the next five years and thereafter will approximate $1,683,497 in 2017, $1,599,719 in 2018, $1,087,333 in 2019, $592,681 in 2020, $444,167 in 2021 and $197,796 thereafter.

7.       Income Taxes

Deferred tax assets and liabilities result from temporary differences in the recognition of income and expense for tax and financial reporting purposes.

Deferred income tax was provided on temporary differences at a 45.3% statutory tax rate. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	For the years ended, December 31,
	2016	2015
Deferred tax assets:
Net operating loss	$1,847,247	$77,954
Stock based compensation	2,521,303	676,581
Gross deferred tax assets	4,368,550	754,535
Deferred tax liabilities
Change in fair value of derivative liabilities	60,736	—
Intangible assets	1,452,340	—
Total deferred tax liability	1,513,076	—
Less: valuation allowance	(4,307,813)	—
Net deferred tax liabilities	$1,452,339	$—

SNAP Interactive, Inc.
Notes to Consolidated Financial Statements

7.       Income Taxes (cont.)

	As of December 31,
	2016	2015
Federal
Current	$—	$—
Deferred	2,941,245	(128,710)
State
Current	—	—
Deferred	(243,138)	(42,874)
Change in valuation allowance	(2,698,107)	—
Income tax provision (benefit)	$—	$(171,584)

For the years ended December 31, 2016 and 2015, a reconciliation of the statutory rate and effective rate for the provisions for income taxes consists of the following:

	2016	2015
Statutory Federal Income Tax Rate	34.0%	34.0%
State Taxes, Net of Federal Tax Benefit	11.0%	11.3%
NOL Adjustment	(229.9)%	(0.0)%
Other	(0.8)%	(6.1)%
Less: Valuation allowance	185.7%	0.0%
Income Taxes Provision (Benefit)	0.0%	(39.2)%

At December 31, 2016, the Company had net operating loss carry forwards (“NOL”) for income tax purposes of approximately $4.0 million, expiring through 2036. The Company has not performed a detailed analysis to determine whether an ownership change under Section 382 of the IRC has occurred. The effect of an ownership change would be the imposition of an annual limitation on the use of NOLs attributable to periods before the change. The Merger resulted in an ownership change limiting the acquired NOL’s.

The Company files U.S. federal income tax returns as well as income tax returns for Texas state, New York state and New York City. The following years remain open for possible examination: 2014, 2015 and 2016.

Due to uncertainties regarding benefits and utilization of the total deferred tax assets, a valuation allowance of $4,307,813 has been recorded as of December 31, 2016. The valuation allowance was established to reduce the deferred tax asset to the amount that will more likely than not be realized. The valuation allowance on our total deferred asset increased by $4,307,813 from 2015 to 2016. The increase in the valuation allowance is primarily attributed to current NOL’s and a valuation allowance for the Merger’s acquired NOL’s. A valuation allowance was not considered necessary at December 31, 2015.

Management has performed its evaluation of all other income tax positions taken on all open income tax returns and has determined that there were no positions taken that do not meet the more-likely-than-not standard for determining whether it is necessary to record a reserve. Accordingly, there are no penalties or interest receivable or payable relating to uncertain income tax provisions in the accompanying financial statements. The Company’s tax filings are subject to the U.S. (Federal, New York State, New York City and Texas State) tax authorities’ examination. The Company is not currently under examination by any tax authorities of each jurisdiction.

SNAP Interactive, Inc.
Notes to Consolidated Financial Statements

8.       Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	December 31,
	2016	2015
Compensation, benefits and payroll taxes	$311,845	$159,158
Income tax payable	—	701,371
Other accrued expenses	160,561	36,562
Total accrued expenses and other current liabilities	$472,406	$897,091

9.       Revolving line of credit

UBS Bank USA

The Company has a revolving line of credit with UBS Bank USA, with no expiration, which is limited to the balance held in the Company’s UBS Financial Services, Inc. account in the amount of $900,000 at December 31, 2016. The line of credit bears interest at the thirty-day LIBOR rate. There was no withdrawal or repayment activity for the year ended December 31, 2016.

10.     Stock-Based Compensation

The Snap Interactive, Inc. Amended and Restated 2011 Long-Term Incentive Plan (the “2011 Plan”) was terminated as to future awards on May 16, 2016. A total of 181,604 shares of the Company’s common stock may be delivered pursuant to outstanding options awarded under the 2011 Plan, however no additional awards may be granted under such plan. The Snap Interactive, Inc. 2016 Long-Term Incentive Plan (the “2016 Plan”) was adopted by the Company’s stockholders on May 16, 2016 and permits the Company to award stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other stock-based awards and cash-based incentive awards to its employees (including an employee who is also a director or officer under certain circumstances), non-employee directors and consultants. The maximum number of shares of common stock that may be issued pursuant to awards under the 2016 Plan is 428,572 shares, 100% of which may be issued pursuant to incentive stock options. In addition, the maximum number of shares of common stock that may be issued under the 2016 Plan may be increased by an indeterminate number of shares of common stock underlying outstanding awards issued under the 2011 Plan that are forfeited, expired, cancelled or settled in cash. As of December 31, 2016, there were 37,860 shares available for future issuance under the 2016 Plan.

On October 7, 2016, as a result of the Merger, each outstanding AVM stock option was assumed by SNAP and converted into a stock option representing the right to purchase shares of SNAP’s common stock, with the number of shares underlying such stock option and the exercise price thereof being adjusted by the exchange ratio in the Merger, with any fractional shares rounded down to the next lowest number of whole shares. The resulting number of options assumed was 252,966 at the time of the Merger.

Stock Options

The following table summarizes the assumptions used in the Black-Scholes pricing model to estimate the fair value of the options granted during the years ended:

	December 31,
	2016	2015
Expected volatility	76.6-139.2%	77.0%-86.6%
Expected life of option	5.5	6.0
Risk free interest rate	1.1%-1.8%	1.7%-2.1%
Expected dividend yield	0.0%	0.0%

SNAP Interactive, Inc.
Notes to Consolidated Financial Statements

10.     Stock-Based Compensation (cont.)

The expected life of the options is the period of time over which employees and non-employees are expected to hold their options prior to exercise. The expected life of options has been determined using the “simplified” method as prescribed by Staff Accounting Bulletin 110, which uses the midpoint between the vesting date and the end of the contractual term. The volatility of the Company’s common stock is calculated using the Company’s historical volatilities beginning at the grant date and going back for a period of time equal to the expected life of the award. The Company estimates potential forfeitures of stock awards and adjusts recorded stock-based compensation expense accordingly. The Company estimates pre-vesting forfeitures primarily based on the Company’s historical experience and is adjusted to reflect actual forfeitures as the stock based awards vest.

The following tables summarize stock option activity during the year ended December 31, 2016:

	Number of Options	Weighted Average Exercise Price
Outstanding at January 1, 2016	278,380	$4.89
Granted	168,360	4.65
Exchanged as part of the Merger	177,219	11.43
Expired or canceled, during the period	—	—
Forfeited, during the period	(50,849)	—
Outstanding at December 31, 2016	573,110	$6.94
Exercisable at December 31, 2016	355,351	$8.46

On December 31, 2016, the aggregate intrinsic value of stock options that were outstanding and exercisable was $280,170 and $148,251, respectively. On December 31, 2015, the aggregate intrinsic value of stock options that were outstanding and exercisable was $126,918. The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the fair value of such awards as of the period-end date.

The aggregate fair value for the options granted during the years ended December 31, 2016 and 2015 was $682,740 and $263,359, respectively.

At December 31, 2016, there was $748,701 of total unrecognized compensation expense related to stock options, which is expected to be recognized over a weighted average period of 2.72 years.

Restricted Stock Awards

The following table summarizes restricted stock award activity for the year ended December 31, 2016:

	Number of Restricted Stock Awards	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2016	211,857	$3.06
Granted	—	—
Exchanged as part of the Merger	264,286	20.29
Forfeited or canceled, during the period	—	—
Vested	(211,857)	3.06
Outstanding at December 31, 2016	264,286	$20.29

At December 31, 2016, there was $2,039,113 of total unrecognized compensation expense related to restricted stock, which is expected to be recognized over a weighted average period of 2.75 years.

On October 7, 2016, the Company entered into amendments to (i) a restricted stock award agreement, by and between the Company and Clifford Lerner, dated March 3, 2016, related to the award of 142,858 shares of restricted common stock of the Company to Mr. Lerner and (ii) a restricted stock award agreement, by and between the Company

SNAP Interactive, Inc.
Notes to Consolidated Financial Statements

10.     Stock-Based Compensation (cont.)

and Mr. Lerner, dated December 14, 2011, related to the award of 121,429 shares of restricted common stock of the Company to Mr. Lerner (together, the “Restricted Stock Award Amendments”). The Restricted Stock Award Amendments amended the vesting schedule of Mr. Lerner’s restricted stock awards to provide that (x) Mr. Lerner’s restricted stock shall vest 40% upon the first anniversary of the closing of the Merger and 30% on each of the second and third anniversaries of the closing of the Merger, provided, in each case, that Mr. Lerner is employed by the Company on such dates, and (y) the consummation of the Merger shall not cause the vesting of such restricted stock to accelerate.The Company accounted for this amendment in accordance with modification accounting. The Company recognized $185,374 of stock compensation expense for these share during the year ended December 31, 2016.

Stock-based compensation expense for the Company’s stock options and restricted stock included in the consolidated statements of operations is as follows:

	December 31,
	2016	2015
Product development expense	$117,147	$192,800
General and administrative expense	235,973	13,771
Total stock-based compensation expense	$353,120	$206,571

11.     Net (Loss) Income Per Share

Basic and diluted net (loss) income per common share are computed by dividing net (loss) income by the weighted average number of common shares outstanding during the period. Diluted net (loss) income per share includes the determinants of basic net (loss) income per share and, in addition, gives effect to the common stock potentially issuable under vested and unvested stock options, except where the effect of including them is anti-dilutive.

The following table summarizes the net (loss) income per share calculation:

	December 31,
	2016	2015
Net (loss) income – basic and diluted	$(1,452,776)	$(265,926)
Weighted average shares outstanding – basic and diluted	5,577,856	5,228,617
Per share data:
Basic and diluted	$(0.26)	$(0.05)

For the periods where the Company reported losses, all common stock equivalents are excluded from the computation of diluted loss per share, since the result would be anti-dilutive. Common stock equivalents not included in the calculations of diluted loss per share because to do so would have been anti-dilutive, include stock options of 573,110 and 278,380 for the years ended December 31, 2016 and 2015, respectively.

12.     Commitments and contingencies

Operating Lease Agreements

On November 23, 2009, the Company entered into a lease agreement for office space at One Penn Plaza in New York City which commenced on February 1, 2010 and has been extended to December 31, 2016. The monthly rent payment for this lease is approximately $20,000. The Company subleased this office space on November 20, 2015 until December 31, 2016 and was not subsequently renewed. The rental income for the sublease is approximately $22,500 per month.

On October 18, 2010, the Company entered into a lease agreement for office space at 101 West 6th Street in Austin, Texas which commenced on October 22, 2010 and has been extended to October 31, 2017. The monthly expense under this lease is approximately $3,000.

SNAP Interactive, Inc.
Notes to Consolidated Financial Statements

12.     Commitments and contingencies (cont.)

On January 18, 2016, the Company entered into a lease agreement for office space located at 122 East 42nd Street in New York, NY and paid a security deposit in the amount of $37,000. The term of the lease runs until May 30, 2019. The Company’s monthly office rent payments under the lease are currently approximately $12,300 per month and escalate on an annual basis for each year of the term of the lease thereafter.

On June 7, 2016, the Company entered into a lease agreement with Jericho Executive Center LLC for office space at 30 Jericho Executive Plaza in Jericho, New York which commenced on September 1, 2016 and runs through November 30, 2021. The Company’s monthly office rent payments under the lease are currently approximately $5,900 per month.

As result of the Merger, the Company entered into a lease for office space located at 320 W 37th Street, 13th Floor, New York, NY 10018. The term of the lease runs until March 4, 2022. The Company’s monthly office rent payments under the lease are currently approximately $26,000 per month. On March 3, 2017, the Company entered into an agreement to terminate the lease for this office space. Under the terms of the agreement, the Company must vacate the offices by May 31, 2017 and the Company agreed to forfeit our security deposit of $200,659.

Total rent, utilities, real estate tax expense and commercial rent tax expense relating to operating lease agreements for the years ended December 31, 2016 and 2015 were $782,828 and $547,036, respectively.

The Company accounts for rent expense using the straight line method of accounting, deferring the difference between actual rent due and the straight line amount.

On December 31, 2016, future minimum payments under non-cancelable operating leases were as follows:

For the year ending December 31,	Amount
2017	$253,796
2018	225,407
2019	228,493
2020	71,070
2021 and thereafter	65,148
Total	$843,913

Capital Lease Agreements

As result of the Merger, the Company acquired five three-year capital lease agreements with HP. The Company monthly payments under these capital leases are approximately $7,600. We recognize these leases on our Consolidated Balance Sheet under accrued expenses and other current liabilities. The future minimum payment for this lease in 2017 is $81,228.

Litigation, Claims and Assessments

The Company may be included in legal proceedings, claims and assessments arising in the ordinary course of business. The Company evaluates the need for a reserve for specific legal matters based on the probability of an unfavorable outcome and the reasonability of an estimable loss. No reserve was deemed necessary as of December 31, 2016.

Change in Control and Severance Agreements

Certain employees have agreements which provide for payouts in the event that they are terminated or voluntarily leave the Company upon a change in control. At December 31, 2016, the amount of compensation due as a result of this event is approximately $450,000, as set forth in the agreements. These agreements also provide for routine severance compensation. As of December 31, 2016, no amounts have been accrued.

SNAP Interactive, Inc.
Notes to Consolidated Financial Statements

13.     Related Party Transactions

None.

14.     Subsequent Events

Reverse Stock Split

The Company completed a 1-for-35 reverse stock split which became effective at the close of regular trading hours on January 5, 2017 and the Company’s common stock began trading on a post-reverse stock split basis at the opening of regular trading hours on January 6, 2017. Except as otherwise provided herein, all share and per-share amounts of the Company’s common stock and stock options have been adjusted to give effect to the reverse stock split for all periods presented.

Cancelation of Office Lease

On March 3, 2017, the Company entered into an agreement to terminate the lease for the office space located at 320 W 37th Street, 13th Floor, New York, NY 10018. Under the terms of the agreement, the Company must vacate the offices by May 31, 2017 and the Company agreed to forfeit our security deposit of $200,659.

Audit Committee

On February 2, 2017, the Company formed an audit committee consisting of three independent members of our Board of Directors, as independence is defined by the rules of NASDAQ.

Compensation Committee

On February 2, 2017, the Company formed a compensation committee consisting of two independent members of our Board of Directors, as independence is defined by the rules of NASDAQ.

SNAP Interactive, Inc.
Consolidated Balance Sheets

	September 30, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,460,494	$2,131,262
Credit card holdback receivable	161,140	165,853
Accounts receivable, net of allowances and reserves of $62,793 and $55,468, respectively	192,490	206,547
Other receivable	190,000	—
Prepaid expense and other current assets	61,248	108,871
Total current assets	2,065,372	2,612,533
Fixed assets and intangible assets, net	293,175	387,617
Notes receivable	82,452	81,123
Security deposits	279,410	279,410
Investments	—	200,000
Total assets	$2,720,409	$3,560,683

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$1,380,328	$1,065,662
Accrued expenses and other current liabilities	320,719	367,018
Deferred subscription revenue	1,345,856	1,505,862
Term Note payable	200,000	—
Senior Note payable, net of discount	2,546,926	—
Total current liabilities	5,793,829	2,938,542
Deferred rent, net of current portion	116,240	99,595
Senior Note payable, net of discount	—	1,636,585
Derivative liabilities	20,000	473,425
Capital lease obligations, net of current portion	12,786	75,560
Total liabilities	5,942,855	5,223,707
Commitments and Contingencies
Stockholders’ deficit:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value, 500,000,000 shares authorized, 52,017,826 and 50,017,826 shares issued, respectively, and 41,692,826 and 39,692,826 shares outstanding, respectively	41,693	39,693
Additional paid-in capital	13,706,358	12,974,409
Accumulated deficit	(16,970,497)	(14,677,126)
Total stockholders’ deficit	(3,222,446)	(1,663,024)
Total liabilities and stockholders’ deficit	$2,720,409	$3,560,683

The accompanying notes are an integral part of these condensed consolidated financial statements.

SNAP Interactive, Inc.
Condensed Consolidated Statements Of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Subscription revenue	$2,373,273	$2,791,722	$7,340,054	$8,996,899
Advertising revenue	142,268	134,971	466,715	304,415
Total revenues	2,515,541	2,926,693	7,806,769	9,301,314
Costs and expenses:
Cost of revenue	397,963	424,889	1,239,586	1,306,148
Sales and marketing expense	1,170,469	1,043,905	3,676,309	4,224,528
Product development expense	422,582	464,632	1,308,580	1,635,433
General and administrative expense	1,040,923	890,562	2,734,845	3,253,651
Total costs and expenses	3,031,937	2,823,988	8,959,320	10,419,760
Income (loss) from operations	(516,396)	102,705	(1,152,551)	(1,118,446)
Interest expense, net	(431,269)	(433,351)	(1,284,245)	(1,100,366)
Gain on extinguishment of warrant liability, net	650,000	—	650,000	—
Change in fair value of derivative liabilities	360,000	870,000	(496,575)	1,280,000
Other expense	(10,000)	—	(10,000)	—
Income (loss) before provision for income taxes	52,335	539,354	(2,293,371)	(938,812)
Provision for income taxes	—	—	—	—
Net income (loss)	$52,335	$539,354	$(2,293,371)	$(938,812)

Net loss per share of common stock:
Basic and diluted	$0.00	$0.01	$(0.06)	$(0.03)
Weighted average number of shares of common stock used in calculating net loss per share of common stock:
Basic and diluted	41,431,956	39,686,087	40,276,768	39,591,540

The accompanying notes are an integral part of these condensed consolidated financial statements

SNAP Interactive, Inc.
Condensed Consolidated Statement Of Changes In Stockholders’ Deficit
(Unaudited)

	Common Stock		Additional Paid-	Accumulated	Stockholders’
	Shares	Amount	in Capital	Deficit	Deficit
Balance at January 1, 2016	39,692,826	$39,693	$12,974,409	$(14,677,126)	$(1,663,024)
Stock-based compensation expense for restricted stock awards	—	—	313,368	—	313,368
Stock-based compensation expense for stock options	—	—	120,581	—	120,581
Issuance of common shares in connection with extinguishment of warrant liability	2,000,000	2,000	298,000	—	300,000
Net loss	—	—	—	(2,293,371)	(2,293,371)
Balance at September 30, 2016	41,692,826	$41,693	$13,706,358	$(16,970,497)	$(3,222,446)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SNAP Interactive, Inc.
Condensed Consolidated Statements Of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(2,293,371)	$(938,812)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	106,646	131,583
Stock-based compensation expense	433,949	749,730
Loss on disposal of fixed assets	—	79,628
Amortization of debt issuance cost	117,519	99,801
Amortization of debt discount	792,822	665,041
Gain on extinguishment of warrant liability, net	(650,000)	—
Change in fair value of derivative liabilities	496,575	(1,280,000)
Write down of investment to net realizable value	10,000	—
Changes in operating assets and liabilities:
Credit card holdback receivable	4,713	445,519
Accounts receivable	14,057	(4,298)
Security deposits	—	(85,555)
Prepaid expenses and other current assets	47,623	(50,017)
Accounts payable, accrued expenses and other current liabilities	259,673	(770,215)
Deferred rent	16,645	81,414
Deferred subscription revenue	(160,006)	(296,729)
Deferred advertising revenue	—	(13,427)
Net cash used in operating activities	(803,155)	(1,186,337)
Cash flows from investing activities:
Purchase of property and equipment	(12,204)	(44,210)
Proceeds from sale of fixed assets	—	6,000
Issuance to employees of note receivable and accrued interest	(1,329)	(1,939)
Net cash used in investing activities	(13,533)	(40,149)
Cash flows from financing activities:
Payments of capital lease obligations	(54,080)	(46,592)
Repayment of promissory notes	—	(400,000)
Payment of financing costs	—	(314,249)
Proceeds from issuance of promissory notes	200,000	3,000,000
Net cash provided by financing activities	145,920	2,239,159
Net (decrease) increase in cash and cash equivalents	(670,768)	1,012,673
Balance of cash and cash equivalents at beginning of period	2,131,262	1,138,385
Balance of cash and cash equivalents at end of period	$1,460,494	$2,151,058

Supplemental disclosure of cash flow information:
Cash paid in interest and taxes	$270,000	$226,000

Non-cash investing and financing activities:
Compound embedded derivative under the Senior Note and Securities Purchase Agreement recorded as derivative liabilities (See Note 5)	$—	$1,748,000
Warrants issued under the Advisory Services Agreement as additional consideration for the Senior Note and recorded as derivative liabilities (See Note 5)	$—	$342,000
Common stock issued under the Advisory Services Agreement as additional consideration for the Senior Note	$—	$30,000
Reclassification of investment to other receivable	$190,000	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

SNAP Interactive, Inc.
Notes To Condensed Consolidated Financial Statements
(Unaudited)

1. Organization and Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are those of Snap Interactive, Inc. and its wholly owned subsidiary, Snap Mobile Limited (collectively, the “Company”). The Company operates a portfolio of two dating applications, FirstMet, which is available through desktop and mobile platforms, and The Grade, which is available through iOS and Android platforms. The condensed consolidated financial statements included in this report have been prepared on a going concern basis in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial information. The Company has not included certain information normally included in annual financial statements pursuant to those rules and regulations, although it believes that the disclosure included herein is adequate to make the information presented not misleading.

The financial statements contained herein should be read in conjunction with the Company’s audited consolidated financial statements and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 (the “Form 10-K”), filed with the SEC on March 14, 2016.

In the opinion of management, the accompanying unaudited condensed consolidated financial information contains all normal and recurring adjustments necessary to fairly present the condensed consolidated balance sheet, results of operations, cash flows and changes in the stockholders’ deficit of the Company for the interim periods presented. The Company’s historical results are not necessarily indicative of future operating results and the results for the three and nine months ended September 30, 2016 are not necessarily indicative of results for the year ending December 31, 2016, or for any other period.

Merger

On October 7, 2016, the Company completed its previously announced merger with A.V.M. Software, Inc. (d/b/a Paltalk) (“Paltalk”), pursuant to which SAVM Acquisition Corporation, the Company’s wholly owned subsidiary, merged with and into Paltalk, with Paltalk surviving as a wholly owned subsidiary of the Company (the “Merger”). As a result of the Merger, the former shareholders of Paltalk received shares of the Company’s common stock representing approximately 77.9% of the outstanding shares of common stock of the post-Merger combined company, and the Company’s former shareholders retained approximately 22.1% of the outstanding shares of common stock of the post-Merger combined company, in each case including 9,250,000 shares of unvested restricted stock in the total number of shares of common stock outstanding. The accompanying unaudited condensed consolidated financial statements represent only the financial condition and results of operations of the Company on a pre-Merger basis and do not include the financial results of Paltalk. In connection with the consummation of the Merger, the Company fully repaid its outstanding 12% Senior Secured Convertible Note due February 13, 2017 in the original aggregate principal amount of $3,000,000 (the “Senior Note”).

Supplemental information concerning the business and properties of the post-combination Company (representing the combined operations of the Company and Paltalk and their respective subsidiaries) will be included in the Company’s Form 8-K/A to be filed on or before December 23, 2016.

2. Summary of Significant Accounting Policies

During the three and nine months ended September 30, 2016, there were no material changes to the Company’s significant accounting policies from those disclosed in the Form 10-K. Certain significant accountant policies relied on in the preparation of the accompanying unaudited condensed consolidated financial statements are as follows:

Significant Estimates and Judgments

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and at the date of the condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates relied upon in preparing these financial statements include the provision for future credit card chargebacks

SNAP Interactive, Inc.
Notes To Condensed Consolidated Financial Statements
(Unaudited)

2. Summary of Significant Accounting Policies (cont.)

and subscription revenue refunds, estimates used to determine the fair value of the Company’s common stock, stock options, non-cash capital stock issuances, stock-based compensation, derivative instruments, debt discounts, conversion features and common stock warrants, collectability of accounts receivable and the valuation allowance on deferred tax assets. Management evaluates these estimates on an ongoing basis. Changes in estimates are recorded in the period in which they become known. The Company bases estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from the Company’s estimates.

Reclassification

Certain prior period amounts have been reclassified for comparative purposes to conform to the fiscal 2016 presentation. These reclassifications have no impact on the previously reported net loss.

Recently Issued Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2016-02, Leases (“ASU 2016-02”), which amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. ASU 2016-02 will be effective beginning in the first quarter of 2019. Early adoption of ASU 2016-02 is permitted. The new standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company is currently evaluating the impact of adopting ASU 2016-02 on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation – Stock Compensation (Topic 718)” (“ASU 2016-09”). ASU 2016-09 requires an entity to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, either early adoption permitted. The Company is currently evaluating ASU 2016-09 and its impact on its consolidated financial statements or disclosures.

On August 26, 2016, the FASB issued ASU 2016-15, which amends ASC 230 to add or clarify guidance on the classification of certain cash receipts and payments in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company is currently evaluating ASU 2016-09 and its impact on its consolidated financial statements or disclosures.

4. Accounts Receivable, Net

Accounts receivable, net consisted of the following as of September 30, 2016 and December 31, 2015:

	September 30, 2016	December 31, 2015
	(Unaudited)
Accounts receivable	$255,283	$262,015
Less: Reserve for future charge backs	(62,793)	(55,468)
Total accounts receivable, net	$192,490	$206,547

Credit card payments for subscriptions and micro-transactions typically settle several days after the date of purchase. The amount of unsettled transactions due from credit card payment processors was $77,076 as of September 30, 2016, as compared to $147,582 at December 31, 2015. The amount of accounts receivable due from Apple Inc. was $86,795, or 44.1% of the Company’s accounts receivable, as of September 30, 2016, compared to $76,074, or 36.8% of the Company’s accounts receivable, at December 31, 2015.

SNAP Interactive, Inc.
Notes To Condensed Consolidated Financial Statements
(Unaudited)

5. Security Deposits

In October 2014, the Company issued a $135,000 security deposit which replaced the previous letter of credit as part of the new capital lease obligations for equipment with Hewlett Packard Financial Services Company (“HP”). In November 2015, HP returned $60,000 of the security deposit. The Company recorded $75,000 under long-term security deposits on its Condensed Consolidated Balance Sheet as of September 30, 2016 and December 31, 2015, respectively.

In February 2015, the Company issued $200,659 as a security deposit as part of a new office rent lease (see Note 15). The Company recorded the $200,659 under long-term security deposits on its Condensed Consolidated Balance Sheet as of September 30, 2016 and December 31, 2015.

In November 2015, the Company issued $3,751 as a security deposit as part of the Company’s new data center. The Company recorded the $3,751 under long- term security deposits on its Condensed Consolidated Balance Sheet as of September 30, 2016 and December 31, 2015.

6. Fair Value Measurements

The fair value framework under the Financial Accounting Standards Board’s guidance requires the categorization of assets and liabilities into three levels based upon the assumptions used to measure the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3, if applicable, would generally require significant management judgment. The three levels for categorizing assets and liabilities under the fair value measurement requirements are as follows:

•         Level 1: Fair value measurement of the asset or liability using observable inputs such as quoted prices in active markets for identical assets or liabilities;

•         Level 2: Fair value measurement of the asset or liability using inputs other than quoted prices that are observable for the applicable asset or liability, either directly or indirectly, such as quoted prices for similar (as opposed to identical) assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

•         Level 3: Fair value measurement of the asset or liability using unobservable inputs that reflect the Company’s own assumptions regarding the applicable asset or liability.

The following table summarizes the liabilities measured at fair value on a recurring basis as of September 30, 2016:

	Level 1	Level 2	Level 3	Total
LIABILITIES:
Warrant liabilities	$—	$—	$—	$—
Compound embedded derivative	—	—	20,000	20,000
Total derivative liabilities	$—	$—	$20,000	$20,000

The following table summarizes the liabilities measured at fair value on a recurring basis as of December 31, 2015:

	Level 1	Level 2	Level 3	Total
LIABILITIES:
Warrant liabilities	$—	$—	$273,425	$273,425
Compound embedded derivative	—	—	200,000	200,000
Total derivative liabilities	$—	$—	$473,425	$473,425

SNAP Interactive, Inc.
Notes To Condensed Consolidated Financial Statements
(Unaudited)

6. Fair Value Measurements (cont.)

Level 3 liabilities are valued using unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the liabilities. For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company’s accounting and finance department, who report to the Chief Financial Officer, determine its valuation policies and procedures. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s accounting and finance department and are approved by the Chief Financial Officer.

Level 3 Valuation Techniques:

Level 3 financial liabilities consist of the derivative liabilities for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

The Company deems financial instruments which do not have fixed settlement provisions to be derivative instruments. The common stock purchase warrants issued in connection with the Senior Note and the Senior Note’s embedded conversion feature did not have fixed settlement provisions because their exercise prices may have been lowered if the Company issued securities at a lower price in the future. In accordance with Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity, the fair value of these warrants was classified as a liability on the Company’s Condensed Consolidated Balance Sheets because, according to the terms of the warrants, a fundamental transaction could have given rise to an obligation of the Company to pay cash to its warrant holders. In addition, the Company entered into an Advisory Services Agreement (the “Advisory Agreement”), dated as of February 13, 2015, by and between the Company and Sigma Capital Advisors, LLC (“Sigma”) that contained certain provisions whereby the Company would have been required to make certain make-whole cash payments to the holder of the Senior Note upon the occurrence of certain future events, as more fully described in Note 11. Such instruments did not have fixed settlement provisions and have also been recorded as derivative liabilities. Corresponding changes in the fair value of the derivative liabilities are recognized in earnings on the Company’s Condensed Consolidated Statement of Operations in each subsequent period.

The Company’s derivative liabilities are carried at fair value and were classified as Level 3 in the fair value hierarchy due to the use of significant unobservable inputs. In order to calculate fair value, the Company uses a custom model developed with the assistance of an independent third-party valuation expert. This model calculates the fair value of the warrant derivative liabilities at each measurement date using a Monte-Carlo style simulation, as the value of certain features of the warrant derivative liabilities would not be captured by the standard Black-Scholes model.

The following table summarizes the values of certain assumptions used by the Company’s custom model to estimate the fair value of the warrant liabilities as of December 31, 2015:

December 31, 2015
Stock price	$0.08
Weighted average strike price	$0.64
Remaining contractual term (years)	4.12
Volatility	95.0%
Risk-free rate	1.54%
Dividend yield	0.0%

As described in Note 13, the Company entered into an Exchange Agreement, dated July 13, 2016 (the “Exchange Agreement”), with the holders of the warrants issued in connection with the Senior Note, pursuant to which the warrants were exchanged for an aggregate of 2,000,000 shares of the Company’s common stock. As a result, such warrants were automatically terminated and cancelled in full. In addition, as described in Note 11, in connection

SNAP Interactive, Inc.
Notes To Condensed Consolidated Financial Statements
(Unaudited)

6. Fair Value Measurements (cont.)

with the consummation of the Merger, the Company fully repaid the Senior Note and satisfied all of its outstanding obligations under the Advisory Agreement.

The following table summarizes the values of certain assumptions used by the Company’s custom model to estimate the fair value of the conversion feature liability as of September 30, 2016 and December 31, 2015:

	September 30, 2016	December 31 2015
	(Unaudited)
Stock price	$0.16	$0.08
Strike price	$0.20	$0.20
Remaining contractual term (years)	0.02	1.12
Volatility	125.0%	95.0%
Risk-free rate	0.20%	0.65%
Dividend yield	0.0%	0.0%

The following table sets forth a summary of the changes in the fair value of our Level 3 financial liabilities that are measured at fair value on a recurring basis:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Beginning balance	$1,330,000	$1,703,425	$473,425	$23,425
Fair value of derivatives issued	—	—	—	2,090,000
Gain on extinguishment of warrant liability	(950,000)	—	(950,000)	—
Change in fair value of derivative liabilities	(360,000)	(870,000)	496,575	(1,280,000)
Ending balance	$20,000	$833,425	$20,000	$833,425

7. Fixed Assets and Intangible Assets, Net

Fixed assets and intangible assets, net consisted of the following at September 30, 2016 and December 31, 2015:

	September 30, 2016	December 31, 2015
	(Unaudited)
Computer equipment	$268,427	$260,355
Furniture and fixtures	98,160	98,160
Leasehold improvements	21,026	21,026
Software	10,968	10,968
Website domain names	143,155	139,025
Website costs	40,500	40,500
Equipment under capital leases	218,605	218,605
Total fixed assets	800,841	788,639
Less: Accumulated depreciation and amortization	(507,666)	(401,022)
Total fixed assets and intangible assets, net	$293,175	$387,617

Depreciation and amortization expense for the three and nine months ended September 30, 2016 was $34,860 and $106,646, respectively, as compared to $35,576 and $131,583, respectively for the three and nine months ended September 30, 2015. The Company only holds fixed assets in the United States.

SNAP Interactive, Inc.
Notes To Condensed Consolidated Financial Statements
(Unaudited)

8. Notes Receivable

At September 30, 2016, the Company had notes receivable due in the aggregate amount of $82,452 from two former employees. The employees issued the notes to the Company since the Company paid taxes for stock-based compensation on these employees’ behalf in 2011 and 2012. The outstanding amounts under the notes are secured by pledged stock certificates and are due at various times during 2021-2023. Interest accrues on these notes at rates ranging from 2.80% to 3.57% per annum.

9. Income Taxes

The Company had no income tax benefit or provision for the nine months ended September 30, 2016 and 2015. Since the Company incurred a net loss for the nine months ended September 30, 2016 and 2015, there was no income tax expense for either period. Increases in deferred tax balances have been offset by a valuation allowance and have no impact on the Company’s deferred income tax provision.

In calculating the provision for income taxes on an interim basis, the Company estimates the annual effective income tax rate based upon the facts and circumstances known for the period and applies that rate to the earnings or losses for the most recent interim period. The Company’s effective income tax rate is based on expected income and statutory tax rates and takes into consideration permanent differences between financial statement income and tax return income applicable to the Company in the various jurisdictions in which the Company operates. The effect of a discrete item, such as changes in estimates, changes in enacted tax laws or rates or tax status, and unusual or infrequently occurring events, is recognized in the interim period in which the discrete item occurs. The accounting estimates used to compute the provision for income taxes may change as new events occur, additional information is obtained or as the result of new judicial interpretations or changes in tax laws or regulations.

10. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following at September 30, 2016 and December 31, 2015:

	September 30, 2016	December 31, 2015
	(Unaudited)
Compensation and benefits	$134,976	$176,410
Professional fees	25,000	102,200
Capital lease obligations	82,188	73,494
Other accrued expenses	78,555	14,914
Total accrued expenses and other current liabilities	$320,719	$367,018

11. Notes and Convertible Note Payable

Term Note Payable

In connection with the entry into the Letter of Intent, on July 18, 2016, the Company entered into a subordinated multiple advance term note (the “Term Note”) with Paltalk, pursuant to which Paltalk agreed to advance to the Company, upon the Company’s request and subject to the terms and conditions set forth in the Term Note, up to $250,000. The Term Note would have matured on July 18, 2017, subject to certain exceptions, and advances under the Term Note bore interest at a rate of 8.0% per annum. The Company could have prepaid amounts due under the Term Note without penalty, but the Company could not reborrow any principal amount that had been repaid. As of September 30, 2016, the Company had borrowed $200,000 available under the Term Note.

SNAP Interactive, Inc.
Notes To Condensed Consolidated Financial Statements
(Unaudited)

11. Notes and Convertible Note Payable (cont.)

The Term Note also contained customary events of default, including, among other things, payment defaults, breaches of covenants, cross-defaults and bankruptcy and insolvency events, subject to grace periods in certain instances. Upon an event of default, Paltalk could have declared all of the outstanding obligations of the Company under the Term Note to be immediately due and payable, and exercise any other rights provided for under the Term Note.

On October 7, 2016, as a result of the consummation of the Merger, the Term Note was deemed repaid in full.

Securities Purchase Agreement

On February 13, 2015, the Company closed a private placement of debt and equity securities for aggregate gross proceeds of $3,000,000 pursuant to a securities purchase agreement (the “Securities Purchase Agreement”). In connection with the Securities Purchase Agreement, the Company issued Sigma Opportunity Fund II, LLC (“Sigma II”) (i) 350,000 shares of the Company’s common stock, (ii) the Senior Note in the aggregate principal amount of $3,000,000 and (iii) a warrant to purchase up to 10,500,000 shares of the Company’s common stock. The Company incurred financing costs of $314,249 in connection with the Securities Purchase Agreement that will be amortized over the term of the Senior Note. Amortization expense for the three and nine months ended September 30, 2016 was $39,604 and $117,519, respectively; and $39,604 and $99,801 for the three and nine months ended September 30, 2015, respectively. The amortization expense was included as interest expense on the accompanying Condensed Consolidated Statement of Operations.

Pursuant to its terms, the Senior Note bore interest at a rate of 12% per annum and matured on the earlier of February 13, 2017 or a change in control. During any time while the Senior Note was outstanding, the outstanding principal balance of the Senior Note, together with all accrued and unpaid interest, was convertible into shares of the Company’s common stock at the option of Sigma II at a conversion price of $0.20 per share, subject to certain adjustments, including reset adjustments to the conversion price if the Company issued securities at lower prices in the future, as disclosed in Note 6. The Company’s obligations under the Senior Note were secured by a first priority lien on all of its assets and property. The Senior Note was also secured by up to 65% of the outstanding capital stock and other equity interests of Snap Mobile Limited, the Company’s wholly owned subsidiary. Snap Mobile Limited was also a guarantor of the Senior Note. An event of default under the Senior Note included, among other things, (i) the Company’s failure to pay any amounts due and payable when and as required, (ii) failure of a representation or warranty made by the Company to be correct and accurate when made, (iii) the institution of bankruptcy or similar proceedings against the Company and (iv) the Company’s inability to pay debts as they became due. The Senior Note also required the Company to maintain an aggregate cash balance of $1,350,000 in its bank accounts or it would have been required to make partial prepayments on the Senior Note. If the Company failed to maintain this aggregate cash balance in its bank accounts for a thirty day period, it would have been required to make a $125,000 prepayment on the Senior Note. For each subsequent calendar month that the aggregate cash balance in the Company’s bank accounts did not equal or exceed $1,500,000, the Company would have been required to make an additional $125,000 prepayment on the Senior Note.

The Senior Note contained a compound embedded derivative consisting of an embedded conversion feature and interest make-whole provisions and was accounted for as a derivative liability with an aggregate fair value of $950,000. In addition, the fair value of the warrants was $798,000 and was also required to be accounted for as a derivative liability. Both instruments were also recorded as debt discounts on the date the Senior Note was issued. The Company is amortizing the debt discount using the effective interest method over the life of the Senior Note, which would have been two years had the Senior Note not been fully repaid on October 7, 2016 in connection with the consummation of the Merger. Contractual interest expense under the Senior Note incurred for the three and nine months ended September 30, 2016 was $90,000 and $270,000 respectively. Contractual interest expense under the Senior Note incurred for the three and nine months ended September 30, 2015 was $90,000 and $226,000, respectively.

Simultaneously with the closing of the private placement, the Company entered into the Advisory Agreement with Sigma pursuant to which Sigma agreed to provide the Company with certain advisory and consulting services. In connection with the Advisory Agreement, the Company issued Sigma 150,000 shares of the Company’s common

SNAP Interactive, Inc.
Notes To Condensed Consolidated Financial Statements
(Unaudited)

11. Notes and Convertible Note Payable (cont.)

stock and a warrant to purchase up to 4,500,000 shares of the Company’s common stock. Both the common shares and the warrant issued were fully vested and non-forfeitable on the date the Advisory Agreement was entered into. Based on the terms of the Advisory Agreement and the criteria outlined in ASC 505-50, Equity-Based Payments to Non-Employees, the Company determined that the common stock and warrants issued were additional consideration provided to Sigma in connection with the issuance of the Senior Note. As a result, the Company recorded the grant date fair value of the common stock and warrants of $30,000 and $342,000, respectively, as debt discounts on the accompanying Condensed Consolidated Balance Sheet.

In addition to the issuance of common stock and warrants under the Advisory Agreement, the Company also agreed to pay Sigma a monthly advisory fee of $10,000, up to an aggregate limit of $240,000, subject to certain exceptions, over the life of the Senior Note (the “Cash Payment”). If the Company had prepaid the Senior Note or the repayment of the Senior Note was accelerated for certain reasons, the Company would have still been required to remit either a portion or the full amount of the Cash Payment. The Company also agreed to pay Sigma a cash payment of $150,000 if the Company effectuated a dilutive issuance (as defined in the Senior Note) while the Senior Note was outstanding (the “Dilutive Cash Payment”). The Company determined that based on the make-whole features associated with the Cash Payment and the contingent make-whole features associated with the Dilutive Cash Payment, that these payments were required to be treated as derivative instruments in accordance with ASC 815. The fair value of these instruments was included in the value of the compound embedded derivative discussed above.

Amortization expense related to the debt discount for the three and nine months ended September 30, 2016 was $267,178 and $792,822, respectively; and $267,178 and $665,041 for the three and nine months ended September 30, 2015, respectively. Amortization expense related to the debt discount was included as interest expense on the accompanying Condensed Consolidated Statements of Operations.

On October 7, 2016, in connection with the consummation of the Merger, the Company fully repaid the Senior Note. As a result, all of the Company’s outstanding obligations under the Advisory Agreement, including the Cash Payment, were also deemed fully satisfied.

As described in Note 13, the Company recently entered into the Exchange Agreement with Sigma II and Sigma, pursuant to which the warrants held by Sigma II and Sigma were exchanged for an aggregate of 2,000,000 shares of the Company’s common stock. As a result, such warrants were automatically terminated and cancelled in full.

12. Stock-Based Compensation

The Snap Interactive, Inc. Amended and Restated 2011 Long-Term Incentive Plan (the “2011 Plan”) was terminated as to future awards on May 16, 2016. A total of 6,356,128 shares of the Company’s common stock may be delivered pursuant to outstanding options awarded under the 2011 Plan, however no additional awards may be granted under such plan. The Snap Interactive, Inc. 2016 Long-Term Incentive Plan (the “2016 Plan”) was adopted by the Company’s stockholders on May 16, 2016 and permits the Company to award stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other stock-based awards and cash-based incentive awards to its employees (including an employee who is also a director or officer under certain circumstances), non-employee directors and consultants. The maximum number of shares of common stock that may be issued pursuant to awards under the 2016 Plan is 15,000,000 shares, 100% of which may be issued pursuant to incentive stock options. In addition, the maximum number of shares of common stock that may be issued under the 2016 Plan may be increased by an indeterminate number of shares of common stock underlying outstanding awards issued under the 2011 Plan that are forfeited, expired, cancelled or settled in cash. As of September 30, 2016, there were 15,045,125 shares available for future issuance under the 2016 Plan.

On October 7, 2016, as a result of the Merger, each outstanding Paltalk stock option was assumed by the Company and converted into a stock option representing the right to purchase shares of the Company’s common stock, with the number of shares underlying such stock option and the exercise price thereof being adjusted by the exchange ratio in the Merger, with any fractional shares rounded down to the next lowest number of whole shares.

SNAP Interactive, Inc.
Notes To Condensed Consolidated Financial Statements
(Unaudited)

12. Stock-Based Compensation (cont.)

Stock Options

The following table summarizes the assumptions used in the Black-Scholes pricing model to estimate the fair value of the options granted during the nine months ended September 30, 2016 and 2015:

	September 30, 2016	September 30, 2015
Expected volatility	162.9%	179.7%
Expected life of option	6.13	6.0
Risk free interest rate	1.5%	1.7%
Expected dividend yield	0.0%	0.0%

The expected life of the options is the period of time over which employees and non-employees are expected to hold their options prior to exercise. The expected life of options has been determined using the “simplified” method as prescribed by Staff Accounting Bulletin 110, which uses the midpoint between the vesting date and the end of the contractual term. The volatility of the Company’s common stock is calculated using the Company’s historical volatilities beginning at the grant date and going back for a period of time equal to the expected life of the award.

The following table summarizes stock option activity for the nine months ended September 30, 2016:

	Number of Options	Weighted Average Exercise Price
Stock Options:
Outstanding at January 1, 2016	6,177,203	$0.33
Granted	437,000	0.15
Expired or canceled, during the period	—	—
Forfeited, during the period	(278,200)	0.17
Outstanding at September 30, 2016	6,336,003	$0.32
Exercisable at September 30, 2016	2,803,646	$0.60

At September 30, 2016, the aggregate intrinsic value of stock options that were outstanding and exercisable was $269,234 and $33,312, respectively. At September 30, 2015, the aggregate intrinsic value of stock options that were outstanding and exercisable was $151 and $0, respectively. The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the fair value of such awards as of the period-end date. The aggregate fair value for the options granted during the nine months ended September 30, 2016 and 2015 was $61,405 and $119,184, respectively.

Stock-based compensation expense relating to stock options was $39,323 and $120,581 during the three and nine months ended September 30, 2016, as compared to $28,113 and $98,519, for the three and nine months ended September 30, 2015, respectively. The Company estimates potential forfeitures of stock awards and adjusts recorded stock-based compensation expense accordingly. The estimate of forfeitures is adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures are recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of stock-based compensation expense that is recognized in future periods.

At September 30, 2016, there was $319,088 of total unrecognized compensation expense related to stock options, which is expected to be recognized over a weighted average period of 2.72 years.

Generally, under our outstanding stock option award agreements, the Merger constituted a change of control that caused the accelerated vesting of 50% of the shares underlying each outstanding stock option award, with the remaining 50% of the shares underlying each such award to vest on the one-year anniversary of the Merger. Accordingly, as a result of the Merger, the vesting of 6,363,878 shares underlying outstanding stock options was accelerated to October 7, 2016.

SNAP Interactive, Inc.
Notes To Condensed Consolidated Financial Statements
(Unaudited)

12. Stock-Based Compensation (cont.)

Restricted Stock Awards

The following table summarizes restricted stock award activity for the nine months ended September 30, 2016:

	Number of RSAs	Weighted Average Grant Date Fair Value
Restricted Stock Awards:
Outstanding at January 1, 2016	10,325,000	$0.56
Granted	5,000,000	0.11
Expired or canceled, during the period	(5,000,000)	0.52
Forfeited, during the period	—	$—
Outstanding at September 30, 2016	10,325,000	$0.37

On March 3, 2016, the Company entered into a restricted stock cancellation and release agreement with Clifford Lerner, the Company’s Chairman of the Board of Directors, pursuant to which the Company cancelled a grant of 5,000,000 restricted shares of common stock awarded to Mr. Lerner on April 10, 2013 that would have vested 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant. Subsequently, on March 3, 2016, the Board of Directors awarded Mr. Lerner a replacement award of 5,000,000 restricted shares that vest 100% on the (10th) tenth anniversary of the date of grant, provided Mr. Lerner is providing services to the Company on such date.

Generally, under our outstanding restricted stock award agreements, the Merger constituted a change of control that caused the accelerated vesting of 50% of the shares underlying each restricted stock award, with the remaining 50% of the shares underlying each such award to vest on the one-year anniversary of the Merger. Accordingly, as a result of the Merger, the vesting of 1,075,000 shares of restricted stock was accelerated to October 7, 2016.

At September 30, 2016, there was $2,337,195 of total unrecognized compensation expense related to unvested restricted stock awards, which is expected to be recognized over a weighted average period of 7.28 years.

Stock-based compensation expense relating to restricted stock awards for the three and nine months ended September 30, 2016 was $103,594 and $313,368, respectively, as compared to $215,162 and $651,211 for the three and nine months ended September 30, 2015, respectively.

13. Common Stock Warrants

On February 13, 2015, the Company issued a warrant to each of Sigma II and Sigma to purchase up to 10,500,000 shares and 4,500,000 shares, respectively, of the Company’s common stock in connection with the issuance of the Senior Note and the execution of the Advisory Agreement as previously disclosed in Note 11. The warrants were immediately exercisable on February 13, 2015 and would have expired on the earlier of (a) February 13, 2020 or (b) a change in control. The warrants had an exercise price of $0.35 per share, subject to certain adjustments, including reset adjustments to the exercise price if the Company issues securities at lower prices in the future, as disclosed in Note 6.

On July 13, 2016, the Company entered into the Exchange Agreement with Sigma II and Sigma, pursuant to which (i) Sigma II exchanged its warrant to purchase up to 10,500,000 shares of the Company’s common stock at an exercise price of approximately $0.35 per share for 1,400,000 newly issued shares of the Company’s common stock and (ii) Sigma exchanged its warrant to purchase up to 4,500,000 shares of the Company’s common stock at an exercise price of approximately $0.35 per share for 600,000 newly issued shares of the Company’s common stock, in each case effective as of July 13, 2016. Pursuant to the Exchange Agreement, the warrants were automatically terminated and cancelled in full and rendered null and void as a result of the exchange offer. The fair value of the warrants on the date of extinguishment was $950,000, which, when offset by the fair value of the common stock issued in exchange for the warrants of $300,000, resulted in a net gain on the extinguishment of the warrant liabilities of $650,000.

SNAP Interactive, Inc.
Notes To Condensed Consolidated Financial Statements
(Unaudited)

14. Net Loss Per Share of Common Stock

Basic net loss per share of common stock is computed based upon the number of weighted average shares of common stock outstanding as defined by ASC Topic 260, Earnings Per Share. Diluted net loss per share of common stock includes the dilutive effects of stock options, warrants and stock equivalents. To the extent stock options, stock equivalents, shares underlying the Senior Note and warrants are antidilutive, they are excluded from the calculation of diluted net loss per share of common stock. For the three and nine months ended September 30, 2016, 16,661,003 shares issuable upon the conversion of the Senior Note, the exercise of stock options and warrants, and unvested restricted stock awards were not included in the computation of diluted net loss per share because their inclusion would be antidilutive. For the three and nine months ended September 30, 2015, 46,688,953 shares issuable upon the conversion of the Senior Note, the exercise of stock options and warrants, and unvested restricted stock awards were not included in the computation of diluted net loss per share.

15. Commitments

Operating Lease Agreements

During 2013, the Company entered into a two-year service agreement with Equinix Operating Co., Inc. (“Equinix”) whereby Equinix agreed to provide certain products and services to the Company from January 2013 to January 2015. Pursuant to the service agreement, the Company agreed to pay monthly recurring fees in the amount of $8,450 and certain nonrecurring fees in the amount of $9,700. The agreement automatically renews for additional twelve month terms unless earlier terminated by either party. Hosting expense under this lease totaled $15,531 and $139,840 for the nine months ended September 30, 2016 and 2015, respectively. On January 31, 2016, we cancelled the service agreement with Equinix.

On February 4, 2015, the Company entered into a lease for office space located at 320 West 37th Street, 13th Floor, New York, NY 10018 and paid a security deposit in the amount of $200,659. The term of the lease runs until March 4, 2022. The Company’s monthly office rent payments under the lease are currently approximately $26,000 per month and escalate on an annual basis for each year of the term of the lease. Rent expense under this lease was $82,551 and $248,779 for the three and nine months ended September 30, 2016 and 2015, respectively.

Capital Lease Agreements

In October 2014, two HP lease agreements were canceled due to price negotiations and we entered into two new three-year lease agreements with HP for equipment and certain financed items. In December 2014, we cancelled our remaining operating lease agreements and entered into two additional three-year capital lease agreements with notes. The Company recognized these leases on its Condensed Consolidated Balance Sheets under capitalized lease obligations. Amortization for equipment under capital leases was $54,651 for the three and nine months ended September 30, 2016 and 2015. Rent payments for equipment under capital leases were $22,734 and $68,202 for the three and nine months ended September 30, 2016 and 2015, respectively.

16. Related Party Transactions

On January 31, 2013, the Company entered into a consulting agreement with Darrell Lerner, pursuant to which Mr. Lerner agreed to serve as a consultant to the Company for an initial term of three years, beginning on February 1, 2013 (the “Effective Date”). Pursuant to the agreement, Mr. Lerner agreed to assist and advise the Company on legal, financial and other matters for which he had knowledge that pertained to the Company, as the Company reasonably requested. As compensation for his services, the Company agreed to pay Mr. Lerner a monthly fee of $25,000 for the initial two year period of the agreement and a monthly fee of $5,000 for every month thereafter. On January 31, 2016, the Company amended the consulting agreement with Darrell Lerner, pursuant to which the monthly fee owed to Mr. Lerner was reduced to $3,000 and the term of the agreement was set to automatically renew for successive one-year periods beginning on February 1, 2016 unless either party provided written notice of nonrenewal. Consulting

SNAP Interactive, Inc.
Notes To Condensed Consolidated Financial Statements
(Unaudited)

16. Related Party Transactions (cont.)

expense under this agreement for the three and nine months ended September 30, 2016 was $9,000 and $20,000, respectively, as compared to $15,000 and $50,000, respectively, for the three and nine months ended September 30, 2015, respectively.

Under the terms of the agreement, the Company or Mr. Lerner could terminate the agreement at any time without notice prior to or at the expiration of the term. If the Company terminated the agreement without “cause” (as defined in the agreement), the Company would be obligated to (i) pay Mr. Lerner the amount of the unpaid monthly fees owed to Mr. Lerner for the period from the Effective Date to the two year anniversary of the Effective Date and (ii) take all commercially reasonably actions to cause (A) 325,000 shares of restricted common stock of the Company previously granted to Mr. Lerner, (B) 600,000 shares of restricted common stock of the Company previously granted to Mr. Lerner and (iii) 150,000 shares of restricted common stock of the Company granted to Mr. Lerner pursuant to the agreement, to be vested as of the date of such termination. On October 7, 2016, all of the outstanding restricted stock held by Mr. Lerner vested in full as a result of the Merger. The Company terminated the consulting agreement effective as of October 31, 2016.

Stock-based compensation expense relating to non-employee restricted stock awards for the three and nine months ended September 30, 2016 was $13,321 and $44,064, respectively, as compared to $(18,004) and $(40,682), respectively, for the three and nine months ended September 30, 2015.

17. Legal Proceedings

Patent Litigation

On August 2, 2016, the Company became aware of a complaint filed against it in the United States District Court for the Eastern District of Texas, Marshall Division (Case No. 2:16-cv-00836). In the complaint, the plaintiff alleges, among other things, that the Company infringed upon one of the plaintiff’s patents. The Company has not been served with the complaint.

The Company operates in a technology environment and is subject to claims of infringement of patents in the ordinary course of business. We dispute the allegations made by the plaintiff and intend to vigorously defend ourselves in this litigation. At this time, management does not believe this matter will have a material adverse effect on the Company’s results of operations or financial condition. However, no assurance can be given that this matter will be resolved in our favor.

On October 25, 2016, the Company filed a complaint against Snap Inc. (“Snapchat”) in the United States District Court for the Southern District of New York (Case No. 1:16-cv-08313). The complaint alleges that Snapchat infringed upon the Company’s trade name and trademarks by changing its name from “Snapchat Inc.” to “Snap Inc.” The complaint seeks, among other things, a preliminary and permanent injunction enjoining Snapchat from the unauthorized use of the Company’s name and trademarks, an award of the Company’s costs and expenses, an award of the Company’s attorney’s fees and exemplary and punitive damages.

18. Subsequent Events

On October 7, 2016, the Company completed its previously announced merger with Paltalk, pursuant to which SAVM Acquisition Corporation, the Company’s wholly owned subsidiary, merged with and into Paltalk, with Paltalk surviving as a wholly owned subsidiary of the Company. As a result of the Merger, the former shareholders of Paltalk received shares of the Company’s common stock representing approximately 77.9% of the outstanding shares of common stock of the post-Merger combined company, and the Company’s former shareholders retained approximately 22.1% of the outstanding shares of common stock of the post-Merger combined company, in each case including 9,250,000 shares of unvested restricted stock in the total number of shares of common stock outstanding. In connection with the consummation of the Merger, the Company fully repaid the Senior Note.

SNAP Interactive, Inc.
Notes To Condensed Consolidated Financial Statements
(Unaudited)

18. Subsequent Events (cont.)

Beginning with the Annual Report on Form 10-K for the fiscal year ending December 31, 2016, the Company will report on a consolidated basis representing the combined operations of the Company and Paltalk and their respective subsidiaries. The quarter ending December 31, 2016 will be the first quarterly reporting period following the combination of the Company and Paltalk, which was consummated on October 7, 2016. Because Paltalk was deemed the accounting acquirer under accounting principles generally accepted in the United States, the historical financial statements of Paltalk will be treated as the historical financial statements of the combined company and will be reflected in the post-Merger Company’s future quarterly and annual reports.

In addition, supplemental information concerning the business and properties of the post-combination Company (representing the combined operations of the Company and Paltalk and their respective subsidiaries) will be included in its Form 8-K/A to be filed on or before December 23, 2016.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Snap Interactive, Inc.

We have audited the accompanying consolidated balance sheet of Snap Interactive, Inc. and Subsidiary (the “Company”) as of December 31, 2015, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Snap Interactive Inc. and Subsidiary as of December 31, 2015 and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note 2, the Company has incurred net losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 14, 2016

SNAP Interactive, Inc.
Consolidated Balance Sheets as of December 31, 2015 and 2014

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$2,131,262	$1,138,385
Credit card holdback receivable	165,853	648,759
Accounts receivable, net of allowances and reserves of $55,468 and $42,533, respectively	206,547	221,128
Short term security deposits	—	115,104
Prepaid expense and other current assets	108,871	93,542
Total current assets	2,612,533	2,216,918
Fixed assets and intangible assets, net	387,617	563,123
Notes receivable	81,123	78,520
Long term security deposits	279,410	135,000
Investments	200,000	200,000
Total assets	$3,560,683	$3,193,561

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$1,065,662	$1,074,345
Accrued expenses and other current liabilities	367,018	1,062,836
Notes payable	—	400,000
Deferred subscription revenue	1,505,862	1,952,075
Deferred advertising revenue	—	13,427
Total current liabilities	2,938,542	4,502,683
Deferred rent, net of current portion	99,595	—
Convertible note payable, net of discount	1,636,585	—
Derivative liabilities	473,425	23,425
Capital lease obligations, net of current portion	75,560	149,055
Total liabilities	5,223,707	4,675,163
Commitments and Contingencies
Stockholders’ deficit:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 50,017,826 and 49,507,826 shares issued, respectively, and 39,692,826 and 39,182,826 shares outstanding, respectively	39,693	39,183
Additional paid-in capital	12,974,409	11,858,489
Accumulated deficit	(14,677,126)	(13,379,274)
Total stockholders’ deficit	(1,663,024)	(1,481,602)
Total liabilities and stockholders’ deficit	$3,560,683	$3,193,561

The accompanying notes are an integral part of these consolidated financial statements.

SNAP Interactive, Inc.
Consolidated Statements of Operations for the Years Ended December 31, 2015 and 2014

	For the Years Ended December 31,
	2015	2014
Revenues:
Subscription revenue	$11,568,273	$12,769,012
Advertising revenue	452,757	789,678
Total revenue	12,021,030	13,558,690
Costs and expenses:
Cost of revenue	1,702,321	1,860,727
Sales and marketing expense	5,414,563	5,742,935
Product development expense	2,103,300	2,926,802
General and administrative expense	4,200,378	4,772,328
Total operating costs and expenses	13,420,562	15,302,792
Loss from Operations	(1,399,532)	(1,744,102)
Interest expense, net	(1,538,320)	(30,900)
Change in fair value of derivative liabilities	1,640,000	117,125
Net loss	$(1,297,852)	$(1,657,877)

Loss per share of common stock:
Basic and diluted	$(0.03)	$(0.04)
Weighted average number of common shares used in calculating net loss per share of common stock:
Basic and diluted	39,627,264	39,169,196

The accompanying notes are an integral part of these consolidated financial statements.

SNAP Interactive, Inc.
Consolidated Statements of Changes in Stockholders’ Deficit
for the Years Ended December 31, 2015 and 2014

	Common Stock		Additional Paid-	Accumulated	Stockholders’
	Shares	Amount	in Capital	Deficit	Deficit
Balance on January 1, 2014	39,132,826	$39,133	$10,813,205	$(11,721,397)	$(869,059)
Common stock issued for consulting services	50,000	50	(50)	—	—
Stock-based compensation expense for restricted stock awards	—	—	899,856	—	899,856
Stock-based compensation expense for stock options	—	—	140,728	—	140,728
Warrants issued for debt issuance cost	—	—	4,750	—	4,750
Net loss	—	—	—	(1,657,877)	(1,657,877)
Balance on December 31, 2014	39,182,826	$39,183	$11,858,489	$(13,379,274)	$(1,481,602)
Common stock issued in connection with Securities Purchase Agreement	350,000	350	(350)	—	—
Common stock issued in connection with Advisory Services Agreement	150,000	150	29,850	—	30,000
Stock-based compensation expense for restricted stock awards and shares issued for consulting services	10,000	10	880,819	—	880,829
Stock-based compensation expense for stock options	—	—	205,601	—	205,601
Net loss	—	—	—	(1,297,852)	(1,297,852)
Balance on December 31, 2015	39,692,826	$39,693	$12,974,409	$(14,677,126)	$(1,663,024)

The accompanying notes are an integral part of these consolidated financial statements.

SNAP Interactive, Inc.
Consolidated Statements of Cash Flows for the Years Ended December 31, 2015 and 2014

	Years Ended December 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(1,297,852)	$(1,657,877)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	167,161	181,675
Lease obligation interest expense	—	3,473
Stock-based compensation expense	1,086,430	1,040,585
Loss on disposal of fixed assets	79,628	—
Amortization of debt issuance cost	139,406	3,958
Amortization of debt discount	932,219	—
Change in fair value of derivative liabilities	(1,640,000)	(117,125)
Changes in operating assets and liabilities:
Restricted cash	—	490,315
Credit card holdback receivable	482,906	(416,495)
Accounts receivable	14,581	164,242
Security deposits	(85,554)	(250,104)
Prepaid expenses and other current assets	(16,120)	22,113
Accounts payable, accrued expenses and other current liabilities	(703,802)	567,579
Deferred rent	88,718	(38,644)
Deferred subscription revenue	(446,213)	125,304
Deferred advertising revenue	(13,427)	(286,573)
Net cash used in operating activities	(1,211,919)	(167,574)
Cash flows from investing activities:
Purchase of property and equipment	(77,283)	(3,731)
Proceeds from sale of fixed assets	6,000	—
Security deposits for property and equipment	56,248	—
Purchase of non-marketable equity securities	—	(100,000)
Repayment (issuance) to employees of note receivable and accrued interest	(2,603)	92,046
Net cash used in investing activities	(17,638)	(11,685)
Cash flows from financing activities:
Payments of capital lease obligations	(63,317)	(9,708)
Repayment of promissory notes	(400,000)	—
Payment of financing costs	(314,249)	—
Proceeds from issuance of convertible promissory note	3,000,000	400,000
Net cash provided by financing activities	2,222,434	390,292
Net increase in cash and cash equivalents	992,877	211,033
Balance of cash and cash equivalents at beginning of year	1,138,385	927,352
Balance of cash and cash equivalents at end of year	$2,131,262	$1,138,385
Supplemental disclosure of cash flow information:
Cash paid in interest	$316,000	$—
Cash paid in taxes	$—	$—
Non-cash investing and financing activities:
Compound embedded derivative under the Note and Securities Purchase Agreement recorded as derivative liabilities (See Note 6)	$1,748,000	$—
Warrants issued under the Advisory Services Agreement as additional consideration for the Note and recorded as derivative liabilities (See Note 6)	$342,000	$—
Warrants issued for debt issuance costs	$—	$4,750
Common stock issued under the Advisory Services Agreement as additional consideration for the Note	$30,000	$—
Equipment acquired under capital lease obligations	$—	$218,605

The accompanying notes are an integral part of these consolidated financial statements.

SNAP Interactive, Inc.
Notes To Consolidated Financial Statements

1. Organization and Description of Business

Snap Interactive, Inc. (together with its wholly owned subsidiary, Snap Mobile Limited, the “Company”) was incorporated under the laws of the State of Delaware on July 19, 2005. Snap Mobile Limited is a United Kingdom corporation, and was incorporated on September 10, 2009.

The Company operates a portfolio of two dating applications, FirstMet, available through desktop and mobile platforms, and The Grade, which is available through iOS and Android platforms. In March 2016, we completed a rebranding of our dating application “Are You Interested?” (“AYI”) under the name FirstMet.

2. Going Concern and Management’s Plans

The Company reported a loss of $1.3 million for the year ended December 31, 2015. On December 31, 2015, the Company’s accumulated deficit amounted to $14.7 million. The Company’s convertible note payable with a principal amount outstanding of $3 million matures on February 13, 2017. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

The Company needs to raise additional capital in order to sustain its operations while continuing the longer term efforts contemplated under its business plan. The Company cannot provide any assurance that it will raise additional capital. Management believes that the Company has access to capital resources through possible public or private equity offerings, debt financings, corporate collaborations or other means; however, the Company has not secured any commitment for new financing at this time nor can it provide any assurance that new financing will be available on commercially acceptable terms, if at all. If the Company is unable to secure additional capital, it may be required to take additional measures to reduce costs in order to conserve its cash in amounts sufficient to sustain operations and meet its obligations. The accompanying financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

3. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, were prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”). All intercompany balances and transactions have been eliminated upon consolidation.

Significant Estimates and Judgments

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates relied upon in preparing these financial statements include the provision for future credit card chargebacks and subscription revenue refunds, estimates used to determine the fair value of our common stock, stock options, non-cash capital stock issuances, stock-based compensation, derivative instruments, debt discounts, conversion features and common stock warrants, collectability of our accounts receivable and the valuation allowance on deferred tax assets. Management evaluates these estimates on an ongoing basis. Changes in estimates are recorded in the period in which they become known. We base estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from our estimates.

Convertible Instruments

The Company evaluates and bifurcates conversion features from the instruments containing such features and accounts for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the underlying instrument, (b) the hybrid instrument that contains both the embedded derivative instrument and the underlying instrument is not re-measured

SNAP Interactive, Inc.
Notes To Consolidated Financial Statements

3. Summary of Significant Accounting Policies (cont.)

at fair value under otherwise applicable GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the underlying instrument is deemed to be conventional as that term is described under applicable GAAP.

Common Stock Purchase Warrants and Other Derivative Financial Instruments

The Company classifies common stock purchase warrants and other free standing derivative financial instruments as equity if the contracts (i) require physical settlement or net-share settlement in common stock or (ii) give the Company a choice of net-cash settlement or settlement in common stock (physical settlement or net-share settlement). The Company classifies the following contracts as either an asset or a liability: contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company), (ii) give the counterparty a choice of net-cash settlement or settlement in common stock (physical settlement or net-share settlement) or (iii) contain reset provisions. The Company assesses classification of its freestanding derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required. The Company determined that certain freestanding derivatives, including the conversion feature embedded in the 12% Senior Secured Convertible Note (the “Note”) and warrants issued under the Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of February 13, 2015, by and between the Company and Sigma Opportunity Fund II, LLC (“Sigma II”), contained various price and interest rate reset provisions and have been classified as derivative liabilities as more fully described in Note 5.

Revenue Recognition

The Company recognizes revenue on arrangements in accordance with Accounting Standards Codification (“ASC”) No. 605, Revenue Recognition. In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability is reasonably assured.

The Company has revenue streams consisting of subscriptions and advertisements. The Company recognizes revenue from monthly premium subscription fees beginning in the month in which the services are provided. Revenues are presented net of refunds, credits, and known and estimated credit card chargebacks. During 2014 and 2015, subscriptions were offered in durations of one-, three-, six- and twelve-month terms. Longer-term plans (those with durations longer than one month) are generally available at discounted monthly rates. All subscription fees, however, are collected at the time of purchase regardless of the length of the subscription term. Revenues from multi-month subscriptions are recognized over the length of the subscription term. The difference between the gross cash receipts collected and the revenue recognized from those sales during that reporting period will appear as deferred revenue.

The Company’s payment processors have established routine reserve accounts to secure the performance of the Company’s obligations under its service agreements, which is standard practice within the payment processing industry. These reserve accounts withhold a small percentage of the Company’s sales in a segregated account in the form of a six-month rolling reserve. The funds that are withheld each month are returned to the Company on a monthly basis after six months of being held in the reserve account and any remaining funds will be returned to the Company 90 to 180 days following termination of such agreements. These funds are classified as credit card holdback receivables and totaled $165,853 and $648,759 on December 31, 2015 and December 31, 2014, respectively.

We generate advertising revenue from advertising agreements with third parties. We recognize advertising revenue from these agreements ratably over the term of the agreement.

Cost of revenue

Cost of revenue consists primarily of compensation (including stock-based compensation) and other employee-related costs for personnel engaged in data center and customer care functions, credit card processing fees, hosting fees, and data center rent and bandwidth costs.

SNAP Interactive, Inc.
Notes To Consolidated Financial Statements

3. Summary of Significant Accounting Policies (cont.)

Sales and marketing

Sales and marketing expense consists primarily of advertising expenditures and compensation (including stock-based compensation) and other employee-related costs for personnel engaged in sales, and sales support functions. Sales and marketing spend includes online marketing, including fees paid to search engines, and offline marketing, which is primarily partner-related payments to those who direct traffic to our brands. Total advertising expense for the year ended December 31, 2015 was $5,049,494, as compared to $5,158,003 for the year ended December 31, 2014.

For the year ended December 31, 2015, advertising expense for FirstMet and The Grade was $4,866,392 and $183,102, respectively. For the year ended December 31, 2014, advertising expense for FirstMet and The Grade was $5,143,795 and $14,208, respectively.

Product development

Product development expense consists primarily of compensation (including stock-based compensation) and other employee-related costs that are not capitalized for personnel engaged in the design, development, testing and enhancement of product offerings and related technology.

The Company has adopted the provisions of ASC No. 350, Intangibles – Goodwill & Other. Costs incurred in the planning stage of a website are expensed as research and development expenses while costs incurred in the development stage are capitalized and amortized over the life of the asset, estimated to be three years. The Company did not capitalize any research and development expenses during the years ended December 31, 2015 and 2014.

General and administrative

General and administrative expense consists primarily of compensation (including stock-based compensation) and other employee-related costs for personnel engaged in executive management, finance, legal, tax, human resources, and facilities costs and fees for professional services. General and administrative also includes depreciation of fixed assets such as computers, and furniture and fixtures.

Business Segments

The Company operates in one reportable segment, and management assesses the Company’s financial performance and makes operating decisions based on a single operating unit.

Income Taxes

The Company accounts for income taxes using the asset and liability method prescribed by ASC No. 740, Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating loss and tax credit carry forwards. Deferred taxes are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in results of operations in the period that includes the enactment date.

Each reporting period, the Company assesses whether its deferred tax assets are more-likely-than-not realizable, in determining whether it is necessary to record a valuation allowance. This includes evaluating both positive (e.g., sources of taxable income) and negative (e.g., recent historical losses) evidence that could impact the realizability of the Company’s deferred tax assets.

The Company recognizes the impact of an uncertain tax position in its financial statements if, in management’s judgment, the position is more-likely-than-not sustainable upon audit based on the position’s technical merits. This involves the identification of potential uncertain tax positions, the evaluation of applicable tax laws and an assessment of whether a liability for uncertain tax positions is necessary. Different conclusions reached in this assessment can have

SNAP Interactive, Inc.
Notes To Consolidated Financial Statements

3. Summary of Significant Accounting Policies (cont.)

a material impact on our consolidated financial statements. Currently, the Company has no uncertain tax positions. The Company includes interest and penalties as a component of income tax on the consolidated statements of operations and had no interest or penalties for 2015 or 2014.

Stock-Based Compensation

In accordance with ASC No. 718, Compensation – Stock Compensation (“ASC 718”), the Company measures the compensation costs of stock-based compensation arrangements based on the grant date fair value of granted instruments and recognizes the costs in the financial statements over the period during which employees are required to provide services. Stock-based compensation arrangements include stock options and restricted stock awards.

Equity instruments (“instruments”) issued to non-employees are recorded on the basis of the fair value of the instruments, as required by ASC 718. ASC No. 505, Equity Based Payments to Non-Employees (“ASC 505”), defines the measurement date and recognition period for such instruments. In general, the measurement date is (a) when a performance commitment, as defined, is reached or (b) when the earlier of (i) the non-employee performance is complete and (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in ASC 505.

The fair value of each option granted under the Company’s Amended and Restated 2011 Long-Term Incentive Plan (the “Plan”) was estimated using the Black-Scholes option-pricing model (see Note 13 for further details). Using this model, fair value is calculated based on assumptions with respect to the (i) expected volatility of the Company’s common stock price, (ii) expected life of the award, which for options is the period of time over which employees and non-employees are expected to hold their options prior to exercise, (iii) expected dividend yield on the Company’s common stock, and (iv) a risk-free interest rate, which is based on quoted U.S. Treasury rates for securities with maturities approximating the expected term. Expected volatility is estimated based on the Company’s historical volatilities. The expected life of options has been determined using the “simplified” method as prescribed by Staff Accounting Bulletin (“SAB”) No. 110, an amendment to SAB No. 107, which uses the midpoint between the vesting date and the end of the contractual term. The expected dividend yield is zero as the Company has never paid dividends and does not currently anticipate paying dividends in the foreseeable future.

Net Loss Per Share

Basic net loss per common share is determined using the two-class method and is computed by dividing net loss by the weighted-average number of common shares outstanding during the period as defined by ASC No. 260, Earnings Per Share. The two-class method is an earnings allocation formula that determines income (loss) per share for each class of common stock and participating security according to dividends declared and participation rights in undistributed earnings. The two-class method treats a participating security as having rights to earnings that otherwise would have been available to common shareholders. According to the contractual terms of participating securities, such securities do not participate in losses.

Diluted net loss per common share reflects the more dilutive earnings per share amount calculated using the treasury stock method or the two-class method, taking into account any potentially dilutive shares outstanding during the period. Potentially dilutive shares consist of shares issuable upon the exercise of stock options and unvested shares of restricted common stock (using the treasury stock method). To the extent stock options, stock equivalents and warrants are antidilutive, they are excluded from the calculation of diluted income per share.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks and money market funds. The Company maintains cash in bank accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and periodically evaluates the credit worthiness of the financial institutions and has determined the credit exposure to be negligible.

SNAP Interactive, Inc.
Notes To Consolidated Financial Statements

3. Summary of Significant Accounting Policies (cont.)

Investments

The Company follows ASC 325-20, Cost Method Investments (“ASC 325-20”), to account for its ownership interest in noncontrolled entities. Under ASC 325-20, equity securities that do not have readily determinable fair values (i.e., non-marketable equity securities) and are not required to be accounted for under the equity method are typically carried at cost (i.e., cost method investments). Investments of this nature are initially recorded at cost. Income is recorded for dividends received that are distributed from net accumulated earnings of the noncontrolled entity subsequent to the date of investment. Dividends received in excess of earnings subsequent to the date of investment are considered a return of investment and are recorded as reductions in the cost of the investment. Investments are written down only when there is clear evidence that a decline in value that is other than temporary has occurred.

Reclassification

Certain prior period amounts have been reclassified for comparative purposes to conform to the fiscal 2015 presentation. These reclassifications have no impact on the previously reported net loss.

Fair Value of Financial Instruments

The carrying amounts of the Company’s cash and cash equivalents, accounts receivable, credit card holdback receivable, prepaid expenses, accounts payable, accrued expenses and deferred revenue, approximate fair value due to the short-term nature of these instruments.

Receivables

On December 31, 2015, the Company had accounts receivable from payment processors in the amount of $262,015, as compared to $263,661 on December 31, 2014. The settlement of credit card sales by payment processors typically occurs several days after the date of the charge, and we generally receive payments from mobile payment processors and advertising networks on a monthly basis.

The Company has an additional reserve for potential credit card chargebacks based on historical experience and knowledge of the industry. The Company reserved $55,468 and $42,533 for potential future credit card chargebacks as of December 31, 2015 and 2014, respectively.

Furniture, Fixtures and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of those assets, as follows:

Computers and office equipment	5 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of estimated useful life or remaining lease term

Repairs and maintenance costs are expensed as incurred.

The Company’s long-lived assets primarily consist of computer and office equipment and software, furniture and fixtures and leasehold improvements, which are subject to depreciation over the useful life of the asset. Long-lived assets are evaluated for recoverability whenever events or changes in circumstances indicate that the carrying value of the asset may be impaired. In evaluating an asset for recoverability, the Company estimates the future cash flow expected to result from the use of the asset and eventual disposition. If the expected future undiscounted cash flow is less than the carrying amount of the asset, an impairment loss, equal to the excess of the carrying amount over the fair value of the asset, is recognized. No impairments were recorded on long-lived assets for the periods presented in these consolidated financial statements.

SNAP Interactive, Inc.
Notes To Consolidated Financial Statements

3. Summary of Significant Accounting Policies (cont.)

Intangible Assets, Net

The Company’s intangible assets, net represents definite-lived intangible assets, which are being amortized on a straight-line basis over their estimated useful lives as follows:

Software and website costs	3 years
AYI.com domain name	15 years
FirstMet.com domain name	15 years

No impairments were recorded on intangible assets and no impairment indicators were noted for the periods presented in these consolidated financial statements.

Recently Adopted Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2015-03 (“ASU 2015-03”), Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. This standard amends the existing guidance to require that debt issuance costs be presented in the balance sheet as a deduction from the carrying amount of the related debt liability instead of as a deferred charge. ASU 2015-03 is effective on a retrospective basis for annual and interim reporting periods beginning after December 15, 2015, but early adoption is permitted. We have elected to early-adopt ASU 2015-03 and, as a result, recorded the $314,249 of offering costs incurred in connection with the issuance of the Note as a debt discount on the date the Note was issued that will be amortized over the term of the Note.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to continue as a Going Concern, which is included in Accounting Standards Codification 205, Presentation of Financial Statements. This update provides an explicit requirement for management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosure in certain circumstances. The amendments are effective for annual periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016. Early application is permitted for annual or interim reporting periods for which the financial statements have not previously been issued. The Company has not yet determined the effect of the adoption of this standard and it is expected to have a material impact on the Company’s financial position and results of operations.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”), which amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. ASU 2016-02 will be effective beginning in the first quarter of 2019. Early adoption of ASU 2016-02 is permitted. The new standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company is currently evaluating the impact of adopting ASU 2016-02 on our consolidated financial statements.

4. Accounts Receivable, Net

Accounts receivable, net consisted of the following as of December 31, 2015 and December 31, 2014:

	December 31,	December 31,
	2015	2014
Accounts receivable	$262,015	$263,661
Less: reserve for future chargebacks	(55,468)	(42,533)
Total accounts receivable, net	$206,547	$221,128

Credit card payments for subscriptions and micro-transactions typically settle several days after the date of purchase. The amount of unsettled transactions due from credit card payment processors as reported under accounts receivable on the Company’s Consolidated Balance Sheet was $147,582 as of December 31, 2015, as compared to

SNAP Interactive, Inc.
Notes To Consolidated Financial Statements

4. Accounts Receivable, Net (cont.)

$135,535 as of December 31, 2014. The amount of accounts receivable due from Apple Inc. was $76,074, or 36.8% of the Company’s accounts receivable, as of December 31, 2015, compared to $116,427, or 52.6% of the Company’s accounts receivable, as of December 31, 2014.

5. Security Deposits

In October 2014, the Company issued a $135,000 security deposit which replaced the previous letter of credit as part of the new capital lease obligations for equipment with Hewlett Packard Financial Services Company (“HP”). In November 2015, HP returned $60,000 of the security deposit. The Company recorded $75,000 and $135,000 under long-term security deposits on its Consolidated Balance Sheet as of December 31, 2015 and December 31, 2014, respectively.

In February 2015, the Company issued $200,659 as a security deposit as part of a new office rent lease (see Note 14). The Company recorded the $200,659 under long-term security deposits on its Consolidated Balance Sheet as of December 31, 2015.

In November 2015, the Company issued $3,751 as a security deposit as part of the Company’s new data center. The Company recorded the $3,751 under long-term security deposits on its Consolidated Balance Sheet as of December 31, 2015.

6. Fair Value Measurements

The fair value framework under the FASB’s guidance requires the categorization of assets and liabilities into three levels based upon the assumptions used to measure the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3, if applicable, would generally require significant management judgment. The three levels for categorizing assets and liabilities under the fair value measurement requirements are as follows:

•         Level 1: Fair value measurement of the asset or liability using observable inputs such as quoted prices in active markets for identical assets or liabilities;

•         Level 2: Fair value measurement of the asset or liability using inputs other than quoted prices that are observable for the applicable asset or liability, either directly or indirectly, such as quoted prices for similar (as opposed to identical) assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

•         Level 3: Fair value measurement of the asset or liability using unobservable inputs that reflect the Company’s own assumptions regarding the applicable asset or liability.

The following table summarizes the liabilities measured at fair value on a recurring basis as of December 31, 2015:

	Level 1	Level 2	Level 3	Total
LIABILITIES:
Warrant liabilities	$—	$—	$273,425	$273,425
Compound embedded derivative	—	—	200,000	200,000
Total derivative liabilities	$—	$—	$473,425	$473,425

The following table summarizes the liabilities measured at fair value on a recurring basis as of December 31, 2014:

	Level 1	Level 2	Level 3	Total
LIABILITIES:
Warrant liability	$—	$—	$23,425	$23,425
Total derivative liability	$—	$—	$23,425	$23,425

SNAP Interactive, Inc.
Notes To Consolidated Financial Statements

6. Fair Value Measurements (cont.)

Level 3 liabilities are valued using unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the liabilities. For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company’s accounting and finance department, who report to the Chief Financial Officer, determine its valuation policies and procedures. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s accounting and finance department and are approved by the Chief Financial Officer.

Level 3 Valuation Techniques:

Level 3 financial liabilities consist of the derivative liabilities for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

The Company deems financial instruments which do not have fixed settlement provisions to be derivative instruments. The common stock purchase warrants and the conversion feature embedded in the Note do not have fixed settlement provisions because their exercise prices may be lowered if the Company issues securities at a lower price in the future. In addition, the Company issued warrants to purchase common stock in January 2011 in conjunction with an equity financing. In accordance with ASC Topic 480, Distinguishing Liabilities from Equity, the fair value of these warrants is classified as a liability on the Company’s Consolidated Balance Sheets because, according to the terms of the warrants, a fundamental transaction could give rise to an obligation of the Company to pay cash to its warrant holders. In addition, the Company entered into an Advisory Services Agreement (the “Advisory Agreement”), dated as of February 13, 2015, by and between the Company and Sigma Capital Advisors, LLC (“Sigma”), that contains certain provisions whereby the Company will be required to make certain make-whole cash payments to the holder of the Note payable upon the occurrence of certain future events, as more fully described in Note 10. Such instruments do not have fixed settlement provisions and have also been recorded as derivative liabilities. Corresponding changes in the fair value of the derivative liabilities are recognized in earnings on the Company’s Consolidated Statements of Operations in each subsequent period.

The Company’s derivative liabilities are carried at fair value and were classified as Level 3 in the fair value hierarchy due to the use of significant unobservable inputs. In order to calculate fair value, the Company uses a custom model developed with the assistance of an independent third-party valuation expert. This model calculates the fair value of the warrant derivative liabilities at each measurement date using a Monte-Carlo style simulation, as the value of certain features of the warrant derivative liabilities would not be captured by the standard Black-Scholes model. A significant increase in the volatility and/or stock price of the Company would, in isolation, result in significantly higher fair value.

The following table summarizes the values of certain assumptions used by the Company to estimate the fair value of the warrant liabilities as of December 31, 2015 and December 31, 2014:

	December 31,	December 31,
	2015	2014
Stock price	$0.08	$0.20
Weighted average strike price	$0.64	$2.50
Remaining contractual term (years)	4.12	1.1
Volatility	95.0%	125.7%
Risk-free rate	1.54%	0.3%
Dividend yield	0.0%	0.0%

SNAP Interactive, Inc.
Notes To Consolidated Financial Statements

6. Fair Value Measurements (cont.)

The following table summarizes the values of certain assumptions used by the Company to estimate the fair value of the compound embedded derivative as of December 31, 2015:

December 31,
2015
Stock price	$0.08
Strike price	$0.20
Remaining contractual term (years)	1.12
Volatility	95.0%
Risk-free rate	0.7%
Dividend yield	0.0%

The following table sets forth a summary of the changes in the fair value of our Level 3 financial liabilities that are measured at fair value on a recurring basis:

	Years Ended
	December 31,
	2015	2014
Beginning balance	$23,425	$140,550
Fair value of derivatives issued	2,090,000	—
Change in fair value of derivative liabilities	(1,640,000)	(117,125)
Ending balance	$473,425	$23,425

7. Cost-Method Investment

On January 31, 2013, the Company entered into a subscription agreement with Darrell Lerner and DCL Ventures, Inc. (“DCL”) in connection with Mr. Lerner’s separation from the Company. Pursuant to this agreement, the Company has made multiple investments in DCL by purchasing (i) 50,000 shares of DCL’s common stock for an aggregate purchase price of $50,000 in April 2013, (ii) 25,000 shares of DCL’s common stock for an aggregate purchase price of $25,000 in July 2013, (iii) 25,000 shares of DCL’s common stock for an aggregate purchase price of $25,000 in October 2013, (iv) 25,000 shares of DCL’s common stock for an aggregate purchase price of $25,000 in January 2014, (v) 25,000 shares of DCL’s common stock for an aggregate purchase price of $25,000 in April 2014, (vi) 25,000 shares of DCL’s common stock for an aggregate price of $25,000 in July 2014 and (vii) 25,000 shares of DCL’s common stock for an aggregate price of $25,000 in September 2014. These nonmarketable securities have been recorded in “Investments” on the Company’s Consolidated Balance Sheet measured on a cost basis.

As of December 31, 2015, the aggregate carrying amount of the Company’s cost-method investment in DCL, which was a non-controlled related party entity, was $200,000. The Company assesses all cost-method investments for impairment quarterly. No impairment loss was recorded during the year ended December 31, 2015. The Company does not reassess the fair value of cost-method investments if there are no identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investments (See Note 16).

SNAP Interactive, Inc.
Notes To Consolidated Financial Statements

8. Fixed Assets and Intangible Assets, Net

Fixed assets and intangible assets, net consisted of the following on December 31, 2015 and December 31, 2014:

	December 31,	December 31,
	2015	2014
Computer equipment	$260,355	$256,610
Furniture and fixtures	98,160	142,856
Leasehold improvements	21,026	382,376
Software	10,968	10,968
Website domain name	139,025	124,938
Website costs	40,500	40,500
Equipment under capital leases	218,605	218,605
Total fixed assets and intangible assets	788,639	1,176,853
Less: Accumulated depreciation and amortization	(401,022)	(613,730)
Total fixed assets and intangible assets, net	$387,617	$563,123

Depreciation and amortization expense for the year ended December 31, 2015 was $167,161, as compared to $181,675 for the year ended December 31, 2014. The Company only holds fixed assets in the United States.

As of December 31, 2015 and 2014, the Company held equipment under capital leases in the gross amount of $218,605 net of accumulated amortization of $80,647 and $7,779, respectively. Amortization expense for the capital leases for the year ended December 31, 2015 was $72,868, as compared to $7,779 for the year ended December 31, 2014.

During March 2015, the Company disposed of fixed assets, primarily consisting of leasehold improvements and furniture and fixtures, in connection with the relocation of the Company’s corporate headquarters. The net loss on the disposal of the fixed assets for the year ended December 31, 2015 was $79,628.

Amortization expense to be recorded as it relates solely to the Company’s intangible assets as of December 31, 2015 is approximately $8,390 per year through 2024.

9. Notes Receivable

As of December 31, 2015, the Company had notes receivable due in the aggregate amount of $81,123 from two former employees. The employees issued the notes to the Company since the Company paid taxes for stock-based compensation on these employees’ behalf in 2011 and 2012. The outstanding amounts under the notes are secured by pledged stock certificates and are due at various times during 2021-2023. Interest accrues on these notes at rates ranging from 2.80% to 3.57% per annum.

10. Income Taxes

The income tax provision (benefit) consists of the following:

	For The Years Ended
	December 31,
	2015	2014
Federal:
Current	$—	$—
Deferred	(434,364)	(588,940)
State and local:
Current	—	—
Deferred	(22,664)	(5,949)
	(457,028)	(594,889)
Change in valuation allowance	457,028	594,889
Income tax provision (benefit)	$—	$—

SNAP Interactive, Inc.
Notes To Consolidated Financial Statements

10. Income Taxes (cont.)

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	Years Ended December 31,
	2015	2014
Deferred Tax Liability:
Furniture, fixtures, equipment and intangibles	$(18,784)	$(32,089)
Other	—	(27,258)
Warrants	(1,055,849)	(1,039,489)
Debt discount	(424,920)	—
Deferred Tax Assets:
Stock options for services	1,684,668	1,275,925
Net operating loss carry-forward	4,765,793	4,510,554
Derivative liabilities	171,716	—
Reserve for future charge backs and other	50,356	28,309
Valuation allowance	(5,172,980)	(4,715,952)
Net deferred tax assets (liabilities)	$—	$—

Due to uncertainties regarding benefits and utilization of the total deferred tax assets, a valuation allowance of $5,172,980 has been recorded. The valuation allowance was established to reduce the deferred tax asset to the amount that will more likely than not be realized. The valuation allowance on our total deferred asset increased by $457,028 from 2014 to 2015. On December 31, 2015, the Company had U.S. federal tax net operating loss (“NOL”) carry-forwards of $13,322,521, which will expire between 2030 and 2035.

The deferred tax liability results primarily from the use of accelerated methods of depreciation of equipment for tax purposes and the fluctuation of the fair market value of warrants.

A reconciliation from the federal income tax provision from continuing operations at the statutory rate to the effective rate is as follows:

	Years Ended December 31,
	2015	2014
Federal income tax benefit at statutory rate	$(441,270)	$(580,257)
Increase (decrease) in income taxes resulting from:
State and local income taxes	(22,667)	204,366
Change in deferred tax asset valuation allowance	457,028	367,359
Non-deductible expenses and other	6,909	8,532
Income Tax Expense	$—	$—

The Company files U.S. federal income tax returns, as well as income tax returns for New York State, and New York City. The following years remain open for possible examination: 2009 through 2014.

SNAP Interactive, Inc.
Notes To Consolidated Financial Statements

11. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following on December 31, 2015 and December 31, 2014:

	December 31,	December 31,
	2015	2014
Compensation and benefits	$176,410	$360,515
Deferred rent	—	10,877
Professional fees	102,200	254,807
Repayment of advertising agreement advance	—	329,165
Other accrued expenses	88,408	107,472
Total accrued expenses and other current liabilities	$367,018	$1,062,836

12. Notes and Convertible Note Payable

Notes Payable

On April 24, 2014, the Company issued a promissory note in the amount of $300,000 to a related party, Clifford Lerner, President of The Grade and the Chairman of the Company’s Board of Directors. The promissory note was originally due and payable on January 24, 2015, but was subsequently amended to extend its maturity for an additional nine months and was due and payable on October 24, 2015 and bore interest at the rate of nine percent (9%) per annum. On March 25, 2015, the promissory note was repaid in full. Interest expense for the year ended December 31, 2015 was $1,844, as compared to $18,516 for the year ended December 31, 2014.

On May 20, 2014, the Company issued a promissory note in the amount of $100,000 and a warrant to purchase 25,000 shares of its common stock to Thomas Carrella. The promissory note was due and payable on February 20, 2015 and bore interest at the rate of fifteen percent (15%) per annum. The Company calculated the fair value of the warrant using Black-Scholes option pricing model and recorded $4,750 of deferred financing costs related to the issuance of the warrant that were amortized over the term of the promissory note. On February 20, 2015, the promissory note was repaid in full. Interest expense for the year ended December 31, 2015 was $2,029, as compared to $9,221 for the year ended December 31, 2014.

Securities Purchase Agreement

On February 13, 2015, pursuant to the Securities Purchase Agreement, the Company closed a private placement of debt and equity securities for aggregate gross proceeds of $3,000,000. In connection with the Securities Purchase Agreement, the Company issued Sigma II (i) 350,000 shares of the Company’s common stock, (ii) the Note in the aggregate principal amount of $3,000,000 and (iii) a warrant to purchase up to 10,500,000 shares of the Company’s common stock. The Company incurred financing costs of $314,249 in connection with the Securities Purchase Agreement that will be amortized over the term of the Note. Amortization for the deferred financing cost was $138,614 for the year ended December 31, 2015.

The Note bears interest at a rate of 12% per annum and matures on the earlier of February 13, 2017 or a change in control. During any time while the Note is outstanding, the outstanding principal balance of the Note, together with all accrued and unpaid interest, is convertible into shares of the Company’s common stock at the option of Sigma II at a conversion price of $0.20 per share, subject to certain adjustments, including reset adjustments to the conversion price if the Company issues securities at lower prices in the future, as disclosed in Note 5. The Company’s obligations under the Note are secured by a first priority lien on all of its assets and property. The Note is also secured by up to 65% of the outstanding capital stock and other equity interests of Snap Mobile Limited, the Company’s wholly owned subsidiary. Snap Mobile Limited is also a guarantor of the Note. An event of default under the Note includes, among other things, (i) the Company’s failure to pay any amounts due and payable when and as required, (ii) failure of a representation or warranty made by the Company to be correct and accurate when made, (iii) the institution of bankruptcy or similar proceedings against the Company and (iv) the Company’s inability to pay debts as they become

SNAP Interactive, Inc.
Notes To Consolidated Financial Statements

12. Notes and Convertible Note Payable (cont.)

due. The Note also requires the Company to maintain an aggregate cash balance of $1,350,000 in its bank accounts or it will be required to make partial prepayments on the Note. If the Company fails to maintain this aggregate cash balance in its bank accounts for a thirty day period, it is required to make a $125,000 prepayment on the Note. For each subsequent calendar month that the aggregate cash balance in the Company’s bank accounts does not equal or exceed $1,500,000, the Company must make an additional $125,000 prepayment on the Note.

The Note contains a compound embedded derivative consisting of an embedded conversion feature and interest make-whole provisions and was accounted for as a derivative liability with an aggregate fair value of $950,000. In addition, the fair value of the warrants was $798,000 and was also required to be accounted for as a derivative liability. Both instruments were also recorded as debt discounts on the date the Note was issued. The Company is amortizing the debt discount using the effective interest method over the life of the Note, which is two years. Contractual interest expense under the Note incurred for year ended December 31, 2015 was $316,000, respectively.

Simultaneously with the closing of the private placement, the Company entered into the Advisory Agreement with Sigma pursuant to which Sigma agreed to provide the Company with certain advisory and consulting services. In connection with the Advisory Agreement, the Company issued Sigma 150,000 shares of the Company’s common stock and a warrant to purchase up to 4,500,000 shares of the Company’s common stock. Both the shares of common stock and the warrant issued were fully vested and non-forfeitable on the date that the Advisory Agreement was entered into. Based on the terms of the Advisory Agreement and the criteria outlined in ASC 505-50, Equity-Based Payments to Non-Employees, the Company determined that the common stock and warrants issued were additional consideration provided to Sigma in connection with the issuance of the Note. As a result, the Company recorded the grant date fair value of the common stock and warrants of $30,000 and $342,000, respectively, as debt discounts on the accompanying Consolidated Balance Sheet.

In addition to the issuance of common stock and warrants under the Advisory Agreement, the Company also agreed to pay Sigma a monthly advisory fee of $10,000, up to an aggregate limit of $240,000, subject to certain exceptions, over the life of the Note (the “Cash Payment”). If the Company were to prepay the Note or the repayment of the Note was accelerated for certain reasons, the Company would still be required to remit either a portion or the full amount of the Cash Payment. The Company also agreed to pay Sigma a cash payment of $150,000 if the Company effectuates a dilutive issuance (as defined) while the Note is outstanding (the “Dilutive Cash Payment”). The Company determined that, based on the make-whole features associated with the Cash Payment and the contingent make-whole features associated with the Dilutive Cash Payment, that these payments are required to be treated as derivative instruments in accordance with ASC 815. The fair value of these instruments was included in the value of the compound embedded derivative discussed above.

Amortization expense relating to the aggregate debt discounts for the year ended December 31, 2015 was $932,219, which is included as interest expense on the accompanying Consolidated Statements of Operations. The effective interest rate under the Note for the year ended December 31, 2015 was 52%.

13. Stock-Based Compensation

The Snap Interactive, Inc. Amended and Restated 2011 Long-Term Incentive Plan (the “Plan”) permits the Company to award stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, shares of performance stock, dividend equivalent rights, and other stock-based awards and cash-based incentive awards to its employees (including an employee who is also a director or officer under certain circumstances), non-employee directors and consultants. The maximum number of shares of common stock that may be issued pursuant to awards under the Plan is 7,500,000 shares, 100% of which may be issued pursuant to incentive stock options. As of December 31, 2015, there were 1,347,797 shares available for future issuance under the Plan.

SNAP Interactive, Inc.
Notes To Consolidated Financial Statements

13. Stock-Based Compensation (cont.)

Stock Options

The following table summarizes the assumptions used in the Black-Scholes pricing model to estimate the fair value of the options granted during the year ended December 31, 2015:

	Years Ended
	December 31, 2015	December 31, 2014
Expected volatility	176.5%	199.8%
Expected life of option	5.80	6.23
Risk free interest rate	1.6%	1.9%
Expected dividend yield	0.0%	0.0%

The following table summarizes stock option activity for the year ended December 31, 2015:

	Number of Options	Weighted Average Exercise Price
Stock Options:
Outstanding on January 1, 2015	3,808,253	$0.55
Granted	3,993,300	0.10
Expired or canceled	(1,080,000)	0.29
Forfeited	(544,350)	0.30
Outstanding on December 31, 2015	6,177,203	0.33
Exercisable on December 31, 2015	2,466,423	0.66

On October 13, 2015, the Company entered into an option cancellation and release agreement with three employees, pursuant to which each of the parties agreed to cancel outstanding options to purchase an aggregate of 1,040,000 shares of common stock of the Company at exercise prices ranging from $0.27 per share to $0.40 per share. In exchange for the cancellation of the options, the Company granted the employees replacement options to purchase an aggregate of 1,040,000 shares of common stock of the Company at an exercise price of $0.08 per share. The incremental expense for the exchange was $15,175, of which $5,038 is included in stock-based compensation for the year ended December 31, 2015.

On December 31, 2015, the aggregate intrinsic value of stock options that were outstanding and exercisable was $200 and $0, respectively. On December 31, 2014, the aggregate intrinsic value of stock options that were outstanding and exercisable was $0, respectively. The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the fair value of such awards as of the period-end date. The aggregate fair value for the options granted during the year ended December 31, 2015 was $322,639, as compared to $812,169 during the year ended December 31, 2014.

Stock-based compensation expense relating to stock options for year ended December 31, 2015 was $205,601, as compared to $140,728 for the year ended December 31, 2014. The Company estimates potential forfeitures of stock awards and adjusts recorded stock-based compensation expense accordingly. The estimate of forfeitures is adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures are recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of stock-based compensation expense that is recognized in future periods. The disclosure forfeiture rate for the year ended December 31, 2015 was 37.0%.

On December 31, 2015, there was $423,160 of total unrecognized compensation expense related to stock options, which is expected to be recognized over a weighted average period of 6.08 years.

SNAP Interactive, Inc.
Notes To Consolidated Financial Statements

13. Stock-Based Compensation (cont.)

Restricted Stock Awards

The following table summarizes restricted stock award activity for the year ended December 31, 2015:

	Number of RSAs	Weighted Average Grant Date Fair Value
Restricted Stock Awards:
Outstanding on January 1, 2015	10,325,000	$0.56
Vested	—	—
Forfeited, during the period	—	—
Outstanding on December 31, 2015	10,325,000	$0.56

On December 31, 2015, there was $2,550,209 of total unrecognized compensation expense related to unvested restricted stock awards, which is expected to be recognized over a weighted average period of 3.49 years.

Stock-based compensation expense relating to restricted stock awards for the year ended December 31, 2015 was $880,829, as compared to $899,856 for the year ended December 31, 2014.

Non-employee restricted stock award activity described below is also included in total restricted stock award activity summarized on the previous table. The following table summarizes non-employee restricted stock award activity for the year ended December 31, 2015:

	Number of RSAs	Weighted Average Grant Date Fair Value
Non-Employee Restricted Stock Awards:
Outstanding on January 1, 2015	1,075,000	$0.42
Vested	—	—
Outstanding on December 31, 2015	1,075,000	$0.42

On December 31, 2015, there was $77,136 of total unrecognized stock-based compensation expense related to non-employee unvested restricted stock awards, which is expected to be recognized over a weighted average period of 6.36 years.

Stock-based compensation expense relating to non-employee restricted stock awards for the year ended December 31, 2015 was ($44,229), as compared to $20,211 for the year ended December 31, 2014.

14. Common Stock Warrants

The following table summarizes warrant activity for the year ended December 31, 2015:

	Number of Warrants	Weighted Average Exercise Price
Stock Warrants:
Outstanding on January 1, 2015	2,367,500	$2.48
Granted	15,000,000	0.35
Exercised	—	—
Forfeited	—	—
Outstanding on December 31, 2015	17,367,500	0.64
Warrants exercisable on December 31, 2015	17,367,500	$0.64

SNAP Interactive, Inc.
Notes To Consolidated Financial Statements

15. Loss Per Share of Common Stock

Basic loss per share of common stock is computed based upon the number of weighted average shares of common stock outstanding as defined by ASC Topic 260, Earnings Per Share. Diluted loss per share of common stock includes the dilutive effects of stock options, warrants and stock equivalents. To the extent stock options, stock equivalents, shares underlying the Note and warrants are antidilutive, they are excluded from the calculation of diluted net loss per share of common stock. For the year ended December 31, 2015, 48,869,703 shares issuable upon the conversion of the Note payable, the exercise of stock options and warrants, and unvested restricted stock awards were not included in the computation of diluted loss per share because their inclusion would be antidilutive. For the year ended December 31, 2014, 16,500,753 shares issuable upon the exercise of stock options and warrants were not included in the computation of diluted loss per share because their inclusion would have been antidilutive.

16. Commitments and Contingencies

Operating Lease Agreements

During 2013, the Company entered into a two-year service agreement with Equinix Operating Co., Inc. (“Equinix”) whereby Equinix agreed to provide certain products and services to the Company from January 2013 to January 2015. Pursuant to the service agreement, the Company agreed to pay monthly recurring fees in the amount of $8,450 and certain nonrecurring fees in the amount of $9,700. The agreement automatically renews for additional twelve month terms unless earlier terminated by either party. Hosting expense under this lease for the year ended December 31, 2015 was $179,700, as compared to $177,110 for the year ended December 31, 2014. On November 2, 2015, the Company gave 90-days’ notice to Equinix to terminate the operating lease agreement. The lease subsequently ended on January 31, 2016.

On February 4, 2015, the Company entered into a lease for office space located at 320 W 37th Street, 13th Floor, New York, NY 10018 and paid a security deposit in the amount of $200,659. The term of the lease runs until March 4, 2022. The Company’s monthly office rent payments under the lease are currently approximately $26,000 per month and escalate on an annual basis for each year of the term of the lease thereafter. The Company accounts for rent expense using the straight line method of accounting, deferring the difference between actual rent due and the straight line amount. Rent expense under this lease for the year ended December 31, 2015 was $275,171.

On December 31, 2015, future minimum payments under non-cancelable operating leases were as follows:

Year	Amount
2016	308,513
2017	317,768
2018	343,311
2019	356,813
2020	367,517
Thereafter	441,941
Total	$2,135,863

Capital Lease Agreements

In October 2014, two HP lease agreements were canceled due to price negotiations and we entered into two new three-year lease agreements with HP for equipment and certain financed items. In December 2014, we cancelled our remaining operating lease agreements and entered into two additional three-year capital lease agreements with notes. The Company recognized these leases on its Consolidated Balance Sheets under capitalized lease obligations. Amortization for equipment under capital leases was $72,868 for the year ended December 31, 2015, as compared to $7,779 for the year ended December 31, 2014. Rent payments for equipment under capital leases were $90,936 for the year ended December 31, 2015, as compared to $7,578 for the year ended December 31, 2014.

SNAP Interactive, Inc.
Notes To Consolidated Financial Statements

16. Commitments and Contingencies (cont.)

On December 31, 2015, future minimum payments under non-cancelable capital leases were as follows:

Year	Amount
2016	90,936
2017	81,228
Total	$172,164

17. Related Party Transactions

On January 31, 2013, the Company entered into a subscription agreement with Darrell Lerner and DCL in connection with his separation from the Company. Pursuant to this agreement, the Company purchased (i) 50,000 shares of DCL’s common stock for an aggregate purchase price of $50,000 in April 2013, (ii) 25,000 shares of DCL’s common stock for an aggregate purchase price of $25,000 in July 2013, (iii) 25,000 shares of DCL’s common stock for an aggregate purchase price of $25,000 in October 2013, (iv) 25,000 shares of DCL’s common stock for an aggregate purchase price of $25,000 in January 2014, (v) 25,000 shares of DCL’s common stock for an aggregate purchase price of $25,000 in April 2014, (vi) 25,000 shares of DCL’s common stock for an aggregate price of $25,000 in July 2014 and (vii) 25,000 shares of DCL’s common stock for an aggregate price of $25,000 in September 2014. These nonmarketable securities have been recorded in “Investments” on the Company’s Consolidated Balance Sheet measured on a cost basis.

On January 31, 2013, the Company entered into a consulting agreement with Darrell Lerner, pursuant to which Mr. Lerner agreed to serve as a consultant to the Company for an initial term of three years, beginning on February 1, 2013 (the “Effective Date”). The agreement was subsequently amended to provide for automatically renewing one-year terms unless either party provides written notice of non-renewal. Pursuant to the agreement, Mr. Lerner agreed to assist and advise the Company on legal, financial and other matters for which he has knowledge that pertains to the Company, as the Company reasonably requests. As compensation for his services, the Company agreed to pay Mr. Lerner a monthly fee of $25,000 for the initial two year period of the agreement and a monthly fee of $5,000 for every month thereafter. The monthly payments under the agreement are conditioned upon Mr. Lerner’s compliance with a customary confidentiality covenant covering certain information concerning the Company, a covenant not to compete during the term of the agreement and for a period of one year following the termination of the agreement, a non-disparagement covenant regarding the Company and a non-solicitation covenant for a period of six months immediately following the later of the termination of the agreement or the end of the term of the agreement. Consulting expense under this agreement for the year ended December 31, 2015 was $80,034, as compared to $305,600 for the year ended December 31, 2014.

The Company or Mr. Lerner may terminate the agreement at any time without notice prior to or at the expiration of the term. If the Company terminates the agreement without “cause” (as defined in the agreement), the Company has agreed to (i) pay Mr. Lerner the amount of the unpaid monthly fees owed to Mr. Lerner for the period from the Effective Date to the two year anniversary of the Effective Date and (ii) take all commercially reasonably actions to cause (A) 325,000 shares of restricted common stock of the Company previously granted to Mr. Lerner, (B) 600,000 shares of restricted common stock of the Company previously granted to Mr. Lerner and (iii) 150,000 shares of restricted common stock of the Company granted to Mr. Lerner pursuant to the agreement, to be vested as of the date of such termination. Stock-based compensation expense relating to non-employee restricted stock awards for the year ended December 31, 2015 was ($44,229), as compared to $14,585 for the year ended December 31, 2014.

18. Subsequent Events

On January 31, 2016, the Company amended the consulting agreement with Darrell Lerner, pursuant to which the monthly fee owed to Mr. Lerner was reduced to $3,000 and the term of the agreement was set to automatically renew for successive one-year periods beginning on February 1, 2016 unless either party provides written notice of non-renewal.

On March 3, 2016, the Company amended its employment agreement with Alexander Harrington, dated as of February 28, 2014, as amended, to provide that Mr. Harrington’s annual incentive bonus for the year ended

SNAP Interactive, Inc.
Notes To Consolidated Financial Statements

18. Subsequent Events (cont.)

December 31, 2015 would be replaced with (i) a cash payment of $25,000 and (ii) the right to receive a stock option representing the right to purchase 50,000 shares of Snap’s common stock at an exercise price of $0.20 per share.

On March 3, 2016, the Company entered into a restricted stock cancellation and release agreement with Clifford Lerner, the Company’s President of the Grade, pursuant to which the Company cancelled a grant of 5,000,000 restricted shares of common stock awarded to Mr. Lerner on April 10, 2013 that would have vested 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant. Subsequently, on March 3, 2016, the Board of Directors awarded Mr. Lerner a replacement award of 5,000,000 restricted shares that vest 100% on the (10th) tenth anniversary of the date of grant, provided Mr. Lerner is providing services to the Company on such date.

In addition, on March 3, 2016, the Board of Directors awarded Mr. Lerner a stock option representing the right to purchase 50,000 shares of common stock at an exercise price of $0.20 per share, with the shares underlying such option vesting in four (4) equal annual installments on the first, second, third and fourth anniversary of the date of grant, provided that Mr. Lerner is providing services to the Company on such dates.

On March 3, 2016, the Board of Directors of the Company increased the size of the Board of Directors from four (4) members to five (5) members and appointed Judy Krandel to the Board of Directors, effective March 3, 2016. Ms. Krandel will serve as a director until the Company’s 2016 annual meeting of stockholders. Ms. Krandel has not been appointed to any committees of the Board of Directors at this time. Ms. Krandel is entitled to receive a cash fee for her service as a non-employee member of the Board of Directors and for her service on any committee of the Board of Directors of $15,000 and $2,500 per year, respectively. As additional consideration for her service, the Board of Directors awarded Ms. Krandel a stock option representing the right to purchase 100,000 shares of the Company’s common stock at an exercise price equal to $0.11 per share which was the fair market value of a share of common stock as of the close of market on March 3, 2016. The shares underlying the stock option will vest in three (3) equal annual installments on the first, second and third anniversaries of the date of grant, provided that Ms. Krandel is providing services to the Company on such dates.

Management has evaluated subsequent events or transactions occurring through the date the consolidated financial statements were issued and determined that no additional events or transactions are required to be disclosed herein.

7,692,308 Shares

LiveXLive Media, Inc.

Common Stock

________________________________________________________________________________________

PRELIMINARY PROSPECTUS

________________________________________________________________________________________

Sole Book-Running Manager
BMO Capital Markets

Lead Manager	Co-Manager
JMP Securities	Craig-Hallum Capital Group

           , 2017

Through and including            , 2017 (the 25th day after the date of the prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than estimated underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority (“FINRA”) filing fee.

Amount to be paid
SEC registration fee	$15,419
FINRA filing fee	19,077
Blue sky qualification fees and expenses	5,000
NYSE Listing fee	25,000
Printing and engraving expenses	40,000
Legal fees and expenses	500,000
Accounting fees and expenses	250,000
Transfer agent and registrar fees and expenses	20,000
Miscellaneous fees and expenses	100,000
Total	$974,496

Item 14. Indemnification of Directors and Officers.

Our Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•         any breach of the director’s duty of loyalty to us or our stockholders;

•         any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•         unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•         any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation and Bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions

In addition, in the future, we may enter into indemnification agreements with our directors and officers and some of our executives may have certain indemnification rights arising under their employment agreements with us. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. We have been advised that, in the opinion of the SEC, indemnification of directors or officers for liabilities arising under the Securities Act is against public policy and, therefore, such indemnification provisions may be unenforceable.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

We plan to enter into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold by our Company since April 1, 2014, which assumes a reverse stock split of one-for-three (1:3) that will be effectuated prior to the effectiveness of the registration statement:
Issuance of Shares and Warrants

On September 10, 2014, we the issued 16,667 shares of our common stock to an investor for an aggregate purchase price of $25,000.

On September 16, 2014, we the issued 66,667 shares of our common stock to an investor for an aggregate purchase price of $100,000.

On September 17, 2014, we the issued 16,667 shares of our common stock to an investor for an aggregate purchase price of $25,000.

On November 18, 2014, we issued an aggregate of 216,667 units of our securities to investors for an aggregate purchase price of $325,000, with each unit consisting of one share of our common stock and one 4-year warrant to purchase one share of our common stock at an exercise price of $0.015 per share.

On December 22, 2014, we issued an aggregate of 166,667 units of our securities to investors for an aggregate purchase price of $250,000, with each unit consisting of one share of our common stock and one 4-year warrant to purchase one share of our common stock at an exercise price of $0.015 per share.

On December 29, 2014, we issued an aggregate of 636,659 shares of our common stock, at a price of $0.75 per share, to our former legal advisors in consideration of an aggregate of $477,494 worth of legal services previously rendered by them to us.

During the fiscal quarter ended December 31, 2014, we issued an aggregate of 1,600,000 shares of our common stock to investors in consideration of an aggregate of $24,000 as a result of the exercise of 1,600,000 warrants at an exercise price of $0.015 per share.

On March 19 and 20, 2015, we issued an aggregate of 66,667 units of our securities to two investors for an aggregate purchase price of $100,000, with each unit consisting of one share of our common stock and one 4-year warrant to purchase one share of our common stock at an exercise price of $0.015 per share.

During the fiscal quarter ended March 31, 2015, we issued an aggregate of 366,667 shares of our common stock to investors in consideration of an aggregate of $5,500 as a result of the exercise of 366,667 warrants at an exercise price of $0.015 per share.

On June 19, 2015, we issued an aggregate of 100,000 units of our securities to investors for an aggregate purchase price of $150,000, with each unit consisting of one share of our common stock and one 4-year warrant to purchase one share of our common stock at an exercise price of $0.015 per share.

During the fiscal quarter ended June 30, 2015 we issued an aggregate of 100,000 shares of our common stock to investors in consideration of an aggregate of $1,500 as the result of the exercise of 100,000 warrants at an exercise price of $0.015.

On July 23, July 28, August 6, August 31 and September 21, 2015, we issued an aggregate of 87,500 units of our securities to investors for an aggregate purchase price of $262,500, with each unit consisting of one share of our common stock and one 4-year warrant to purchase one share of our common stock at an exercise price of $0.015 per share.

During the fiscal quarter ended September 30, 2015 we issued an aggregate of 54,167 shares of our common stock to investors in consideration of an aggregate of $750 as the result of the exercise of 54,167 warrants at an exercise price of $0.015 per share.

On December 24 and December 31, 2015, we issued an aggregate of 66,667 units of our securities to investors for an aggregate purchase price of $200,000, with each unit consisting of one share of our common stock and one 4-year warrant to purchase one share of our common stock at an exercise price of $0.015 per share.

During the fiscal quarter ended December 31, 2015 we issued an aggregate of 233,333 shares of our common stock to investors in consideration of an aggregate of $3,500 as the result of the exercise of 233,333 warrants at an exercise price of $0.015 per share.

On June 8, 2016, June 10, 2016 and October 28, 2016, we issued an aggregate of 183,333 units of our securities to investors for an aggregate purchase price of $1,375,000, with each unit consisting of one share of our common stock and one-half of a 3-year warrant to purchase one share of our common stock at an exercise price of $0.015 per share.

During the fiscal quarter ended June 30, 2016, we issued an aggregate of 133,333 shares of our common stock to investors in consideration of an aggregate of $2,000 as the result of the exercise of an aggregate of 133,333 warrants at an exercise price of $0.015 per share.

During the fiscal quarter ended September 30, 2016 we issued an aggregate of 2,117,134 shares of our common stock to investors in consideration of an aggregate of $20,014 as the result of the exercise of 2,117,134 warrants at an exercise price of $0.015 per share and one convertible note in the principal amount of $150,000.

During the fiscal quarter ended December 31, 2016 we issued an aggregate of 133,333 shares of our common stock to investors in consideration of an aggregate of $3,250 as the result of the exercise of 133,333 warrants at exercise prices between $0.015 and $0.03 per share.

During the fiscal quarter ended March 31, 2017, we issued an aggregate of 769,346 shares of our common stock to investors in consideration of an aggregate of $21,705 as a result of the exercise of 769,346 warrants at exercise prices between $0.015 and $0.03 per share.

On April 5, 2017, we issued an aggregate of 178,333 shares of our common stock to investors in consideration of an aggregate of $5,350 as a result of the exercise of 178,333 warrants at an exercise price of $0.03 per share.

On May 3, 2017, we issued an aggregate of 91,667 shares of our common stock to investors in consideration of an aggregate of $2,750 as a result of the exercise of 91,667 warrants at an exercise price of $0.03 per share.

On May 4, 2017, we issued an aggregate of 12,500 shares of our common stock to investors in consideration of an aggregate of $375 as a result of the exercise of 12,500 warrants at an exercise price of $0.03 per share.

On May 24, 2017, we issued an aggregate of 33,333 shares of our common stock to investors in consideration of an aggregate of $1,000 as a result of the exercise of 33,333 warrants at an exercise price of $0.03 per share.

On June 29, 2017, we issued an aggregate of 25,000 shares of our common stock to investors in consideration of an aggregate of $750 as a result of the exercise of 25,000 warrants at an exercise price of $0.03.

Issuance of Promissory Notes to Non-Related Parties

On December 31, 2014, we issued a senior promissory note in the principal amount of $242,498, due June 30, 2016, to a former legal advisor in consideration of legal services previously rendered by them to us. As of March 31, 2017, the balance due was $277,270 which includes $34,772 of accrued interest.

On January 19, 2016, we issued three 8% unsecured notes payable to certain lenders for an aggregate principal amount of $200,000. In addition, we issued to the lenders 133,333 warrants to purchase shares of our common stock at an exercise price of $0.015 per share. On June 6, 2016, the lenders converted the notes and accrued interest thereon in full into 68,639 shares of our common stock at a conversion price of $3.00 per share. The lenders were issued

68,639 warrants to purchase shares of our common stock at an exercise price of $0.015 per share as inducement for this conversion. The warrants were exercised immediately into 68,639 shares of our common stock with net proceeds of $1,030 to us.

On September 14, 2016, we issued a 6% unsecured note payable to a certain investor for a total principal amount of $150,000. This note will be due on September 13, 2018. If we raise a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing led by a reputable institutional investor in one or more closings prior to the maturity date, the noteholder will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, the investor received 50,000 warrants to purchase shares of our common stock at an exercise price of $0.015 per share.

Between November 22, 2016 and March 27, 2017, we issued seven 6% unsecured convertible notes payable to certain investors for aggregate total principal of $1,235,000. The notes are due on various dates through September 30, 2018. Before the maturity date, the noteholders shall in their sole discretion have the option to convert all outstanding principal and interest into the Company’s common stock at a conversion price per share based upon the Company’s current valuation, as determined by our board of directors. If we raise a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing led by a reputable institutional investor in one or more closings prior to the maturity date, each noteholder will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, the noteholders received an aggregate of 205,833 warrants to purchase shares of the Company’s common stock at an exercise price of $0.03 per share.

Subsequent to the period ended March 31, 2017 we issued ten, 6% unsecured note payables to investors for total cash principal of $1,695,000. These notes are due between January 2018 and June 2018. The noteholders shall in their sole discretion have the option to convert all outstanding principal and interest into the Company’s common stock before the maturity date at a conversion price per share based upon the Company’s current valuation, as determined by our board of directors. If we raise a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing led by a reputable institutional investor in one or more closings prior to the maturity date, each noteholder will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, the noteholders received warrants to purchase an aggregate of 282,500 shares of the Company’s common stock at an exercise price of $0.03 per share.

Issuance of Promissory Notes to Related Parties

JJAT

On August 19, 2016, we issued a 6% unsecured note payable to JJAT, an affiliate of Mr. Robert Ellin, for a total principal amount of $55,000. Under the terms of the note, if we raised a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing led by a reputable institutional investor in one or more closings prior to the maturity date, the noteholder will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. On December 21, 2016, this note was repaid in full.

Marvin Ellin

On January 4, 2017, we issued a 6% unsecured convertible note payable to Marvin Ellin, the father of Robert Ellin, our Chief Executive Officer (formerly with the title President), Chairman (formerly with the title Executive Chairman) and principal stockholder, for total principal amount of $50,000. This note will be due September 13, 2018. Before its maturity, the noteholder shall in its sole discretion have the option to convert all outstanding principal and interest into our common stock at a conversion price per share based upon our current valuation, as determined by the Board of Directors. If we raise a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholder will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, the noteholder received 8,333 warrants to purchase shares of our common stock at an exercise price of $0.03 per share.

On June 29, 2017, we issued a 6% unsecured convertible note payable to Marvin Ellin for total principal amount of $50,000. This note will be due June 28, 2018. Before its maturity, the noteholder shall in its sole discretion have the option to convert all outstanding principal and interest into our common stock at a conversion price per share based upon our current valuation, as determined by the Board of Directors. If we raise a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing in one or more closings prior to the maturity date, the noteholder will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, the noteholder received 8,333 warrants to purchase shares of our common stock at an exercise price of $0.03 per share.

Trinad Capital Master Fund

On December 31, 2014, we issued a senior convertible promissory note (the “First Senior Note”) to Trinad Capital allowing for advances up to a maximum loan amount of $1,000,000. At the time the First Senior Note was issued, Trinad Capital advanced $700,000 to us. On April 21, 2016, the First Senior Note was amended to extend the maturity date to June 30, 2017, or such later date as Trinad Capital may agree to in writing. For extending the maturity date of the note, we issued to Trinad Capital 4-year warrants to purchase 381,662 shares of our common stock, with an exercise price of $0.015 per share. These warrants were subsequently fully exercised at an exercise price of $0.015 per share, resulting in the issuance 381,662 shares of our common stock to Trinad Capital. As of March 31, 2017, $0 was outstanding under the First Senior Note.

On April 8, 2015, we issued a second senior promissory note (the “Second Senior Note”) to Trinad Capital allowing for advances up to a maximum loan amount of $195,500. On April 26, 2016, the Second Senior Note was amended to increase the Maximum Advance Amount to $3,000,000 and to extend its maturity date to June 30, 2017, or such later date as Trinad Capital may agree to in writing. For extending the maturity date of the note, we issued to Trinad Capital 4-year warrants to purchase 735,923 shares of our common stock, with an exercise price of $0.015 per share. These warrants were subsequently fully exercised at an exercise price of $0.015 per share, resulting in the issuance 735,923 shares of our common stock to Trinad Capital. As of March 31, 2017, $0 was outstanding under the Second Senior Note.

On February 21, 2017, the Company issued a 6% unsecured note payable to Trinad Capital Master Fund to convert aggregate principal and interest of $3,581,077 under the First and Second Senior Notes with Trinad Capital Master Fund. This note is due March 31, 2018. If the Company raises a minimum of $5,000,000 (excluding the amount converting pursuant to the note) of aggregate gross proceeds from an equity financing led by a reputable institutional investor in one or more closings prior to the maturity date, the noteholder will have the right to convert all outstanding note principal and interest into the same equity securities issued in such equity financing at 75% of the issuance price of the securities issued in such financing. In addition, Trinad Capital Master Fund received an aggregate of 596,846 warrants to purchase shares of the Company’s common stock at an exercise price of $0.03 per share. At March 31, 2017, the principal balance of the note and accrued interest were $3,581,077 and $22,369, respectively.

Trinad Management, LLC

On September 23, 2011, we entered into the Management Agreement with Trinad Management, pursuant to which we issued to Trinad Management a warrant to purchase 750,000 shares of our common stock at an exercise price of $0.225 per share. On August 25, 2016, the warrant was fully exercised on a cashless basis at an exercise price of $0.225 per share, resulting in the issuance 716,216 shares of our common stock to Trinad Management.

StoryCorp Consulting

On November 17, 2016, we issued 16,667 shares of our common stock to StoryCorp Consulting, an entity which Mr. Wells, our former Interim Principal Financial Officers controls, in full consideration of monthly share grants that were due monthly to StoryCorp under its consulting agreement.

Arthur Indursky

On January 24, 2017, we issued 116,667 shares of our common stock to Arthur Indursky, Chief Advisor to Mr. Ellin, our Chief Executive Officer (formerly with the title President), Chairman (formerly with the title Executive

Chairman), in consideration of him providing various strategic and other consulting services to us under his consulting agreement. Arthur Indursky is the father of Blake Indursky, our Chief Business Officer and Executive Vice President.

We believe the offers, sales and issuances of the securities described above were exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated under Regulation D under the Securities Act as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access, through employment, business or other relationships, to information about us. The sales of these securities were made without any general solicitation or advertising.

Issuances of Shares to Employees, Directors, Advisors and Consultants

During the fiscal quarter ended June 30, 2014, we issued an aggregate of 100,000 shares of our common stock valued at $1.50 per share as fees to our employees, directors, advisors and/or consultants.

During the fiscal quarter ended September 30, 2014, we issued 26,667 shares of our common stock valued at $1.50 per share as fees to one consultant.

During the fiscal quarter ended December 31, 2014, we issued an aggregate of 296,667 shares of our common stock valued at prices varying from $0.75 to $1.50 per share as fees to our employees, directors, advisors and/or consultants.

Pursuant to the Employment Agreement, dated as of March 4, 2015, between LXL and John Petrocelli, we granted 333,333 shares of our common stock to Mr. Petrocelli, which were scheduled to vest in equal one-third increments, upon the occurrence of certain milestones relating to certain rights agreements. In connection with Mr. Petrocelli’s separation from the Company on October 15, 2015, such 333,333 shares were forfeited.

During the fiscal quarter ended March 31, 2015, we issued an aggregate of 433,333 shares of our common stock valued at prices varying from $0.75 to $1.50 per share as fees to our employees, directors, advisors and/or consultants.

During the fiscal quarter ended June 30, 2015, we issued an aggregate of 60,000 shares of our common stock valued at $0.75 per share as fees to our employees, directors, advisors and/or consultants.

During the fiscal quarter ended September 30, 2015, we issued an aggregate of 136,667 shares of our common stock valued at prices varying from $0.75 to $1.50 per share as fees to our employees, directors, advisors and/or consultants.

During the fiscal quarter ended December 31, 2015, we issued an aggregate of 16,667 shares of our common stock valued at $1.50 per share as fees to our employees, directors, advisors and/or consultants.

During the fiscal quarter ended March 31, 2016, we issued an aggregate of 387,333 shares of our common stock valued at $1.50 per share as fees to our employees, directors, advisors and/or consultants.

During the fiscal quarter ended June 30, 2016, we issued an aggregate of 138,200 shares of our common stock valued at prices varying from $1.50 to $5.01 per share as fees to our employees, directors, advisors and/or consultants.

During the fiscal quarter ended September 30, 2016, we issued an aggregate of 111,913 shares of our common stock valued at prices varying from $1.50 to $5.01 per share as fees to our employees, directors, advisors and/or consultants.

During the fiscal quarter ended December 31, 2016, we issued an aggregate of 96,058 shares of our common stock valued at $5.01 per share as fees to our employees, directors, advisors and/or consultants.

During the fiscal quarter ended March 31, 2017, we issued an aggregate of 257,538 shares of our common stock valued at $5.01 per share as fees to our employees, directors, advisors and/or consultants.

On April 4, 2017, we issued an aggregate of 7,500 shares of our common stock valued at $5.01 per share as fees to our employees, directors, advisors and/or consultants.

On April 12, 2017, we issued 100,000 shares of our common stock valued at $5.01 per share as fees to an employee.

On May 3, 2017, we issued 133,333 shares of our common stock valued at $5.01 per share as fees to an employee.

On May 11, 2017 we issued 6,667 shares of our common stock valued at $5.01 per share as fees to a consultant.

On May 19, 2017, we issued 5,000 shares of our common stock valued at $5.01 per share as fees to a third party.

On May 21, 2017, we issued 16,667 shares of our common stock valued at $5.01 per share as fees to a consultant.

On June 15, 2017, we issued 8,611 shares of our common stock valued at $5.01 per share as fees to consultants.

On June 16, 2017, we issued 8,333 shares of our common stock valued at $5.01 per share as fees to a consultant.

On June 21, 2017, we issued 3,472 shares of our common stock valued at $5.01 per share as fees to a consultant.

On June 21 and 27, 2017, we issued 6,944 shares of our common stock valued at $5.01 per share as fees to a consultant.

On June 22, 2017, we issued 16,667 shares of our common stock valued at $5.01 per share as fees to a consultant.

On July 27, 2017, we issued 2,500 shares of our common stock valued at $5.01 per share as fees to a consultant.

On July 31, 2017, we issued 6,124 shares of our common stock valued at $5.01 per share as fees to two consultants.

On August 6, 2017, we issued 833 shares of our common stock valued at $5.01 per share as fees to a consultant.

On August 10, 2017, we issued 2,500 shares of our common stock valued at $5.01 per share as fees to two consultants.

On August 11, 2017, we issued 33,333 shares of our common stock valued at $5.01 per share as fees to a consultant.

On August 15, 2017, we issued 3,333 shares of our common stock valued at $5.01 per share as fees to a consultant.

On August 16, 2017, we issued 417 shares of our common stock valued at $5.01 per share as fees to a consultant.

Issuances of Options to Employees, Directors, Advisors and Consultants

In September 2017, we entered into agreements to grant options to purchase an aggregate of 1,333,333 shares of our common stock, at an exercise price of $1.65 per share, to Mr. Schuon, our President, and Mr. Gold, our Chief Financial Officer, Executive Vice President and Secretary. In September 2017, we also entered into an agreement with Mr. Ellin, our Chief Executive Officer and Chairman, whereby we granted options to purchase an aggregate of 1,166,667 shares of our common stock at an exercise price equal to the public offering price set forth on the cover of this prospectus. In September 2017, we granted Mr. Gilbert, our Chief Digital Officer, options to purchase an aggregate of 83,333 shares of our common stock at an exercise price equal to $1.65 per share.

We believe the offers, sales and issuances of the securities described above were exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and/or Rule 701 promulgated under the Securities Act as offers and sales of securities under contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. The following exhibits are being file herewith:

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.
2.1

Asset Purchase Agreement, dated as of May 5, 2017, among Wantickets RDM, LLC, Danco Enterprises, LLC, Joseph Schnaier, Gamtix, LLC, LiveXLive Tickets, Inc. and the Registrant (Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 11, 2017).

2.2

Agreement and Plan of Merger, dated as of July 20, 2017, between the Registrant and Loton, Corp (Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on August 8, 2017).

2.3

Agreement and Plan of Merger, dated as of August 25, 2017, among the Registrant, LXL Music Acquisition Corp., Slacker, Inc. and Columbia Capital Equity Partners V (QP), L.P., as Stockholders’ Agent (Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on August 31, 2017).

2.4

Amendment No. 1 to Merger Agreement, dated as of September 28, 2017, among the Registrant, LXL Music Acquisition Corp., Slacker, Inc. and Fortis Advisors LLC, as Stockholders’ Agent (Incorporated by reference to Exhibit 2.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on October 5, 2017).

2.5

Agreement and Plan of Merger, dated as of September 6, 2017 among the Registrant, LXL Video Acquisition Corp., Snap Interactive, Inc. and Jason Katz, as Stockholders’ Agent (Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 11, 2017).

2.6*	Amendment No. 1 to Agreement and Plan of Merger, dated as of October 3, 2017, among the Registrant, LXL Video Acquisition Corp., Snap Interactive, Inc. and Jason Katz, as Stockholders’ Agent.
3.1	Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on August 8, 2017).
3.2*	Certificate of Amendment to the Certificate of Incorporation of the Registrant, dated September 30, 2017.
3.3	Bylaws of the Registrant (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on August 8, 2017).
4.1#	Form of Convertible Loan Note between the Registrant and a lender of the Registrant.
4.2#	Form of Common Stock Warrant between the Registrant and a warrantholder.
5.1*	Opinion of Loeb & Loeb LLP.
10.1+	Form of Director/Officer Indemnification Agreement (Incorporated by reference to Exhibit 10.14 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 30, 2014).
10.2+

Management Agreement, dated as of September 23, 2011, between the Registrant and Trinad Management, LLC (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 28, 2011).

10.3

Form of Subscription Agreement, dated as of June 19, July 23 and July 28, August 6, August 31, September 21, December 24 and December 31, 2015, between the Registrant and certain accredited investors (Incorporated by reference to Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on July 19, 2016).

10.4+

Consulting Agreement, dated as of October 1, 2015, between LiveXLive, Corp. and Schuyler Hoversten (Incorporated by reference to Exhibit 10.21 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on July 19, 2016).

10.5+	The Registrant’s 2016 Equity Incentive Plan (Incorporated by reference to Exhibit 10.23 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on November 14, 2016).
10.6+

Form of Director Option Agreement under 2016 Equity Incentive Plan (Incorporated by reference to Exhibit 10.24 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on November 14, 2016).

10.7+

Form of Employee Option Agreement under 2016 Equity Incentive Plan (Incorporated by reference to Exhibit 10.25 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on November 14, 2016).

10.8

Settlement Agreement, dated as of September 22, 2016, among Mr. Oliver Bengough, Obar Camden Holdings Limited, Obar Camden Limited, KoKo (Camden) Limited, Robert S. Ellin and Global Loan Agency Services Limited, as escrow agent (Incorporated by reference to Exhibit 10.26 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on November 14, 2016).

Exhibit Number	Description
10.9+

Employment Agreement, dated as of September 7, 2017, between the Registrant and Robert S. Ellin (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 8, 2017).

10.10+

Amended and Restated Employment Agreement, dated as of September 1, 2017, between the Registrant and Jerome N. Gold (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 8, 2017).

10.11+

Employment Agreement, dated as of May 3, 2017, between the Registrant and Douglas Schaer (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 15, 2017).

10.12+

Notice of Grant and Restricted Stock Agreement, dated as of May 3, 2017, between the Registrant and Douglas Schaer (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 15, 2017).

10.13+

Employment Agreement, dated as of October 6, 2015, between the Registrant and Blake Indursky (incorporated by reference to Exhibit 10.22 to the Registrant’s Annual Report on Form 10-K filed with the SEC on July 19, 2016).

10.14+

Employment Agreement, dated as of May 5, 2017, between the Registrant and Richard Blakeley (Incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 11, 2017).

10.15+

Restricted Stock Agreement, dated as of May 5, 2017, between the Registrant and Richard Blakeley (Incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 11, 2017).

10.16

Bill of Sale, Assignment and Assumption Agreement, dated as of May 5, 2017, between LiveXLive Tickets, Inc. and Wantickets RDM, LLC (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 11, 2017).

10.17

Trademark and Domain Name Assignment, dated as of May 5, 2017, between LiveXLive Tickets, Inc. and Wantickets RDM, LLC (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 11, 2017).

10.18

Lock-Up and No Shorting Agreement, dated as of May 5, 2017, between the Registrant and Danco Enterprises, LLC (Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 11, 2017).

10.19+

Employment Agreement, dated as of September 1, 2017, between the Registrant and Andy Schuon (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 8, 2017).

15.1*	Letter of Mayer Hoffman McCann P.C., Independent Auditor, regarding unaudited interim financial information.
21.1#	List of subsidiaries of the Registrant.
23.1*	Consent of Weinberg and Company, P.A., Independent Registered Public Accounting Firm, regarding LiveXLive Media, Inc.
23.2*	Consent of Weinberg and Company, P.A., Independent Registered Public Accounting Firm, regarding Wantickets RDM, LLC.
23.3*	Consent of Mayer Hoffman McCann P.C., Independent Auditor, regarding Slacker, Inc.
23.4*

Consent of Marcum LLP, Independent Registered Public Accounting Firm, regarding Snap Interactive, Inc. (with respect to the consolidated financial statements as of December 31, 2016 and 2015 and for each of the years then ended).

23.5*	Consent of Marcum LLP, Independent Registered Public Accounting Firm, regarding Snap Interactive, Inc. (with respect to the consolidated financial statements as of December 31, 2015).
23.6*	Consent of Loeb & Loeb LLP included in Exhibit 5.1.
24.1	Power of Attorney (included on the signature page to Amendment No. 2 to this registration statement, filed with the SEC on September 11, 2017).
24.2*	Power of Attorney (included on the signature page to this Amendment No. 3 to this registration statement).
101.INS*	XBRL Instance Document

Exhibit Number	Description
101.SCH*	XBRL Taxonomy Extension Schema Document
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

____________

*         Filed herewith.

†        To be filed by amendment.

+        Indicates management contract or compensatory plan.

#        Previously filed.

(b) Financial statement schedules.

Not applicable.

Item 17. Undertakings.

(a)      The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)      The undersigned registrant hereby undertakes that:

(1)      For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)      For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 6, 2017.

LIVEXLIVE MEDIA, INC.

By:	/s/ Robert S. Ellin
Robert S. Ellin
Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert S. Ellin and Jerome N. Gold, and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert S. Ellin	Chief Executive Officer, Chairman and Director	October 6, 2017
Robert S. Ellin	(Principal Executive Officer)

/s/ Jerome N. Gold	Chief Financial Officer, Executive Vice President and Secretary	October 6, 2017
Jerome N. Gold	(Principal Financial Officer and Principal Accounting Officer)

*	Director	October 6, 2017
Jay Krigsman

*	Director	October 6, 2017
Craig Foster

/s/ Tim Spengler	Director	October 6, 2017
Tim Spengler

*By:	/s/ Robert S. Ellin
Robert S. Ellin
Attorney-in-Fact